As filed with the Securities and Exchange Commission on December 26, 2002.


                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:
[ ] Preliminary Proxy Statement                   [ ]  Confidential, for Use of
[x] Definitive Proxy Statement                         the Commission Only
[ ] Definitive Additional Materials                    (as permitted by
[ ] Soliciting Material Pursuant to Rule 14a-12        Rule 14a-6(e)(2))


                           RHEOMETRIC SCIENTIFIC, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
               Payment of Filing Fee (Check the appropriate box):


[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
         (2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
         (5)   Total fee paid:

--------------------------------------------------------------------------------

[x]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount Previously Paid:

--------------------------------------------------------------------------------
         (2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
         (3)   Filing Party:

--------------------------------------------------------------------------------
         (4)   Date Filed:

--------------------------------------------------------------------------------

                           Rheometric Scientific, Inc.


                               One Possumtown Road
                          Piscataway, New Jersey 08854


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 15, 2003




To the Stockholders of Rheometric Scientific, Inc.:


         A Special Meeting of Stockholders of Rheometric Scientific, Inc. will be held on Wednesday, January 15, 2003, at 10:00 a.m., local time, at our corporate headquarters at One Possumtown Road, Piscataway, New Jersey 08854, for the following purposes (which are more fully described in the accompanying Proxy Statement):


         1. Sale Proposal: To consider and vote upon the sale of our rheology instruments and services business pursuant to an Asset Purchase Agreement, dated as of October 14, 2002, between Waters Technologies Corporation and our company. The full text of the Asset Purchase Agreement is included as Annex A to the accompanying Proxy Statement (Proposal No. 1);


         2. Name Change Proposal: To consider and vote upon the approval of an amendment to our certificate of incorporation to change our name from "Rheometric Scientific, Inc." to "Proterion Corporation." The change of our name is conditioned upon the closing of the sale of our rheology instruments and services business (Proposal No. 2); and



         3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required for approval of Proposal No. 1 and Proposal No. 2 (assuming in each case a quorum is present). The effectiveness of each proposal is contingent upon the approval of the other proposal. We will not take any action on any proposal unless both proposals are approved.

         The Board of Directors unanimously recommends that you vote to approve each of the two proposals.


         The Board of Directors has fixed the close of business on November 18, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

         You are cordially invited to attend the Special Meeting. However, whether or not you expect to attend the Special Meeting, to assure your shares are represented at the Special Meeting, please date, execute and mail promptly the enclosed proxy in the enclosed envelope, for which no additional postage is required.

                                  By Order of the Board of Directors,




                                  Robert M. Castello
                                  Chairman of the Board



Piscataway, New Jersey
December 24, 2002






                             YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
                  ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----

   SUMMARY TERM SHEET.............................................................................................1
   QUESTIONS AND ANSWERS ABOUT THE SALE OF OUR RHEOLOGY INSTRUMENTS AND
       SERVICES BUSINESS AND THE CHANGE OF OUR NAME...............................................................2
   QUESTIONS AND ANSWERS ABOUT VOTING.............................................................................7
   PROPOSAL NO. 1 - SALE OF OUR RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS........................................9
       Introduction...............................................................................................9
       Required Vote..............................................................................................9
       Risk Factors Related to the Sale of Our Rheology Instruments and Services Business.........................9
       Background of the Sale of Our Rheology Instruments and Services Business..................................14
       Events Leading to Sale of Our Rheology Instruments and Services Business..................................14
       Negotiations with Waters Technologies.....................................................................19
       Final Negotiations and Documentation......................................................................20
       Factors Considered by Our Board of Directors..............................................................22
       Recommendation of Our Board of Directors..................................................................24
       Opinion of CBIZ Valuation Group...........................................................................24
       Material U.S. Federal Income Tax Consequences.............................................................29
       Accounting Treatment......................................................................................29
       Interests of Management or Directors in the Sale of Our Rheology Instruments and Services Business........29
   DESCRIPTION OF THE ASSET PURCHASE AGREEMENT AND RELATED AGREEMENTS............................................32
       The Asset Purchase Agreement..............................................................................32
       The Escrow Agreement......................................................................................44
       The Non-Competition Agreement.............................................................................44
       Lease Termination Agreement...............................................................................45
   OUR BUSINESS..................................................................................................47
   PROPOSAL NO. 2 -- AMENDMENT TO OUR CERTIFICATE OF
       INCORPORATION TO CHANGE OUR NAME..........................................................................48
       Introduction..............................................................................................48
       Required Vote.............................................................................................48
       Change Our Name...........................................................................................48
       Recommendation of the Board of Directors..................................................................49
       Security Ownership of Certain Beneficial Owners and Management............................................49
   OPERATING SEGMENTS............................................................................................51
   UNAUDITED PRO FORMA FINANCIAL STATEMENTS......................................................................52
       Unaudited Pro Forma Consolidated Balance Sheet............................................................53
       Unaudited Pro Forma Consolidated Statements of Operations.................................................54
       Notes to Unaudited Pro Forma Consolidated Financial Statements............................................56
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS................................................................................61
       General...................................................................................................61
       Results of Operations.....................................................................................63
       Financing, Liquidity and Capital Resources................................................................68
       Critical Accounting Policies..............................................................................71
       Recent Accounting Pronouncements..........................................................................71
       Quantitative and Qualitative Disclosures About Market Risks...............................................71

                                                         iii

   OTHER MATTERS.................................................................................................72
   ADDITIONAL INFORMATION........................................................................................72
       Stockholder Proposals for Inclusion in Our 2003 Annual Meeting Proxy Statement and Proxy Card.............72
       Other Stockholder Proposals-Deadline for Consideration....................................................72
   INFORMATION REGARDING FORWARD LOOKING STATEMENTS..............................................................72
   WHERE YOU CAN FIND MORE INFORMATION...........................................................................73


   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS FOR RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES..................F-1
   INDEX TO RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS UNAUDITED FINANCIAL STATEMENTS..........................F-35


                                                         iv

                           Rheometric Scientific, Inc.



                               One Possumtown Road
                          Piscataway, New Jersey 08854




                                 PROXY STATEMENT
                      FOR A SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 15, 2003




         This Proxy Statement is provided to the stockholders of Rheometric Scientific, Inc. ("Rheometric," "we," or "our company") in connection with the solicitation of proxies by the Board of Directors to be voted at a Special Meeting of Stockholders to be held at our corporate headquarters at One Possumtown Road, Piscataway, New Jersey 08854, at 10:00 a.m., local time, on Wednesday, January 15, 2003, and at any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy is first being sent or given to stockholders on or about December 26, 2002. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Special Meeting.



                               SUMMARY TERM SHEET

         This summary term sheet highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you. To fully understand the sale of our rheology instruments and services business and the change of our name, we urge you to read the entire Proxy Statement and the Asset Purchase Agreement that is attached as Annex A.

         When we refer in this Proxy Statement to the "sale of our rheology instruments and services business," we mean the transactions contemplated by and the terms and conditions of the Asset Purchase Agreement, dated as of October 14, 2002, between Waters Technologies Corporation and our company. These transactions, include:


         o The sale by our company of substantially all of the assets related to our rheology instruments and services business (including the research, development, manufacture, distribution, marketing, sale and service of our rheology instruments) to Waters Technologies in exchange for $17 million in cash consideration, and the assumption of up to $6 million in accounts payable and accrued expenses relating to our rheology instruments and services business;

         o Waters Technologies assuming certain other specified liabilities related to the rheology instruments and services business, consisting primarily of current liabilities and future obligations under assigned contracts;

         o Our agreeing to indemnify Waters Technologies for certain damages, if incurred, arising from the breach of our representations and warranties and covenants and from assets and liabilities not expressly acquired or assumed by Waters Technologies. We will not be required to indemnify Waters Technologies for damages arising from breaches of our representations and warranties until the cumulative amount of Waters Technologies' indemnification claims exceeds $100,000 and then only for any amounts in excess of $50,000;

         o Our delivery into escrow of $1.7 million (of the $17 million cash portion of the purchase price) to provide funds for the payment of any monetary obligation of our company to Waters Technologies arising under and pursuant to the Asset Purchase Agreement. The $1.7 million held in escrow will not represent the sole source of recovery by Waters Technologies for breaches of our representations and warranties and covenants in the Asset Purchase Agreement;

         o Waters Technologies offering employment to substantially all of the employees engaged in our rheology instruments and services business, except as otherwise identified by Waters Technologies prior to the closing under the Asset Purchase Agreement;

         o Waters Technologies agreeing to reimburse us for certain severance costs we may incur relating to our employees who do not join Waters Technologies;

         o Our agreeing generally not to compete in the rheology instruments and services business and not to hire or solicit former company employees who are hired by Waters Technologies as part of the sale of the rheology instruments and services business for a period of five years;

         o The sale by our company to Waters Technologies of all of our rights to the names "Rheometric Scientific Inc.," "Rheometric" and any and all names similar to Rheometric; and

         o Waters Technologies granting to us a royalty-free, perpetual license agreement to our RSI Orchestrator Software, such license to include access to the source code and related documentation for the RSI Orchestrator Software.

          In order to sell our name to Waters Technologies, we must, under the applicable provisions of the Delaware General Corporation Law, amend our certificate of incorporation to change our name. This amendment, together with sale of our rheology instruments and services business to Waters Technologies, requires your approval in the manner set forth herein.

          Please read the information set forth under "Proposal No. 1 -- Sale of Our Rheology Instruments and Services Business" for details of the Asset Purchase Agreement and the transactions contemplated thereby.


         This Proxy Statement contains forward-looking statements that involve risks and uncertainties. The words "believe," "anticipate," "expect," "estimate," "intend" and similar expressions identify forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors. See "Information Regarding Forward-Looking Statements" on page 73 of this Proxy Statement.

                   QUESTIONS AND ANSWERS ABOUT THE SALE OF OUR
                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
                           AND THE CHANGE OF OUR NAME

         This section answers basic questions about the proposals. Although this section attempts to summarize all material provisions of the proposals, we urge you to read the full Proxy Statement for full information about the proposals.

What are we asking you to approve?

         We are asking you to approve two proposals necessary to allow us to sell our rheology instruments and services business to Waters Technologies, a subsidiary of Waters Corporation.

         The first proposal for you to consider is the sale of our rheology instruments and services business to Waters Technologies pursuant to the Asset Purchase Agreement.

         The second proposal for you to consider is an amendment of our certificate of incorporation to facilitate the sale transaction described in the first proposal. The amendment changes our name from "Rheometric Scientific, Inc." to "Proterion Corporation," subject to the closing of the sale transaction.

         Each of the two proposals is conditioned upon the approval of the other proposal.

Who are the principal parties to the Asset Purchase Agreement and the sale of our rheology instruments and services business?

         Rheometric Scientific, Inc. We are a leading provider of computer-controlled materials test systems used for physical property measurements. We are currently made up of two operating businesses, our rheology instruments and services business, which operates under the Rheometric name, and our life sciences business, which operates under the Protein Solutions and Aviv Instruments names. We are a Delaware corporation and our principal corporate headquarters are located at One Possumtown Road, Piscataway, New Jersey 08854, and our telephone number is 732.560.8550.

         Waters Technologies Corporation. Waters Technologies, an analytical instrument manufacturer, is a subsidiary of Waters Corporation and is a leading manufacturer and distributor of high performance liquid chromatography (HPLC) instruments, chromatography columns and other consumables, and related service. HPLC, the largest product segment of the analytical instrument market, is utilized in a broad range of industries to detect, identify, monitor and measure the chemical, physical and biological composition of materials, and to purify a full range of compounds. Through its subsidiary TA Instruments, Inc., Waters Technologies believes it is the world's leader in thermal analysis, a prevalent and complementary technique used in the analysis of polymers. Waters principal executive offices are located at 34 Maple Street, Milford, Massachusetts 01757, and its telephone number is 508.478.2000.

         The information contained in the immediately preceding paragraph has been obtained by us from recent publicly available filings made by Waters Corporation with the Securities and Exchange Commission. We make no representation as to the completeness or accuracy of the information contained in such paragraph.

What are the principal terms of the sale of our rheology instruments and services business?

         The principal terms of the sale of our rheology instruments and services business are summarized above under "Summary Term Sheet."

         Please read the information set forth under "Proposal No. 1 - Sale of Our Rheology Instruments and Services Business" for details of the Asset Purchase Agreement and the transactions contemplated thereby.


Why are we selling our rheology instruments and services business? What do we intend to do with the proceeds of the sale?

          We have decided to sell our core rheology instruments and services business because we cannot adequately fund the business in light of our current financial position, the current adverse global economic conditions and the intense competition in the industry. Specifically:

        o The turnaround of our core rheology instruments and services business is taking longer than anticipated, and will require additional cash to operate the business effectively.

        o Our core rheology instruments and services business is more sensitive to the current capital goods recession than our life sciences business.


        o We will be in a stronger financial position following the sale of our core rheology instruments and services. For the first twelve months following the sale, we expect to be at least cash neutral from operations and have sufficient working capital to run the daily operations of our remaining life sciences business.


        o Management believes that the life sciences industry is more attractive to our stockholders because of the higher growth rates and the uniqueness of our optical-based products and technologies which support the drug discovery process.

         With the net proceeds from the sale, we expect to:


        o pay off our senior credit facility and certain other commercial obligations;


        o make a cash payment to our landlord in partial satisfaction of a termination of the lease for our principal facility in Piscataway, New Jersey;


         o repay a portion of our outstanding indebtedness to Axess Corporation, our former controlling stockholder;

         o satisfy in part obligations owed to Andlinger Capital XXVI LLC, our controlling stockholder, with respect to our Series B preferred stock recently acquired as interim financing by Andlinger Capital XXVI and for other services provided by Andlinger Capital XXVI described more fully under "Interests of Management or Directors in the Sale of Our Rheology Instruments and Services Business"; and

         o provide interim working capital of approximately $558,000 for our life sciences business.


What factors did the Board of Directors take into consideration in making their determination to approve the sale of our rheology instruments and services business? Why has the Board of Directors recommended that I vote to approve the sale and our company's name change?


         The Board of Directors considered a number of factors, which are discussed in this Proxy Statement beginning on page 23. One of the factors considered was the financial performance and future prospects of our rheology instruments and services business, including its slower growth as compared to the higher growth of our life sciences business, and the fairness of the transaction for the sale our rheology instruments and services business, which fairness is supported by the opinion from CBIZ Valuation Group.


         Additional factors considered were the current economic and market conditions in the rheology instruments and services industry, and the current near and long-term prospects for improvement, the global economic recession, the difficulties in providing financial support for both the rheology instruments and services business and the life sciences business.

         In addition, the sale of our rheology instruments and services business pursuant to the Asset Purchase Agreement enables us to realize immediately the value of the rheology instruments and services business in cash, increasing our financial flexibility, including our ability to pay down in full and terminate our senior credit facility and terminate future obligations under our existing Piscataway facility lease, both of which we plan to do with the proceeds from the sale.

         The Board of Directors also considered, among other factors, the opinion of CBIZ Valuation Group, Inc., that the sale transaction as provided in the Asset Purchase Agreement is fair, from a financial point of view, to our stockholders. In consideration for services provided by CBIZ Valuation Group, we agreed to pay CBIZ Valuation Group an aggregate fee of $70,000. See "Opinion of CBIZ Valuation Group."

         As a result of the foregoing factors and those factors discussed beginning on page 23, the Board of Directors has unanimously determined that the terms of the Asset Purchase Agreement and the transactions contemplated thereby, including the sale of our rheology instruments and services business and the amendment to our certificate of incorporation to change our name, are in the best interest of Rheometric and our stockholders, and has unanimously recommended that the stockholders vote FOR approval of these proposals.


Why is a stockholder vote necessary to consummate the sale of our rheology instruments and services business?

         Under the Delaware General Corporation Law, we are required to obtain stockholder approval to sell our rheology instruments and services business, which under Delaware law may be deemed to be substantially all of our assets, and to amend our certificate of incorporation to change our name.

What will our business be following the sale of our rheology instruments and services business?

         Following the sale of our rheology instruments and services business, we will continue to operate our life sciences business, which is currently known as our Protein Solutions Group. The Protein Solutions Group of our company is comprised of two life sciences business units that were acquired in 2000 and 2001. Our Protein Solutions Group designs, manufactures, markets and services instruments for biomolecular characterization, including:


         o Dynamic Light Scattering (DLS). DLS systems are used to determine the size of molecules. The instruments in which Protein Solutions specializes are designed specifically for protein molecules, which place them at the very small end of the size spectrum (1 nm up to ~ 1:m).

         o Circular Dichroism Spectrometers (CD). CDs determine secondary protein structure and can predict how a protein will react under different conditions.

         o        Automated Titrating Differential / Ratio Spectrofluorometers.
                  These instruments use fluorescence to determine protein behavior.

         o Spectrophotometers. Spectrophotometers measure how light is absorbed by a protein and can determine size and conformation of the protein.

Why are we changing our name?


         In connection with the sale of our rheology instruments and services business to Waters Technologies, we have agreed to sell Waters Technologies our interest in the names "Rheometric Scientific" and "Rheometrics." Upon completion of the sale, we will change our name to "Proterion Corporation", which is a more suitable name for our life sciences business.


What are the material U.S. federal income tax consequences of the sale of our rheology instruments and services business?


         The sale of our rheology instruments and services business will be a taxable event to our company. We will recognize gain on the difference between the purchase price and our tax basis in the assets being sold and will pay income tax accordingly. Our gain less any cost associated with the transaction is estimated to be $6 million. However, for purposes of U.S. federal income tax, we believe that our net operating loss carry forward will offset any taxable gain. This transaction will be taxable in the State of New Jersey without the benefit of prior year net operating losses carry forwards. The $6 million gain will be reduced in New Jersey by any operating loss incurred in that year. If the Company has no operating losses to offset some of the gain the tax will be approximately $540,000.


         Our stockholders will not recognize any gain or loss as a result of the sale of our rheology instruments and services business.

What will be the accounting treatment for the sale of our rheology instruments and services business?

         The proposed sale of our rheology instruments and services business is expected to be accounted for as a sale of certain assets and an assumption of certain liabilities, in accordance with accounting principles generally accepted in the United States. In the period in which the proposed sale of our rheology instruments and services business is consummated, we expects to recognize a gain in the amount of the difference between the sale price and the aggregate book value of the net assets sold.

                       QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote at the Special Meeting?

         You are entitled to vote your shares of Rheometric common stock at the Special Meeting and any adjournment or postponement thereof if our records show that you owned the shares at the close of business on November 18, 2002. A total of 24,926,411 shares of common stock are eligible to vote at the Special Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Special Meeting. The enclosed proxy card shows the number of shares you are entitled to vote at the meeting.

How do I vote?

         Your shares may only be voted at the Special Meeting if you are present or are represented by proxy. Whether or not you plan to attend the Special Meeting, we encourage you to vote by proxy to assure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided.

         You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy, or by voting by ballot at the Special Meeting. Voting by proxy will in no way limit your right to vote at the Special Meeting if you later decide to attend in person. Attendance at the Special Meeting will not by itself constitute a revocation of a proxy.

         If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Special Meeting.

         All shares entitled to vote that are represented by properly-completed proxies received prior to the Special Meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly-completed proxy will be voted FOR Proposal No. 1 and Proposal No. 2, and in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the Special Meeting.

Who may attend the Special Meeting?


         All stockholders that were stockholders of Rheometric as of the record date (November 18, 2002), or their authorized representatives, may attend the Special Meeting. Admission to the meeting will be on a first-come, first-served basis. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Special Meeting, you should bring proof of ownership, such as a bank or brokerage account statement, to the Special Meeting to ensure your admission.


How will votes be counted?

         The Special Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required to approve Proposal No. 1 -- Sale of Our Rheology Instruments and Services Business and Proposal No. 2 -- Amendment to Certificate of Incorporation to Change Our Name. Abstentions and broker "non-votes" will have the same effect as a vote cast "against" Proposal No. 1 and Proposal No. 2.

         Andlinger Capital XXVI, which owns 46.6% of our common stock entitled to vote at the Special Meeting, has agreed with Waters Technologies Corporation to vote in favor of the transactions contemplated by the Asset Purchase Agreement, except in the case of an unsolicited superior proposal.

         Each of the two proposals is conditional upon the approval of the other proposal.

Who will count the votes?

         Votes cast by proxy or in person will be counted by one or more persons appointed by us to act as inspectors for the Special Meeting.

Will I have appraisal rights?

         Our stockholders are not entitled to appraisal rights under the Delaware General Corporation Law, whether or not they vote against the proposals.

How are proxies being solicited and who will pay for the solicitation of proxies?

         We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Who can help answer my other questions?

         If you have more questions about voting or wish to obtain another proxy card, you should contact:

                                 Joseph Musanti
                Vice President of Finance and Assistant Secretary
                           Rheometric Scientific, Inc.
                               One Possumtown Road
                              Piscataway, NJ 08854
                             Telephone: 732.560.8550
                                Fax: 732.560.7451

                          PROPOSAL NO. 1 -- SALE OF OUR
                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS

Introduction

         We are asking you to approve the sale of our rheology instruments and services business pursuant to an Asset Purchase Agreement we entered into with Waters Technologies on October 14, 2002.

Required Vote

         The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required to approve Proposal No. 1. Approval of Proposal No. 1 is contingent upon approval of Proposal No. 2.

                       RISK FACTORS RELATED TO THE SALE OF
                 OUR RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS

         Stockholders should consider the following risks related to the sale of our rheology instruments and services business.

After the Sale of Our Rheology Instruments and Services Business, We Will Have a More Narrowed Focus of Business.


         After the sale of our rheology instruments and services business, we will be substantially smaller. In each of the last two fiscal years, sales from our rheology instruments and services business have accounted for substantially more than half of our total sales. After the asset sale, we expect to generate all of our sales from our life sciences instrumentation and services business, which designs, manufactures, markets and services computer-controlled life sciences instrumentation in the areas of particle sizing and biomolecular characterization. Since first entering the life sciences business in November 2000 with our acquisition of Protein Solutions and May 2001 with our acquisition of Aviv Instruments, our life sciences business has not represented a major portion of our business. For the year ended December 31, 2001 and for the nine months ended September 30, 2002 revenue from our life sciences business has represented 18% and 20%, respectively, of our total revenue. Growth in sales of our life sciences instrumentation products will depend upon a number of factors including our ability to develop, manufacture, market and service instrumentation products that are accepted by the market. We can not assure you that after the asset sale we will be able to generate sales equal to historic levels or any level. If we are unable to increase the sales from our life sciences business it will have a material adverse effect on our business.


Our Success Following the Sale of Our Rheology Instruments and Sciences Business Will Depends to a Large Extent on Products in Development.

         The market for our life sciences products is characterized by changing technology, evolving industry standards and new product introductions. Our future success will depend in part upon our ability to enhance our existing products and to develop and introduce new products and technologies to meet changing customer requirements and to successfully serve broader industry segments. We are currently devoting significant resources toward the enhancement of our existing products and the development of new products and technologies. There can be no assurance that we will successfully complete these goals in a timely fashion or that our current or future products will satisfy the needs of the life sciences markets. Failure of our products to satisfy market needs could have a material adverse effect on our business and results of operation.

         Our current life sciences product line primarily consists of three instruments that are based on the principles of dynamic laser light scattering
(DLS), circular dichroism (CD) spectroscopy or plasmon-waveguide resonance(PWR). In the case of DLS and CD, these instruments are mature products that have been in production for several years. The DLS line, or DynaPro series of instruments, has gone through a series of design modifications and enhancements to add features. A plate reader feature was added this year to increase the instrument's throughput and several design changes are under way to reduce product cost and make the instrument more competitive. Similar improvements and cost reduction activities will be necessary over the next few years to keep the product competitive.

         The CD instrument design is quite mature and we are currently in the process of redesigning some of the hardware and software to make the instrument more user friendly and to drive out significant costs to improve the gross profit margin on the product. We intend to continue to make improvements to this product over the next two years in an attempt to grow our share of the business in this segment.

         The PWR is currently in the beta, or test, phase of its development. Seven beta units have been fabricated with three delivered to customers for their evaluation and feedback. In 2003, we intend to direct significant efforts at designing and completing a production version based on the customer feedback. Beyond 2003, we plan to develop a family of PWR instruments ranging in price, performance, and throughput capability. We are looking to partner with a larger corporation in the analytical instrumentation field who has the resources and experience to satisfy the high throughput requirements. We can not provide any assurance that our efforts with respect to the development of the DLS, CD and PWR instruments will satisfy the needs of, and be accepted by, our customers or that we will find a partner to help us develop the PWR instruments.

Following the Sale of Our Rheology Instruments and Services Business, Our Remaining Life Sciences Business Will be Competing in Some Segments of the Life Sciences Industry That are of Interest to Several Large, Well-Capitalized Corporations with More Financial Resources than We Have.

         We can not assure you that we will be able to compete effectively in the sale of our life sciences products globally. Competitors in the life sciences industry in the United States and abroad are numerous and include, among others, major pharmaceutical, biotechnology, and analytical instrumentation companies. Our competitors may succeed in developing technologies and products that are more effective than those we are developing and render our products and technologies obsolete and non-competitive. Many of our competitors have substantially greater financial and technical resources, marketing capabilities, and industry experience. In addition, these companies compete with us in recruiting and retaining highly qualified personnel. As a result, we can not assure you that we will be able to compete successfully with these organizations.

There is no Plan to Distribute any of the Proceeds of the Sale to the Holders of Our Common Stock.


         We do not intend to distribute any portion of the proceeds from the sale of our rheology instruments and services business to the holders of our common stock. Currently, we intend to use the proceeds from the asset sale to fully pay off our senior credit facility; to retire or partially pay down certain other obligations, including future obligations under our lease for our principal facility in Piscataway, New Jersey, a portion of our outstanding indebtedness to Axess Corporation, our former controlling stockholder and mandatory redemption obligations to Andlinger Capital XXVI with respect to our Series B preferred stock; to pay certain transaction costs relating to the sale, including, without limitation, an investment banking fee to ANC Management Corp., an affiliate of Andlinger Capital XXVI; to satisfy in part obligations to Andlinger Capital XXVI for other services provided and described more fully under "Interests of Management or Directors in the Sale of Our Rheology Instruments and Services Business"; and to provide interim working capital of approximately $558,000 for our life sciences business. See "Interests of Management or Directors in the Sale of Our Rheology Instruments and Services Business" below.


Management Could Spend or Invest the Proceeds from the Sale in Ways With Which Our Stockholders May Not Agree, Including the Possible Pursuit of Other Market Opportunities.

         Our management can spend or invest the proceeds from the asset sale in ways with which our stockholders may not agree. The investment of these proceeds may not yield a favorable return. Furthermore, because the market for life sciences products is evolving, we may in the future discover new opportunities that are more attractive. As a result, we may commit resources to these alternative market opportunities. This action may require us to limit or abandon our currently planned focus on developing, manufacturing, marketing and servicing our life sciences instrumentation products. If we change our product focus we may face risks that may be different from the risks associated with the life sciences instrumentation products market.

Upon the Closing of the Sale of Our Rheology Instruments and Services Business, We will be Required to Make Substantial Payments to Our Creditors.


         Upon the closing of the sale of the rheology instruments and services business, we anticipate that the cash proceeds of the sale will be adequate to pay off our senior credit facility and vendor obligations not assumed by Waters Technologies. In addition, we will be required to make substantial payments at and following closing to our landlord in connection with the lease termination agreement relating to our facility in Piscataway, New Jersey, to repay in part a portion of our outstanding indebtedness to Axess Corporation, our former controlling stockholder, to satisfy in part obligations owed to Andlinger Capital XXVI LLC, our controlling stockholder, with respect to our Series B preferred stock recently acquired as interim financing by Andlinger Capital XXVI and for other services provided by Andlinger Capital XXVI described more fully under "Interests of Management or Directors in the Sale of Our Rheology Instruments and Services Business," and to pay legal, accounting and other expenses of the sale transaction. We anticipate that those payments to be made at closing would be funded primarily out of the cash proceeds payable at closing and that those payments to be made following the closing would be funded primarily out of the cash proceeds payable at closing, the proceeds of an escrow established to secure certain of our obligations under the Asset Purchase Agreement, and cash generated from our operations after the closing. We may also request that Andlinger Capital XXVI further defer the redemption of all or a portion of its preferred stock. However, there can be no assurance that Andlinger Capital XXVI would agree to such deferral, or that our anticipated cash resources will ultimately be adequate to make these payments on a timely basis or at all.

         Following the sale of our rheology instruments and services business, and the payment in full of all outstanding indebtedness thereunder, our senior credit facility will terminate. We anticipate that following the sale of our rheology instruments and services business, our operations initially will be cash neutral or generate a modest positive cash flow and that a bank credit facility will not initially be necessary to support our life sciences business at its current level of operations. Our long term liquidity is contingent upon our consistently meeting our sales forecast, the consummation of the sale of our rheology instruments and services business, and our continued improvement in the area of asset management. If any one of the above does not happen and we continue to experience a decline in orders due to the negative economy, there can be no assurance that we will be successful in maintaining an adequate level of cash resources. We may be forced to act more aggressively in the area of expense reduction in order to conserve cash resources as we look for alternative solutions. Following the consummation of the sale of our rheology instruments and services business, we intend to seek bank or similar financing on acceptable terms in order to obtain the added flexibility it will provide to our operations. There can be no assurance that our operations will generate an adequate level of cash flow or that we will be able to obtain such financing or that it will be available on terms acceptable to us.


In the Absence of the Sale of Our Rheology Instruments and Services Business We will Not be Able to Maintain Our Current Level of Operations.

         As of September 30, 2002, we are in violation of the fixed charge coverage ratio covenant in our senior credit facility. As a result, absent a waiver or forbearance from PNC Bank, National Association, PNC Bank could exercise its rights to accelerate the outstanding indebtedness under our senior credit facility, realize upon the collateral securing the debt (which comprises substantially all of our assets), or exercise its other remedies under or relating to the senior credit facility. We have requested, but have not yet received a formal response from PNC Bank regarding a waiver or forbearance agreement that would be subject to the closing of the sale of our rheology instruments and services business. Upon the closing of the proposed sale, we will use the proceeds to retire in full all of our outstanding indebtedness under our senior credit facility and it will be terminated. We cannot assure you, however, that the sale of our rheology instruments and services business will be consummated or that we will be able to meet the covenant in future periods. In the absence of a waiver, we have reclassified the remaining long term bank debt to short term borrowings.


         At December 20, 2002, our borrowings under our senior credit facility were approximately $9,753,000 and we had effectively exhausted our remaining availability under the facility. We anticipate that we will be able to meet our cash needs through a January 15, 2003 closing of the sale of our rheology instruments and services business from cash generated through operations, management of non-essential vendor payables and purchase orders, employee staff reductions and furloughs. If, however, our sales in the remaining period prior to closing of the sale of our rheology instruments and services business fall short of our current expectations, or if our expenses exceed our expectations, or if other factors adversely affect our business or financial condition, we may be forced to act more aggressively in these areas or explore other ways to reduce expenses. There can be no assurance that we will be successful in maintaining an adequate level of cash resources.

         The sale of our rheology instruments and services business on or about January 15, 2003 pursuant to the Asset Purchase Agreement is integral to our liquidity. If the sale is not consummated on a timely basis, we do not believe that the cash generated from our operations would provide us with the cash resources necessary to fund our operations in the current very difficult business environment. In that event we will need to consider other options that may be available to us including the potential liquidation of our assets or seeking relief under the federal bankruptcy laws.


The Asset Purchase Agreement will Expose us to Contingent Liabilities.

         Under the Asset Purchase Agreement, we have agreed to indemnify Waters Technologies for any breach of our representations and warranties contained in the Asset Purchase Agreement and for other matters. For example, an indemnification claim by Waters Technologies might result if our representations about the assets comprising our rheology instruments and services business are later proved to be incorrect. Significant indemnification claims by Waters Technologies would have a material adverse effect on our business. For a description of our representations and warranties contained in the Asset Purchase Agreement which are material to our contingent liability and our indemnification obligations under the Asset Purchase Agreement, see the below under "Description of the Asset Purchase Agreement--The Asset Purchase Agreement--Our Representations and Warranties" and "--Indemnification."

The Consummation of the Sale of Our Rheology Instruments and Services Business is Subject to a Number of Conditions and Failure to Consummate the Sale May Have a Material Adverse Effect on Our Company.

         The consummation of the sale of our rheology instruments and services business is conditioned upon a number of factors including: approval by our stockholders; the accuracy of the representations and warranties of the parties and compliance by the parties with their obligations under the Asset Purchase Agreement; the receipt of certain material third-party consents; and absence of any material adverse change related to our rheology instruments and services business. We can not assure you that any or all of the conditions to closing under the Asset Purchase Agreement will be satisfied or waived and that the sale will be consummated. Moreover, the failure of the sale to be consummated for any reason could materially and adversely affect our rheology instruments and services business through loss of customers, loss of business during the period between the signing of the Asset Purchase Agreement and the closing date, if any, of the sale, loss of employees and other factors.

We May be Required to Reduce or Eliminate Some or All of Our Sales and Marketing Efforts or Research and Development Activities if We Fail to Obtain Additional Funding that May be Required to Satisfy Future Capital Needs.

         We plan to continue to spend substantial funds to expand our sales and marketing efforts and our research and development activities related to our optical-based instruments and services. Although we expect that these activities can be adequately funded in the short term through proceeds from the sale of our rheology instruments and services business, cash generated from the operations of the on-going business, and/or other current sources of liquidity, long-term financing of these activities could require additional funding in the future. Our future liquidity and capital requirements will depend upon numerous factors, the cost and timing of sales and marketing, manufacturing and research and development activities, and competitive developments. Any additional required financing may not be available to us on satisfactory terms or at all. If we are unable to obtain financing, we may be required to reduce or eliminate some or all of these activities.


Any Further Decrease in Capital Spending by Our Customers Could have a Material Adverse Effect on Our Business and Results of Operations.

         Our customers include laboratories, universities and colleges, research facilities and businesses. The capital spending policies of our customers can have a significant effect on the demand for our products. Such policies are based on a variety of factors, including the resources available to make such purchases, spending priorities and policies regarding capital expenditures. Any further decrease in capital spending by our customers could have a material adverse effect on our business and results of operations.

Any Failure by Our Company to Obtain and Sustain Market Acceptance of New Products Could Have a Material Adverse Effect on Our Plan for Growth and on Our Business and Results of Operations.

         Certain of our products represent alternatives to traditional instruments and methods. As a result, such products may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of our technology. This is particularly true where the purchase of the product requires a significant capital commitment. Our failure to obtain and sustain such acceptances could have a material adverse effect on our plan for growth and on our business and results of operations.

Patents and Other Proprietary Rights Provide Uncertain Protection of our Proprietary Information and Our Inability to Protest a Patent or Other Proprietary Right May Harm Our Business.

         The patent position of companies engaged in the sale of products such as ours is uncertain and involves complex legal and factual questions. Issued patents can later be held invalid by a patent office or by a court. We can not assure you that our patent rights, either issued or pending, will not be challenged, invalidated, or circumvented or that the rights granted thereunder will provide us a competitive advantage. In addition, many other organizations are engaged in research and development of products similar to our optical-based analytical instrumentation. Such organizations may currently have or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by us. These rights may prevent us from commercializing new technology, or may require us to obtain a license from the organizations to use their technology.

         We also rely on unpatented proprietary information in the design and manufacture of our products. To the extent we rely on confidential information to maintain our competitive position, we can not assure you that other parties will not independently develop the same or similar information.

         There has been substantial litigation regarding patent and other intellectual property rights in the analytical instrumentation industry. Litigation could result in substantial costs and a diversion of our effort, but may be necessary to enforce any patents issued to us, protect our know-how, defend against claimed infringement of the rights of others or determine the scope and validity of the proprietary rights of others. We can not assure you that third parties will not pursue litigation that could be costly to us. An adverse determination in any litigation could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business.


Our International Operations and International Sales are Subject to Risks that May Have a Material Adverse Effect on Our Business.


         In 1999, 2000 and 2001, sales originating outside the U.S. accounted for 47%, 44% and 37%, respectively, of our total revenues. In addition, in 1999, 2000 and 2001, U.S. export sales accounted for 2.6%, 10% and 7.7%, respectively, of our total revenues. We do not anticipate, however, that sales outside the U.S. and U.S. export sales will continue to account for a significant percentage of our total revenues following the sale of our rheology instruments and services business. In our life sciences business, international sales are currently less than 10% of the total sales in the life sciences business. Initially, we expect that following the sale of our rheology instruments and services business the percentage of international sales in the life sciences business will remain the same, however, we intend to continue to expand our presence in international markets if the sale of our rheology instruments and services business is consummated. International revenues are subject to a number of risks, including the following:


         o agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system;

         o        foreign customers may have longer payment cycles;

         o foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade;

         o        U.S. export licenses may be difficult to obtain;

         o the protection of intellectual property in foreign countries may be more difficult to enforce; and

         o fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in local currencies.

         Foreign operations are also subject to risks such as general economic conditions in the countries in which we operate, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations and overlap of different tax structures. Tax rates in certain foreign countries exceed that of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions. There can be no assurance that any of these factors will not have a material adverse effect on our business and results of operations.


Any Changes in Government Regulations May Adversely Affect Consumer Demand for our Products.

         The market for certain of our products, both in the United States and abroad, is subject to or influenced by various domestic and foreign laws. We design, develop and market our products, in part, to meet customer needs created by existing and anticipated regulations, and any changes in these regulations may adversely affect consumer demand for our products.

We May not Continue to Meet the Requirements for Continued Listing on the American Stock Exchange.


         The American Stock Exchange (AMEX) has adopted certain criteria for continued eligibility on the exchange. In order to continue to be included on AMEX, because we have sustained operating losses from continuing operations and net losses in three of our four most recent fiscal years, we must, among other things, maintain stockholders equity equal to or greater than $4 million. As of September 30, 2002 our stockholders equity was only $0.8 million. On a pro forma basis, however, taking into account the sale of our rheology instruments and services business we would have had stockholders equity at September 30, 2002 of $6.8 million. Our failure to meet the maintenance criteria, as now in effect or as may be later amended, whether as a result of the sale of our rheology instruments and services business or otherwise may result in the delisting of our common stock from AMEX. In addition, according to the AMEX listing standards any developments which substantially reduce the size of a company may occasion a review of continued listing by AMEX. As a result, in connection with the sale of our rheology instruments and services business we expect to have to reapply to AMEX in order to maintain our listing. If we are delisted, trading, if any, in our common stock may then continue to be conducted in the over-the-counter market in less orderly markets commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of our common stock. If AMEX were to begin delisting proceedings against us, it could reduce the level of liquidity currently available to our shareholders. If our common stock were delisted, the price of our common stock might decline.


                          BACKGROUND OF THE SALE OF OUR
                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS

Events Leading to Sale of Our Rheology Instruments and Services Business

         Our Entry into the Life Science Business


         Following Andlinger Capital XXVI's equity investment in our company in March 2000, our company began an in-depth review of strategic alternatives. Despite achieving a profitable year in 2000 after several years of operating losses, opportunities for long-term growth in the rheology instruments and services industry did not look as promising as other fields and we decided to diversify our company and enter into the life sciences instrument business.

         In November 2000, we acquired all of the issued and outstanding capital stock of PSI Holding Corporation, a Virginia corporation, and its wholly-owned subsidiaries, Protein Solutions, Inc., a Virginia corporation and its affiliate Protein Solutions Ltd., a corporation organized under the laws of England and Wales, when PSI Holding Corporation merged with and into PSI Acquisition Corp., our wholly-owned subsidiary, pursuant to a Merger Agreement, dated as of November 20, 2000. PSI Holding Corporation was acquired for approximately $525,000 cash and approximately 680,000 shares of our common stock. Upon consummation of the merger, PSI Acquisition Corp. changed its name to Protein Solutions Holdings, Inc.

         In May 2001, through our wholly-owned subsidiary, Tel Acquisition Corp., a Delaware corporation, we acquired all of the issued and outstanding capital stock of Aviv Instruments, Inc., a New Jersey corporation and Aviv Associates, Inc., a New Jersey corporation, pursuant to a Merger Agreement, dated as of May 31, 2001, pursuant to which the Aviv companies merged with and into Tel Acquisition Corp. The Aviv companies were acquired for 805,882 newly issued shares of our common stock. In addition, our company and the surviving corporation made cash payments of approximately $1,221,000 to pay off existing indebtedness of the Aviv companies, approximately $1,145,000 of which was owed to the sellers or their affiliates. Upon consummation of the merger, Tel Acquisition Corp. changed its name to Aviv Instruments, Inc.

         The acquisitions of Protein Solutions and Aviv complemented and extended our physical properties measurement capability beyond rheology, viscosity and thermal analysis into the life sciences instrumentation areas of particle sizing and biomolecular characterization which address complementary market segments. Together, Aviv and Protein Solutions comprise our life sciences business.

         Deterioration of the Rheology Instruments and Services Industry and Our Core Business

         The rheology instruments and services industry has deteriorated significantly over the past two years due to the global economic recession, excess industry capacity, deflationary pricing, and the introduction of new lower cost, higher performance technologies. These factors, among others, have led to intense competition within the industry, which has adversely affected the financial health of our core rheology instruments and services business.

         Intense Competition. The competition within the rheology instruments and services industry has been extremely intense as competitors are doing whatever is necessary to obtain orders and to retain customers. Discounting prices; bundling products; and offering extended warranties, free accessories, options, equipment, service, and/or loaner demo equipment are some of the more commonly used sales techniques being used by our competitors to a greater degree than in previous periods.

         Financial Health. Although in 2000, we reported our first profitable year since 1994, since then we have experienced difficulty in generating a consistent level of revenue to support the cash requirements of our core rheology instruments and services business. On-budget performance of our business units has been very inconsistent from month-to-month, quarter-to-quarter, and year-to-year. The key contributing factors to this inconsistency have been project delays and cancellations by our customers, higher capital expenditure authorization levels, and intense competition.

         In the second quarter of 2001, the effects of the cutback in capital spending by our global "Fortune 1000" customers began to have a significant and negative impact on our business, which is continuing. Sales for the second quarter of 2001 were below budget by a disappointing $2.2 million, which led us to take further cost reduction actions in the third quarter of 2001. These steps included a salary reduction for all salaried employees and a reduced 30-hour workweek for our hourly employees for a limited period. Unfortunately, our core business sales continued to deteriorate, particularly in Europe and the United States, for the remainder of the year.

         The shortfall in our core business sales in 2001 resulted in a $5.0 million loss for our company, which included a restructuring provision that totaled $1.5 million. This restructuring provision included layoffs in the United States and Europe, the outsourcing of our European service function, the centralization of our European sales function at our European headquarters in Munich, the centralization of shared services in Europe, including order processing and cash collections, the streamlining of certain domestic functions, and the write down of inventories related to specific products we would no longer sell.

         In the first quarter of 2002, our core business sales fell short of budget with softness in Europe and Japan a significant contributing factor. In the second quarter of 2002, core business sales fell $1 million short of budget with weakness in Europe the main factor. We also experienced a very significant fall-off in order intake due to customer procurement delays and cancellations across each of our core business units.

         Given these shortfalls, we took additional cost containment actions to size the core business in accordance with our revised sales forecast for the year, which had fallen from $28 million in our original budget to $25.7 million in June. The cost reduction actions that were taken included additional layoffs and the elimination of our European headquarters in favor of a sales office.

         Following certain breaches of financial covenants in our senior credit facility with PNC Bank, National Association, we became subject to a requirement under our senior credit facility to obtain a cash infusion of at least $1,000,000 in the form of equity. Representatives of our company held discussions with a number of potential investors, including Andlinger Capital XXVI, our principal stockholder. We formed a special committee of independent members of our Board of Directors to consider a proposal made by Andlinger Capital XXVI. None of the other potential investors offered to make investments on attractive terms. On August 8, 2002, following discussions between Andlinger Capital XXVI and the special committee, and upon the recommendation of the special committee, our Board of Director's approved our entry into a securities purchase agreement with Andlinger Capital XXVI.

         Pursuant to the securities purchase agreement, Andlinger Capital XXVI made an immediate investment of $1,500,000 in our newly created Series B preferred stock, with the right, subject to future Board determination of the need for such capital, to invest up to an additional $500,000 on the same terms. The new Series B preferred stock does not carry a current dividend, but is subject to redemption at our option or upon a change in control of our company or the occurrence of certain other major corporate events, including a sale of substantially all of our assets, at a redemption price of the original issuance amount multiplied by the sum of 101% plus an additional 1% for each calendar month completed following the date of original issuance.

         On October 18, 2002, management reviewed with our Board of Directors our cash position and projections for the remainder of the year, and the Board of Directors determined that there was a commercially reasonable need for the remaining $500,000 available by the sale of Series B preferred stock to Andlinger Capital XXVI under the securities purchase agreement. Management also discussed with our Board of Directors and representatives of Andlinger Capital XXVI the possibility of deferring the redemption of some or all of the Series B preferred stock required to be redeemed on the closing date, in order to improve our cash position in our first year of operating our life sciences business as a stand-alone business.

         On October 30, 2002, at a meeting of our Board of Directors, our Board of Directors approved our entry into an agreement with Andlinger Capital XXVI, pursuant to which Andlinger Capital XXVI would agree to purchase an additional $500,000 of Series B preferred stock as contemplated by the securities purchase agreement; to defer its right to have all of the outstanding preferred stock owned by it redeemed in full by us upon the closing of the sale of our rheology instruments and services business to Waters Technologies and instead to have the redemptions occur in three equal installments, one at the closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing; and to subordinate such deferred payments to amounts payable by us to our landlord under the Piscataway facility lease and to Axess Corporation, in exchange for which we would issue to Andlinger Capital XXVI a new warrant, with an expiration date of March 6, 2007, to purchase up to one million shares of our common stock having an exercise price equal to $1.00 per share, the average of the closing prices of our common stock over the ten trading days immediately preceding October 30, 2002, and on substantially the same other terms and conditions as the existing warrants to purchase shares of our common stock held by Andlinger Capital XXVI.


         The agreement further provides that in the event we request Andlinger Capital XXVI, and Andlinger Capital XXVI agrees, to defer the redemption of its shares of Series B preferred stock for an additional year from one or more of the new redemption dates set forth in the immediately preceding paragraph, for each such deferment we shall issue to Andlinger Capital XXVI a new warrant to purchase up to 333,333 shares of our common stock at a per share exercise price equal to the average of the closing prices of our common stock over the ten trading days immediately preceding the new redemption date from which such redemption is being deferred and having an expiration date of March 6, 2007, and on substantially the same other terms and conditions as the existing warrants to purchase shares of our common stock held by Andlinger Capital XXVI.

         At the same October 30 meeting, our Board of Directors resolved that for services rendered over approximately the past 18 months, and to be rendered in the future, in connection with our attempts to sell our rheology instruments and services business, we shall pay to ANC Management Corp., an affiliate of Andlinger Capital XXVI, an investment banking fee of $350,000, subject to the closing of the sale of our rheology instruments and services business. Specifically, in connection with the sale of our rheology instruments and services business, ANC Management Corp.:

         o has developed interest from potential buyers, introduced potential buyers to us and facilitated meetings and presentations;


         o has in consultation with our management, reviewed and assisted in the evaluation of all indications of interest or proposals received from potential buyers;

          o has advised us on strategic issues relating to the sale of our rheology instruments and services business, including the structure of a transaction and held numerous discussions with legal and accounting advisors;

         o has assisted us in developing negotiating strategies and participated in negotiations;

         o is providing assistance in implementing and closing the sale of our rheology instruments and services business; and

         o has and is rendering such other financial advisory and investment banking services as may from time to time be agreed upon by ANC Management Corp. and us.

The investment banking fee would be payable in three equal installments, one at closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing.

         The Board of Directors also discussed at the October 30 meeting that since March 2000, when Andlinger Capital XXVI acquired its interest in our company, ANC Management Corp. has provided a variety of services to our company, for which ANC Management Corp. has received nominal or no consideration. These include:

         o providing the services of a Chairman and Chief Executive Officer (who is also a director), for which our company pays $1 annually;

         o providing the services of an Executive Vice President of Business Development (who is also a director);

         o providing substantial support in identifying, negotiating and closing the Protein Solutions acquisition;

         o providing substantial support in identifying, negotiating and closing the Aviv Instruments acquisition; and

         o        rendering general management advice to our company.


Board members who are affiliated with Andlinger Capital XXVI or ANC Management Corp. do not receive any compensation from us for services as a director or for attending meetings of the Board of Directors. In addition to providing the above mentioned services, in 2002 specifically, ANC Management Corp., for no compensation: interviewed potential underwriters to assist us in our efforts to raise new equity capital; solicited, reviewed and presented to us investment proposals from several private investment firms; and guaranteed our payment of certain legal fees to our outside special counsel for work related to the sale of our rheology instruments and services business. The Board of Directors considered the services that had been provided by ANC Management Corp. and resolved that as compensation for the services, we shall pay to ANC Management Corp. $100,000, subject to the closing of the sale of our rheology instruments and services business, such fee to be payable in three equal installments, one at closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing. ANC Management Corp. has advised us that it currently intends to continue to provide these services to us at nominal or no consideration but reserves the right to terminate or suspend its provision of services at any time. If these services are no longer made available to us by ANC Management Corp., we will need to obtain these services from elsewhere.

         We believe that the investment banking fee and the services fee are at least as fair to our company as if we hired unrelated third parties to perform the investment banking and other services. Prior to approving the investment banking fee, our Board of Directors reviewed information with respect to sell-side advisory fees derived from publicly available information. With respect to the services fee, our Board of Directors did not specifically allocate by percentage any portion of the $100,000 services fee to the services of our chairman and chief executive officer and executive vice president relative to each of the other services comprising the total mix of services provided. However, our Board of Directors was provided with information indicating that based on the total compensation these individuals receive annually from ANC Management Corp., had ANC Management Corp. been compensated by us based on the pro rata time they spend providing services to us, their total remuneration during this period would have substantially exceeded $100,000, excluding the value of any other services rendered.



         Alternatives Considered By Management


         Following the acquisitions of Protein Solutions and Aviv Instruments, our management began to review strategic alternatives regarding the separation of our rheology instruments and services business and our new life sciences business in order to maximize stockholder value in light of the continuing competitive challenges and disappointing financial results in our core rheology instruments and services business. These alternatives included a sale or merger of our company, a spin-off of our life sciences business or rheology instruments and services business and a sale of specific assets. Throughout this process, management of the company has frequently reviewed with our Board of Directors the status of the strategic review.

         The Board of Directors considered spinning off the life sciences business through an initial public offering. However, management believed that a spin-off of the life sciences businesses would not be an attractive strategy because of the relatively high transaction costs and the relatively weak initial public offering market that then existed. In addition, a spin off of the life sciences business did not address the challenges presented by the worsening economic and business climate affecting our core rheology instrument and services business.


         We also explored selling specific assets other than our entire core rheology instruments and services business. Discussions were held with a potential buyer regarding the sale of our process control/quality assurance business, however, discussions did not proceed beyond preliminary negotiations on purchase price. We also solicited indications of interest in our thermal analysis business from two third parties none of which showed any interest. We did not pursue a merger because none of companies we approached or that approached us regarding their potential interest or our potential interest in a possible transaction involving our rheology instruments and services business indicated any interest in pursuing a merger rather than a sale of assets.


         Prior to deciding to pursue a sale of our core rheology instruments and services business, our management also analyzed and explored other strategic alternatives including further rationalization of the product line, switching from a direct sales to a complete distributor network in Europe, and various strategic collaborations with other instrument manufacturers. Unfortunately, a number of these actions would take a great deal of time to finalize or execute which would continue to place a burden on our ability to sufficiently focus on the opportunities we believe exist in the life sciences area.


         The cash generated from our operations and the remaining availability under our senior credit facility with PNC Bank, National Association do not provide us with the resources necessary to remain competitive in both our rheology instruments and services business and our life sciences business. Both businesses are very similar in terms of the level of sales and marketing, research and development, and customer service and support activity that is required to meet the needs of the marketplace. Our current liquidity position is compromising our ability to explore potential growth opportunities that may be available to us in the life sciences area.

         Given the extremely difficult financial and market conditions in our core rheology instruments and services business that are described above, we believe that our decision to exit the core business and focus on our life sciences business is in the best interests of our customers, suppliers, employees and stockholders. In addition,

Waters Technologies is committed to the analytical instrument marketplace for physical properties measurement and has the ability to use its extensive resources and infrastructure to preserve the "Rheometric Scientific" legacy in the rheology field.


         Beginning in the Summer of 2001 through the Spring of 2002, representations of ANC Management Corp. directly approached three major scientific instrument companies within our industry regarding their potential interest in a possible transaction involving our rheology instruments and services business.

         During the early Fall of 2001 one of these major industry players showed interest and our management made a presentation to a select group of its executive management. Prior to this presentation, our management held an initial meeting with each of the other companies approached.

         In early 2002, our management met with several of the approached companies approximately four more times to try to determine the level of interest of the various parties.

         In July 2001, we received an unsolicited inquiry from a third party as to whether we would consider selling our core rheology instruments and services business. In order to explore this opportunity, we entered into a confidentiality agreement with the third party on October 5, 2001. On June 20, 2002, the third party presented to us a preliminary draft term sheet for its proposed acquisition of our rheology instruments and services business. The preliminary draft term sheet was based upon the third party's valuation of our rheology instruments and services business of $20 to $24 million. We did not receive any offers other than from this third party and Waters Technologies.

         In May 2002, we were approached by Waters Technologies with respect to the potential sale of our rheology instruments and services business. In order to explore this opportunity, we entered into a confidentiality agreement with Waters Technologies on May 10. Thereafter we had subsequent meetings with Waters Technologies. In the course of these meetings we provided Waters Technologies with publicly available and non-publicly available information. Prior to May 2002, we did not have any material negotiations, transactions or contacts with Waters Technologies.


Negotiations with Waters Technologies

         On June 27, 2002, Waters Technologies sent to us a preliminary draft of a letter of intent that included a proposed purchase price of up to $21 million ($15 million in cash and up to $5 million of assumed trade accounts payable). On July 17, Waters Technologies revised its preliminary draft letter of intent to, among other things, increase the dollar amount of the cash portion of the purchase price it would be willing to pay (to $16 million) as well as the maximum level of accounts payable it would be willing to assume (to up to $6 million). In mid-July 2002, the third party that had first approached us in July 2001, informed us that it had decided not to pursue a transaction with us because it was experiencing problems in its existing business.

         Between July 17 and August 15 a number of meetings and telephone conferences between our management and Waters Technologies were held. The primary issue discussed during these meetings and telephone conferences was purchase price. On August 15, following Waters Technologies offer to increase the dollar amount of the cash portion of the purchase price to $17 million, we reached a preliminary understanding with Waters Technologies on a structure that served as the basis for the sale of our rheology instruments and services business to Waters Technologies. That same day we signed a letter of intent with Waters Technologies providing for the sale of our rheology instruments and services business, subject to a number of contingencies, including the expiration of a due diligence period extending through

September 6. The letter of intent included an exclusivity period through September 20. Waters Technologies commenced preliminary due diligence on August 19.


         At a meeting of the Board of Directors held on August 23, representatives of CBIZ Valuation Group and another valuation and financial advisory firm made presentations to the Board of Directors with respect to their qualifications and the nature of the opinion they were being asked to render to the Board of Directors in connection with its consideration of the sale of our rheology instruments and services business. After full discussion, the Board of Directors unanimously selected CBIZ Valuation Group as its financial advisor for purposes of rendering a fairness opinion for the sale of our rheology instruments and services business, and later that day we formally engaged CBIZ Valuation Group.

         At a meeting of our Board of Directors held on August 28, management presented a report to the Board of Directors with respect to significant occurrences over the last several years at our company and in the industries in which we operate. Management reviewed the nature and current state of the markets for our rheology products and recent discussions that had been held with potential acquirers of our rheology instruments and services business. Management also discussed the rationale for the proposed sale of our rheology instruments and services business to Waters Technologies, noting recent changes that had occurred in the marketplace, the anticipated low growth rate of our rheology instruments and services business compared to other opportunities for our company and our company's cash position and future cash flow requirements. Management also reviewed with the Board of Directors the advantages and disadvantages of the proposed transaction and responded to extensive questions from members of the Board of Directors.

Final Negotiations and Documentation

         Following the execution of the letter of intent, extensive negotiations between our management and Waters Technologies continued and we began to negotiate the substance of the Asset Purchase Agreement and related agreements, including the escrow agreement and non-competition agreement, each of which is described below under the heading "Description of the Asset Purchase Agreement and Related Agreements."

         On August 20, 2002, Waters Technologies provided a preliminary draft of the Asset Purchase Agreement and other related agreements to us. Subsequently, several telephonic and in-person meetings between us, Waters Technologies and our and their respective advisors regarding the negotiation of the Asset Purchase Agreement and related documents took place. Waters provided revised drafts of the Asset Purchase Agreement and other related agreements on September 5, September 9, September 20, September 25, October 3, October 7, October 9, October 10 and October 13. An extension to the letter of intent was signed on September 20 that extended the exclusivity period through September 30. Negotiations continued on the draft agreements through October 14.

         On October 8, 2002 at a special meeting of our Board of Directors, management, together with legal counsel, reviewed the proposed terms of the current draft Asset Purchase Agreement and the other related documents with the board of directors. Also at this meeting, CBIZ Valuation Group reviewed its financial analysis of the consideration provided for in the transaction and delivered to the board an oral opinion (which opinion was confirmed by a written opinion dated November 1, 2002) to the effect that, as of the date provided in the opinion, and based on and subject to the matters described in the opinions, the sale transaction as provided in the Asset Purchase Agreement is fair, from a financial point of view, to our stockholders. At the conclusion of this meeting, the board of directors unanimously approved the sale of our rheology instruments and services business to Waters Technologies pursuant to the Asset Purchase Agreement and the other related agreements, and authorized management to finalize and execute the definitive agreements.


         On October 14, 2002, at a special meeting of our Board of Directors, management, together with legal counsel, reviewed the status of negotiations. At the conclusion of this meeting, our Board of Directors unanimously approved the execution and delivery of the Asset Purchase Agreement with closing to be subject to the contingency, among other things, of stockholder approval and obtaining the consent of the lender to the landlord under the Piscataway lease. The consent of the lender to the landlord is required because our Piscataway lease is a sale/leaseback arrangement that has been securitized by the landlord. As a result, the landlord must receive the approval of the lender under the securitization in order to consummate the lease termination agreement that is described under "Description of the Asset Purchase Agreement and Related Agreements-Lease Termination Agreement." We have been advised by the landlord that the lender approval process has commenced. However, there can be no assurance that such consent will be obtained.

         Later that same day, Waters Technologies and we executed the Asset Purchase Agreement and publicly announced the transaction. A summary of the principal terms and conditions of the Asset Purchase Agreement is set forth below under the heading "Description of the Asset Purchase Agreement and Related Agreements."

                  FACTORS CONSIDERED BY OUR BOARD OF DIRECTORS

         The material factors that our Board of Directors considered in connection with the sale of our rheology instruments and services business are described below. Except as noted below, the Board of Directors considered the following factors to be positive factors supporting its unanimous determination that the sale of our rheology instruments and services business is in the best interests of our company, including our stockholders. The material positive factors the Board of Directors considered were:

         (1) The financial performance and future prospects of our rheology instruments and services business, including its slower growth as compared to the higher growth of our life sciences business, and the fairness of the transaction for the sale our rheology instruments and services business, which fairness is supported by the opinion of CBIZ Valuation Group.

         (2) The current economic and market conditions in the rheology instruments and services industry, and the current near and long-term prospects for improvement, the global economic recession, the difficulties in providing financial support for both the rheology instruments and services and the life sciences business.


         (3) That the sale of our rheology instruments and services business pursuant to the Asset Purchase Agreement enables us to realize immediately the value of the rheology instruments and services business in cash, increasing our financial flexibility, including our ability pay down in full and terminate our senior credit facility, which we plan to do with the proceeds from the sale.


         (4) That the sale of our rheology instruments and services business also positions our stockholders to benefit from a company primarily focused on the faster growing life sciences instrumentation industry.

         (5) The absence of other offers that are superior to Waters Technologies' offer in light of all the terms and conditions presented by Waters Technologies.

         (6) The terms and conditions of the Asset Purchase Agreement, including the "fiduciary out" provision negotiated by us, which allows us to consider unsolicited offers to purchase our rheology instruments and services business, and to effect an alternative unsolicited offer subject to payment of a $750,000 termination fee to Waters Technologies.

         (7) The fact that the purchase price payable by Waters Technologies is not subject to a financing contingency and is to be paid in cash and not in securities with a fluctuating share price.

         (8) That Waters Technology will assume and be responsible for substantially all existing preclosing trade liabilities of our rheology instruments and services business, including up to $6 million of accounts payable and accrued expenses.


         (9) That the sale to Waters Technologies provides a framework for us to reduce our obligations relating to the leasing of our principal facility in Piscataway, New Jersey by in excess of approximately $800,000 per year.


         (10) Waters Technologies has advised us that the physical properties measurement business, including rheology, is fundamental to Water Technologies' strategic plan and it has advised us that it will use its infrastructure and resources to preserve the legacy of the Rheometric Scientific name, and its customers, suppliers and employees.

         (11) The financial presentation of CBIZ Valuation Group to our Board of Directors, including its opinion regarding the fairness, from a financial point of view, to our stockholders of the transaction provided for in the Asset Purchase Agreement for the sale of our rheology instruments and services business, which is described more fully under the heading "Opinion of CBIZ Valuation Group."

         The Board of Directors also considered the following negative factors in making its determination. You should consider these in deciding whether to vote for the proposals:

         (1) That the consummation of the sale of our rheology instruments and services business is conditioned upon a number of factors including: approval by our stockholders; the accuracy of the representations and warranties of the parties and compliance by the parties with their obligations under the Asset Purchase Agreement; the receipt of certain material third-party consents; and absence of any material adverse change related to our rheology instruments and services business.

         (2) That the failure of the sale to be consummated for any reason could adversely affect our rheology instruments and services business through loss of customers, loss of business during the period between the signing of the Asset Purchase Agreement and the closing date of the sale, loss of employees and other factors.

         (3) That after the consummation of the sale of our rheology instruments and services business, our life sciences business will represent all of our business and that as a result we will have a less diversified business which will leave us dependent on the performance of our life sciences business. The Board of Directors also considered that, as a result of the sale, there would be an increase in the relative importance of our revenues from and relationships with the significant customers of our life sciences business.

         (4) That we have agreed to indemnify Waters Technologies against certain losses and have agreed to have $1.7 million of the purchase price held in escrow for up to one year (or longer if any claims are made) to satisfy claims for the payment of these losses should they arise.

         (5) That members of our management have interests in the sale of our rheology instruments and services business that may conflict with the interests of our stockholders as described below under the heading "Interests of Management or Directors in the Sale of Our Rheology Instruments and Services Business."

         (6) That the Asset Purchase Agreement prevents us from soliciting other transactions to acquire our company or the assets of the company and requires us to pay Waters Technologies $750,000 if we exercise our right to terminate the Asset Purchase Agreement in respect of a superior proposal from a third party for our company, our assets or our rheology instruments and services business.

         (7) That following the sale, we will be a much smaller company, with limited financial resources and no assurance that we will be able to obtain the financial or other resources necessary for our life sciences business.

         (8) That the remaining company focused on the life sciences business would be a small micro-cap company.

         (9) That our growth following the sale of our rheology instruments and services business would be heavily dependent upon products in development.

         (10) That we are selling our core business during a global economic recession.

         The Board of Directors believes that, on balance, the possible benefits to our stockholders from the positive factors outweighed the possible detriments from the negative factors summarized above.

         In view of the variety of factors considered, the Board of Directors found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the above factors considered or determine that any factor was of particular importance in reaching its determination. Rather, the Board of Directors views its position and its recommendation as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the sale of our rheology instruments and services on the stockholders compared to any reasonably available alternative.

         With respect to liquidation value, the Board of Directors considered that the liquidation value of our rheology instruments and services business would likely be lower than the valuation of this business as a going concern because of the value placed on an existing customer base and an existing revenue stream. As a result, the liquidation value of the business does not provide a useful comparison for assessing the fairness of the sale consideration. With respect to book value, the Board of Directors considered that the historic costs of the assets being sold would also undervalue our rheology instruments and services business because the historic costs do not take into account the present value of the revenue stream created by these assets.

                    RECOMMENDATION OF OUR BOARD OF DIRECTORS

         For the reasons discussed above, our Board of Directors has unanimously approved the sale of our rheology instruments and services business pursuant to the Asset Purchase Agreement and the related agreements, and has determined that the sale of our rheology instruments and services business is expedient, and in the best interests of our company and our stockholders. Accordingly, our Board of Directors unanimously recommends that our stockholders vote "FOR" Proposal No. 1 and approve the sale of our rheology instruments and services business pursuant to the Asset Purchase Agreement and the related agreements.

                         OPINION OF CBIZ VALUATION GROUP

         Waters Technologies is not an affiliate of ours and the Asset Purchase Agreement was negotiated on an arms' length basis. Nevertheless, although not required, our board of directors retained CBIZ Valuation Group to render its opinion as to whether our company's sale of its rheology instruments and services business to Waters Technologies and the repayment of certain obligations with the transaction proceeds (collectively referred to in this section as, the transaction) is fair, from a financial point of view, to our stockholders. We retained CBIZ Valuation Group based upon its experience as a valuation and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, divestitures, leveraged buyouts, private placements, and other situations. Prior to this engagement, CBIZ Valuation Group rendered a fairness opinion to a special committee of our Board of Directors in connection with a capital infusion in our company by Andlinger Capital XXVI in August 2002. CBIZ Valuation Group has not previously performed any services for, or accepted any fees or other compensation from, us, other than in connection with the capital infusion.

         On October 8, 2002, CBIZ Valuation Group delivered to our Board of Directors its verbal opinion that as of that date and based upon and subject to the factors, procedures and assumptions set forth in its opinion, the transaction is fair, from a financial point of view, to our stockholders.


         The full text of CBIZ Valuation Group's opinion, which was confirmed in writing and is dated as of November 1, 2002, is attached as Annex B to this Proxy Statement. CBIZ Valuation Group has consented to the inclusion of the opinion (which includes the Statement of Assumptions and Limiting Conditions included in Annex B) in this Proxy Statement. Stockholders are urged to read the opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at such opinion. CBIZ Valuation Group has reserved the right in its engagement by us to grant or withhold consent to the use of its opinion for purposes other than in inclusion in this Proxy Statement. The CBIZ Valuation Group's opinion provides that no officer, director or shareholder of CBIZ Valuation Group shall be subject to any personal liability, nor will any such claim for personal liability be asserted by us or our affiliates. The opinion was directed to the Board of Directors and is limited to the fairness to our stockholders of the transaction from a financial point of view. The opinion does not address the merits of our underlying decision to effect the sale transaction or other business strategies considered by the Board of Directors. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. Finally, CBIZ Valuation Group's opinion does not constitute an opinion or imply a conclusion as to the current price per share of our common stock or the price at which our common stock will trade at any future time.


         We imposed no restrictions or limitations on CBIZ Valuation Group with respect to the investigations made or the procedure followed by CBIZ Valuation Group in rendering its opinion. In arriving at its opinion, CBIZ Valuation
Group:

         o        read the Asset Purchase Agreement and related agreements;

         o read our audited financial statements for the fiscal years ended December 31, 2000 and December 31, 2001 and our unaudited interim financial statements for the period ended June 30, 2002;

         o read our financials as developed by management for the annual periods ended December 31, 2000 and December 31, 2001 and the interim period ended June 30, 2002;

         o read certain operating and financial information, including projections, provided to CBIZ Valuation Group by management relating to our business prospects;

         o met with certain members of our senior and operating management to discuss our operations, historical financial results and future prospects;


         o read an indication of interest from a third party for a transaction in the assets of our rheology instruments and service business;

         o evaluated the stock price history and reported events of our company;

         o        visited our facilities in Piscataway, New Jersey; and

         o considered publicly available data and stock market performance data of public companies CBIZ Valuation Group deemed comparable us; and

         o conducted such other studies, analyses, inquiries and investigations, as CBIZ Valuation Group deemed appropriate.

         In the course of its investigation, CBIZ Valuation Group assumed and relied upon the accuracy and completeness of the financial and other information provided and represented to it by our management and CBIZ Valuation Group further relied upon the assurances of management that it was unaware of any facts that would make the information provided to CBIZ Valuation Group incomplete or misleading. CBIZ Valuation Group has not assumed any responsibility for independent verification of such information or assurances.

         In arriving at its opinion, CBIZ Valuation Group did not perform any independent appraisal of the assets of our rheology instruments and services business or the assets of our company taken as a whole. CBIZ Valuation Group's analysis does not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA). CBIZ Valuation Group did not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. CBIZ Valuation Group also assumed we are not currently involved in any material transaction other than the sale transaction, and those activities undertaken in the ordinary course of conducting our business.

         Assignments are accepted by CBIZ Valuation Group with the understanding that there is no obligation by it to furnish services after completion of the original assignment. CBIZ Valuation Group has reserved the right to make adjustments to the analysis, opinion and conclusion set forth in the opinion as it deems necessary by consideration of additional or more reliable data that may become available.

         CBIZ Valuation Group did not render any opinion as to legal fee or property title, which it assumed to be good and marketable. CBIZ Valuation Group also assumed that: no opinion was intended in matters that require legal, engineering or other professional advice which has been or will be obtained from professional sources; there are no regulations of any government entity to control or restrict the use of our property; and that our property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

         In formulating its opinion CBIZ Valuation Group assumed the continued operation of our rheology instruments and services business and that we will be competently managed by financially sound owners over the expected period of ownership. CBIZ Valuation Group also assumed that there will be no changes in tax regulations.


         Methodologies

         CBIZ Valuation Group's opinion and financial analyses were only one of many factors considered by our Board of Directors in its evaluation of the proposed sale of our rheology instruments and services business and should not be viewed as determinative of the views of our Board of Directors or management with respect to the sale of our rheology instruments and services business or the consideration provided for in the Asset Purchase Agreement.

         The following is a summary of the material financial analyses underlying CBIZ Valuation Group's opinion delivered to our Board of Directors in connection with the sale of our rheology instruments and services business.
The financial analyses summarized below include information presented in tabular format. In order to fully understand CBIZ Valuation Group's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CBIZ Valuation Group's financial analyses.

         Prior Transaction Analysis. CBIZ Valuation Group reviewed the capital infusion in our company by Andlinger Capital XXVI in August 2002. However, because the capital infusion involved a related party and the transaction closely resembled a bridge loan to satisfy a financial covenant in our senior credit facility, CBIZ Valuation Group determined that the capital infusion was not relevant to the transaction with Waters Technologies for comparison purposes.

         Income Approach--Discounted Cash Flow Analysis. CBIZ Valuation Group performed a discounted cash flow analysis of our rheology instruments and services business to estimate the enterprise value of our rheology instruments and services business.

         With respect to revenue projections, CBIZ Valuation Group reviewed management's projections for our core business through 2005 under three scenarios (low, mid and high), each of which assumed moderate revenue growth. CBIZ Valuation Group assumed that our revenue growth would stabilize in 2006.

         With respect to expense projections, CBIZ Valuation Group reviewed management projections through 2005 under three scenarios (low, mid and high), each of which assumed moderate increases in gross margin. CBIZ Valuation Group assumed moderate economies of scale under all three scenarios, resulting in moderate increases in net margins.

         In its utilization of the Discounted Cash Flow Analysis, CBIZ Valuation Group defined debt-free cash flow as:

         Earnings Before Interest and Income Taxes
         Less:    Provision for Income Taxes
         Equals:  Debt-Free Net Income After-Tax
         Plus:    Depreciation
         Less:    Working Capital Additions
         Less:    Capital Expenditures

         Equals:  Debt-Free Cash Flow

         CBIZ Valuation Group calculated a terminal value by applying the Gordon Growth Model, utilizing a range of long-term growth rates from 3% to 5%. The cash flow streams and terminal values were then discounted to present using a range of discount rates from 22.5% to 30.5%. These discount rates reflect a weighted average cost of capital that assumes a capital structure for our company of 80% equity and 20% debt, which is consistent with the capital structures exhibited by the public companies utilized in the exchange methodology discussed below.

         Based on these assumptions, CBIZ Valuation Group determined the following ranges for the enterprise value of our rheology instruments and services business:



      Scenario           Discount Rate           Enterprise Value (in millions)
      --------           -------------           ------------------------------
      Low                22.5% - 28.5%           $19.3 - $23.3

      Mid                23.5% - 29.5%           $18.7 - $22.7

      High               24.5% - 30.5%           $20.1 - $24.4

         Market Approaches--Acquisition Methodology, Exchange Methodology and Quoted Market Methodology. CBIZ Valuation Group used three market approaches in its analysis: acquisition methodology, exchange methodology and quoted market methodology.

         Acquisition Methodology. CBIZ Valuation Group researched acquisitions in 2001 and 2002, many of which involved scientific and/or measuring equipment. Nine acquisitions were identified as most comparable; however, limited information was available regarding these acquisitions. CBIZ Valuation Group compared aggregate values in the selected transactions as multiples of last 12 months revenue. For purposes of valuation, CBIZ Valuation Group considered the relevant range of transaction multiples to be bracketed by the low and median multiplies of 0.4 and 1.2, respectively. CBIZ Valuation Group then applied this range of selected multiples of latest 12 months revenue to corresponding financial data of our rheology instruments and services business on an annualized basis based upon our quarter ended June 30, 2002. All multiples for the selected transactions were based upon information available at the time of the relevant transaction. The results of this analysis indicated an enterprise value range for our core rheology instruments and services business of $10.6 million to $31.3 million. However, CBIZ Valuation Group believes that this estimate has limited reliability due to the small sample size.

         Exchange Methodology. CBIZ Valuation Group identified four public companies to use as a guideline for its exchange methodology, based upon our projected operating margins:

         o        Mettler-Toledo;

         o        Mocon;

         o        PerkinElmer; and

         o        Thermo Electron.

         CBIZ Valuation Group utilized current and forward revenue multiples that were discounted for differences between us and the four guideline companies, such as profitability, access to capital, size, breadth of products, etc. The discounted revenue multiple range for the four companies historically was 0.6 to 1.2 (with a median of 0.8) and forward-looking for 2003 was 0.5 to
0.9 (with a median of 0.7). Reliance on forward revenue multiples assumes that our company achieves its targets in each projection scenario (low, mid and high).

         For purposes of valuation, CBIZ Valuation Group considered the relevant range of trading multiples to be bracketed by the low and median multiples of
0.6 and 0.8, respectively, for the historic multiples, and 0.5 and 0.7 for the forward multiples. CBIZ Valuation Group then applied this range of selected multiples to corresponding financial data of our rheology instruments and services business on an annualized basis based upon both our quarter ended June 30, 2002 and based upon estimated revenues for 2003.

         Based on the foregoing exchange methodology, CBIZ Valuation Group estimated the following ranges for the enterprise value of our rheology instruments and services business:

               Scenario                 Enterprise Value (millions)
               --------                 ---------------------------
               Low                      $15.4 - $16.5

               Mid                      $20.5 - $23.3

               High                     $20.6 - $23.6

         Quoted Market Methodology. CBIZ Valuation Group also used the quoted market methodology and compared the terms of the proposed transaction with Waters Technologies to the preliminary indication of interest we received from a third party. CBIZ Valuation Group estimated the value of the total consideration offered by Waters Technologies to be $23 million ($17 million in cash plus $6 million of assumed accounts payable and accrued expenses). The total consideration set forth in the preliminary indication of interest from a third party included $18 million to $20 million of cash consideration plus the assumption of certain liabilities but excluded liabilities such as warranty claims and liabilities relating to the Piscataway facility lease. The third party decided not to pursue a transaction with us and never formally made an offer. CBIZ Valuation group found the preliminary consideration amounts discussed with the third party to be supportive of the offer made Waters Technologies.

         Based primarily upon the results of its analysis from the foregoing methodologies, on October 8, 2002, CBIZ Valuation Group delivered to our Board of Directors its verbal opinion that as of that date and based upon and subject to the factors, procedures and assumptions set forth in its opinion, the transaction is fair, from a financial point of view, to our stockholders. Subsequently, on November 1, 2002, CBIZ Valuation Group confirmed its opinion in a written opinion, a copy of which is attached to this Proxy Statement as Annex B.

         In connection with the financial advice rendered and the delivery of a final written opinion, we agreed to pay CBIZ Valuation Group an aggregate fee of $70,000, payable as follows: $35,000 upon the execution of the engagement letter between our company and CBIZ Valuation Group, and the balance of $35,000 at the time CBIZ Valuation Group informed our Board of Directors that CBIZ Valuation Group was prepared to deliver its opinion. In addition, we agreed to reimburse CBIZ Valuation Group for all out-of-pocket expenses reasonably incurred by CBIZ Valuation Group (including, without limitation, reasonable fees and expenses of counsel) up to $5,000. We also agreed to indemnify and hold CBIZ Valuation Group and its personnel harmless from and against any claims, liabilities, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees, expenses and the time of CBIZ Valuation Group's personnel involved) brought against, paid or incurred by CBIZ Valuations Group at any time and in any way arising out of or relating to CBIZ Valuation Group's services under its engagement, except to the extent finally determined to have resulted from the gross negligence or willful misconduct of CBIZ Valuation Group's personnel.

                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES


         The sale of our rheology instruments and services business will be a taxable event to our company. We will recognize gain on the difference between the purchase price and our tax basis in the assets being sold and will pay income tax accordingly. Our gain less any cost associated with the transaction is estimated to be $6 million. However, for purposes of U.S. federal income tax, we believe that our net operating loss carry forward will offset any taxable gain. This transaction will be taxable in the State of New Jersey without the benefit of prior year net operating losses carry forwards. The $6 million gain will be reduced in New Jersey by any operating loss incurred in that year. If the Company has no operating losses to offset some of the gain the tax will be approximately $540,000.


         Our stockholders will not recognize any gain or loss as a result of the sale of our rheology instruments and services business.

                              ACCOUNTING TREATMENT

         The proposed sale of our rheology instruments and services business is expected to be accounted for as a sale of certain assets and an assumption of certain liabilities, in accordance with accounting principles generally accepted in the United States. In the period in which the proposed sale of our rheology instruments and services business is consummated, the company expects to recognize a gain in the amount of the difference between the sales price and the aggregate book value of the net assets sold.

               INTERESTS OF MANAGEMENT OR DIRECTORS IN THE SALE OF
                 OUR RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS

         In considering the recommendation of our Board of Directors with respect to the sale of our rheology instruments and services business, stockholders of the company should be aware that certain of our directors and executive officers have certain interests in the sale of our rheology instruments and services business that may differ from the interests of our stockholders. Our Board of Directors was aware of these interests and considered them, among other factors, in approving and recommending the sale of our rheology instruments and services business.

         Simultaneous with the signing of the Asset Purchase Agreement, Ronald
F. Garritano, our Vice President of Technology and Engineering, along with two non-executive officer level employees of our company, signed employment agreements with Waters Technologies, each of which will become effective immediately following the closing, if and only if the closing occurs.

         As described above under the heading "Background of the Sale of Our Rheology Instruments and Services Business--Events Leading to the Sale of Our Rheology Instruments and Services Business," Andlinger Capital XXVI, our principal stockholder made an investment of $1,500,000 in our newly created Series B preferred stock on August 12, 2002, in order to provide our company with capital that satisfied a capital infusion requirement under our senior credit facility with PNC Bank, National Association. The Series B preferred stock does not carry a current dividend, but is subject to redemption at our option or upon a change in control of our company or the occurrence of certain other major corporate events, including a sale of substantially all of our assets. Under the terms of the Series B preferred stock, upon the consummation of the sale of our rheology instruments and services business, we are required to redeem Andlinger Capital XXVI's shares of Series B preferred stock at a redemption price equal to $1,500,000 multiplied by the sum of 101% plus an additional 1% for each calendar month completed following the date of original issuance of the Series B preferred stock.

         On October 18, 2002, management reviewed with our Board of Directors our cash position and projections for the remainder of the year, and the Board of Directors determined that there was a commercially reasonable need for the remaining $500,000 available by the sale of Series B preferred stock to Andlinger Capital XXVI under the securities purchase agreement. Management also discussed with our Board of Directors and representatives of Andlinger Capital XXVI the possibility of deferring the redemption of some or all of the Series B preferred stock required to be redeemed on the closing date, in order to improve our cash position in our first year of operating our life sciences business as a stand-alone business.

         On October 30, 2002, at a meeting of our Board of Directors, our Board of Directors approved our entry into an agreement with Andlinger Capital XXVI, pursuant to which Andlinger Capital XXVI would agree to purchase an additional $500,000 of Series B preferred stock as contemplated by the securities purchase agreement; to defer its right to have all of the outstanding preferred stock owned by it redeemed in full by us upon the closing of the sale of our rheology instruments and services business to Waters Technologies and instead to have the redemptions occur in three equal installments, one at the closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing; and to subordinate such deferred payments to amounts payable by us to our landlord under the Piscataway facility lease and to Axess Corporation, in exchange for which we would issue to Andlinger Capital XXVI a new warrant, with an expiration date of March 6, 2007, to purchase up to one million shares of our common stock having an exercise price equal to $1.00 per share, the average of the closing prices of our common stock over the ten trading days immediately preceding October 30, 2002, and on substantially the same other terms and conditions as the existing warrants to purchase shares of our common stock held by Andlinger Capital XXVI.


         The agreement further provides that in the event we request
Andlinger Capital XXVI, and Andlinger Capital XXVI agrees, to defer the redemption of its shares of Series B preferred stock for an additional year from one or more of the new redemption dates set forth in the immediately preceding paragraph, for each such deferment we shall issue to Andlinger Capital XXVI a new warrant to purchase up to 333,333 shares of our common stock at a per share exercise price equal to the average of the closing prices of our common stock over the ten trading days immediately preceding the new redemption date from which such redemption is being deferred and having an expiration date of March 6, 2007, and on substantially the same other terms and conditions as the existing warrants to purchase shares of our common stock held by Andlinger Capital XXVI.


         At the same October 30 meeting, our Board of Directors resolved that for services rendered over approximately the past 18 months, and to be rendered in the future, in connection with our attempts to sell our rheology instruments and services business, we shall pay to ANC Management Corp., an affiliate of Andlinger Capital XXVI, an investment banking fee of $350,000, subject to the closing of the sale of our rheology instruments and services business. Specifically, in connection with the sale of our rheology instruments and services business, ANC Management Corp.:

         o has identified and solicited interest from potential buyers, introduced potential buyers to us and facilitated meetings and presentations;

         o has in consultation with our management, reviewed and evaluated all indications of interest or proposals received from potential buyers;

         o has advised us on strategic issues relating to the sale of our rheology instruments and services business, including the structure of a transaction;

         o has assisted us in developing negotiating strategies and participated (directly or otherwise) in negotiations;

         o is providing general assistance in implementing and closing the sale of our rheology instruments and services business; and

         o has and is rendering such other financial advisory and investment banking services as may from time to time be agreed upon by ANC Management Corp. and us.

The investment banking fee would be payable in three equal installments, one at closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing.

         The Board of Directors also discussed at the October 30 meeting that since March 2000, when Andlinger Capital XXVI acquired its interest in our company, ANC Management Corp. has provided a variety of services to our company, for which ANC Management Corp. has received nominal or no consideration. These include:

         o providing the services of a Chairman and Chief Executive Officer, for which our company pays $1 annually;

         o providing the services of an Executive Vice President of Business Development (who is also a director); providing substantial support in identifying, negotiating and closing the Protein Solutions acquisition;

         o providing substantial support in identifying, negotiating and closing the Aviv Instruments acquisition; and

         o        rendering general management advice to our company.



Board members who are affiliated with Andlinger Capital XXVI or ANC Management Corp. do not receive any compensation from us for services as a director or for attending meetings of the Board of Directors. In addition to providing the above mentioned services, in 2002 specifically, ANC Management Corp., for no compensation: interviewed potential underwriters to assist us in our efforts to raise new equity capital; solicited, reviewed and presented to us investment proposals from several private investment firms; and guaranteed our payment of certain legal fees to our outside special counsel for work related to the sale of our rheology instruments and services business. The Board of Directors considered the services that had been provided by ANC Management Corp. and resolved that as compensation for the services, we shall pay to ANC Management Corp. $100,000, subject to the closing of the sale of our rheology instruments and services business, such fee to be payable in three equal installments, one at closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing. ANC Management Corp. has advised us that it currently intends to continue to provide these services to us at nominal or no consideration but reserves the right to terminate or suspend its provision of services at any time. If these services are no longer made available to us by ANC Management Corp., we will need to obtain these services from elsewhere.

         We believe that the investment banking fee and the services fee are at least as fair to our company as if we hired unrelated third parties to perform the investment banking and other services. Prior to approving the investment banking fee, our Board of Directors reviewed information with respect to sell-side advisory fees derived from publicly available information. With respect to the services fee, our Board of Directors did not specifically allocate by percentage any portion of the $100,000 services fee to the services of our chairman and chief executive officer and executive vice president relative to each of the other services comprising the total mix of services provided. However, our Board of Directors was provided with information indicating that based on the total compensation these individuals receive annually from ANC Management Corp., had ANC Management Corp. been compensated by us based on the pro rata time they spend providing services to us, their total remuneration during this period would have substantially exceeded $100,000, excluding the value of any other services rendered.


         For purposes of acknowledging its approval of the transactions contemplated by the Asset Purchase Agreement in its capacity as a stockholder of our company, and as a material inducement to Waters Technology to enter into the Asset Purchase Agreement, but for no other purposes, Andlinger Capital XXVI has agreed to vote in favor of the transactions contemplated by the Asset Purchase Agreement as part of the stockholder approval described in this Proxy Statement, except in the case of an unsolicited superior proposal.

       DESCRIPTION OF THE ASSET PURCHASE AGREEMENT AND RELATED AGREEMENTS

The Asset Purchase Agreement

         The following description of the Asset Purchase Agreement describes the material provisions of the Asset Purchase Agreement but does not purport to describe all of the terms of the Asset Purchase Agreement. The full text of the Asset Purchase Agreement is attached to this Proxy Statement as Annex A and is incorporated by reference. All of our stockholders are urged to read the Asset Purchase Agreement in its entirety because it is the legal document that governs the transaction and the principal document pursuant to which we will sell the rheology instruments and services business to Waters Technologies.

         Sale of our Rheology Instruments and Services Business

         The sale of our rheology instruments and services business will be effected principally through an asset and specified liability transfer. Pursuant to the transfer, we will sell to Waters Technologies all of the assets of our rheology instruments and services business other than certain excluded assets that are described below.

         Acquired Assets

         The Asset Purchase Agreement defines the term acquired assets to expressly include:

         o all of our assets primarily relating to our rheology instruments and services business, including without limitation:

                  o all equipment, furniture, furnishings, computer and office equipment and other tangible personal property owned by us and which are primarily used by us in our rheology instruments and services business;

                  o all inventory, including all raw materials, works in progress and finished goods owned by us at closing which are primarily used by us in our rheology instruments and services business;

                  o all of our accounts and notes receivable (other than receivables from our company or any of our affiliates) relating to our rheology instruments and services business; and

         o        all shares of the capital stock of our Japanese subsidiary;

         o all of our rights, to the extent transferable, under all licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises used or necessary in connection with the operation of our rheology instruments and services business or any pending applications relating to any of the foregoing;

         o all intellectual property primarily relating to our rheology instruments and services business, the goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of any interest therein;

         o all customer, distributor, supplier and mailing lists for our rheology instruments and services business;

         o subject to certain limited exceptions, all contracts, agreements, arrangements and undertakings (whether oral or written) to which we are a party relating primarily to our rheology instruments and services business;

         o all books, financial records, electronic files, plats, architectural plans, drawings, notebooks, specifications, creative and scientific materials, advertising and promotional materials, marketing materials, and equipment repair, maintenance and service records primarily of or relating primarily to our rheology instruments and services business, whether written or electronically stored or otherwise recorded;

         o all rights to the names "Rheometric Scientific Inc.," "Rheometric" and any and all names similar to Rheometric; and

         o all of our other assets that are currently primarily used in the operation of the rheology instruments and services business of every kind and description, tangible or intangible, including goodwill.

         Excluded Assets

         Under the Asset Purchase Agreement, Waters Technologies will not acquire the following excluded assets:

         o all of our assets primarily relating to our life sciences business;

         o all of our books, minutes and general corporate records not solely relating to the acquired assets or our rheology instruments and services business;

         o all books and records that we are required to retain pursuant to any statute, rule, regulation or ordinance;

         o all claims, choses in action and rights of action by us against third parties, other than those primarily relating to the acquired assets or the assumed liabilities;

         o all of our intercompany accounts receivable of our rheology instruments and services business;

         o all of our cash, cash equivalents, notes, loans receivable, and securities, investments of every nature relating to our rheology instruments and services business, wherever located;

         o all raw materials, component parts, work-in-progress and finished goods inventory relating to our life sciences business;

         o our rights under a royalty-free, perpetual license agreement to be entered into by us and Waters Technologies relating to the orchestrator software, and certain licensed software and computer hardware, stored data, computer software and computer software documentation and all rights we may have with respect thereto;

         o        the lease to our facility in Piscataway;

         o all prepaid rents and expenses relating to our facility in Piscataway;

         o certain other specified assets, properties, contracts, agreements and rights; and

         o the shares of capital stock of any of our subsidiaries other than our Japanese subsidiary.

         Assumed Liabilities

         Waters Technologies will assume the following liabilities related to the rheology instruments and services business (excluding certain liabilities not assumed, as described below):

         o all of our liabilities relating to our rheology instruments and services business for accounts payable and accrued expenses up to $6,000,000 in the aggregate;

         o all of our liabilities arising under or relating to our contracts, agreements and real property leases (other than the lease of our Piscataway facility);

         o all of our liabilities relating to certain severance costs we may incur relating to our employees who do not join Waters Technologies and certain other employment related liabilities; and

         o all warranty claims now or hereafter made against us relating to the rheology instruments and services business.

         Liabilities Not Assumed

         Under the Asset Purchase Agreement, Waters Technologies will not assume the following liabilities:

         o any of our liability for accounts payable and accrued expenses as of the closing date in excess of $6,000,000 in the aggregate, or that primarily relate to our corporate activities of a general, administrative or professional nature;

         o any of our liability for any taxes relating to our rheology instruments and services business or the acquired assets that are incurred or are attributable to pre-closing periods, with limited exceptions, or not relating to our rheology instruments and services business or the acquired assets, whether or not incurred prior to or after the closing;

         o any of our liability for the unpaid pre-closing taxes of any person, with limited exceptions;

         o any of our liability to indemnify any person by reason of the fact that such person was our director, officer, employee, or agent or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity;

         o except for the assumed liabilities, any of our liability arising as a result of any legal or equitable action or judicial or administrative proceeding in respect of anything done, suffered to be done or omitted to be done by us or any of our respective directors, officers, employees or agents prior to the closing date;

         o any of our liability for costs and expenses incurred in connection with the making or performance by us of the Asset Purchase Agreement and the transactions contemplated hereby (excluding costs and expenses incurred in the ordinary course of business);

         o        any of our liability under the Asset Purchase Agreement;

         o any liability primarily relating to or arising out of our protein solutions business;

         o except for certain severance obligations and certain obligations with respect to our employees hired by Waters Technologies, any of our liability arising out of any employee benefit plan we established or maintained or to which we contribute or any liability on the termination of any such plan;

         o except for certain severance obligations and certain obligations with respect to our employees hired by Waters Technologies, any of our liability for making payments or providing benefits of any kind to our employees or any of our former employees that relate to claims arising prior to the closing date (whether first asserted before or after the closing date);

         o any of our liability with respect to any overdraft facility, bank credit line or indebtedness for borrowed money;

         o except for any of our liability arising under or relating to the contracts, agreements, arrangements and undertakings (whether oral or written) included in the acquired assets and being assumed by Waters Technologies, any liability under any other contracts, agreements, arrangements and undertakings (whether oral or written) to which we are a party; and

         o any of our liability in connection with any failure by us prior to the closing date to fund our Japanese subsidiary's pension plan in accordance with the requirements of Japanese law.

         Purchase Price

         The purchase price to be paid by Waters Technologies for the rheology instruments and services business will be $17 million in cash plus the assumption of up to $6 million in liabilities for accounts payable and accrued expenses as of the closing date related to our rheology instruments and services business. Waters Technologies is required to pay to us $15,300,000 at the closing and to deposit the remaining $1,700,000 in an escrow account pursuant to the escrow agreement described below. To the extent accounts receivable transferred to Waters Technologies remain uncollected 120 days after the closing date, we will be obligated to repurchase such accounts receivable for cash, net of an agreed to reserve of $100,000.

         Our Representations and Warranties

         The Asset Purchase Agreement contains customary representations and warranties by us as to us and the condition of our rheology instruments and services business. These representations and warranties relate to:

         o        our corporate organization and similar corporate matters;

         o the authorization, execution, delivery, performance and enforceability of, and any required consents, approvals and authorizations relating to, the Asset Purchase Agreement;

         o the absence of conflict with, violation or breach of, or default under our certificate of incorporation, bylaws or contracts and applicable laws in connection with the Asset Purchase Agreement;

         o        the absence of any liability by us to pay brokers' fees;

         o        our title to the acquired assets;

         o        the accuracy of certain of our financial statements;

         o as of the date of the Asset Purchase Agreement, the absence of any fact, change, development, event, effect, condition or occurrence since June 30, 2002 which has had, or could reasonably be expected to constitute, a material adverse change;

         o our compliance with applicable laws and the nonexistence of pending or threatened litigation;

         o        our leases of real property;

         o our intellectual property that is necessary for the operation of our rheology instruments and services business;

         o as of the date of the Asset Purchase Agreement, the composition of our inventory;

         o certain of our contracts and other agreements relating to our rheology instruments and services business;

         o outstanding powers of attorney executed on our behalf in respect of our rheology instruments and services business or the acquired assets or assumed liabilities of our rheology instruments and services business;

         o litigation relating to our rheology instruments and services business and issues concerning environmental matters;

         o        the existence of affiliated transactions;

         o        our suppliers;

         o the consents required for any matter, agreement or contract in connection with our transfer, assignment or conveyance of any of the acquired assets;

         o our employees and consultants whose responsibilities relate primarily to our rheology instruments and services business as of the date of the Asset Purchase Agreement;

         o the insurance policies we maintain with respect to our rheology instruments and services business;

         o        employee benefit matters;

         o our books and records practice relating to the books and records of our rheology instruments and services business;

         o        our disclosure relating to our representations and warranties.

         Representations and Warranties of Waters Technologies

         The Asset Purchase Agreement also contains customary representations and warranties by Waters Technologies relating to:

         o the corporate organization of Waters Technologies and similar corporate matters;

         o the authorization, execution, delivery, performance and enforceability of, and any required consents, approvals and authorizations relating to, the Asset Purchase Agreement;

         o the absence of conflict with, violation or breach of, or default under Water Technologies' certificate of incorporation, bylaws and contracts and applicable laws in connection with the Asset Purchase Agreement;

         o the absence of any liability of Waters Technologies to pay brokers' fees;

         o the availability of funds to Waters Technologies to effectuate the transactions contemplated by the Asset Purchase Agreement;

         o        regulatory matters concerning Waters Technologies; and

         o the absence of any knowledge by Waters Technologies of any breach by us of our representations and warranties in the Asset Purchase Agreement.

         Covenants

         During the period from the date of the Asset Purchase Agreement through the closing, the following covenants, among others, apply:

         o Each of the parties has agreed to use its commercially reasonable efforts to take such actions and do such things as are necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by the Asset Purchase Agreement.

         o Except as otherwise contemplated by the Asset Purchase Agreement or consented to or approved by the Waters Technologies in writing (which consent or approval shall not be unreasonably withheld or delayed), we have agreed to operate the rheology instruments and services business in the ordinary course of business.

         o Subject to the impact of certain matters and trends relating to our rheology instruments and services business, we have agreed to use commercially reasonable efforts to keep the business and properties of our rheology instruments and services business substantially intact.

         o Upon reasonable notice and during normal business hours, we have agreed to permit representatives of Waters Technologies to have reasonable access, and in a manner so as not to interfere with our normal business operations, to all of our premises, properties, personnel, books, records, contacts, and documents which relate to our rheology instruments and services business, solely for purposes of verifying the representations and warranties of Waters Technologies; it being understood that we, in our sole discretion, may deny or restrict access in certain specified situations. We are required to cooperate with Waters Technologies in any reasonable review of our inventory that Waters Technologies desires to conduct prior to the closing.

         o Each party has agreed to give prompt written notice to the other of any development causing, or notice of any event that with the passage of time would reasonably be expected to cause, a breach of any of the representations, warranties or covenants set forth in the Asset Purchase Agreement of such notifying party.

         o Subject to our fiduciary obligations under law, we have agreed not solicit or engage in meetings or negotiations with any potential third party buyer regarding the sale to any third party of any part of the acquired assets having an economic value in excess of $100,000, or provide any due diligence or other similar information in furtherance of a possible sale of the acquired assets to any third party buyer; provided, however, that we may act upon receipt of an unsolicited offer, proposal or indication of interest to effect a sale of our rheology instruments and services business that would constitute a superior proposal, after notifying Waters Technologies.

         o We are required to provide Waters Technologies with an updated list of employees, as of a date within two days of the Closing Date, and we are required to notify Waters Technologies if we receive notice that any employee will not continue his or her employment or engagement with Waters Technologies after the closing. We are required not to hire or terminate any employees other than in the ordinary course of business.

         o We are required to change our corporate name, and the corporate name of any affiliate that includes the words "Rheometric Scientific" or any variant of Rheometric, effective as of or immediately following the closing date.

         o We are required to provide to Waters Technologies monthly financial reports.

         o We are required to notify Waters Technologies of any material loss of distributors, customers or suppliers.

         Waters Technologies and we have agreed that the following covenants will, among others, apply from and after the closing:

         o The parties are required to share and contribute equally to the payments of all transfer taxes imposed upon or incurred by any of the parties in connection with the transfer of the acquired assets to Waters Technologies under the Asset Purchase Agreement, and each party is required to bear its own legal and other expenses relating to such transfer taxes. The party required by law to file any necessary tax return and other document with respect to any such transfer taxes is required to do so in a timely fashion after consultation with the other party.

         o Each party is required to take the actions necessary to consummate the transactions contemplated by the Asset Purchase Agreement.

         o Waters Technologies is required to offer to hire (or in the case of our Japanese subsidiary, continue the employment of) all of the employees of our rheology instruments and services business, other than certain specified employees, for substantially the same salary and benefits and on substantially the same terms and conditions as such employees are employed as of the closing date consistent with the general employment policies of Waters Technologies for similarly situated employees. For a period of one year after the closing, Waters Technologies is required to honor in accordance with their terms all of our severance plans and programs as in effect immediately prior to the closing. Waters Technologies has agreed to assume certain severance obligations with respect to certain specified employees that it does not hire.

         o We are required to fully vest all benefits of the employees who accept Waters Technologies' offer of employment in the Rheometric Scientific, Inc. Savings and Investment Retirement Plan as of the closing date. Waters Technologies is required to cause the Waters Employee Investment Plan to accept the rollover, by direct or indirect rollover, as selected by each employee, of that portion of the employees' accounts in our 401(k) that constitutes an "eligible rollover distribution," provided that at the time an employee elects such a rollover that employee is employed by Waters Technologies. Any such rollover will be effected in cash and, as applicable, any notes evidencing loans from our 401(k) to the employee electing such rollover. The parties are required to cause the trustees of their respective 401(k) plans to, cooperate with each other with respect to the rollover of the eligible rollover distribution portions of the employees' account balances in our 401(k) Plan to Waters Technologies' 401(k) Plan.

         o From and after the 31st day following the opening of business on the closing date, neither we nor any of our affiliates will be allowed use the name "Rheometric Scientific" or any variant of Rheometric with respect to its ongoing business activities except for non-commercial historical reference.

         o After the closing, the parties are required to furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, such information as is reasonably necessary for financial reporting and accounting matters.

         o With respect to the employees that accept Waters Technologies offer of employment, Waters Technologies will timely give all notices required to be given under, or will otherwise comply with, WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by such statute or regulation.

         No Solicitation

         Waters Technologies has agreed that, if the Asset Purchase Agreement is terminated, for a period of one year from the date that it is terminated, neither it nor any of its affiliates may, directly or indirectly, solicit for employment or employ any employee of ours or any of our affiliates who are employed in our rheology instruments and services business, subject to certain limited exceptions.

         Confidentiality

         At all times, whether before or after the closing, with certain limited exceptions, the parties will treat and hold as confidential all of the other party's confidential information. After the closing, we are required to use or disclose confidential information relating to the rheology instruments and services business only for: preparing financial statements and filings under state and federal securities laws, preparing and defending tax returns and tax positions, defending claims by third parties, and as otherwise required by law. If the party receiving confidential information from the disclosing party is requested or required to disclose any confidential information, the receiving party will notify disclosing party of the request or requirement so that the disclosing party may take appropriate action.

         Closing Conditions

         The obligation of Waters Technologies to consummate the closing is subject to satisfaction or waiver, as of the closing date, of the following conditions:

         o Our representations and warranties being true and correct in all material respects when made and at and as of the closing date (as if made on such date).

         o Our having performed and complied with in all material respects all of our covenants, agreements and obligations that are required to be performed or complied with by us before or at the closing.

         o Our having procured certain specified governmental approvals, consents or authorizations and third party consents, and the consent of the lender to the landlord under the lease of our headquarters in Piscataway with respect to the lease termination agreement.

         o No action, suit or proceeding may be pending or threatened in writing wherein an unfavorable result would prevent consummation of the transactions contemplated by the Asset Purchase Agreement, cause the transactions contemplated by the Asset Purchase Agreement to be rescinded following consummation; or affect adversely the right of Waters Technologies to own or lease the acquired assets, as the case may be, or to operate our rheology instruments and services business as now operated;

         o Our execution and delivery to Waters Technologies of the non-competition agreement described below.

         o Our having delivered to Waters Technologies a certificate to the effect that each of the conditions to closing have been satisfied in all respects.

         o Waters Technologies' receipt of an opinion of our legal counsel in a form reasonably acceptable to Waters Technologies.

         o The absence of any change to the acquired assets or our rheology instruments and services business that has resulted in a material adverse effect and no event having occurred or circumstance existing that could reasonably be expected to result in a material adverse change.

         o The obtaining of all approvals of the directors of Waters Technologies and our directors and stockholders necessary for the consummation of the transactions contemplated in full conformity with the requirements of applicable law, and the same being in full force and effect.

         o Our execution and delivery to Waters Technologies of an assignment of the patents and trademarks included in the acquired assets.

         o Our obtaining the release of certain liens relating to our rheology instruments and services business and the acquired assets.

         o Our having terminated or assigned a supply agreement with Shimadzu.

         Our obligation to consummate the closing is subject to satisfaction or waiver, as of the closing date, of the following conditions:

         o Waters Technologies' representations and warranties being true and correct in all material respects when made and date (as if made on such date).

         o Waters Technologies having performed and complied in all material respects with all of its covenants, agreements and obligations that are required to be performed or complied with by it before or at the closing.

         o No action, suit or proceeding may be pending or threatened in writing wherein an unfavorable result would prevent consummation of the transactions contemplated by the Asset Purchase Agreement or cause the transactions contemplated by the Asset Purchase Agreement to be rescinded following consummation.

         o Our receipt of an opinion of legal counsel to Waters Technologies in a form reasonably acceptable to us.

         o All actions to be taken by Waters Technologies in connection with the consummation of the transactions contemplated and all certificates, opinions, instruments and other documents required to effect the transactions contemplated being reasonably satisfactory in form and substance to us.

         o Our having procured certain specified governmental approvals, consents or authorizations and third party consents and the consent of the lender to the landlord under the lease of our headquarters in Piscataway with respect to our lease termination agreement.

         o Waters Technologies' execution and delivery to us of the non-competition agreement described below.

         o Waters Technologies having delivered to us a certificate to the effect that each of its conditions to closing is satisfied in all respects.

         o Waters Technologies having executed and delivered to us a royalty-free, perpetual license to use our orchestrator software.

         o The obtaining of all approvals of the directors of Waters Technologies and our directors and stockholders necessary for the consummation of the transactions contemplated in full conformity with the requirements of applicable law, and the same being in full force and effect.

         o Our not having received a superior proposal that remains outstanding before January 14, 2003.

         We are currently in the process of obtaining the consents required for closing and will endeavor to obtain these consents prior to the stockholders' meeting. We are also attempting to satisfy each of the other conditions to closing prior to the stockholders' meeting.


         Termination

         The Asset Purchase Agreement may be terminated at any time prior to the closing date:

         o by the mutual written agreement of the parties. In the event of a termination by agreement, unless otherwise agreed by the parties, Waters Technologies shall have no further obligation or liability to us under the Asset Purchase Agreement, and we shall have no further obligation or liability to Waters Technologies under the Asset Purchase Agreement.

         o subject to certain limitations, by us if at any time prior to the closing there occurs a material breach of any of the representations, warranties or covenants of Waters Technologies or the failure by Waters Technologies to perform any of its conditions or obligations, which in each case has not been cured within a specified period of time, or by Waters Technologies, if at any time prior to the closing there occurs a material breach of any of our representations, warranties or covenants, or our failure to perform any of our conditions or obligations, which in each case has not been cured within a specified period of time.

         o upon written notice to the other party by us alone or by Waters Technologies alone if the closing has not occurred by the close of business on January 15, 2003 (unless extended by the parties), provided, however, we may not so terminate if a breach of the Asset Purchase Agreement by us has been a principal reason why the closing has not occurred or if we are in discussions with a third party in connection with a superior proposal, and Waters Technologies may not so terminate if a breach of the Asset Purchase Agreement by Waters Technologies has been a principal reason why the closing has not occurred.

         o by us in respect of a superior proposal (provided we have paid the termination fee described below, to the extent required).

         o by us alone, upon written notice to Waters Technologies, in the event the consent to the lender to the landlord under the lease of our headquarters in Piscataway with respect to our lease termination agreement has not been obtained by the close of business on November 1, 2003 (unless extended by us to a date not after January 14, 2003 by written notice to Waters Technologies).

         Termination Fee

         If we terminate the Asset Purchase Agreement because of a superior proposal, then we are required to pay Waters Technologies a fee of $750,000 in cash as liquidated damages and in discharge of any and all of our obligation or liability under and in connection with the Asset Purchase Agreement.

         Indemnification

         Indemnity by Us. Subject to certain specified limitations, we have agreed to indemnify, defend and hold harmless Waters Technologies and its directors, officers, stockholders, agents and affiliates against and in respect of all liabilities, obligations, judgments, liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement, arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter that result from:

         o the breach of any representation or warranty made by us, or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant of ours contained in the Asset

                  Purchase Agreement or in any agreement or instrument required to be entered into in connection with the Asset Purchase Agreement or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by us; or

         o        any failure by us to pay or perform any retained liability; or

         o any failure by us to continue COBRA coverage for any employees or former employees of the rheology instruments and services business to the extent such failure would require Waters Technologies to offer and provide such coverage for employees or former employees other than employees who accepted Waters Technologies' offer of employment.

         We are not required to indemnify Waters Technologies until the aggregate amount of Waters Technologies' losses exceeds $100,000 (and then only for any amounts in excess of $50,000), and we have no obligation with respect to amounts in excess of $1,700,000 for all indemnification claims in the aggregate; provided, however; that such limitation on liability does not apply to any failure by us to perform or satisfy the retained liabilities.

         Indemnity by Waters Technologies. Subject to certain specified limitations, Waters Technologies has agreed to indemnify, defend and hold us and our directors, officers, stockholders, agents and affiliates harmless against and in respect of all liabilities, obligations, judgments, liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, taxes, losses, fines, penalties, damages, expenses, fees, costs, amounts paid in settlement arising out of any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated in respect of any matter that results from:

         o the breach of any representation or warranty made by Waters Technologies, or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant of Waters Technologies, contained in the Asset Purchase Agreement or in any agreement or instrument required to be entered into in connection with the Asset Purchase Agreement or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Waters Technologies;

         o        any assumed liability from and after the closing; or

         o the use, ownership, possession or operation of any acquired assets, or actions taken by, or omitted to be taken by, Waters Technologies or its affiliates from and after the closing.

         Waters Technologies is not liable in respect of any of our losses until the aggregate of our losses exceeds $100,000 (and then only for any amounts in excess of $50,000). In no event is Waters Technologies obligated to indemnify us for amounts in excess of $1,700,000; provided, however; that such limitation on liability does not apply to any failure of Waters Technologies to perform or satisfy the assumed liabilities.

         Any claim for indemnification by Waters Technologies is required to first be offset against any amount then remaining in the escrow account, in accordance with the terms of the escrow agreement.

         Governing Law; Forum

         The Asset Purchase Agreement is governed by and is to be construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties have agreed that if we initiate any proceeding, the courts of the Commonwealth of Massachusetts and of the United States of America located in Boston, Massachusetts have exclusive jurisdiction for the purposes of such proceeding, and if Waters Technologies initiates a proceeding, the courts of the State of New York and of the United States of America located in New York, New York shall have exclusive jurisdiction over such proceeding.

The Escrow Agreement

         Pursuant to the escrow agreement, at the closing of the Asset Purchase Agreement, $1.7 million of the $17 million cash portion of the purchase price for the sale of our rheology instruments and services business will be deposited into an escrow account. The escrow assets are intended to provide funds for the payment of any of our monetary obligations, including any indemnification obligations, to Waters Technologies arising under and pursuant to the Asset Purchase Agreement.

         On the six month anniversary of the closing date, $850,000 of the escrow assets, plus one-half of the earnings on the escrow assets through the six month anniversary, less any payments previously made in accordance with the escrow agreement to Waters Technologies out of the escrow account and less any disputed amount, is required to be released from the escrow account and paid to the landlord under our Piscataway facility lease as described below and/or to us. On the first annual anniversary of the closing date, the then remaining escrow assets, less any amount unsettled amount, shall be paid to the landlord as described below and/or to us.

         To the extent not required to be paid to Waters Technologies pursuant to the Asset Purchase Agreement, the escrow assets are required to be used to satisfy our obligation under the lease termination agreement described below to pay to the landlord under our Piscataway facility lease:

         o up to $500,000 on the six month anniversary of the closing date if the balance in the escrow account allows for it; and

         o the sum of $250,000 and the positive difference between the $500,000 payment due on the six month anniversary of the closing date and the amount actually received in immediately available funds by the landlord from us or the escrow agent as of the first annual anniversary of the closing date.

The Non-Competition Agreement

         As a condition to closing under the Asset Purchase Agreement, Waters Technologies and we will enter into a non-competition agreement. Pursuant to the non-competition agreement, we have agreed that beginning on the closing date and continuing for a period of five years after the closing date, we will not, directly or indirectly, engage in or acquire any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in a business in direct competition with the rheology instruments and services business as it is being conducted on the closing date by producing or selling rheology instrumentation; provided, however, we shall not be considered to be in default of this non-competition agreement solely by:

         o virtue of holding for portfolio purposes as a passive investor not more than 5% of the issued and outstanding equity securities of an entity, the equity securities of which are listed or quoted on a stock exchange or an over-the-counter market within the United States (or a recognized securities exchange outside the United States);

o directly or indirectly acquiring any Person, provided that we dispose of such competing business as promptly as practicable after the closing date of such acquisition;

         o continuing to operate the retained business (including the excluded assets);

         o to the extent permitted under the license Waters Technologies will grant to us in respect of the orchestrator software; or

         o by virtue of receiving a stream of royalty payments in connection with a certain specified agreement being retained by us.

         The non-competition agreement also includes a non-solicitation agreement between the parties. We have agreed that beginning on the closing date under the Asset Purchase Agreement and continuing for a period of five years after the closing date, we will not:


         o solicit any person employed by Waters Technologies (or any of its subsidiaries or affiliates) who was one of our rheology instruments and services business employees or consultants as of the closing date to terminate his or her employment or consulting arrangement with Waters Technologies or to become an employee, independent contractor or consultant of our company or any of our affiliates, or


         o hire any person employed by Waters Technologies (or any of its subsidiaries or affiliates) who was such an employee or consultant.

         Waters Technologies has agreed that beginning on the closing date of the Asset Purchase Agreement and continuing for a period of five years after the closing date, Waters Technologies will not:

         o solicit any person employed by us who was not one of our rheology instruments and services business employees or consultants as of the closing date to terminate his or her employment or consulting arrangement with us or to become an employee, independent contractor or consultant of Waters Technologies or any of its affiliates, or

         o hire any person employed by us who was not such an employee or consultant.

Lease Termination Agreement

         In connection with the transactions contemplated by the Asset Purchase Agreement, we entered into a letter agreement with the landlord under the lease for our Piscataway, New Jersey facility. The letter agreement memorializes our agreement with our landlord to terminate the lease and the obligations of the landlord and us thereunder, effective as of the closing of the Asset Purchase Agreement, as follows:

         o We have agreed to deliver $2,250,000 in available funds to the landlord at the closing.

         o We have agreed to pay the landlord $500,000, without interest, on the six month anniversary date of the closing and $250,000 without interest, plus the positive difference between the $500,000 we have agreed to pay the landlord on the six month anniversary date of the closing and the amount actually received by the landlord from us or the escrow agent under the escrow agreement described above, on the first anniversary date of the closing. Our obligations described in this bullet point will be evidenced by a promissory note. In support of these obligations, the escrow agreement will provide for payments directly to the landlord of such amounts out of the escrow proceeds otherwise due to us (after satisfaction of obligations due to Waters Technologies). Andlinger Capital XXVI has agreed to subordinate its rights to receive a certain redemption payment in respect of our Series B preferred stock otherwise due to it from us on the six month anniversary following closing to the landlord's rights to collect its $500,000 payment on such date, and has agreed to subordinate its rights to receive a certain redemption payment in respect of our Series B preferred stock otherwise due to it from us on the first anniversary of closing to the landlord's rights to collect its $250,000 payment on such date. Andlinger Capital XXVI's agreement will be evidenced by a subordination and standstill agreement.

         o All amounts held in escrow by the landlord for our benefit under the lease, totaling approximately $256,000, will be applied in satisfaction of past due rent and other charges, equal to the amounts due in connection therewith under the lease, and then in satisfaction of our obligations described in the first bullet point above.

         o The exercise price for the landlord's existing warrants covering a total of 464,260 shares of our common stock will be reset from $0.37 per share to $.01 per share. At closing, the warrants will be deemed to have been exercised on a cashless basis and the appropriate number of shares will be delivered. At closing, such shares will be subject to all restrictions imposed by applicable securities laws and will bear an appropriate legend, subject to delivery of a legal opinion of the landlord's counsel reasonably satisfactory to us to the effect that registration of such shares under the Securities Act of 1933, as amended, is not necessary by reason of Rule 144 promulgated under the Securities Act or otherwise. In addition, we have agreed to issue 650,000 new shares of our common stock to the landlord at closing. The 650,000 new shares issued to the landlord will be subject to all restrictions imposed by applicable securities laws and will bear an appropriate legend. The existing anti-dilution and registration rights relating to the landlord's existing warrants and the underlying shares are cancelled, provided, however, that with respect to the 650,000 new shares and with respect to the shares issued at closing in respect of the exercised existing warrants (but only until such time as the exercised warrant shares are reissued without a restrictive legend as contemplated above), certain "piggy back" registration rights set forth in the existing warrants will remain in full force and effect so long as such shares are held by the landlord or its affiliates until such time as the 650,000 new shares are eligible for sale by the landlord pursuant to Rule 144.

         o        The landlord and we will execute a new lease to reflect:

                  o        a term of one year from closing;

                  o        basic rent of $8.65 per rentable square feet;

                  o leased premises of 10,000 rentable square feet, located on the second floor of the facility;

                  o payment by us of our proportionate share of the following costs: electricity, gas and water charges; routine common area maintenance costs; trash and garbage collection charges; snow removal, grass maintenance and real estate taxes;

                  o certain other provisions set forth in an exhibit to the lease termination agreement.

         o The existing lease will terminate as of closing. We will remain liable only for certain "surviving obligations" as such term is defined in the lease. Under no circumstances will we be responsible for payment of any "termination amount" as that term is defined in the lease.

         o We have agreed to pay all of the landlord's reasonable costs and expenses, including legal fees, including legal fees incurred to obtain any legal opinions with respect to the removal of any restricted legend on stock which is issued to the landlord at closing.

         All of the obligations and agreements of the landlord and our company under the lease termination agreement are contingent upon the consummation of the closing under the Asset Purchase Agreement and approval by the landlord's lender.

                                  OUR BUSINESS

         We are a leading provider of computer-controlled materials test systems used for physical property measurements. We design, manufacture, market and service materials and macromolecular characterization instruments, including rheometers, viscometers, thermal analyzers, process control monitors, dynamic laser light scattering detectors, circular dichroism spectrometers, spectrofluorometers, spectrophotometers and advanced operational and analysis software. We are currently made up of two operating businesses, our rheology instruments and services business, which operates under the Rheometric name, and our life sciences business, which operates under the Protein Solutions and Aviv Instruments names.

         Rheometry Instruments and Services Business

         Our traditional business spans three major materials evaluation technologies: rheometry, viscometry, and thermal analysis.

         o Rheometry is the technology involved in making rheological measurements, based on the science of rheology, the study of the deformation and flow of materials. Rheometers are capable of measuring both elasticity and viscosity, in addition to other time- and temperature-dependant material characteristics.

         o Viscometry is a sub-set of rheometry, devoted to measuring only the viscosity of a fluid.

         o Thermal analysis is the science that measures the effects of thermal changes on materials.

         We serve an international market of Fortune 500 and other leading domestic and international corporations, independent research and academic institutions, and government agencies from our headquarters in Piscataway, New Jersey, and through our subsidiaries in the United Kingdom, Germany, France and Japan. We have an installed base of over 2,300 instruments.

         Life Sciences Business

         The life sciences business of our company is comprised of two life sciences business units that were acquired in 2000 and 2001. Our life sciences business designs, manufactures, markets and services instruments for biomolecular characterization, including:

         o Dynamic Light Scattering (DLS). DLS systems are used to determine the size of molecules. The instruments in which our life sciences business specializes are designed specifically for protein molecules, which place them at the very small end of the size spectrum (1 nm up to ~ 1:m).

         o Circular Dichroism Spectrometers (CD). CDs determine secondary protein structure and can predict how a protein will react under different conditions.

         o        Automated Titrating Differential / Ratio Spectrofluorometers.
                  These instruments use fluorescence to determine protein behavior.

         o Spectrophotometers. Spectrophotometers measure how light is absorbed by a protein and can determine size and conformation of the protein.

         The products of the Protein Solutions unit of our life sciences business are based on a proprietary, patented technology for which we have an application exclusive license. Our DLS technology employs sophisticated optical components and advanced digital signal processing to measure molecular physical properties such as size, mass, and diffusion. Pharmaceutical, biotechnology, and government funded research and development laboratories use this information to gain a better understanding of the stability and conformation of purified biomolecules. Our Protein Solutions products are optimized for specialized applications in protein science including biotherapeutic drug development, applied three-dimensional protein structure analysis, and developing structural genomics initiatives.

         The Aviv Instruments unit of our life sciences business, based in Lakewood, New Jersey, manufactures and markets research-grade optical instrumentation, software and services used in molecular characterization. Aviv Instruments is an innovator of high-end circular dichroism spectrometers, automated titrating differential / ratio spectrofluorometers, spectrophotometers and related accessories.



         Aviv Instruments also has an exclusive, worldwide license from the University of Arizona to commercialize certain technologies related to a coupled plasmon-waveguide resonance spectroscopy (PWR) instrument. The technologies are supported by several issued U.S. patents and patents pending. The license agreement does not expire until the last patent then licensed under the agreement expires. Assuming the payment of applicable fees in a timely fashion, the material patents currently under license pursuant to the license agreement will not expire until 2013 to 2018. PWR is a technique that can simplify the process of identifying therapeutic proteins and drugs, and simulates the way in which proteins and drugs interact with membranes and with each other.


         For the reasons explained elsewhere in this Proxy Statement, we have entered into the Asset Purchase Agreement and the related agreements to sell our rheology instruments and services business and to concentrate our future efforts on the design, development, marketing, sale and servicing of our life sciences instruments.

         PROPOSAL NO. 2 -- AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
                               TO CHANGE OUR NAME

Introduction


         We are asking you to approve an amendment to our certificate of incorporation to change our name from "Rheometric Scientific, Inc." to "Proterion Corporation."


Required Vote

         The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required to approve Proposal No. 2. Approval of Proposal No. 2 is contingent upon approval of Proposal No. 1.

Change Our Name


         As part of the sale of the rheology instruments and services business to Waters Technologies, we have agreed to transfer our rights to the name "Rheometric Scientific" and "Rheometrics." Therefore, pursuant to the Asset Purchase Agreement, we have agreed to file a certificate of amendment to our certificate of incorporation to change our name. We have chosen to change our name to "Proterion Corporation." We believe that the name Proterion best identifies our life sciences business, which will become our primary business following the sale of our rheology instruments and services business. A copy of the proposed form of amendment to our certificate of incorporation is attached as Annex C to this Proxy Statement.


         The change in our name will not affect the rights of any stockholder or the validity or transferability of stock certificates currently outstanding. Stockholders will not be required to surrender or exchange any stock certificates of our company that they currently hold. We intend to change our trading symbol if the proposed amendment is approved to change our name.

         In accordance with the Delaware General Corporation Law and our certificate of incorporation, approval of the amendment to the certificate of incorporation to change our name requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this proposal. If approved, upon the closing of the sale of the rheology instruments and services business, we will amend our certificate of incorporation as provided above, which will be effective upon filing with the Delaware Secretary of State.

         Our name will be changed only if the closing of the sale of our rheology instruments and services business occurs. If the closing of the sale of the rheology instruments and services business does not occur for any reason, our corporate name will remain "Rheometric Scientific, Inc."

Recommendation of the Board of Directors

         The Board of Directors has unanimously approved and adopted the amendment set forth in Proposal No. 2 and believes that it is in the best interests of our company and its stockholders and recommends that the stockholders vote "FOR" Proposal No. 2.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 31, 2002 by:

         o each person who, to our knowledge, beneficially owns more than 5% of our outstanding common stock;

         o        the directors and certain officers of our company; and

         o        all of our directors and officers as a group.

         The percentages of shares of common stock held or beneficially owned by any stockholder or group of stockholders are based upon the total number of shares of common stock outstanding as of October 31, 2002. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                                             Shares Beneficially Owned
Name                                                                        Number                  Percentage

Andlinger Capital XXVI LLC (1).......................                      17,606,000                   56.9%
State Farm Mutual Automobile
   Insurance Company (2).............................                       7,222,933                   29.0
Gerhard R. Andlinger (3).............................                      17,751,500                   57.1
Stephen A. Magida (4)................................                      17,751,500                   57.1
Robert M. Castello (5)(6)............................                      17,606,000                   56.9
Mark F. Callaghan (5)(6).............................                      17,606,000                   56.9
David R. Smith (5)(7)................................                          16,000                    *
Merrick G. Andlinger (5)(6)..........................                      17,606,000                   56.9
Robert K. Prud'homme (5)(7)..........................                          40,000                    *
Paul Mangano (5)(8)..................................                          40,000                    *
Paul Woitach (5)(9)..................................                           5,000                    *
Joseph Musanti (5)(10)...............................                          38,000                    *
Ronald F. Garritano (5)(11)..........................                          58,875                    *
Matthew Bilt (5)(12).................................                          25,800                    *
All executive officers and directors                                       17,829,675                   57.3
   as a group (10 persons) (5)(13)...................



-----------------------------
* Less than 1%.

(1) The address for Andlinger Capital XXVI LLC is 105 Harbor Drive, Suite 125, Stamford, Connecticut 06902. Includes 6,000,000 shares of our common stock Andlinger Capital XXVI has the right to acquire upon the exercise of warrants.

(2) The address for State Farm Mutual Automobile Insurance Company is One State Farm Plaza, Bloomington, Illinois 61701.

(3) The address for Mr. G. Andlinger is c/o Andlinger & Company, Inc., 4445 North A1A, Suite #235, Vero Beach, Florida 32963. As reported in
          Schedule 13D and Form 4 filings made with the Securities and Exchange Commission, by virtue of Mr. G. Andlinger's relationship with Mr. Magida and as a controlling person of Andlinger & Company and/or its affiliates, Mr. G. Andlinger may be deemed to have shared power to dispose of or direct the disposition of and shared power to vote or direct the vote of an aggregate of 17,751,500 shares of our common stock (of which 6,000,000 shares are attributable to warrants held by Andlinger Capital XXVI) representing 57.1% of the issued and outstanding shares of our common stock (including as outstanding for purposes of determining such percentage shares of our common stock issuable upon exercise of such warrants held by Andlinger Capital
          XXVI). Of such 17,751,500 shares of our common stock, 17,606,000 shares are beneficially owned directly by Andlinger Capital XXVI and 145,500 are beneficially owned directly by the Gerhard R. Andlinger Intangible Asset Management Trust. Mr. G. Andlinger is the sole beneficiary of such trust.

(4) The address for Mr. Magida is 105 Harbor Drive, Suite 125, Stamford, Connecticut 06902. As reported in Schedule 13D and Form 4 filings made with the Securities and Exchange Commission, Mr. Magida, as manager and as a member of Andlinger Capital XXVI and as trustee under the Gerhard
         R. Andlinger Intangible Asset Management Trust, has shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, an aggregate of 17,751,500 shares of our common stock (of which 6,000,000 shares are attributable to warrants held by Andlinger Capital XXVI), representing 57.1% of the issued and outstanding shares of our common stock (including as outstanding for purposes of determining such percentage shares of our common stock issuable upon exercise of such warrants held by Andlinger Capital
         XXVI).

(5) The address for each of our directors and officers is c/o Rheometric Scientific, Inc., One Possumtown Road, Piscataway, New Jersey 08854.

(6) As reported in Schedule 13D and Form 4 filings made with the Securities and Exchange Commission, Messrs. Castello, Callaghan and M. Andlinger by virtue of their relationships with the other reporting persons on such Schedule 13D filings and as members of Andlinger Capital XXVI may be deemed to have shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, an aggregate of 17,606,000 shares of our common stock (of which 6,000,000 shares are attributable to warrants held by Andlinger Capital XXVI), representing 56.9% of the issued and outstanding shares of our common stock (including as outstanding for purposes of determining such percentage shares of our common stock issuable upon exercise of such warrants held by Andlinger Capital XXVI). Messrs. Castello, Callaghan and M. Andlinger disclaim beneficial ownership of such shares.

(7) Includes 15,000 shares that may be acquired upon the exercise of presently exercisable options.

(8) Represents 40,000 shares that may be acquired upon the exercise of presently exercisable options.

(9) Represents 5,000 shares that may be acquired upon the exercise of presently exercisable options.

(10) Represents 38,000 shares that may be acquired upon the exercise of presently exercisable options.

(11) Represents 58,875 shares that may be acquired upon the exercise of presently exercisable options.

(12) Includes 23,300 shares that may be acquired upon the exercise of presently exercisable options.

(13) Includes 15,000 shares that may be acquired upon the exercise of options by Mr. Smith and 15,000 shares that may be acquired upon the exercise of options by Dr. Prud'homme. Also includes 6,000,000 shares that may be acquired by Andlinger Capital XXVI upon the exercise of warrants. See footnotes 6, 7, 8, 9, 10, 11 and 12; 40,000 shares that may be acquired upon the exercise of options by Mr. Mangano; 5,000 shares that may be acquired upon the exercise of options by Mr. Woitach; 38,000 shares that may be acquired upon the exercise of options by Mr. Musanti; 58,875 shares that may be acquired upon the exercise of options by Mr. Garritano; and 23,300 shares that may be acquired upon the exercise of options by Mr. Bilt.

                               OPERATING SEGMENTS

         In the second quarter of 2002, we reevaluated our business and determined that for financial reporting purposes our business consists of four segments as opposed to three segments. Our three reportable segments had been Domestic, Europe, and Japan. The Domestic segment has been split between Rheometric USA (RHEO US) and the Protein Solutions (PSG) which is composed of Aviv Instruments and Protein Solutions. The following summarized financial information concerning our reportable segments shows our segment information for the past three years the way we currently look at our segments.


(In thousands)               RHEO US          PSG            Europe          Japan            Total
-------------------------- -------------- ------------- ----------------- -------------- ----------------

Trade  Sales:
2001                         13,886         5,730             5,416          6,281           31,313
2000                         16,405           481             7,100          5.877           29,863
1999                         15,114             0             6,465          6,784           28,363
Intercompany Sales:
2001                          5,941             0             1,352              0               --
2000                          6,972             0             1,242              0               --
1999                          5,950             0             1,113              0               --
Operating Income/(Loss):
2001                         (1,950)          135            (1,770)           490           (3,095)
2000                          2,275            21              (681)           410            2,025
1999                         (1,119)            0            (1,737)           189           (2,667)
Total Assets:
2001                         13,876         8,318             3,455          3,980           29,629
2000                         13,982         3,755             4,419          4,636           26,792
1999                         15,347             0             3,949          4,687           23,983

Depreciation and Amortization (including
Intangibles):
2001                            737           122                82             39              980
2000                            841             3               129             26              999
1999                            765             0               101             24              890


         Aviv Instruments was acquired effective May 31, 2001, and is included in the protein solutions group segment. The 2001 figures above include the following Aviv Instruments numbers related to the short period (in thousands): sales of $1,668; operating loss of $250; total assets of $4,778; and depreciation of $65.

         Protein Solutions was acquired November 17, 2000 and is included in the protein solutions group segment. The 2000 figures above include the following numbers related to Protein Solutions for the short period (in thousands): sales of $481; operating income of $21; total assets of $3,755; and depreciation of $3. The 2001 figures above include the following Protein Solutions amounts for the full year (in thousands): sales of $4,062; operating income of $345; total assets of $3,540; and depreciation of $57.

         Sales between geographic areas are priced on a basis that yields an appropriate rate of return based on assets employed, risk and other factors. Included in domestic sales are export sales of $2,611,000, $2,996,000 and $728,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         The following unaudited pro forma consolidated financial information was prepared to give effect to the sale of our rheology instruments and services business.


         The unaudited pro forma consolidated balance sheet data as of September 30, 2002 gives effect to the sale of our rheology instruments and services business as if it had occurred on September 30, 2002. The unaudited pro forma consolidated statement of operations data for the nine months ended September 30, 2002 and for the year ended December 31, 2001 gives effect to the sale of our rheology instruments and services business as if it had occurred on January 1, 2002 and January 1, 2001, respectively.

         The unaudited pro forma consolidated financial statements are not necessarily indicative of what our results would have been if the sale of our rheology instruments and success business had actually occurred as of the dates indicated or of what our future operating results will be.

         The Company's life science business that it will retain following the consummation of the sale of its core rheology instruments and services business is comprised of Protein Solutions and Aviv Instruments. The Company has not prepared pro forma statements of operation for 1999 because the Company did not own either Protein Solutions or Aviv Instruments in 1999. The Company has not prepared pro forma statements of operation for 2000 because the Company did not acquire Protein Solutions until November 17, 2000 and Aviv Instruments until May 31, 2001. Pro forma statements of operation for 2000 would only include the results of operation of Protein Solutions for 43 days, which is not indicative of the results for the entire year.


         The unaudited pro forma consolidated financial statements should be read in conjunction with our historical consolidated financial statements.


                                        UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                   As of September 30, 2002
                                                        (in thousands)

                                                                            Pro Forma
                                                                           Adjustments
                                                                 Pro Forma  for Sale
                                                                Adjustments  of Assets/  Pro Forma    Pro Forma
                                                    Historical      for     Assumption  Adjustments  Adjustments
                                                                 Capital       of       for Use of    for Lease
                                                                 Infusion   Liabilities  Proceeds    Transactions   Pro Forma
                                                                    (a)        (b)          (c)          (d)
                                                    ----------- ----------- ----------- -----------  -----------    ----------

ASSETS (in thousands)
  Current Assets
    Cash                                              $    710     $     -   $ 15,300     $(12,492)   $ (2,250)    $  1,268
    Restricted Cash                                          -           -      1,700            -           -        1,700
    Receivables - less allowance for doubtful            7,051           -     (5,207)           -           -        1,844
    accounts
    Inventory                                            7,346           -     (6,257)           -           -        1,089
    Prepaid expenses and other current assets              895           -       (861)           -           -           34
                                                      --------     --------  ---------    ---------   ---------    ---------
  Total current assets                                  16,002           -      4,675      (12,492)     (2,250)       5,935
                                                      --------     --------  ---------    ---------   ---------    ---------

    Property, plant and equipment                       17,159           -     (9,377)           -      (6,855)         927
    Less accumulated depreciation and                   11,982           -     (8,882)           -      (2,832)         268
    amortization
                                                      --------     --------  ---------    ---------   ---------    ---------
        Property, plant and equipment, net               5,177           -       (495)           -      (4,023)         659


    Goodwill                                             5,539           -          -            -           -        5,539
    Intangibles (net of accumulated amortization)           38           -        (38)           -           -            -
    Deferred financing cost                                 98           -          -          (98)          -            -
    Other assets                                           398           -       (252)           -        (141)           5
                                                      --------     --------  ---------    ---------   ---------    ---------

Total Assets                                          $ 27,252     $     -   $  3,890     $(12,590)   $ (6,414)    $ 12,138
                                                      ========     ========  =========    =========   =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
  Current Liabilities
    Short-term bank borrowings                        $  9,437     $  (100)  $      -     $ (9,337)   $      -     $      -
    Current maturities of long-term debt                 1,275           -        (25)        (963)       (270)          17
    Current maturities affiliate debt                      750           -          -         (250)          -          500
    Note payable - landlord                                  -           -          -            -         750          750
    Accounts payable                                     4,191           -     (3,569)           -           -          622
    Borrowings against accounts receivable                 864           -          -            -           -          864
    Accrued liabilities                                  3,973        (400)    (3,075)         700           -        1,198
                                                      --------     --------  ---------    ---------   ---------    ---------
  Total current liabilities                             20,490        (500)    (6,669)      (9,850)        480        3,951
                                                      --------     --------  ---------    ---------   ---------    ---------
  Non-current liabilities
    Long-term debt                                       4,356           -        (92)           -      (4,233)          31
    Other long-term liabilities                            121           -       (111)           -           -           10
                                                      --------     --------  ---------    ---------   ---------    ---------

   Total Liabilities                                    24,967        (500)    (6,872)      (9,850)     (3,753)       3,992


  Series B Preferred Stock                               1,500         311         -          (667)          -        1,144

  Shareholders' Equity
    Common stock, par value of $.01                        277           -          -            -          11          288
    Additional paid-in capital                          37,179         189          -            -         579       37,947
    Accumulated deficit                                (36,862)          -     10,762       (1,882)     (3,251)     (31,233)
    Accumulated other comprehensive income                 191           -          -         (191)          -            -
                                                      --------     --------  ---------    ---------   ---------    ---------
  Total shareholders' equity                               785         189     10,762       (2,073)     (2,661)       7,002
                                                      --------     --------  ---------    ---------   ---------    ---------

Total Liabilities and Shareholders' Equity            $ 27,252     $     -   $  3,890     $(12,590)   $ (6,414)    $ 12,138
                                                      ========     ========  =========    =========   =========    =========



                               UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                          For the Year Ended December 31, 2001
                                         (in thousands, except per share data)

                                                                                    Pro Forma
                                                                Pro Forma        Adjustments for
                                                              Adjustments to       Additional
                                                             Exclude Rheology     Expenses for
                                                                 Business         Life Sciences
                                               Historical          (e)              Business               Pro Forma
                                                                                     (f)(h)
                                        ------------------- ------------------- ------------------ -------------------

Sales                                            $ 31,313          $ (25,583)              $ -             $ 5,730

Cost of sales                                      18,887            (15,277)                -               3,610
                                        ------------------- ------------------- ------------------ -------------------

Gross profit                                       12,426            (10,306)                -               2,120


Operating expense                                  15,521            (13,496)             1351               3,376
                                        ------------------- ------------------- ------------------ -------------------


Operating income/(loss)                            (3,095)             3,190            (1,351)             (1,256)

Interest (expense) net                             (1,375)             1,373                 -                  (2)

Foreign currency gain/(loss)                         (518)               485                 -                 (33)
                                        ------------------- ------------------- ------------------ -------------------

Income/(loss) before income tax                    (4,988)             5,048            (1,351)             (1,291)

Income tax (expense)/benefit                           (5)                 5                 -                   -
                                        ------------------- ------------------- ------------------ -------------------

Net income/(loss)                               $  (4,993)           $ 5,053         $  (1,351)           $ (1,291)
                                                            =================== ==================
                                        ===================                                        ===================

Net loss per share - basic and diluted
                                                 $  (0.21)                                                 $ (0.05)
                                                                                                   ===================
                                        ===================

Average number of shares outstanding
- basic and diluted (g)                            23,963                                                   25,078
                                        ===================                                        ===================



                               UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                      For the Nine Months Ended September 30, 2002
                                         (in thousands, except per share data)

                                                                                    Pro Forma
                                                                Pro Forma        Adjustments for
                                                              Adjustments to       Additional
                                                             Exclude Rheology     Expenses for
                                                                 Business         Life Sciences
                                               Historical          (e)              Business               Pro Forma
                                                                                     (f)(h)
                                        ------------------- ------------------- ------------------ -------------------

Sales                                           $ 21,447          $  (17,232)              $ -             $ 4,215

Cost of sales                                     12,950              (9,969)                -               2,981
                                        ------------------- ------------------- ------------------ -------------------

Gross profit                                       8,497              (7,263)                -               1,234


Operating expense                                 10,816              (9,234)              949               2,531
                                        ------------------- ------------------- ------------------ -------------------


Operating Income/(loss)                           (2,319)              1,971              (949)             (1,297)

Interest (expense) net                              (944)                933                 -                 (11)

Foreign currency gain/(loss)                          51                 (97)                -                 (46)
                                        ------------------- ------------------- ------------------ -------------------

Income/(loss) before income tax                   (3,212)              2,807              (949)             (1,354)

Income tax expense                                    81                   -                 -                  81
                                        ------------------- ------------------- ------------------ -------------------

Net income/(loss)                               $ (3,131)            $ 2,807           $  (949)           $ (1,273)
                                        =================== =================== ================== ===================

Net loss per share - basic and diluted
                                                 $ (0.13)                                                  $ (0.05)
                                        ===================                                        ===================

Average number of shares outstanding
- basic and diluted (g)                           24,923                                                    26,028
                                        ===================                                        ===================



                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

     Notes to the Unaudited Pro Forma Consolidated Balance Sheet:



     (a) Series B Preferred Stock. We entered into an agreement with Andlinger Capital XXVI, our principal stockholder, pursuant to which Andlinger Capital XXVI made an investment of $500,000 on November 1, 2002 for preferred stock with a $500,000 stated price plus warrants to buy one million shares of the Company's common stock through March 6, 2007 for $1 a share. The Series B preferred stock is not convertible into the Company's common stock and does not carry a current dividend, but is subject to redemption at the option of the Company or upon a change in control or the occurrence of certain other major events at a redemption price equal to the original stated Series B preferred stock issue price multiplied by the sum of 101% plus an additional 1% for each calendar month completed following the date of original issuance. Of the proceeds received, $189,000 was allocated to the warrants (as a charge to additional paid-in capital) and the balance of $311,000 was allocated to the preferred stock. The proceeds were allocated based on their respective fair market values. The fair market value of the warrants was estimated using the Black-Scholes investment option pricing model with a 0% expected dividend yield, a 31% expected volatility, a 2.81% risk-free interest rate and an expected life of 52 months. The proceeds from this investment on November 1, 2002 were used by us to pay down bank debt by $100,000 and to pay down certain other liabilities by $400,000.


     (b) Sale of Assets/Assumption of Liabilities. Pursuant to the Asset Purchase Agreement, we have agreed to transfer all of the assets related to our core business to Waters Technologies. Waters Technologies will also assume certain liabilities of our core rheology instruments and services business. As a result of the transaction we expect to transfer $13,110,000 in assets, and expect that Waters Technologies will assume $6,000,000 in accounts payable and other accrued expenses. In connection with the sale, we expect to write off $873,000 in deferred revenue, relating to service contracts to be assumed by Waters Technologies. Upon consummation of the transactions contemplated by the Asset Purchase Agreement, we will be paid cash consideration of $17,000,000. Of this amount, $15,300,000 will be payable to us at closing and $1,700,000 will be placed and held in escrow. Subject to the terms and conditions of the Asset Purchase Agreement and the escrow agreement as described in this Proxy Statement, six months following the closing date we will receive $850,000 (of which, $500,000 is required to be paid on or behalf to the landlord in connection with the lease termination agreement) less any charges against the escrow account in accordance with the Asset Purchase Agreement, and twelve months following the closing date, we will receive the remaining $850,000 less any charges against the escrow account in accordance with the Asset Purchase Agreement.

     The following entry will be recorded to reflect the sale of the assets:


                                                          (Dr)            (Cr)

         Cash                                           $15,300
         Cash held in escrow                              1,700
           Accounts receivable                                           $5,207
           Inventory                                                      6,257
           Prepaid expenses and other current assets                        861
           Property plant and equipment                                   9,377
         Accumulated depreciation                         8,882
           Intangibles                                                       38
           Other assets                                                     252
         Current maturities of long-term debt                25
         Accounts payable                                 3,569
         Accrued liabilities                              3,075
         Long-term debt                                      92
         Other long term liabilities                        111
           Gain on sale of assets (1)                                    10,762

     (1) The gain on sale of assets has been included in the accumulated deficit in the pro forma consolidated balance sheet. The gain has not been reflected on the pro forma consolidated statement of operations because it is a non-recurring item. Subsequent to the disposition of our rheology instruments and services business the gain will be included in the statement of operations.


     (c) Use of Proceeds. Upon the consummation of the sale of our rheology instruments and services business pursuant to the Asset Purchase Agreement, we will be paid $15,300,000 in cash at closing, which will be used by us to pay (in approximately the amounts set forth below):



               o $2,250,000 to the landlord in connection with the lease termination agreement relating to our facility in Piscataway, New Jersey (see note (d) below);

               o $10,300,000 to retire in full outstanding indebtedness under our senior credit facility with PNC Bank, National Association;

               o $667,000 to Andlinger Capital XXVI in partial redemption of our Series B preferred stock;

               o    $500,000 in taxes;

               o $250,000 to retire a portion of outstanding indebtedness owed to Axess Corporation; and

               o $775,000 in legal, professional and other costs and expenses relating to the sale of our rheology instruments and services business.

               Along with these payments, $98,000 of deferred financing fees will be written off. We will also accrue $700,000 relating to severance payments and other transaction expenses not paid at closing.


               The following entry will be recorded to reflect the use of the proceeds, write-off of deferred financing costs and recording a $400,000 severance liability and $300,000 due to ANC Management Corp. for amounts that will not be paid at closing.

                                                                (Dr)      (Cr)

                 Cash                                                   $12,492
                 Deferred financing costs                                    98
               Short term bank borrowings                      $9,337
               Current maturities of long term debt               963
               Current maturities of affiliate debt               250
                 Accrued liabilities                                        700
               Expense - ANC Management Corp. (1)                 450
               Expense - Legal, professional and other (1)        625
               Expense - Taxes (1)                                500
               Expense - Severance (1)                            400
               Expense - Financing Costs (1)                       98
               Series B Preferred Stock                           667

     (1) The above expenses have been recorded in accumulated deficit on the pro forma consolidated balance sheet (see Note (h)).

     The accumulated other comprehensive income of $191,000 has been reclassified to accumulated deficit.

     (d) Lease Termination. In connection with the sale of our rheology instruments and services business, we entered into a lease termination agreement with the landlord under our lease for our Piscataway, New Jersey facility. The lease termination agreement requires us to pay the landlord $3,000,000, $2,250,000 at closing, $500,000 at the release of the first escrow payment, and $250,000 at the second escrow payment. The lease termination agreement provides that the landlord is senior in respect of the escrow account vis-a-vis our company, Andlinger Capital XXVI and Axess Corporation. The lease termination agreement also provides that the landlord's existing warrants for 464,260 shares be reset from $0.37 per share to $0.01 per share and for us to issue 650,000 newly issued shares of common stock to the landlord at closing, for a total value of $590,000 (assuming a $.75 per share closing price of our common stock). We expect to record a net loss of $3,251,000 from the lease termination, consisting of a gain of $913,000 on our existing lease liability, offset by a loss of $4,023,000 relating to the building write down. In addition, we expect to write off $141,000 of prepaid rent. The $750,000 of payments owed to the landlord post-closing is shown as notes payable on the pro forma consolidated balance sheet.


                      Proceeds to landlord to terminate lease
                      Cash at closing                             $2,250,000
                      Cash due in six months                         500,000
                      Cash due in 12 months                          250,000
                                                                  ----------
                      Total cash payment                                            $3,000,000

                      Stock issued to landlord
                      650,000 shares @ .75 per share                 488,000

                      Reset warrants (1)
                      464,260 shares @ .22 per share                 102,000
                                                                  ----------
                      Total value of stock to be issued                                590,000
                                                                                     ---------

                      Total consideration                                            3,590,000

                      Total lease obligation                                         4,503,000
                                                                                     ---------
                      Gain on settlement                                                             $    913,000

                      Write off net book value of lease asset                                          (4,023,000)
                      Write off prepaid rent                                                             (141,000)
                                                                                                     -------------
                      Net loss on lease transaction (2)                                                (3,251,000)


     (1) The value attributed to the reset warrants represents the incremental value of the modified warrants and the value of the old warrants immediately before their terms were modified. These fair market values were estimated using the Black-Scholes option pricing model with a 0% expected dividend yield, a 31% expected volatility, a 4.31% risk-free interest rate and an expected life of 9 years.

     (2) The net loss on the lease transaction has been included in the accumulated deficit in the pro forma consolidated balance sheet. This loss has not been reflected in the pro forma consolidated statement of operations because it is a non-recurring item. Subsequent to the disposition of our rheology instruments and services business, the loss on the transaction will be included in the statement of operations.

         The following entry will be recorded to reflect the lease transaction:

                                                     (Dr)           (Cr)

           Cash                                                    $2,250
           Property, plant and equipment                            6,855
         Accumulated depreciation                  $2,832
           Other assets                                               141
         Current maturities of long term debt         270
           Note payable - Landlord                                    750
         Long term debt                             4,233
           Common stock                                                11
           Additional paid in capital                                 579
         Loss on lease transaction                  3,251

        Notes to the Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2001 and for the Nine Months ended September 30, 2002:

        (e) Elimination of Rheology Results. This column shows the elimination of the results of operations for the rheology instruments and services business segments being sold. This column includes results for Rheometric U.S., Europe and Japan.

        (f) Additional Expenses. This column shows the incremental corporate overhead expenses allocated to our remaining life sciences business.

               For the year ended December 31, 2002, these costs include salaries of $964,000, legal and professional fees of $150,000, corporate reporting expenses of $61,000, insurance costs of $197,000, less savings on rent and depreciation of $21,000, as a result of a new lease negotiated with the landlord.

               For the nine months ended September 30, 2002, these costs include salaries of $729,000, legal and professional fees of $91,000, corporate reporting expenses of $45,000, insurance costs of $150,000 and savings on rent and depreciation of $66,000, as a result of a new lease negotiated with the landlord.

         (g) Shares Outstanding. Average shares outstanding include the exercise of the 464,260 shares relating to the landlord warrants, and the additional 650,000 shares of common stock to be issued to the landlord.


         (h) Exclusion of Non-Recurring Items. Non-recurring items resulting from this transaction have been excluded from the Pro Forma Consolidated Statement of Operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002 but will be included in the consolidated statements of operations subsequent to the disposition of our rheology instruments and services business. These items consist of the following:

             Severance payments                                         $400,000
             ANC Management Corp. investment banking fees                350,000
             ANC Management Corp. services                               100,000
             Legal and professional fees and other costs                 625,000
             Write-off of deferred financing costs                        98,000


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed elsewhere in this Proxy Statement. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this Proxy Statement. The terms "Rheometric," "our," "we" and "us," as used in this Management's Discussion and Analysis of Results of Operations and Financial Condition refer to Rheometric Scientific, Inc. and its wholly owned subsidiaries, except where it is clear that the term refers only to the parent company.

General

         On October 14, 2002, we entered into the Asset Purchase Agreement with Waters Technologies Corporation pursuant to which we agreed to sell our rheology instruments and services business to Waters Technologies for consideration of $17 million in cash and the assumption of up to $6 million of accounts payable and accrued expenses and certain other specified obligations. Our rheology instruments and services business constitutes the major portion of our assets and operations. Our rights to the "Rheometric Scientific" and "Rheometrics" names are included in the sale. Under the agreement, we would retain the assets and operations relating to our life sciences business.

         Deterioration of the Rheology Instruments and Services Industry and Our Core Business. The rheology instruments and services industry has deteriorated significantly over the past two years due to the global economic recession, excess industry capacity, deflationary pricing, and the introduction of new lower cost, higher performance technologies. These factors, among others, have led to intense competition within the industry, which has adversely affected the financial health of our core rheology instruments and services business.

         Intense Competition. The competition within the rheology instruments and services industry has been extremely intense as competitors are doing whatever is necessary to obtain orders and to retain customers. Discounting prices; bundling products; and offering extended warranties, free accessories, options, equipment, service, and/or loaner demo equipment are some of the more commonly used sales techniques being used by our competitors to a greater degree than in previous periods.

         Financial Health. Although in 2000, we reported our first profitable year since 1994, since then we have experienced difficulty in generating a consistent level of revenue to support the cash requirements of our core rheology instruments and services business. On-budget performance of our business units has been very inconsistent from month-to-month, quarter-to-quarter, and year-to-year. The key contributing factors to this inconsistency have been project delays and cancellations by our customers, higher capital expenditure authorization levels, and intense competition.

         In the second quarter of 2001, the effects of the cutback in capital spending by our global "Fortune 1000" customers began to have a significant and negative impact on our business, which is continuing. Sales for the second quarter of 2001 were below budget by a disappointing $2.2 million, which led us to take further cost reduction actions in the third quarter of 2001. These steps included a salary reduction for all salaried employees and a reduced 30-hour workweek for our hourly employees for a limited period. Unfortunately, our core business sales continued to deteriorate, particularly in Europe and the United States, for the remainder of the year.

         The shortfall in our core business sales in 2001 resulted in a $5.0 million loss for our company, which included a restructuring provision that totaled $1.5 million. This restructuring provision included layoffs in the United States and Europe, the outsourcing of our European service function, the centralization of our European sales function at our European headquarters in Munich, the centralization of shared services in Europe, including order processing and cash collections, the streamlining of certain domestic functions, and the write down of inventories related to specific products we would no longer sell.

         In the first quarter of 2002, our core business sales fell short of budget with softness in Europe and Japan a significant contributing factor. In the second quarter of 2002, core business sales fell $1 million short of budget with weakness in Europe the main factor. We also experienced a very significant fall-off in order intake due to customer procurement delays and cancellations across each of our core business units.

         Given these shortfalls, we took additional cost containment actions to size the core business in accordance with our revised sales forecast for the year, which had fallen from $28 million in our original budget to $25.7 million in June. The cost reduction actions that were taken included additional layoffs and the elimination of our European headquarters in favor of a sales office.

         Following certain breaches of financial covenants in our senior credit facility with PNC Bank, National Association, we became subject to a requirement under our senior credit facility to obtain a cash infusion of at least $1,000,000 in the form of equity. Representatives of our company held discussions with a number of potential investors, including Andlinger Capital XXVI, our principal stockholder. We formed a special committee of independent members of our Board of Directors to consider a proposal made by Andlinger Capital XXVI. None of the other potential investors offered to make investments on attractive terms. On August 8, 2002, following discussions between Andlinger Capital XXVI and the special committee, and upon the recommendation of the special committee, our Board of Director's approved our entry into a securities purchase agreement with Andlinger Capital XXVI.

         Pursuant to the securities purchase agreement, Andlinger Capital XXVI made an immediate investment of $1,500,000 in our newly created Series B preferred stock, with the right, subject to future Board determination of the need for such capital, to invest up to an additional $500,000 on the same terms. The new Series B preferred stock does not carry a current dividend, but is subject to redemption at our option or upon a change in control of our company or the occurrence of certain other major corporate events, including a sale of substantially all of our assets, at a redemption price of the original issuance amount multiplied by the sum of 101% plus an additional 1% for each calendar month completed following the date of original issuance.

         On October 18, 2002, management reviewed with our Board of Directors our cash position and projections for the remainder of the year, and the Board of Directors determined that there was a commercially reasonable need for the remaining $500,000 available by the sale of Series B preferred stock to Andlinger Capital XXVI under the securities purchase agreement. Management also discussed with our Board of Directors and representatives of Andlinger Capital XXVI the possibility of deferring the redemption of some or all of the Series B preferred stock required to be redeemed on the closing date, in order to improve our cash position in our first year of operating our life sciences business as a stand-alone business.

         On October 30, 2002, at a meeting of our Board of Directors, our Board of Directors approved our entry into an agreement with Andlinger Capital XXVI, pursuant to which Andlinger Capital XXVI would agree to purchase an additional $500,000 of Series B preferred stock as contemplated by the securities purchase agreement; to defer its right to have all of the outstanding preferred stock owned by it redeemed in full by us upon the closing of the sale of our rheology instruments and services business to Waters Technologies and instead to have the redemptions occur in three equal installments, one at the closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing; and to subordinate such deferred payments to amounts payable by us to our landlord under the Piscataway facility lease and to Axess Corporation, in exchange for which we would issue to Andlinger Capital XXVI a new warrant, with an expiration date of March 6, 2007, to purchase up to one million shares of our common stock having an exercise price equal to $1.00 per share, the average of the closing prices of our common stock over the ten trading days immediately preceding October 30, 2002, and on substantially the same other terms and conditions as the existing warrants to purchase shares of our common stock held by Andlinger Capital XXVI.

         The agreement further provides that in the event we request Andlinger Capital XXVI, and Andlinger Capital XXVI agrees, to defer the redemption of its shares of Series B preferred stock for an additional year from one or more of the new redemption dates set forth in the immediately preceding paragraph, for each such deferment we shall issue to Andlinger Capital XXVI a new warrant to purchase up to 333,333 shares of our common stock at a per share exercise price equal to the average of the closing prices of our common stock over the ten trading days immediately preceding the new redemption date from which such redemption is being deferred and having an expiration date of March 6, 2007, and on substantially the same other terms and conditions as the existing warrants to purchase shares of our common stock held by Andlinger Capital XXVI.

Results of Operations

3 Months Ended September 30, 2002 vs. 3 Months Ended September 30, 2001 and 9 Months Ended September 30, 2002 vs. 9 Months Ended September 30, 2001

         Revenues. Revenues for our rheology instruments and services business for the three- and nine-month periods ended September 30, 2002 totaled $4,379,000 and $17,232,000, respectively, compared to $6,549,000 and $19,453,000 over the same periods in the prior year. Revenues for our life sciences business for the three- and nine-month periods ended September 30, 2002 totaled $1,312,000 and $4,215,000, respectively, compared to $1,860,000 and $3,997,000 over the same periods in the prior year.

         Revenues for the three- and nine-month periods ended September 30, 2002 decreased $2,718,000 and $2,003,000 (or 32.3% and 8.5%), respectively, as compared to the corresponding periods in 2001. These figures include an increase of $78,000 and a decrease of $90,000 in sales for the three and nine months ended September 30, 2002, respectively, due to the currency rates in effect compared to the same periods last year.

         The decrease in revenue for the three-month period ended September 30, 2002 represents decreases in all segments, RHEO U.S. of $790,000, RHEO Japan of $1,027,000, RHEO Europe of $353,000 and the life sciences business of $548,000,

         The decrease in revenue for the nine-month period ended September 30, 2002 resulted from an decrease in RHEO Japan and RHEO Europe of $1,534,000 and $1,180,000, respectively, offset by increases in RHEO U.S. and life sciences of $493,000 and $218,000, respectively. Included in life sciences are revenues for Aviv Instruments for the nine-month period ended September 30, 2002 of $2,051,000 compared to prior year revenues of $1,035,000 which consisted of sales only for the four months ended September 30, 2001.

         Gross Profit. The gross profit percentages for the rheology instruments and services business for the three and nine months ended September 30, 2002 were 29.1% and 42.1%, respectively, compared to 43.3% and 44.8% over the same periods in the prior year. The gross profit percentages for the life sciences business for the three and nine months ended September 30, 2002 were 31.5% and 29.3%, respectively, compared to 37.9% and 39.8% over the same periods in the prior year.

         The total gross profit percentages for the three months ended September 30, 2002 were 29.6% compared to 42.1% over the same periods in the prior year. The gross profit percentage decrease was the result of unfavorable product and geographic mix and intensive pricing pressures in our rheology instruments and services business, a higher percentage of life sciences sales compared to rheology instruments and services sales, which historically have lower margins, along with lower volume in both the rheology instruments and services and life sciences businesses that was not sufficient to offset our fixed cost as compared to the prior year.

         For the three months ended September 30, 2002 the rheology instruments and services business gross margins equaled $1,275,000 compared to $2,846,000 in the same period the prior year. $1,317,000 of the decrease relates to lower volume, $192,000 relates to product mix and pricing.

         For the three months ended September 30, 2002 the life sciences business gross margins equaled $411,000 compared to $694,000 in the same period the prior year. $239,000 of the decrease relates to lower volume, $52,000 relates to product mix and pricing, offset by $13,000 reduction in other cost. The total gross profit percentages for the nine months ended September 30, 2002 was 39.6%, compared to 44.0% over the same periods in the prior year. The gross profit percentage decrease was the result of the most recent three-month period, in both the rheology instruments and services and life sciences businesses.

         For the nine months ended September 30, 2002 the rheology instruments and services business gross margins equaled $7,265,000 compared to $8,720,000 in the same period the prior year. $1,467,000 of the decrease relates to lower volume, $292,000 relates to product mix and pricing.

         For the nine months ended September 30, 2002 the life sciences business gross margins equaled $1,232,000 compared to $1,589,000 in the same period the prior year. $334,000 relates to product mix and pricing, $22,000 relates to other cost.

         Operating Expenses. The operating expenses for the rheology instruments and services business for the three and nine months ended September 30, 2002 were $3,205,000 and $9,263,000, respectively, compared to $2,777,000 and $8,609,000 over the same periods in the prior year. The operating expenses for the life sciences business for the three and nine months ended September 30, 2002 were $496,000 and $1,553,000, respectively, compared to $517,000 and $1,271,000 over the same periods in the prior year,

         Total operating expenses for the three and nine months ended September 30, 2002 increased by $407,000 and $936,000, respectively, compared to the corresponding periods in the prior year. This nine month increase includes an increase in expenses for Aviv Instruments of $433,000, over prior year expenses that consisted of only four months of expense activity. For the three- and nine-month periods operating expenses have been unfavorably affected by foreign currency translation of $60,000 and $13,000 respectively. Excluding the currency effect and the expenses related to the Aviv Instruments acquisition, operating expenses for the nine months ended September 30, 2002 have increased by $490,000.

         General and Administrative. General and administrative expenses for the rheology instruments and services business for the three and nine months ended September 30, 2002 were $735,000 and $2,170,000, respectively, compared to $528,000 and $1,604,000 over the same periods in the prior year. General and administrative expenses for the life sciences business for the three and nine months ended September 30, 2002 were $309,000 and $1,063,000, respectively, compared to $288,000 and $681,000 over the same periods in the prior year.

         General and administrative expenses for the three and nine months ended September 30, 2002 increased by $228,000 and $948,000, respectively, compared to the corresponding periods in the prior year.

         The increase for the three months ended September 30, 2002 is primarily due to increases in the rheology instruments and services business of; salaries of $65,000, bank fees of $40,000, legal fees of $60,000, audit fees of $16,000, director fees of $20,000, and higher net rent of 23,000. The life sciences expenses increased by $20,000 for the comparable periods

         The increase for the nine months includes an increase in expenses for Aviv Instruments for the nine-month period ended September 30, 2002 of $404,000 over prior period amounts that included only four months of expenses. The remaining increase for the nine months ended September 30, 2002 is primarily due to increases in the rheology instruments and services business; of salaries of $209,000, bank fees of $84,000, travel and entertainment expenses of $48,000, legal fees of $45,000, consulting fees of $36,000, audit fees of $25,000, an escrow refund of $53,000, and higher net rent of $62,000.

         Marketing and Selling. Marketing and selling expenses for the rheology instruments and services business for the three and nine months ended September 30, 2002 were $2,010,000 and $5,703,000, respectively, compared to $1,806,000 and $5,613,000 over the same periods in the prior year. Marketing and selling expenses for the life sciences business for the three and nine months ended September 30, 2002 were $109,000 and $311,000, respectively, compared to $117,000 and $440,000 over the same periods in the prior year.

         Marketing and selling expenses for the three and nine months ended September 30, 2002 increased by $196,000 and decreased by $39,000, respectively, compared to the corresponding periods in the prior year.

         For the three months ended September 30, 2002, RHEO Europe and life sciences marketing and selling expenses decreased by $11,000 and $8,000, respectively. These decreases were offset by expense increases for RHEO U.S. and RHEO Japan of $181,000 and $34,000 respectively. The increases in RHEO U.S. were comprised primarily of increases in salaries of $65,000, consulting expenses of $21,000, advertising expenses of $42,000, charge backs from RHEO Europe and RHEO Japan of $69,000, and miscellaneous expenses of $10,000, offset by a decrease in in-house commissions of $20,000. The increases in RHEO Japan relate primarily to travel of $20,000.

         For the nine months ended September 30, 2002, RHEO Japan and the life sciences marketing and selling expenses decreased by $188,000 and $129,000, respectively. These decreases are composed primarily of decreases in salaries of $196,000, show and seminar expenses of $40,000, recruiting expenses of $18,000, computer expenses of $9,000, depreciation expense of $10,000 and rent expense of $8,000. These decreases were offset by expense increases for RHEO U.S. and RHEO Europe of $255,000 and $23,000 respectively. These increases were composed primarily of increases in salaries of $27,000, consulting expenses of $47,000, advertising expenses of $90,000, commission expenses of $80,000, and miscellaneous expenses of $30,000.

         Engineering. Engineering expenses for the rheology instruments and services business for the three and nine months ended September 30, 2002 were $460,000 and $1,390,000, respectively, compared to $443,000 and $1,392,000 over the same periods in the prior year. Engineering expenses for the life sciences business for the three and nine months ended September 30, 2002 were $78,000 and $179,000, respectively, compared to $112,000 and $150,000 over the same periods in the prior year.

         Engineering expenses for the three and nine months ended September 30, 2002 decreased by $17,000 and increased by $27,000, respectively, compared to the corresponding periods in the prior year.

         The increase in the three-month period in the rheology instruments and services business was $17,000, which relates mostly to increased prototype expense, offset by the decrease in engineering expense in the life sciences business of $34,000 as the result of a decrease in prototype expenses.

         The increase in the nine-month period of $27,000 is the result of the inclusion of the increase in Aviv Instruments expenses of $29,000 offset by a decrease in RHEO U.S. expenses of $2,000.

         Interest Expense. Net interest expense for the three and nine months ended September 30, 2002 decreased $30,000 and $99,000, respectively, compared to the same periods in 2001. This decrease is due to lower interest rates in effect for the period and is partially offset by carrying larger loan balances.

         Foreign Currency. The foreign currency adjustment for the three and nine months ended September 30, 2002 was a loss of $47,000 for the three-month period and a gain of $51,000 for the nine-month period. This compares to a gain of $131,000 for the three-month period and a $251,000 loss for the nine-month period in the prior year. The year to date adjustment was primarily due to transaction gains of $180,000 resulting from the Euro and the Japanese yen against the U.S. dollar. These were offset by transaction losses of $129,000 resulting from the British Pound against the U.S. dollar.

         Net Loss. Net loss for the three months ended September 30, 2002 was $2,356,000, compared to net income of $4,000 for the same period in 2001. Sales decreased $2,718,000 in 2002 while cost of sales decreased by $864,000.

Additionally operating expenses increased $407,000 and foreign currency loss increased $178,000. These increases were offset by a decrease in interest and tax expense of $30,000 and $49,000, respectively, compared to the same period last year.

         Net loss for the nine months ended September 30, 2002 was $3,131,000, compared to a net loss of $883,000 for the same period in 2001. Sales decreased $2,003,000 in 2002 while cost of sales decreased by $191,000. Additionally operating expenses increased $936,000 which was offset by a decrease in interest expense, tax expense and favorable currency transactions of $99,000, $99,000 and $302,000, respectively, compared to the same period last year.

         Inherent in our business is the potential for inventory obsolescence for older products as we develop new products. Our development efforts generally enhance existing products or relate to new markets for existing technology. We do however continuously monitor our exposure relating to excess and obsolete inventory and establish reserves for any exposure.

12 Months Ended December 31, 2001 vs. 12 Months Ended December 31, 2000

         Revenues. In the year ended December 31, 2001, we achieved revenues, of $31,313,000 compared to $29,883,000 for the same period in 2000. Sales in 2001 were denominated in the following currencies, U.S. dollars of $19,616,000, Japanese yen of 765,164,429 converting to $6,281,000, German marks of 7,732,063 converting to $3,489,000, French francs of 9,206,304 converting to $1,456,000, and British pounds of 328,424 converting to $471,000. Sales in 2000 were denominated in the following currencies, U.S. dollars of $16,906,000, Japanese yen of 639,106,676 converting to $5,877,000, German marks of 10,131,723 converting to $4,720,000, French francs of 11,864,442 converting to $1,447,000, and British pounds of 626,314 converting to $933,000.

         Domestic and Japanese revenues increased by 16.0% and 6.9%, respectively, while European revenues decreased by 23.7%. Included in revenues for 2000 is the acquisition (effective November 17, 2000) of Protein Solutions, which accounted for $481,000 of domestic revenues. Included in the 2001 domestic revenues number is a full year of Protein Solutions revenue totaling $4,062,000 and revenue for Aviv Instruments (acquired May 31, 2001) totaling $1,668,000. Revenues for 2001 were unfavorably affected by $1,040,000 due to less favorable currency rates in effect compared to 2000. Foreign revenues decreased to 37% of consolidated revenue, compared to 44% in 2000.

         Gross Profit. Gross profit for the year ended December 31, 2001 was 39.6% of sales, compared to 47.4% for 2000. The gross profit percentage decrease was the result of unfavorable product mix, intensive pricing pressures, and a decline in volume in our rheology instruments and services and thermal business totaling a margin loss of 3.3%, In addition our gross profit percentage was negatively affected by 2.2% due to lower margins relating to Protein Solutions and Aviv Instruments which were not included in prior periods. In addition the inventory write down of specific product lines equaled 2.3% of margin loss. Obsolete inventory has been written down to zero and there has been no activity on these items. Our slow moving inventory has been written down to reflect the normal gross profit on any futures sales. Our policy is to analyze slow moving and obsolete inventory and mark it down to lower of cost or market.

         Operating Expenses. Operating expenses increased by $3,384,000 to $15,521,000 for the year ended December 31, 2001, compared to 2000. This increase includes an increase of expenses for Protein Solutions of $1,197,000 over last year and 7 months of expenses for Aviv Instruments of $656,000. Also included is a restructuring charge of $794,000. (See Note 10 of Notes to Consolidated Financial Statements.) Operating expenses have been favorably affected by $309,000 due to currency rates in effect compared to 2000. Excluding the currency effect, the restructuring charge, and the expenses related to the two acquisitions, operating expenses have increased $1,046,000 over the same period last year.

         General and Administrative. General and administrative expenses increased to $3,644,000 for the year ended December 31, 2001 compared to $1,999,000 in the same period in 2000. Included in the increase of $1,645,000 is approximately $1,038,000 related to Protein Solutions and Aviv Instruments expenses not included in the prior period. The remaining increase is primarily due to increases in bank fees of $180,000, legal fees of $109,000, audit fees of $45,000, salaries of $87,000 and cost of $50,000 related to our listing on the American Stock Exchange. Additionally the general and administrative expenses in 2000 were lower by $214,000 related to a credit received from our previous health insurance provider.

         Sales and Marketing. Sales and marketing expenses increased to $8,719,000 for the year ended December 31, 2001 compared to $8,010,000 in the same period in 2000. Included in the increase of $709,000 is approximately $555,000 related to Protein Solutions expenses not included in the prior period. The remaining increase of approximately $154,000 is primarily due to an increase in sales and marketing expenses for Europe and domestic of $292,000 and $157,000 respectively offset by a decrease in Japan of $295,000. During 2001 additional resources were committed to Europe to support anticipated growth that did not materialize. As a result, Europe was restructured in December 2001. (See Note 10 of Notes to Consolidated Financial Statements). The increase on domestic is primarily related to changes in the management structure of the sales organization as well as the recruiting of new field sales representatives. Japan's decrease in expenses was the result of the currency rates in effect in 2001 compared to 2000 since expenses in local currency were relatively flat.

         Engineering. Engineering expenses increased to $2,218,000 for the year ended December 31, 2001 compared to $1,958,000 in the same period in 2000. This increase of $260,000 is the result of the inclusion of Aviv Instruments expenses in 2001. For 2001, we expensed approximately $350,000 related to the development of new products that will contribute to 2002 revenue.

         Interest Expense. Interest expense increased $70,000 for the period ended December 31, 2001 compared to 2000. This increase is due to $47,000 of affiliate interest due to Axess Corporation as well as carrying larger loan balances offset by lower interest rates.

         Foreign Currency. The foreign currency adjustment for year ended December 31, 2001 was a loss of $518,000 compared to a loss of $620,000 for the same period last year. The loss was primarily due to transaction losses of $534,000 resulting from the French franc, Japanese yen, and German mark against the U.S. dollar. These were offset by a gain of $16,000 resulting from the British pound against the U.S. dollar.

         Net Loss/Income. Net loss for the period ended December 31, 2001 was $4,993,000, compared to net income of $91,000 for the same period in 2000. While sales increased $1,430,000 in 2001, cost of sales increased by $3,166,000. This decline in gross margin was the result of unfavorable product mix and intensive pricing pressures in our rheology instruments and services business. In addition, our margins were negatively affected by lower margins relating to Protein Solutions and Aviv Instruments which were not included in prior periods. Also contributing to the higher loss was an increase in operating expenses of $3,384,000, an increase in interest expense of $70,000, a decrease in tax expense of $4,000, and a decrease in the currency loss of $102,000 as compared to the same period last year.

         Backlog. Backlog as of December 31, 2001 and 2000 was $2,400,000 and $1,500,000, respectively. We expect that all of the items in our backlog at December 31, 2001 will be delivered in the current calendar year.

         Inherent in our business is the potential for inventory obsolescence for older products as we develop new products. Our development efforts generally enhance existing products or relate to new markets for existing technology. We do however continuously monitor our exposure relating to excess and obsolete inventory and establish reserves for any exposure.

12 Months Ended December 31, 2000 vs. 12 Months Ended December 31, 1999

         Revenues. In the year ended December 31, 2000, we achieved revenues of $29,883,000 compared to $28,363,000 for the same period in 1999. Domestic and European revenues increased by 11.9% and 9.8%, respectively, while Japanese revenues decreased by 13.4%. Included in the 2000 revenues is the acquisition (effective November 17, 2000) of Protein Solutions, which accounted for $481,000 of domestic revenues.

Revenues for 2000 were unfavorably affected by foreign exchange of $1,076,000 compared to 1999. Foreign revenues decreased to 44% of consolidated revenues, compared to 47% in 1999.

         Gross Profit. Gross profit for the year ended December 31, 2000 was 47.4% of revenue, compared to 38.5% for 1999. Gross profit in 1999 includes a charge for obsolete and slow moving product lines of $1,840,000. The charge in 1999 relates primarily to our decision to scrap certain inventories based on the continued decline in the utilization of certain inventories related to our thermal business. Without this charge, gross profit in 1999 would have been 45.0%. The balance of the increase in gross profit versus 1999 (adjusted) relates to sales volume increases and product mix changes.

         Operating Expenses. Operating expenses decreased by $1,445,000 to $12,137,000 for the year ended December 31, 2000, compared to 1999. Our continued effort to maximize the efficiency of each department contributed to a reduction in operating expenses in all areas. Exchange difference in 2000 versus 1999 on foreign expenses accounted for approximately $272,000 of the decrease.

         Interest Expense. Interest expense decreased $800,000 for the period ended December 31, 2000 compared to 1999. This decrease is due to the elimination of affiliated interest expense, $1,020,000 in 1999, offset by increased bank interest of $220,000 versus 1999, due to carrying larger outstanding balances.

         Backlog. Backlog as of December 31, 2000 and 1999 was $1,500,000 and $2,000,000, respectively.

         Net Income/Loss. Net Income for the period ended December 31, 2000 was $91,000 compared to a loss of $5,138,000 in 1999. Included in the 1999 loss was a $1,840,000 charge to obsolescence, $285,000 of bank charges, and $1,020,000 of affiliate interest expense.

Financing, Liquidity and Capital Resources

         From and after March 6, 2000, our principal source of liquidity has been borrowings under our senior credit facility with PNC Bank, National Association which was obtained in connection with the transaction by which our principal stockholder, Andlinger Capital XXVI LLC, acquired its interest in our company. The senior credit facility provides for a total credit facility of $14,500,000, of which $13,000,000 is a working capital revolving credit facility with an initial three-year term expiring on March 6, 2003. The amount of available credit is determined by the level of certain eligible receivables and inventories. The line of credit bears interest at the prime rate, 4.75% at September 30, 2002.

         The senior credit facility also includes a term loan in the amount of $1,500,000 to be repaid in 4 equal quarterly installments of $75,000, 23 monthly installments of $25,000 and a final payment of $625,000 due at maturity on March 6, 2003. The term loan bears interest at the prime rate plus 1.5 percent (6.25% at September 30, 2002 and December 31, 2001) which is due monthly. The outstanding balance of the term loan obligation was $750,000 at September 30, 2002. On May 31, 2001, in connection with the Aviv Instruments acquisition (see
Note 6 to Notes to Consolidated Financial Statements), we and PNC Bank, National Association amended the senior credit facility to provide for a second term loan in the amount of $300,000. This second term loan is repayable in 48 monthly installments of $6,250 and bears interest at the prime rate plus 1.5% (6.25% at September 30, 2002 and December 31, 2001). The outstanding balance of the second term loan was $213,000 at September 30, 2002. The senior credit facility is subject to customary event of default and acceleration provisions and is collateralized by substantially all of our assets. Additionally, the senior credit facility contains a net worth covenant and a fixed charge coverage ratio covenant.

         On March 29, 2002 PNC Bank, National Association amended the financial covenants for 2002 including a condition requiring a cash infusion of at least $1,000,000 in the form of equity by July 31, 2002. On August 8, 2002 we entered into an agreement with Andlinger Capital XXVI pursuant to which Andlinger Capital XXVI would make an immediate preferred stock investment of $1,500,000, with the right, subject to future Board determination of the need for such capital, to invest up to an additional $500,000. Andlinger Capital XXVI purchased 1,500 of the 2,000 authorized shares of our newly created Series B Preferred Stock. The Series B Preferred Stock does not carry a current dividend, but is subject to redemption at our option, or upon the sale of all or substantially all of our assets, upon the sale of any major portion of our assets, upon the sale of a significant subsidiary or division of our company, upon a change in control of our company, upon the sale of common or preferred stock by us to the public, or upon the acceleration of indebtedness for borrowed money in excess of $1,000,000. The redemption price of the Series B Preferred Stock is the original Series B Preferred Stock issue price multiplied by 101% plus an additional 1% for each calendar month completed following the date of original issuance. On August 12, 2002, the sale of the 1,500 shares of Series B Preferred Stock to Andlinger Capital XXVI was consummated, which satisfied the cash infusion requirement under the senior credit facility.

         As a result of the deteriorating business climate and a continuing shortfall in sales, and in order to provide needed liquidity to support our operations, on October 18, 2002, we requested Andlinger Capital XXVI to improve our liquidity by making an additional preferred stock investment in our company. On November 1, 2002, Andlinger Capital XXVI made an additional Series B Preferred Stock investment of $500,000, and agreed to defer the mandatory redemption required by the terms of the Series B Preferred Stock, such that instead of us being required to redeem all of the outstanding shares of Series B Preferred Stock at closing of the sale of our rheology instruments and services business, one-third will be required to be redeemed at closing, one-third six months following the closing, and one-third twelve months after the closing, subject to certain terms and conditions. As of September 30, 2002 we are in violation of the fixed charge coverage ratio covenant in the senior credit facility. As a result, absent a waiver or forbearance from PNC Bank, National Association, PNC Bank could exercise its rights to accelerate the outstanding indebtedness under the senior credit facility, realize upon the collateral securing the debt (which comprises substantially all of our assets), or exercise its other remedies under or relating to the senior credit facility. We have requested, but have not yet received a formal response from PNC Bank regarding a waiver or forbearance agreement that would be subject to the closing of the sale of our rheology instruments and services business. Upon the closing of the proposed sale, we will use the proceeds to retire in full all of our outstanding indebtedness under the senior credit facility and it will be terminated. If the sale does not take place by such date, PNC Bank may by virtue of such financial covenant violation accelerate the maturity of the outstanding indebtedness under the senior credit facility. We cannot assure you, however, that the sale of our rheology instruments and services business will be consummated or that we will be able to meet the covenant in future periods. In the absence of a waiver, we have reclassified the remaining long term bank debt to short-term borrowings.

         At September 30, 2002, we had total borrowings under the senior credit facility of $9,437,000 with remaining availability of approximately $588,000. At December 20, 2002, our borrowings were approximately $9,753,000 and we had effectively exhausted our remaining availability under the senior credit facility. We anticipate that we will be able to meet our cash needs through a January 15, 2003 closing of the sale of our rheology instruments and services business from cash generated through operations, management of non-essential vendor payables and purchase orders, employee staff reductions and furloughs. If, however, our sales in the remaining period prior to closing of the sale of our rheology instruments and services business fall short of our current expectations, or if our expenses exceed our expectations, or if other factors adversely affect our business or financial condition, we may be forced to act more aggressively in these areas or explore other ways to reduce expenses. There can be no assurance that we will be successful in maintaining an adequate level of cash resources.

         The sale of our rheology instruments and services business on or about January 15, 2003 pursuant to the Asset Purchase Agreement is integral to our liquidity. If the sale is not consummated on a timely basis, we do not believe that the cash generated from our operations would provide us with the cash resources necessary to fund our operations in the current very difficult business environment. In that event we will need to consider other options that may be available to us including the potential liquidation of our assets or seeking relief under the federal bankruptcy laws.

         Upon the closing of the sale of the rheology instruments and services business, we anticipate that the cash proceeds of the sale will be adequate to pay off the senior credit facility and vendor obligations not assumed by Waters Technologies. In addition, we will be required to make substantial payments at and following closing to our landlord in connection with the lease termination agreement relating to our facility in Piscataway, New Jersey, to repay in part certain obligations to Axess Corporation, our former controlling stockholder, to satisfy in part certain obligations owed to Andlinger Capital XXVI with respect to amounts recently provided as interim financing by Andlinger Capital XXVI, to pay certain other obligations to Andlinger Capital XXVI and to pay legal, accounting and other expenses of the sale transaction. We anticipate that those payments to be made at closing would be funded primarily out of the cash proceeds payable at closing and that those payments to be made following the closing would be funded primarily out of the cash proceeds payable at closing, the proceeds of an escrow established to secure certain of our obligations under the Asset Purchase Agreement, and cash generated from our operations after the closing. We may also request that Andlinger Capital XXVI further defer the redemption of all or a portion of its preferred stock. However, there can be no assurance that Andlinger Capital XXVI would agree to such deferral, or that our anticipated cash resources will ultimately be adequate to make these payments on a timely basis or at all.

         Following the sale of our rheology instruments and services business, and the payment in full of all outstanding indebtedness thereunder, our senior credit facility with PNC Bank, National Association will terminate. We anticipate that following the sale of our rheology instruments and services business, our operations initially will be cash neutral or generate a modest positive cash flow and that a bank credit facility will not initially be necessary to support our life sciences business at its current level of operations. Our long term liquidity is contingent upon our consistently meeting our sales forecast, the consummation of the sale of our rheology instruments and services business, and our continued improvement in the area of asset management. If any one of the above does not happen and we continue to experience a decline in orders due to the negative economy, there can be no assurance that we will be successful in maintaining an adequate level of cash resources. We may be forced to act more aggressively in the area of expense reduction in order to conserve cash resources as we look for alternative solutions. Following the consummation of the sale of our rheology instruments and services business, we intend to seek bank or similar financing on acceptable terms in order to obtain the added flexibility it will provide to our operations. There can be no assurance that our operations will generate an adequate level of cash flow or that we will be able to obtain such financing or that it will be available on terms acceptable to us.

Cash Flows from Operations

         Net cash used in operating activities in the nine months ended September 30, 2002 was $1,127,000 compared to $2,266,000 in the same period in 2001. For the nine-month period ended September 30, 2002 accounts receivable, inventories, other assets, and deferred financing costs decreased by $1,964,000, $837,000, $23,000 and $90,000, respectively. These inflows were offset by an increase in prepaid expenses and other current assets of $276,000 and a decrease in accounts payable and accrued liabilities of $1,106,000. The loss for the nine months ended September 30, 2002 was $3,131,000. This was accompanied by non-cash depreciation and amortization charges of $612,000, a provision for inventory reserves of $129,000, a loss on retirement of assets of $2,000 and an unrealized currency gain of $271,000.

Cash Flows from Investing

         We made capital expenditures of $118,000 during the nine months ended September 30, 2002 as compared to $305,000 in the same period in 2001.

Cash Flows from Financing

         Net cash provided by financing activities for the nine months ended September 30, 2002 was $1,199,000 compared to $2,801,000 in the same period in 2001. During the period, our borrowings under line of credit agreements increased $519,000. We had proceeds from the issuance of common stock of $4,000, and proceeds from the issuance of preferred stock net of issuance costs of $1,320,000. Offsetting these inflows were the repayments of long term debt and lease obligations totaling $523,000 and a decrease in our borrowings against accounts receivables of $121,000.

Critical Accounting Policies and Estimates

         We follow certain significant accounting policies when preparing our consolidated financial statements. A complete summary of these policies is included in Note 1 to Notes to Consolidated Financial Statements.

         Principles of Consolidation and Operations. Our consolidated financial statements include the accounts of Rheometric Scientific, Inc. and our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue Recognition. Product sales are recorded upon shipment, provided that the price is fixed, title has been transferred, collection of the resulting receivable is reasonably assured, and there are no significant obligations. Maintenance agreement revenue is recorded on a straight-line basis over the terms of the respective agreements. Other service revenue is recorded as services are performed. We accrue for expected warranty cost on product sales.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), for fiscal years beginning after June 15, 2000. The provisions of SFAS 133 require all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS
133. In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133. We adopted these standards in the first quarter of 2001.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB
101), which must be adopted no later than fourth quarter of 2000. As our accounting policies are consistent with the provisions of SAB 101, there was no impact on the financial statements.

         In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (FAS 141), and SFAS No. 142, "Goodwill and Other Intangible Assets." (FAS 142) Under these new Standards the FASB eliminated accounting for any mergers and acquisitions as poolings of interests, eliminated amortization of goodwill and indefinite life intangible assets, and established new impairment measurement procedures for goodwill. FAS 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. We are currently determining the impact of adopting FAS 142 in 2002.

         In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of this new standard.

         In July 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets" which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. We are currently assessing the impact of this new standard.

Quantitative and Qualitative Disclosures About Market Risks

Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives, or other financial instruments for trading or speculative purposes. We are exposed to market risk related to changes in foreign exchange and interest rates.

                                  OTHER MATTERS

         Our management is not aware of any other matters to be presented for action at the Special Meeting; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.

                             ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2003 Annual Meeting Proxy Statement and Proxy Card

         Proposals of stockholders intended to be presented at our 2003 Annual Meeting of Stockholders must be received at our executive offices on or before January 1, 2003 for inclusion in our proxy statement with respect to such meeting.

Other Stockholder Proposals--Deadline for Consideration

         Stockholder proposals not included in a proxy statement for an annual meeting of stockholders, including stockholder nominations for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in our bylaws in order to be properly brought before the annual meeting of stockholders. In general, notice of a stockholder proposal or a director nomination must be delivered to our Secretary not less than 120 days prior to the anniversary date of the date on which proxy materials for the preceding annual meeting of stockholders were mailed to stockholders. With regard to next year's annual meeting of stockholders expected to be held in May 2003, the written notice must be received before January 1, 2003.

         In addition to timing requirements, the advance notice provisions of our bylaws contain informational content requirements that must also be met. A copy of the bylaw provision containing these timing procedures and content requirements may be obtained by writing to our Secretary.

         If the presiding officer of the special meeting of stockholders determines that business was not brought before the meeting in accordance with the bylaw provisions, such business will not be transacted or such defective nomination will not be placed.

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

         This Proxy Statement contains forward-looking statements that involve risks and uncertainties. The words "believe," "anticipate," "expect," "estimate," "intend" and similar expressions identify forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

         In addition to those factors discussed elsewhere in this Proxy Statement, including the factors set forth under the heading "Risk Factors Related to the Sale of Our Rheology Instruments and Services Business," and in our other public filings with the SEC, important factors that could cause actual results to differ materially from our expectations include: our ability to consummate the sale of our rheology instruments and services business; the risks associated with the proposed expansion of our life services business; dependence on the capital spending policies of our customers; as well as factors that affect the materials test systems industry generally. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are required to file reports and other information with the SEC pursuant to the information requirements of the Exchange Act.

         Our filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1.800.SEC.0330 for further information relating to the public reference rooms. Copies of our filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding our company.

         The Asset Purchase Agreement (excluding exhibits and schedules) is attached to this Proxy Statement as Annex A. We will provide you with a copy of the exhibits to the Asset Purchase Agreement without charge. You may request copies of these documents by contacting us at: Rheometric Scientific, Inc., One Possumtown Road, Piscataway, New Jersey 08854 or calling us at 732.560.8550,
Attention: Assistant Secretary. Statements contained in this Proxy Statement as to the contents of the Asset Purchase Agreement or other agreement or document referred to in this Proxy Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement or other document.

                                     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                  FOR RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES

                                                                                                              Page

Consolidated Financial Statements as of December 31, 2001 and December 31, 2000
and for the Three Years Ended December 31, 2001

Independent Auditors' Report...................................................................................F-2

Consolidated Balance Sheets....................................................................................F-3

Consolidated Statements of Operations..........................................................................F-4

Consolidated Statements of Cash Flows..........................................................................F-5

Consolidated Statements of Shareholders' Equity (Deficiency) and Comprehensive Income/(Loss)...................F-6

Notes to Consolidated Financial Statements.....................................................................F-7



Condensed Consolidated Financial Statements as of September 30, 2002 and
September 30, 2001 and for the Three and Nine Months Ended September 30, 2002 and September 30, 2001 (Unaudited)

Condensed Consolidated Balance Sheets.........................................................................F-23

Condensed Consolidated Statements of Operations...............................................................F-24

Condensed Consolidated Statements of Cash Flows...............................................................F-25

Condensed Consolidated Statements of Comprehensive Income/(Loss)..............................................F-26

Notes to Condensed Consolidated Financial Statements..........................................................F-27

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of Rheometric Scientific, Inc. and Subsidiaries


         We have audited the accompanying consolidated balance sheets of Rheometric Scientific, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rheometric Scientific, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                             /s/ MAHONEY COHEN & COMPANY, CPA, P.C.


New York, New York
March 19, 2002

                                   RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                           CONSOLIDATED BALANCE SHEETS


                                                                                                December 31,
                                                                                           ---------------------
Assets (in thousands)                                                                      2001             2000
                                                                                           ----             ----
Current Assets
    Cash                                                                               $    696         $    786
    Receivables - less allowance for doubtful accounts of $178 and
       $188 at December 31, 2001 and 2000                                                 8,668            9,858
    Inventories, net
    Finished goods                                                                        2,558            1,664
    Work-in-process                                                                       1,154            1,045
    Assembled components, materials and parts                                             4,455            4,138
                                                                                        -------          -------
         Total Inventory                                                                  8,167            6,847
Prepaid expenses and other current assets                                                   558              882
                                                                                        -------          -------
         Total current assets                                                            18,089           18,373
                                                                                        -------          -------
Property, plant and equipment                                                            16,843           16,062
Less accumulated depreciation and amortization                                           11,319           10,815
                                                                                        -------          -------
Property, plant and equipment, net                                                        5,524            5,247
                                                                                        -------          -------
Goodwill                                                                                  5,358            2,349
Other assets                                                                                658              823
                                                                                        -------          -------
         Total Assets                                                                   $29,629          $26,792
                                                                                        =======          =======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
    Short-term bank borrowings                                                           $8,919           $6,553
    Current maturities of long-term debt                                                    751              524
    Current maturities affiliate debt                                                       150               --
    Accounts payable                                                                      4,229            3,400
    Borrowings against accounts receivable                                                  923              385
    Accrued Restructuring                                                                   794               --
    Accrued liabilities                                                                   4,026            3,543
                                                                                        -------          -------
         Total current liabilities                                                       19,792           14,405
                                                                                        -------          -------
Long-term debt                                                                            5,319            5,395
Long-term debt - affiliate                                                                  600            1,000
Other long-term liabilities                                                                 122              151
                                                                                        -------          -------
         Total liabilities                                                               25,833           20,951
                                                                                         ------           ------
Commitments and Contingencies (Note 8)
Convertible Redeemable Preferred Stock                                                       --            1,000
                                                                                        -------          -------
Shareholders' Equity
Preferred Stock, par value of $.01,
    Authorized 1,000 shares, issued and outstanding 1 share
    At December 31, 2000.                                                                    --               --
    Common stock, par value of $.01,
       Authorized 49,000 shares; issued 27,715
       at December 31, 2001 and 25,716 at December 31,2000                                  277              257
    Additional paid-in capital                                                           37,337           33,248
    Treasury Stock, at cost, 2,800 shares at December 31,  2001 and 2000                     --               --
    Accumulated deficit                                                                 (33,731)         (28,738)
    Accumulated other comprehensive income                                                  (87)              74
                                                                                        -------          -------
         Total shareholders' equity                                                       3,796            4,841
                                                                                        -------          -------
         Total Liabilities and Shareholders' Equity                                     $29,629          $26,792
                                                                                        =======          =======
See Notes to Consolidated Financial Statements.

                                 RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

                                                                    Year Ended December 31,
                                                     -------------------------------------------------------
                                                              2001               2000               1999
                                                              ----               ----               ----

Sales
Products                                                    27,722             25,871             24,890
Services                                                     3,591              4,012              3,473
                                                         ----------          ---------         ----------
Total Sales                                                $31,313            $29,883            $28,363

Cost of Sales
Products                                                    16,290             13,452             15,145

Services                                                     2,597              2,269              2,303
                                                         ----------          ---------         ----------
Total cost of sales                                         18,887             15,721             17,448
                                                         ----------          ---------         ----------

 Gross profit                                               12,426             14,162             10,915
                                                         ----------          ---------         ----------

Marketing and selling expenses                               8,719              8,010              8,896
Engineering expenses                                         2,218              1,958              2,127
General and administrative expenses                          3,644              1,999              2,379
Restructuring expense                                          794                 --                 --
Goodwill amortization                                          105                  7                 --
Intangible amortization                                         41                163                180
                                                         ----------          ---------         ----------
                                                            15,521             12,137             13,582
                                                         ----------          ---------         ----------
Operating income/(loss)                                     (3,095)             2,025             (2,667)

Interest expense                                            (1,328)            (1,305)            (1,085)
Interest expense - affiliate                                   (47)                --             (1,020)
Foreign currency loss                                         (518)              (620)              (123)
                                                         ----------          ---------         ----------

Income/(Loss) before income taxes                           (4,988)               100             (4,895)
Income taxes                                                     5                  9                243
                                                         ----------          ---------         ----------

Net income/(loss)                                        $  (4,993)           $    91          $  (5,138)
                                                         ==========          =========         ==========

Net income/(loss) per share
  Basic                                                     $(0.21)             $0.00             $(0.39)
                                                            =======             =====             =======
  Diluted                                                   $(0.21)             $0.00             $(0.39)
                                                            =======             =====             =======
Average number of shares outstanding
  Basic                                                     23,963             18,937             13,162
                                                            ======             ======             ======
  Diluted                                                   23,963             22,959             13,162
                                                            ======             ======             ======

See Notes to Consolidated Financial Statements.

                                RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Year Ended December 31,
                                                                      ------------------------------------
                                                                         2001         2000        1999
                                                                         ----         ----        ----

(in thousands)
Cash Flows from Operating Activities:
Net (loss)/income                                                       $(4,993)         $91     $(5,138)
Adjustments to reconcile net income/(loss) to net cash (used
in)/provided by operating activities:
  Depreciation and amortization of plant and equipment                      834          829         710
  Amortization of goodwill                                                  105            7          --
  Provision for slow moving inventory                                       452           --       1,840
  Amortization of intangibles                                                41          163         180
  Loss on retirement of property, plant and equipment                        27           --           4
  Amortization of options issued as compensation                             10           --          --
  Restructuring reserve (includes inventory reserve of $702)              1,496           --          --
  Warrants issued for services                                               --           --         167
  Unrealized currency loss/(gain)                                           520          458        (145)
Changes in assets and liabilities (net of effect of PSI
  Acquisition in 2000 and  Aviv in 2001):
  Receivables                                                             1,414          571        (488)
  Inventories                                                            (2,103)        (261)      1,898
  Prepaid expenses and other current assets                                 348         (146)        253
  Accounts payable and accrued liabilities                                 (434)         248         542
  Payable to affiliate                                                       --           --       1,020
  Other assets                                                               94         (326)         60
  Other non-current liabilities                                             (40)          48           1
  Other non-current liability - Mettler                                      --           --         (76)
                                                                      ---------    ---------   ----------
Net cash (used in)/ provided by operating activities                     (2,229)       1,682         828

Cash Flows from Investing Activities:
  Aviv acquisition costs net of cash acquired ($327)                       (177)          --          --
  PSI acquisition costs                                                     (50)        (385)         --
  Purchases of property, plant and equipment                               (186)        (201)       (115)
                                                                      ---------    ---------   ---------
Net cash used in investing activities                                      (413)        (586)       (115)

Cash Flows from Financing Activities:
  Net borrowing from/(repayments of) line of credit                       2,290        1,775        (893)
  (Repayments)/borrowings against accounts receivable                       631         (594)        103
  Proceeds from long-term debt                                              300        1,500          --
  Repayment of long-term debt/lease obligation                             (641)        (419)       (244)
  Repayment of long-term debt affiliate                                     (50)      (3,500)         --
  Proceeds from issuance of common stock, net of
  Issuance costs                                                             96          875          --
  Proceeds from warrants exercised                                           --        1,000          --
  Repayment of Mettler liability                                             --       (1,212)         --
                                                                      ---------    ----------  ---------
Net cash provided by/(used in) financing activities                       2,626         (575)     (1,034)
Effect of Exchange Rate Changes on Cash                                     (74)          --          98
                                                                      ----------   ---------   ---------
Net (decrease)/increase in cash                                             (90)         521        (223)
Cash at beginning of year                                                   786          265         488
                                                                      ---------    ---------   ---------
Cash at end of year                                                   $     696    $     786   $     265
                                                                      =========    =========   =========

See Notes to Consolidated Financial Statements.

                                         RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                                                AND COMPREHENSIVE INCOME/(LOSS)


(in thousands)                                                                                 Accumulated
                                                         Additional                               Other           Total
                                        Common Stock       Paid-In    Treasury   Accumulated   Comprehensive    Shareholders'
                                     Shares     Amount     Capital      Stock      Deficit     Income/(Loss)      Equity
                                     ------     ------     -------      -----      -------     -------------      ------

Balance at December 31, 1998          13,162   $    132   $  25,404      --      $ (23,691)    $       (80)     $   1,765
Net loss                                  --         --          --      --         (5,138)             --         (5,138)
Currency translation adjustment           --         --          --      --             --             219            219
Comprehensive loss                        --         --          --      --             --              --         (4,919)
Warrants issued for services              --         --         167      --             --              --            167
                                    --------   ---------  ---------      --       ---------    ------------      --------
Balance at December 31, 1999          13,162        132      25,571      --        (28,829)            139         (2,987)
Net income                                --         --          --      --             91              --             91
Currency translation adjustment           --         --          --      --             --             (65)           (65)
Comprehensive income                      --         --          --      --             --              --             26
Axess indebtedness contributed
  To capital                              --         --       3,727      --             --              --          3,727
Common stock issued to Andlinger
Capital XXVI
  Net of offering costs               10,606        106         769      --             --              --            875
Exercise of stock warrants             1,268         13         987      --             --              --          1,000
Treasury stock                        (2,800)        --          --      --             --              --             --
Common stock issued pursuant
  To Protein Solutions Acquisition       680          6       2,194      --             --              --          2,200
                                    --------   ---------  ---------      --       ---------    ------------      --------
Balance at December 31, 2000          22,916   $    257   $  33,248      --        (28,738)             74          4,841
Net loss                                  --         --          --      --         (4,993)             --         (4,993)
Currency translation adjustment           --         --          --      --             --            (161)          (161)
Comprehensive loss                        --         --          --      --             --              --         (5,154)
Common stock issued pursuant
  To Aviv Acquisition                    806          8       2,732      --             --              --          2,740
Conversion of preferred stock          1,000         10         990      --             --              --          1,000
Axess conversion debt to equity           66          1         262      --             --              --            263
Options exercised                        127          1          95      --             --              --             96
Fair Value of options granted             --         --          10      --             --              --             10
                                    --------   ---------  ---------      --       ---------    ------------      --------
Balance at December 31, 2001          24,915   $    277   $  37,337      --       $ 33,731)    $       (87)      $  3,796
                                    ========   =========  =========      --       =========    ============      ========

See Notes to Consolidated Financial Statements.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


1.       Summary of Significant Accounting Policies

Principles of Consolidation and Operations

The consolidated financial statements include the accounts of Rheometric Scientific, Inc. and its wholly-owned subsidiaries (referred to as "Rheometric" or the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

On March 6, 2000, pursuant to a Securities Purchase Agreement, dated as of February 17, 2000, by and between the Company, Axess Corporation ("Axess") and Andlinger Capital XXVI LLC ("Andlinger Capital XXVI"), as amended (the "Purchase Agreement") and certain related agreements, to provide Andlinger Capital XXVI with control of the Company, Andlinger Capital XXVI purchased (i) 10,606,000 shares of newly issued common stock of the Company (the "Investor Shares") and
(ii) warrants to purchase (x) an additional 2,000,000 shares of common stock of the Company at an exercise price of $1.00 per share, exercisable at any time prior to March 6, 2007 (the "Investor A Warrants") and (y) an additional 4,000,000 shares of common stock of the Company at an exercise price of $3.00 per share, exercisable at any time prior to March 6, 2003 (the "Investor B Warrants," and collectively with the Investor A Warrants, the "Investor Warrants"), for the aggregate consideration of $1,825,000 (the "Purchase Price"). Upon consummation of this transaction Andlinger Capital XXVI acquired the power to vote an aggregate of 16,606,000 shares of the Company's common stock (of which 6,000,000 shares are attributable to the Investor Warrants) representing approximately 74% of the issued and outstanding common stock of the Company (including as outstanding for the purposes of determining such percentage the 6,000,000 shares issuable upon exercise of the Investor Warrants). Prior to the purchase by Andlinger Capital XXVI of the Investor Shares and the Investor Warrants, Axess agreed to contribute 2,800,000 shares of common stock to the Company.

The Company designs, manufactures, markets and services computer-controlled material testing systems for use in material and product research and development, on-line process monitoring and quality control.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Product sales are recorded upon shipment, provided that the price is fixed, title has been transferred, collection of the resulting receivable is reasonably assured, and there are no significant obligations. Maintenance agreement revenue is recorded on a straight-line basis over the terms of the respective agreements. Other service revenue is recorded as services are performed. The Company accrues for expected warranty cost on product sales. Service revenue for the years ended December 31, 2001, 2000 and 1999 was $3,591,000, $4,012,000, and
$3,473,000, respectively. Deferred revenue relating to maintenance agreements amounted to $999,000 and $812,000 at December 31, 2001 and 2000, respectively, and is included in accrued liabilities in the accompanying Consolidated Balance Sheet.

Inventories

Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost (determined on the first-in, first-out method) or market. The Company's inventory increased 2,462,000 in 2001 vs. December 31, 2000. $865,000 of this increase relates to the acquisition of Aviv, which

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


was not in the 2000 number. The remaining increase of 1,597,000 relates to rheogical inventory . The inventory increased late in the second quarter 2001 as we prepared for the expected second half upswing in sales. With the downturn in the economy, our inventory levels remained higher than expected throughout the second half of the year. We expect inventory to decrease in 2002 as we implement our aggressive asset management program. As of December 31, 2001 and 2000, the Company had a reserve of approximately $3,090,000 and $1,941,000, respectively, for excess and obsolete inventory. $702,000 of the increase in obsolescence is part of the restructuring provision booked in the fourth quarter of 2001. (See
Note 10 of Notes to Consolidated Financial Statements). We continuously monitor our exposure relating to excess and obsolete inventory and establish reserves for any exposure.

Property, Plant and Equipment

Property, plant and equipment is carried at cost. Depreciation and amortization of plant and equipment are computed based on the estimated service lives of the assets or lease terms, whichever is shorter, using the straight-line method. Betterments and major renewals are capitalized, while repairs, maintenance and minor renewals are expensed. When assets are disposed of, the assets and related allowances for depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

The estimated useful lives for each class of fixed assets are as follows:


                                               Office equipment                 5-8  years
Assets under direct                            Transportation equipment         3-5  years
   financing lease              15  years      Leasehold improvements             5  years
Machinery and equipment         5-8 years      Assets under capital lease         5  years

Income Taxes

Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period plus or minus the change during the period in deferred tax assets and liabilities.

No provision has been made for U.S. income taxes which would be payable if undistributed earnings of approximately $314,000 as of December 31, 2001 of foreign subsidiaries were distributed to the Company in the form of dividends, since it is management's intention to permanently reinvest such earnings in the related foreign operations.

Goodwill

Goodwill is amortized using the straight-line method over forty years. All other intangibles are amortized using the straight-line method over the respective useful lives. Goodwill amortization for the years ended December 31, 2001 and 2000 totaled $105,000 and $7,000 respectively. Commencing January 1, 2002 as a result of adopting SFAS 142, goodwill will no longer be amortized, but will be reviewed for impairment. (See Accounting for the Impairment of Long-Lived Assets.) If SFAS 142 had been in effect for the twelve months ended December 31, 2001 and 2000 net loss would have decreased by $105,000 and net income would have increased by $7,000, respectively. The per share impact would have been less than $.01 per share in each year.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


Deferred Financing Costs

Deferred financing costs are amortized over the life of the loan. The unamortized balance of deferred financing costs at December 31, 2001 and 2000 is $188,000 and $282,000 respectively. Deferred financing costs are included in other assets in the Consolidated Balance Sheet.

Translation of Foreign Currencies

Assets and liabilities of foreign subsidiaries are translated at current exchange rates and the effects of these translation adjustments are reported as a separate component of shareholders' equity. Realized gains and losses from foreign currency transactions are included in the consolidated statements of operations, as are unrealized gains and losses arising from the translation of the foreign subsidiaries' intercompany liability accounts into U.S. dollars. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange rates.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Cash Flow Information

Foreign currency cash flows have been converted to U.S. dollars at an appropriately weighted-average exchange rate or the exchange rates in effect at the time of the cash flows, where determinable.

Net cash used in operating activities for the year ended December 31, 2001 and net cash provided by operating activities for the years ended December 31, 2000 and 1999 reflects cash payments for interest of $1,365,000, $1,301,000 and $2,071,000, respectively, and income taxes of $7,000, $194,000 and $15,700, respectively. The bad debt expense for the years ended December 31, 2001, 2000 and 1999 was $46,700, $21,500 and $376,900, respectively.

In 2000, noncash transactions from investing activities resulted in the issuance of approximately 680,000 shares of common stock valued at approximately $2,200,000 in connection with the acquisition of Protein Solutions. Additionally, noncash transactions from financing activities resulted in an increase in paid in capital of $3,730,000 from the Axess debt forgiveness.

In 2001, noncash transactions from investing activities resulted in the issuance of approximately 806,000 shares of common stock valued at approximately $2,740,000 in connection with the acquisition of Aviv. Additionally fixed assets increased approximately $234,000 for assets under capital leases. Noncash transactions from financing activities resulted in an increase in common stock and paid in capital of $1,000,000 due to the conversion of preferred stock to common stock and $263,000 related to the conversion of Axess debt and accrued interest to common stock.

Fair Value of Financial Instruments

The estimated fair value of the Company's financial instruments as of December 31, 2001 and 2000 approximates the carrying amounts.

Concentration of Credit Risk

The Company's product line is sold worldwide, principally to large corporations, research, and educational and governmental institutions. The Company does not require collateral from its customers. The accounts receivable are spread among a number of customers and are geographically dispersed such that in management's opinion credit risk is minimized.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


Accounting for the Impairment of Long-Lived Assets

Financial Accounting Standards Board Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires companies to review their long-lived assets and certain identifiable intangibles (collectively, "Long-Lived Assets") for impairment whenever events or changes in circumstances indicate that the carrying value of a Long-Lived Asset may not be recoverable.

Earnings (Loss) Per Share

The Company calculates net income per share as required by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaces the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of stock options, warrants, and convertible securities.

The following table sets forth the computation of diluted earnings per share for the year ended December 31, 2000:

(dollars in thousands except per share data)

Net income available to common Shareholders                        $     91

Denominator for basic earnings per share:

     Weighted average:
       Common shares outstanding                                     18,937

Effect of dilutive securities:
     Preferred Stock                                                    833
     Stock options                                                      381
     Warrants                                                         2,808
                                                                   --------
Denominator for diluted earnings per share                           22,959
                                                                   --------
Diluted earnings per share                                         $   0.00
                                                                   --------

For the years ended December 31, 2001 and 1999 common stock equivalents were anti-dilutive.

On May 26, 2000 the Company changed its authorized number of shares of common stock from 20,000,000 to 49,000,000 and adjusted the par values from no par with a stated value of $.001 to par value of $.01. The Company's financial statements give effect to the change in the par value for all years presented.

Other Matters

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), for fiscal years beginning after June 15, 2000. The provisions of SFAS 133 require all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS
133. In June 2000 the FASB issued SFAS 138, which amends certain provisions of SFAS 133. The Company adopted these standards in the first quarter of 2001.

In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), which must be adopted no later than fourth quarter of 2000. As the Company's accounting policies are consistent with the provisions of SAB 101, there was no impact on the financial statements.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141"), and SFAS no. 142, "Goodwill and Other Intangible Assets."("FAS 142") Under these new Standards the FASB eliminated accounting for any mergers and acquisitions as poolings of interests, eliminated amortization of goodwill and indefinite life intangible assets, and established new impairment measurement procedures for goodwill. FAS 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The Company is currently determining the impact of adopting "FAS 142" in 2002.

In July 2001, the FASB issued SFAS no. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of this new standard.

In July 2001, the FASB issued SFAS no. 144, "Impairment or Disposal of Long-Lived Assets." which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. The Company is currently assessing the impact of this new standard.

2.       Property, Plant and Equipment

Property, plant and equipment as of December 31 consisted of the following:

                                                  2001             2000
                                                  ----             ----

Assets under direct financing lease        $   6,765,000       $   6,607,000
Machinery and equipment                        4,450,000           3,781,000
Office equipment                               5,453,000           5,445,000
Transportation equipment                          72,000              94,000
Leasehold improvements                           103,000             135,000
                                           -------------       -------------
                                           $  16,843,000       $  16,062,000
                                           =============       =============

On February 23, 1996, the Company entered into a sale/leaseback arrangement whereby the Company sold its corporate headquarters and main manufacturing facility, and the 19 acres of real property on which the facility is located (the facility and the real estate being referred to herein as the "Facility") for $6,300,000. The transaction was treated as a financing. A lease obligation was recorded and the asset was written down to the amount of the proceeds. The asset is being amortized over the life of the lease on a straight-line basis. Accumulated amortization on the asset under direct financing was $2,523,000 and $2,066,000 as of December 31, 2001 and 2000, respectively.

Simultaneously with the sale to the Landlord, the Company entered into a long-term lease of the Facility from the Landlord. The initial term of the lease is 15 years, subject to five-year extensions through 2026. Under the terms of the lease, the Company has certain rights of first refusal to purchase the Facility and the right to acquire up to 11 acres of undeveloped real estate constituting a portion of the Facility (the "Excess Land") under certain circumstances.

3.       Long-Term Debt and Short-Term Borrowings

Long-term debt as of December 31 consisted of the following:

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


                                                   December 31,    December 31,
                                                       2001             2000
                                                   ------------    ------------

Obligation under sale/leaseback payable through
February 2011, with interest imputed at a rate
of 13.9% for 2001 and 2000                         $  4,571,000    $  4,644,000

Term loan payable through March 2003.
Loan bears interest at prime plus 1.5%
(6.25% at December 31, 2001 and 11.0%
at December 31, 2000)                                   975,000       1,275,000


Obligations under capital leases payable
2002 through 2006 with interest imputed at
rates from 8.5% to 13.3%                                255,000              --


Term loan payable through June 2005.  Loan
bears interest at prime plus 1.5% (6.25% at
December 31, 2001)                                      269,000              --
                                                     ----------      ----------
                                                      6,070,000       5,919,000
Less current maturities                                 751,000         524,000
                                                     ----------      ----------
                                                     $5,319,000      $5,395,000
                                                     ==========      ==========


Following are the annual maturities of long-term debt (in thousands): 2002 $751; 2003 $1,094; 2004 $468; 2005 $495; 2006 $480; and $2,782 thereafter.

On March 6, 2000 in conjunction with the Andlinger Capital XXVI transaction, the full amount of the Mettler debt equaling $1,212,000 was repaid. This payment satisfied the entire obligation to Mettler.

Short-Term Borrowings

On March 6, 2000, in connection with the transactions under the Purchase Agreement and with the support and assistance of Andlinger Capital XXVI, the Company made a final payment under a prior loan agreement and terminated such agreement and obtained a credit facility with PNC Bank, National Association ("PNC Bank"). The new Revolving Credit, Term Loan and Security Agreement (the "Loan Agreement") provides for a total facility of $14,500,000, of which $13,000,000 is a working capital revolving credit facility with an initial three-year term expiring on March 6, 2003. The amount of available credit is determined by the level of certain eligible receivables and inventories. The line of credit bears interest at the prime rate, 4.75% at December 31, 2001. Additionally, the Loan Agreement contains various covenants including a financial covenant that generally requires the Company to maintain a fixed charge coverage ratio (as defined in the Loan Agreement) of .7 to 1 for the three-month period ending June 30, 2000 and 1.1 to 1 thereafter. As of December 31, 2001 the Company is in violation of this covenant. On March 29, 2002, PNC bank issued a waiver with respect to December 31, 2001 and amended the financial covenant for 2002 based on the Company's 2002 budget. The PNC Bank waiver includes a condition requiring a cash infusion of at least $1,000,000 in the form of equity within 120 days after March 29, 2002, the date of the waiver. The Loan Agreement also includes a term loan with PNC Bank in the amount of $1,500,000 to be repaid in 4 equal quarterly installments of $75,000, 23 monthly installments of $25,000 and a final payment of $625,000 due at maturity on March 6, 2003. The term loan bears interest at prime plus 1.5 percent which is due monthly (6.25% at December 31, 2001). The outstanding balance of the term loan obligation is $975,000 at December 31, 2001. The Loan Agreement is subject to customary event of default and acceleration provisions and is collateralized by substantially all of the Company's assets.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


On June 1, 2001, in connection with the Aviv acquisition, the Company and PNC Bank amended the Revolving Credit, Term Loan and Security Agreement to provide for a second term loan in the amount of $300,000. This second term loan is repayable in 48 monthly installments of $6,250 and bears interest at the prime rate plus 1.5% (6.25% at December 31, 2001).

The Company at December 31, 2001 had total borrowings under its working capital credit facility of $8,919,000 with remaining availability of approximately $595,000. The weighted-average interest rate on short-term debt outstanding was 6.7% and 9.5% as of December 31, 2001 and 2000, respectively.

The Company's foreign subsidiaries sell certain accounts receivable balances with recourse, to the Company's financial institutions. At December 31, 2001 and 2000, amounts outstanding are $923,000 and $385,000, respectively. During the years ended December 31 2001, and 2000, approximately $2,662,000 and $2,233,000, respectively, of trade receivables were sold to banks with recourse.

4.       Long-Term Debt - Affiliate

Long-term debt - affiliate as of December 31 consisted of the following:

                                              2001                 2000
                                              ----                 ----
Subordinated promissory note due
February 28, 2006 with interest at 6%       750,000             $1,000,000


Following are the annual maturities of long-term affiliate debt (in thousands):
2002 $150; 2003 $200; 2004 $200; and 2005 $200.

On March 6, 2000 in conjunction with the Andlinger transaction, Axess cancelled its existing debt of $8,206,000 and the accrued interest thereon in exchange for
(x) the payment by the Company to Axess of $3,500,000 in cash; (y) the issuance to Axess of a subordinated promissory note in the principal amount of $1,000,000 and (z) the issuance to Axess, of a warrant (the "Preferred Stock Warrant") to purchase 1,000 shares of the Company's non-voting convertible redeemable preferred stock (convertible into 1,000,000 shares of common stock) to be issued, subject to stockholder approval, pursuant to an amendment to the certificate of incorporation of the Company.

The subordinated promissory note calls for a mandatory prepayment in the event of the sale of one of the Company's product lines. In the absence of this sale repayment is to begin March 1, 2001 in the amount of $50,000 per quarter plus accrued interest on the unpaid balance at a rate of 6% per annum. The entire unpaid principal and interest balance is due and payable on February 28, 2006.

On September 28, 2001 Axess converted $200,000 of the principal balance along with $63,000 of interest relating to the period March 1, 2001 to March 1, 2002 into 65,762 shares of the Company's common stock. As a result, the Company and Axess executed an amended and restated subordinated promissory note for the remaining amount of $750,000 payable upon the sale of one of the Company's product lines. In the absence of this sale, repayment is to begin on June 30, 2002 in the amount of $50,000 per quarter plus accrued interest on the unpaid balance at a rate of 6% per annum. Interest begins to accrue as of April 1, 2002. The entire unpaid principal and interest balance is due and payable on February 28, 2006.

On July 2, 2001, State Farm acquired from Axess 6,422,933 shares of the Company's common stock along with 800 shares of the Company's convertible redeemable preferred stock. The total shares acquired by State Farm (including as outstanding the 800,000 shares issuable upon conversion of the 800 shares of convertible redeemable preferred stock, which have subsequently been converted) represents approximately 29% of the outstanding common stock of the Company at December 31, 2001. See Note 11 to Notes to Consolidated Financial Statements.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


5.       Income Taxes

The components of deferred tax assets and liabilities as of December 31 consisted of the following:

                                                      2001             2000
                                                      ----             ----
Inventory reserves, inventory capitalization
   and intercompany profit in inventory             $843,000          500,000
Other                                                453,000          160,000
Restructuring expense                                387,000               --
Net operating loss carryforwards                   9,873,000        7,385,000
Research and development and other tax
   credit carryforwards                            1,002,000        1,002,000
                                                 -----------      -----------
Gross deferred tax assets                         12,558,000        9,047,000
                                                 -----------      -----------
Gross deferred tax liabilities                      (16,000)        (229,000)
                                                 -----------      -----------
Net deferred tax asset before valuation
   allowance                                      12,542,000        8,818,000
Valuation allowance on deferred tax assets       (12,542,000)      (8,818,000)
                                                 -----------      -----------
Net deferred tax asset                           $        --      $        --
                                                 ===========      ===========

A valuation allowance is established when it is more likely than not that a portion or all of the deferred tax assets will not be realized.

At December 31, 2001, the Company had federal net operating loss carryforwards for income tax purposes of approximately $13,673,000 that expire in 2005 through 2021, state net operating losses of $7,960,000 that expire 2001 through 2011, and foreign loss carryforwards of approximately $10,511,000, a portion of which may be carried forward indefinitely. The Company also has other tax credit carryforwards aggregating approximately $1,002,000 at December 31, 2001, which expire in 2002 through 2011.

The change in ownership resulting from the August 21, 1992 sale of common stock and a subordinated convertible debenture has resulted in a limitation on future annual utilization of domestic tax credits and net operating losses, pursuant to Internal Revenue Code Sections 382 and 383.

On March 6, 2000 pursuant to a Securities Purchase Agreement between Rheometric Scientific, Axess Corporation and Andlinger Capital XXVI, Andlinger Capital acquired the power to vote an aggregate of 16,606,000 shares of the Company's common stock representing approximately 74% of the issued and outstanding common stock of the Company. This includes 6,000,000 shares issuable upon exercise of the Investor Warrants. This will result in a further limitation on future annual utilization of domestic tax credits and net operating losses, pursuant to Internal Revenue Code Sections 382 and 383.

Income/(loss) before income taxes as of December 31 consisted of the following:

                             2001               2000               1999
                             ----               ----               ----
Domestic                 $(3,068,000)           $55,000       $(2,438,000)
Foreign                   (1,920,000)            45,000        (2,457,000)
                          -----------            ------        ----------
                         $(4,988,000)          $100,000       $(4,895,000)
                         ============          ========       ===========

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


The components of income tax expense for the years ended December 31 consisted of the following:

                          2001              2000              1999
                          ----              ----              ----
Federal:
     Current                  --            $    --         $(35,000)
     Deferred                 --                 --                --
                          ------             ------          --------
                              --                 --          (35,000)
                          ------             ------          --------
Foreign:
     Current               4,000              5,000           276,000
      Deferred                --                 --                --
                          ------             ------          --------
                           4,000              5,000           276,000
                          ------             ------          --------
State:
     Current               1,000              4,000             2,000
     Deferred                 --                 --                --
                          ------             ------          --------
                           1,000              4,000             2,000
                          ------             ------          --------
                          $5,000             $9,000          $243,000
                          ======             ======          ========

The Company's effective tax rate varies from the statutory federal tax rate as of December 31 as a result of the following:

                                          2001           2000          1999
                                          ----           ----          ----
Computed statutory income
  tax (benefit)                        $(1,696,000)     $34,000     $(1,664,000)
State income taxes, net of Federal
  tax benefit                                1,000        4,000           2,000

Foreign taxes in excess of/(less
than) statutory rate                       649,000      (10,000)        274,000

Utilization of net operating losses             --      (19,000)             --
Benefit of loss carryforwards not
  recognized                               631,000           --       1,713,000

Benefit of temporary differences
  not recognized                           821,000           --              --
Permanent differences                     (388,000)          --         (57,000)
Other                                      (13,000)                     (25,000)
                                       ------------     ------      ------------
                                       $     5,000      $ 9,000     $   243,000
                                       ============      ======     ===========

6.       Capital Stock and Stock Option and Incentive Plans

The Company has two stock option plans under which stock options may be granted, the 1996 Stock Option Plan (the "1996 Plan") and the 2000 Stock Option Plan (the "2000 Plan"). The 1996 Plan, as amended, authorizes the issuance of up to 500,000 shares of the Company's common stock as incentive stock options pursuant to Section 422 of the Internal Revenue Code. The 2000 Plan authorizes the issuance of up to 1,000,000 shares of the Company's common stock. Stock options are generally granted at prices which equate to the market value of the stock on the date of option grant. Options generally become exercisable in ratable installments over a four-year period, with unexercised options expiring no later than 10 years from the date of grant.

                                  RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
                       Notes to Condensed Consolidated Financial Statements (continued)

Stock option activity for the years 2001 and 2000 is as follows:

                                                            2001                                2000
                                                            ----                                ----
                                                                 Weighted                            Weighted
                                                                 Average                              Average
                                                                 Exercise                            Exercise
                                                    Shares         Price               Shares          Price
                                                    ------       --------              ------        --------

     Outstanding at January 1,                      724,100        $2.28              414,400           $0.84
                Granted                             217,000         4.44              333,700            4.19
                Exercised                           127,500          .74                   --              --
                Canceled                             79,500         3.71               24,000            3.83
     Outstanding at December 31,                    734,100         2.97              724,100            2.28
     Exercisable at December 31,                    298,250         1.68              328,650            0.93
     Available for grant at December 31,            638,400                           775,900
     Weighted average fair value of  options
     granted during the period                        $1.82                             $3.39


         The following table summarizes the information about stock options outstanding at December 31, 2001:

                                  Options Outstanding                              Options Exercisable
                                  -------------------                              -------------------
                                               Weighted
                                                Average         Weighted                         Weighted
                                Number         Remaining        Average           Number          Average
        Range of            Outstanding at    Contractual       Exercise      Outstanding at     Exercise
     Exercise Prices         December 31,     Life (Years)       Price        December 31,         Price
     ---------------        --------------    ------------      --------      --------------     --------

      $0.28 - $6.25            734,100            7.99           $2.97          298,250            $1.68


The Company has adopted the "disclosure only" provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") and will continue to apply APB No. 25 to account for stock options. Had the Company accounted for stock options under the fair value method of SFAS 123, net loss and net loss per share would have increased by $160,000 and $.01 in 2001. Net income would have decreased by approximately $39,000 in 2000 and net loss would have increased by $29,000 in 1999. The per share impact was less than $0.01 in 2000 and 1999.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


The fair value of the options granted were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                          2001          2000
                                                          ----          ----

Risk free interest rate                                   4.31%         5.75%
Expected volatility                                      31.42%        36.10%
Expected life (years)                                        4             4
Dividend yield                                               0%            0%

In connection with the sale/leaseback arrangement, the Company issued the following three warrants to acquire shares of its common stock, all having an exercise price of $2.00 per share: (1) a warrant to the Landlord to purchase 132,617 shares of Common Stock of the Company, exercisable during the term of the lease; (2) a conditional warrant to the Landlord to purchase 331,543 shares of Common Stock of the Company which shall only be exercisable if the indebtedness owed by the Landlord under the Mortgage Loan is repaid prior to February 23, 1997; or if the Landlord is unable to refinance the indebtedness owed under the Mortgage Loan prior to February 23, 1997, solely as a result of environmental contamination relating to the 11 acres of undeveloped real estate constituting a portion of the Facility (the "Excess Land"); and (3) a conditional warrant to the Landlord's Lender (the "Lender") to purchase 331,543 shares of Common Stock which shall only be exercisable if the indebtedness owed under the Mortgage Loan by Landlord to the Lender is not refinanced prior to February 23, 1997. On February 20, 1997, the Landlord refinanced the Mortgage Loan and the Company's interest in the Mortgage Loan was repaid. On that same day, the conditional warrant to the Landlord to purchase 331,543 shares of Common Stock of the Company became exercisable and the conditional warrant to the Lender terminated. On July 22, 1998 in consideration for waiving certain covenant violations, the exercise price for the outstanding warrants was reduced to $1.00 per share. Additionally, on December 29, 1999 in consideration of waiving certain covenant violations, the exercise price for the outstanding warrants was reduced to $0.37 per share.

In conjunction with the acquisition of Protein Solutions, Andlinger Capital XXVI exercised Investor A Warrants for the purchase of one million shares of common stock of the Company at an exercise price of $1.00 per share.

7.       Employee Benefit Plans

The Company has a 401(k) Savings and Investment Retirement Plan (the "401(k) Plan") under which the Company matches a portion of the employees' salary deduction contributions. Substantially all domestic employees are eligible to participate in the 401(k) Plan. Contributions by the Company were $95,000, $110,000 and $124,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company's foreign subsidiaries also sponsor employee retirement plans. The expense recorded by the Company for such plans was insignificant for the years ended December 31, 2001, 2000 and 1999. The Company does not sponsor any post-retirement health, life insurance or related benefit plans, nor any significant post-employment benefit plans.

8.       Commitments and Contingencies

The Company and its subsidiaries are parties to various operating leases relating to office facilities, transportation vehicles, and certain other equipment, principally data processing. Real estate taxes, insurance and maintenance expenses are normally obligations of the Company. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses. Rent expense was $620,000, $480,000 and $527,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


The Company and its subsidiaries are parties to various capital leases relating to office furniture and fixtures and machinery and equipment. See Note 3 - Long-Term Debt.

On February 23, 1996, the Company entered into a sale/leaseback arrangement that is recorded as a financing on its facility in Piscataway, New Jersey. As a result of this transaction, the Company is committed to a 15-year lease with an initial annual payment of $1,180,000 payable quarterly. The facility lease is treated as debt for financial reporting purposes. See Note 3 - Long-Term Debt.

The lease is subject to an annual CPI adjustment that is capped at 3% per year. On March 1, 2001 the basic rent payment was adjusted to $884,288 and on March 1, 2002, the basic rent payment was again adjusted to $900,717.

The minimum commitments under noncancellable leases consisted of the following at December 31, 2001:

                                                                                  Direct
                                                            Operating           Financing             Capital
             Year                                             Leases              Leases               Leases
             ----                                           ---------           ---------             -------

                      2002                                   $531,000           $  898,000             127,000
                      2003                                    182,000              901,000              53,000
                      2004                                     75,000              901,000              53,000
                      2005                                     22,000              901,000              53,000
                      2006                                      4,000              901,000              19,000
                   Thereafter                                       0            3,752,000                   0
                                                            ---------           ----------             -------
             Total minimum lease payments                   $ 814,000            8,254,000             305,000
                                                            =========
             Less amounts representing interest                                  3,683,000              50,000
                                                                                ----------             -------
             Total lease obligation                                              4,571,000             255,000
             Less current maturities                                               270,000             106,000
                                                                                ----------            --------
             Long-term lease obligation                                         $4,301,000            $149,000
                                                                                ==========            ========

On August 27, 1998, the Company consummated the assignment of the lease of its Epsom facility in the United Kingdom to a third party and moved its sales and service personnel to offices located in Leatherhead. In the event of non-performance by the third party, the Company is liable. Should they not perform, the Company's additional cash outflow would be $189,000 per year in years 2002, 2003, 2004, 2005 and 2006 and $1,415,000 thereafter.

The Company has employment agreements with key management executives. The agreements provide for severance upon termination of from eight months to twelve months base pay. The minimum obligation related to these agreements approximates $591,000.

The Company entered into a 15-year royalty agreement in August 1991 for the Elongational Rheometer Products. This royalty agreement is based on sales of the product. Accrued royalties were $21,000 and $27,000 at the end of 2001 and 2000, respectively.

As of December 31, 2001 the Company is contingently liable on open standby letters of credit totaling $178,000.

In the ordinary conduct of its business, the Company may be party to litigation. At December 31, 2001, in the opinion of management, there are no matters pending or threatened which would have a material adverse effect on the consolidated financial position or results of operations of the Company.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


9.       Operating Segments/Foreign Operations and Geographic Information

The Company's three reportable segments are: Domestic, Europe and Japan. The accounting policies of the reportable segments are the same as those described in the Summary of Significant Accounting Policies. The Company evaluates the performance of its operating segments based on revenue performance and operating income.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


Summarized financial information concerning the Company's reportable segments is shown below:


(In thousands)              Domestic       Europe      Japan       Total
--------------------------  --------       ------      -----       -----

Trade  Sales:
2001                         $19,616      $5,416     $6,281     $31,313
2000                          16,906       7,100      5.877      29,883
1999                          15,114       6,465      6,784      28,363
Intercompany Sales:
2001                           5,941       1,352          0          --
2000                           6,972       1,242          0          --
1999                           5,950       1,113          0          --
Operating Income/(Loss):
2001                          (1,815)     (1,770)       490      (3,095)
2000                           2,296        (681)       410       2,025
1999                          (1,119)     (1,737)       189      (2,667)
Total Assets:
2001                          22,194       3,455      3,980      29,629
2000                          17,737       4,419      4,636      26,792
1999                          15,347       3,949      4,687      23,983

Depreciation and Amortization (including Intangibles):
2001                             859          82         39         980
2000                             844         129         26         999
1999                             765         101         24         890


Aviv was acquired effective May 31, 2001, and is included in the domestic segment. The 2001 figures above include the following Aviv numbers related to the short period (in thousands): Sales of $1,668; Operating loss of $250; Total assets of $4,778; and Depreciation of $65.

Protein Solutions was acquired November 17, 2000 and is included in the domestic segment. The 2000 figures above include the following numbers related to Protein Solutions for the short period (in thousands): Sales of $481; Operating income of $21; Total assets of $3,755; and Depreciation of $3. The 2001 figures above include the following Protein Solutions amounts for the full year (in thousands): Sales of $4,062; Operating income of $345; Total assets of $3,540; and Depreciation of $57.

Sales between geographic areas are priced on a basis that yields an appropriate rate of return based on assets employed, risk and other factors. Included in domestic sales are export sales of $2,611,000, $2,996,000 and $728,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

10.      Restructuring of Operations

In the fourth quarter of 2001, a restructuring provision was recorded for the restructuring of certain Domestic and European operations. Key initiatives of the restructuring program include: a) outsourcing the European service function,
b) centralizing the European sales function at European headquarters, c)

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


centralizing shared services including order processing, cash collections, and cash application at European headquarters, and d) streamlining certain domestic functions. The charges consist of $566,000 for the termination of 28 U.S. and European employees. The $566,000 includes severance pay as per company policy, payroll taxes, accrued vacation for those employees under contract and for the U.S. employees the cost of medical benefits for the severance period. A provision of $228,000 was made for the closing and consolidation of certain European offices. This includes $96,000 related to lease termination costs and any impairment on fixed assets in those locations, $67,000 for the elimination of certain European legal entities, and $65,000 for the cost of lease terminations on automobiles for the European service people. In addition the Company took a charge of approximately $702,000 relating to an inventory write down which is reflected in the cost of sales related to specific products the Company will no longer sell. The restructuring program is expected to yield annualized savings of approximately $1,200,000 related to reduced wages, facility related costs, and depreciation and will be reflected in cost of sales, general and administrative expenses, selling expenses and research and development expenses.

11.      Convertible Redeemable Preferred Stock

On March 6, 2000, in connection with Andlinger Capital XXVI investment in the Company, the Company issued to Axess 1,000 shares of convertible redeemable preferred stock with a $1,000 per share liquidation preference, redeemable over a five year period. Each such preferred share is subject to mandatory redemption at $1,000 per share, or convertible at the holder's option into 1,000 shares of the Company's common stock.

On May 2, 2001, Axess converted 200 shares of the preferred stock into 200,000 shares of common stock of the Company. Subsequently on July 2, 2001, Axess transferred the remaining 800 shares of preferred stock to State Farm Mutual Automobile Insurance Company ("State Farm").

On July 10, 2001, State Farm converted the 800 shares of preferred stock into 800,000 shares of common stock of the Company.

12.      Protein Solutions Acquisition

Effective November 17, 2000, the Company acquired all of the issued and outstanding capital stock of PSI Holding Corporation, a Virginia corporation ("PSI"), and its wholly-owned subsidiaries, Protein Solutions, Inc., a Virginia corporation and its affiliate Protein Solutions Ltd., a corporation organized under the laws of England and Wales, when PSI merged with and into PSI Acquisition Corp., a wholly-owned subsidiary of the Company ("Acquisition Sub"), pursuant to a Merger Agreement (the "Merger Agreement"), dated as of November 20, 2000. PSI was acquired for approximately $525,000 cash and approximately 680,000 shares of Rheometric common stock. Upon consummation of the merger, Acquisition Sub changed its name to Protein Solutions Holdings, Inc. The acquisition was accounted for using the purchase method of accounting. Accordingly, the net assets were allocated based upon their fair values at the acquisition's effective date of November 17, 2000. The Company's consolidated statements of operations do not include the revenues and expenses of PSI prior to this date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $2,452,000 and was amortized on a 40 year straight-line basis through December 31, 2001. Commencing January 1, 2002, goodwill will no longer be amortized, but will be reviewed for impairment.

In conjunction with this transaction, Andlinger Capital XXVI exercised Investor A Warrants for the purchase of one million shares of common stock of the Company at an exercise price of $1.00 per share. These warrants were acquired by Andlinger Capital XXVI in March of 2000 in connection with its majority equity investment in the Company. A portion of the one million dollars received by the Company upon such exercise was applied to the cash portion of the purchase price of PSI.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


13.      Aviv Acquisition

Effective May 31, 2001, through the Company's wholly-owned subsidiary, Tel Acquisition Corp., a Delaware corporation, the Company acquired all of the issued and outstanding capital stock of Aviv Instruments, Inc., a New Jersey corporation and Aviv Associates, Inc., a New Jersey corporation, pursuant to a Merger Agreement, dated as of May 31, 2001, pursuant to which the Aviv companies merged with and into Tel Acquisition Corp. In exchange for all of the issued and outstanding capital stock of the Aviv companies, the Company issued to the stockholders of the Aviv companies 805,882 shares of our common stock. Upon consummation of the merger, Tel Acquisition Corp. changed its name to Aviv Instruments, Inc. In addition, the Company and Aviv Instruments made cash payments aggregating approximately $1,221,000 to pay off existing indebtedness of the Aviv companies, approximately $1,145,000 of which was owed to the stockholders of the Aviv companies and their affiliates. The acquisition was accounted for using the purchase method of accounting. Accordingly, the net assets were allocated based upon their fair values at the acquisition's effective date of May 31, 2001. The Company's consolidated statements of operations do not include the revenues and expenses of Aviv prior to the acquisition date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $3,020,000 and was amortized on a 40-year straight-line basis through December 31, 2001. Commencing January 1, 2002, goodwill will no longer be amortized, but will be reviewed for impairment.

                                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                                 (In thousands)

                                                                                September             December
                                                                                30, 2002              31, 2001
                                                                                ---------             --------
                                                                               (unaudited)
ASSETS
Current Assets
Cash                                                                            $    710              $    696
Accounts receivable, net                                                           7,051                 8,668
Inventories, net
      Finished goods                                                               2,712                 2,558
      Work in process                                                              1,335                 1,154
      Assembled components, materials, and parts                                   3,299                 4,455
                                                                                --------              --------
                                                                                   7,346                 8,167
Prepaid expenses and other current assets                                            895                   558
                                                                                --------              --------
      Total current assets                                                        16,002                18,089
                                                                                --------              --------
Property, plant, and equipment                                                    17,159                16,843
Less accumulated depreciation and amortization                                    11,982                11,319
                                                                                --------              --------
Property, plant, and equipment, net                                                5,177                 5,524
Goodwill                                                                           5,539                 5,358
Intangibles (net of accumulated amortization)                                         38                    62
Deferred financing costs                                                              98                   188
Other assets                                                                         398                   408
                                                                                --------              --------
      Total Assets                                                              $ 27,252              $ 29,629
                                                                                ========              ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term bank borrowings                                                      $  9,437              $  8,919
Current maturity of long-term debt                                                 1,275                   751
Current maturity affiliate debt                                                      750                   150
Accounts payable                                                                   4,191                 4,229
Borrowings against accounts receivable                                               864                   923
Accrued liabilities                                                                3,973                 4,820
                                                                                --------              --------
      Total current liabilities                                                   20,490                19,792
                                                                                --------              --------
Long-term debt                                                                     4,356                 5,319
Long-term debt - affiliate                                                            --                   600
Other long-term liabilities                                                          121                   122
                                                                                --------              --------
      Total liabilities                                                           24,967                25,833
                                                                                --------              --------
Commitments and Contingencies
Series B Preferred Stock, par value of $.01, authorized two thousand shares, one thousand five hundred shares issued and
Outstanding at September 30, 2002 and none at December 31, 2001.
Redemption price is $1,515 plus 1%  for each calendar month completed
following the date of original issuance                                            1,500                    --
                                                                                --------              --------
Shareholders' Equity
Common  stock,  par  value  of $.01,  Authorized  49,000  shares;  issued
27,726  shares at  September  30, 2002 and 27,715  shares at December 31,
2001                                                                                 277                   277
Additional paid-in capital                                                        37,179                37,337
Accumulated deficit                                                              (36,862)              (33,731)
Treasury stock, at cost, 2,800 shares at September 30, 2002 and
December 31, 2001                                                                     --                    --
Accumulated other comprehensive income/(loss)                                        191                   (87)
                                                                                --------              --------
      Total shareholders' equity                                                     785                 3,796
                                                                                --------              --------
      Total Liabilities & Shareholders' Equity                                  $ 27,252              $ 29,629
                                                                                ========              ========

See Notes to Condensed Consolidated Financial Statements

                                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                      (In thousands, except per share data)
                                                   (Unaudited)

                                                      Three Months Ended              Nine Months Ended
                                                         September 30,                  September 30,
                                                  ---------------------------- --------------------------------
                                                       2002           2001             2002            2001
                                                       ----           ----             ----            ----

     Sales
     Products                                        $ 4,814        $ 7,346          $17,854       $19,650
     Services                                            877          1,063            3,593         3,800
                                                     --------       --------         --------      --------
     Total Sales                                       5,691          8,409           21,447        23,450

     Cost of Sales
     Products                                          3,437          4,366           11,216        11,337
     Services                                            568            503            1,734         1,804
                                                     --------       --------         --------      --------
     Total Cost of Sales                               4,005          4,869           12,950        13,141

     Gross profit                                      1,686          3,540            8,497        10,309
                                                     --------       --------         --------      --------

     General and administrative expenses               1,044            816            3,233         2,285
     Marketing and selling expenses                    2,119          1,923            6,014         6,053
     Engineering expenses                                538            555            1,569         1,542
                                                     --------       --------         --------      --------

     Total operating expenses                          3,701          3,294           10,816         9,880
                                                     --------       --------         --------      --------


     Operating (loss)/income                          (2,015)           246           (2,319)          429

     Interest expense                                   (325)          (355)            (944)       (1,043)

     Foreign currency gain/(loss)                        (47)           131               51          (251)
                                                     --------       --------         --------      --------

     Income/(loss) before income taxes                (2,387)            22           (3,212)         (865)

     Income tax benefit/(expense)                         31            (18)              81           (18)
                                                     --------       --------         --------      --------

     Net (loss)/income                               $(2,356)       $     4          $(3,131)      $  (883)
                                                     ========       ========         ========      ========

     Net (loss)/income per share
       Basic                                          $(0.09)         $0.00           $(0.13)       $(0.04)
                                                      =======         =====           =======       =======
       Diluted                                        $(0.09)         $0.00           $(0.13)       $(0.04)
                                                      =======         =====           =======       =======
     Average number of shares outstanding
       Basic                                          24,926         24,685           24,923        23,658
                                                      ======         ======           ======        ======
       Diluted                                        24,926         28,290           24,923        23,658
                                                      ======         ======           ======        ======

See Notes to Condensed Consolidated Financial Statements

                                 RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (In thousands)
                                                  (Unaudited)

                                                                               Nine Months Ended
                                                                                 September 30,
                                                               ----------------------------------------------
                                                                        2002                     2001
                                                                        ----                     ----

Cash Flows from Operating Activities:
Net loss                                                            $   (3,131)              $    (883)
Adjustments to reconcile net loss to net cash used in
      operating activities:
      Depreciation and amortization of plant and equipment                 588                     663
      Amortization of goodwill                                               -                      70
      Amortization of intangibles                                           24                      32
      Provision for inventory reserves                                     129                     180
      Loss on retirement of property plant and Equipment                     2                       -
      Unrealized currency (gain)/loss                                     (271)                    180
Changes in assets and liabilities:
      Accounts receivable                                                1,964                     529
      Inventories                                                          837                  (1,466)
      Prepaid expenses and other current assets                           (276)                    211
      Accounts payable and accrued liabilities                          (1,106)                  (1821)
      Deferred Financing Cost                                               90                      94
      Other assets                                                          23                     (55)
                                                                    ----------               ---------
Net cash used in operating activities                                   (1,127)                 (2,266)
                                                                    ----------               ---------
Cash Flows from Investing Activities:
        Cash acquired ($327) in excess of Aviv acquisition
        cost                                                                 -                     (30)
        PSI acquisition costs                                                -                     (50)
        Purchases of property, plant, and equipment                       (118)                   (225)
                                                                    ----------               ---------
Cash used in investing activities                                         (118)                   (305)
                                                                    ----------               ---------
Cash Flows from Financing Activities:
      Net borrowings under line of credit agreements                       519                   3,053
      Net repayment against accounts receivable borrowings                (121)                   (133)
      Proceeds from issuance of common stock net of issuance
      costs                                                                  4                      73
      Repayment long-term debt affiliate                                     -                     (50)
      Issuance of Series B Preferred Stock net of issuance
      costs of $180                                                      1,320                       -
      Net long-term debt borrowings                                          -                      62
      Repayment of long-term debt/lease obligation                        (523)                   (204)
                                                                    ----------               ---------
Net cash provided by financing activities                                1,199                   2,801
                                                                    ----------               ---------
Effect of exchange rate changes on cash                                     60                     (18)
                                                                    ----------               ---------
Net increase in cash                                                        14                     212
Cash at beginning of period                                                696                     786
                                                                    ----------               ---------
Cash at end of period                                               $      710               $     998
                                                                    ==========               =========
Cash payments for interest                                          $      793               $    1021
                                                                    ==========               =========
Cash payments for income taxes                                      $        1               $       5
                                                                    ==========               =========
See Notes to Condensed Consolidated Financial Statements

                                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME
                                                 (In thousands)
                                                  (Unaudited)

                                                      Three Months                         Nine Months
                                                  Ended September 30,                  Ended September 30,
                                               2002                2001              2002              2001
                                               ----                ----              ----              ----

Net loss                                       $(2,356)            $    4          $(3,131)            $ (883)
Other comprehensive (loss)/income
  Foreign currency translation
     Adjustments                                    42                267              278                (83)
                                               --------            ------          --------            -------
Comprehensive (loss)/income                    $(2,314)            $  271          $(2,853)            $ (966)
                                               ========            ======          ========            =======

See Notes to Condensed Consolidated Financial Statements.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
              Notes to Condensed Consolidated Financial Statements


1.       Accounting Policies

The information included in the foregoing interim financial statements is unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of financial position and results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year. This quarterly report on Form 10-Q should be read in conjunction with the latest annual report on Form 10-K for Rheometric Scientific, Inc. (referred to as "Rheometric" or the "Company").

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), for fiscal years beginning after June 15, 2000. Effective January 1, 2001, the Company adopted the provisions of SFAS 133 as amended by SFAS 137 and SFAS 138. Under SFAS 133, companies must recognize all derivative instruments on its balance sheet at fair value. Changes in the value of derivative instruments, which are considered hedges, are offset against the change in fair value of the hedged item through operations, or recognized in other comprehensive income until the hedged item is recognized in operations, depending on the nature of the hedge. SFAS 133 requires that unrealized gains and losses on derivatives not qualifying for hedge accounting be recognized currently in operations. There were no unrealized losses recorded in operations for the nine months ended September 30, 2002 and 2001, respectively.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"("SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual value, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 144"). Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 were amortized through the end of 2001. Beginning January 1, 2002, in accordance with SFAS 142, the Company is no longer recording amortization expense related to goodwill.

The Company adopted the provisions of SFAS 141 immediately and adopted SFAS 142 effective January 1, 2002. In connection with the adoption of SFAS 142, the Company performed a transitional goodwill impairment test as required to determine that no goodwill impairment existed at January 1, 2002. Goodwill arose in the acquisitions of Aviv Instruments and Protein Solutions. Accordingly all of the goodwill relates to the Protein solutions Group which is one the operating segments. It was determined that the fair market value of the reporting unit was in excess of the carrying value (including goodwill) and under SFAS 142 Goodwill was not considered impaired and implied goodwill does not have to be calculated for impairment purposes. Additionally, management has evaluated the Company's intangible assets and determined that the Company has no indefinite useful life intangibles. Management has also evaluated the remaining useful lives of the Company's intangible assets that will continue to be amortized and have determined that no revision to the useful lives will be required.

As of September 30, 2002, the Company has unamortized goodwill in the amount of $5,539,000 and unamortized identifiable intangible assets consisting of patents in the amount of $38,000, which will be fully amortized at the end of 2003. The goodwill is included in the assets of the Protein Solutions group segment

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


while the patents are included in the assets of the Rheometric USA segment. Amortization expenses related to goodwill was zero in 2002 and $34,000 and $70,000 for the three and nine months ended September 30, 2001. Patent amortization was $7,000 and $24,000 for the three and nine months ended September 30, 2002 compared to $0 and $32,000 in the same period last year. Although goodwill will no longer be systematically amortized, periodic reviews will need to be conducted to assess whether or not the carrying amount of goodwill may be impaired. Such reviews could result in future write-downs of goodwill which would be reflected as a charge against operating income. Excluding amortization expense related to goodwill of $34,000 and $70,000 for the three and nine months ended September 30, 2001, net income for the three month period would have been $38,000 and net loss for the nine month period would have been $813,000. Basic and diluted earnings per share for the three month period would have remained unchanged at $0.00, while basic and diluted loss per share would have changed from $0.04 to $0.03 for the nine months ended September 30, 2001.

In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances occur measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sales, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disclosed are reported at the lower of the carrying amount or fair value less costs to sell. The Company has adopted SFAS 144 on January 1, 2002. The provisions of this statement for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities, and, therefore, will depend on future actions initiated by management. As a result, we cannot determine the potential effects that adoption of SFAS 144 will have on our consolidated financial statements with respect to future disposal decisions, if any.

2.       Loss Per Share

The Company calculates net income/(loss) per share as required by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of stock options, warrants, and convertible securities.

The following table sets forth the computation of basic and diluted earnings/(loss) per share:

                                 RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
                       Notes to Condensed Consolidated Financial Statements (continued)

                                                             Three Months                   Nine Months
                                                           Ended September 30,           Ended September 30,
                                                           ------------------            ------------------
(dollars in thousands except per share data)               2002           2001          2002            2001
------------------------------------------------------------------------------------------------------------

Net income (loss) available to common
    Shareholders                                        (2,356)             4         (3,131)          (883)
------------------------------------------------------------------------------------------------------------
Denominator for basic earnings (loss) per share:
    Weighted average:
       Common shares outstanding                        24,926         24,685         24,923         23,658

Effect of dilutive securities:
  Preferred Stock                                            -             78              -              -
  Stock options                                              -            415              -              -
  Warrants                                                   -          3,112              -              -
------------------------------------------------------------------------------------------------------------

Denominator for diluted earnings (loss) per share       24,926         28,290         24,923         23,658
------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                        $ (0.09)        $ 0.00        $ (0.13)       $ (0.04)
------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                      $ (0.09)        $ 0.00        $ (0.13)       $ (0.04)
------------------------------------------------------------------------------------------------------------

3.       Long-Term Debt and Short-Term Borrowings

Long-term debt consisted of the following:

                                                  September 30,     December 31,
                                                      2002             2001
                                                  -------------     ------------
Obligation under sale/leaseback payable
through February 2011, with interest
imputed at a rate of 13.9% for 2002 and
2001                                            $  4,503,000        $  4,571,000

Term loan payable through March 2003.
Loan bears interest at prime plus 1.5%
(6.25% at September 30, 2002 and
December 31, 2001)                                   750,000             975,000

Obligations under capital leases payable
2002 through 2006 with interest imputed
at rates from 8.5% to 13.3%                          165,000             255,000


Term loan payable through June 2005.
Loan bears interest at prime plus 1.5%
(6.25% at September 30, 2002 and
December 31, 2001)
                                                     213,000             269,000
                                                ------------        ------------
                                                   5,631,000           6,070,000
Less Current Maturities                            1,275,000             751,000
                                                ------------        ------------
                                                $  4,356,000        $  5,319,000
                                                ============        ============

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


The Revolving Credit, Term Loan and Security Agreement (the "Loan Agreement"), dated as of March 6, 2000, as amended, between the Company and PNC Bank, National Association ("PNC Bank") provides for a total credit facility of $14,500,000, of which $13,000,000 is a working capital revolving credit facility with an initial three-year term expiring on March 6, 2003. The amount of available credit is determined by the level of certain eligible receivables and inventories. The line of credit bears interest at the prime rate, 4.75% at September 30, 2002 and December 31, 2001.

The Loan Agreement also includes a term loan in the amount of $1,500,000 to be repaid in 4 equal quarterly installments of $75,000, 23 monthly installments of $25,000 and a final payment of $625,000 due at maturity on March 6, 2003. The term loan bears interest at the prime rate plus 1.5 percent (6.25% at September 30, 2002 and December 31, 2001) which is due monthly. The outstanding balance of the term loan obligation was $750,000 at September 30, 2002. On May 31, 2001, in connection with the Aviv acquisition (see Note 6), the Company and PNC Bank amended the Loan Agreement to provide for a second term loan in the amount of $300,000. This second term loan is repayable in 48 monthly installments of $6,250 and bears interest at the prime rate plus 1.5% (6.25% at September 30, 2002 and December 31, 2001). The outstanding balance of the second term loan was $213,000 at September 30, 2002.

The Loan Agreement is subject to customary event of default and acceleration provisions and is collateralized by substantially all of the Company's assets. Additionally, the Loan Agreement contains a net worth covenant and a fixed charge coverage ratio covenant. On March 29, 2002 PNC Bank amended the financial covenants for 2002 including a condition requiring a cash infusion of at least $1,000,000 in the form of equity by July 31, 2002.

On August 8, 2002 the Company entered into an agreement with Andlinger Capital XXVI LLC ("Andlinger Capital"), the Company's principal stockholder, pursuant to which Andlinger Capital would make an immediate preferred stock investment of $1,500,000, with the right, subject to future Board determination of the need for such capital, to invest up to an additional $500,000. Andlinger Capital purchased 1,500 of the 2,000 authorized shares of the Company's newly created Series B Preferred Stock. The Series B Preferred Stock does not carry a current dividend, but is subject to redemption at the option of the Company, or upon the sale of all or substantially all of the assets of the Company, upon the sale of any major portion of the assets of the Company, upon the sale of a significant subsidiary or division of the Company, upon a change in control of the Company, upon the sale of common or preferred stock by the Company to the public, or upon the acceleration of indebtedness for borrowed money in excess of $1,000,000. The redemption price of the Series B Preferred Stock is the original Series B Preferred Stock issue price multiplied by 101% plus an additional 1% for each calendar month completed following the date of original issuance. On August 12, 2002, the sale of the 1,500 shares of Series B Preferred Stock to Andlinger Capital was consummated, which satisfied the cash infusion requirement under the Loan Agreement. On November 1, 2002, upon Board approval, Andlinger Capital made the additional Series B Preferred Stock investment of $500,000. In connection with that investment, Andlinger Capital agreed: to defer its right to have all of the outstanding preferred stock owned by it redeemed in full by the Company upon the closing of the sale of the Company's rheology instruments and services business to Waters Technologies and instead to have the redemptions occur in three equal installments, one at the closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing; and to subordinate such deferred payments to amounts payable by the Company to the Company's landlord under the Company's headquarters facility lease and to Axess Corporation, in exchange for which the Company would issue to Andlinger Capital a new warrant, with an expiration date of March 6, 2007, to purchase up to one million shares of the Company's common stock having an exercise price equal to $1.00 per share, the average of the closing prices of the Company's common stock over the ten trading days immediately preceding October 30, 2002, and on substantially the same terms and conditions as the existing warrants to purchase shares of the Company's common stock held by Andlinger Capital. We also agreed with Andlinger Capital that in the event the Company requests Andlinger Capital, and Andlinger Capital agrees, to defer the redemption of its shares of Series B preferred stock for an additional year from one or more of the new redemption dates set forth in the immediately preceding paragraph, for each such deferment the Company shall issue to Andlinger Capital a new warrant to purchase up to 333,333 shares of the Company's common stock at a per share exercise price equal to the

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


average of the closing prices of the Company's common stock over the ten trading days immediately preceding the new redemption date from which such redemption is being deferred and having an expiration date of March 6, 2007, and on substantially the same terms and conditions as the existing warrants to purchase shares of the Company's common stock held by Andlinger Capital.

As of September 30, 2002, the Company is in violation of the fixed charge coverage ratio covenant in the Loan Agreement. As a result, absent a waiver or forbearance from PNC Bank, PNC Bank could exercise its rights to accelerate the outstanding indebtedness under the Loan Agreement, realize upon the collateral securing the debt (which comprises substantially all of the Company's assets), or exercise its other remedies under or relating to the Loan Agreement. The Company has requested, but has not yet received a formal response from PNC Bank regarding a waiver or forbearance agreement that would be subject to the closing of the sale of the Company's rheology instruments and services business. Upon the closing of the proposed sale, the Company will use the proceeds to retire in full all of the Company's outstanding indebtedness under the Loan Agreement and the Loan Agreement will be terminated. There can, however, be no assurance that the sale of the Company's rheology instruments and services business will be consummated or that the Company will be able to meet the covenant in future periods. In the absence of a waiver, the Company has reclassified the remaining long term bank debt to short term borrowings.

The Company at September 30, 2002, had total borrowings under the Loan Agreement of $9,437,000 with remaining availability of approximately $588,000.

4.       Long-Term Debt - Affiliate

Long-term debt - affiliate consisted of the following:

                                                 September 30,     December 31,
                                                     2002              2001
                                                 -------------     ------------
Subordinated promissory note due
February 28, 2006 with interest at 6%                750,000         $750,000
Less Current Maturities                              750,000          150,000
                                                    --------         --------
                                                    $     --         $600,000
                                                    ========         ========

On March 6, 2000, in conjunction with the transaction pursuant to which Andlinger Capital acquired a majority equity interest in the Company, Axess Corporation ("Axess"), the majority shareholder of the Company prior to the Andlinger Capital transaction, cancelled its existing debt of $8,206,000 and the accrued interest thereon in exchange for (x) the payment by the Company to Axess of $3,500,000 in cash; (y) the issuance to Axess of a subordinated promissory note in the principal amount of $1,000,000 and (z) the issuance to Axess, of a warrant to purchase 1,000 shares of the Company's non-voting convertible redeemable preferred stock (convertible into 1,000,000 shares of common stock) to be issued, subject to stockholder approval, pursuant to an amendment to the certificate of incorporation of the Company.

On September 28, 2001, Axess converted $200,000 of the principal balance of the subordinated promissory note along with $63,000 of interest relating to the period March 1, 2001 to March 1, 2002 into 65,762 shares of the Company's common stock. As a result, the Company and Axess executed an amended and restated subordinated promissory note for the remaining amount of $750,000 payable upon the sale of one of the Company's product lines. In the absence of this sale, payments of $50,000 per quarter plus accrued interest on the unpaid balance is due beginning June 30, 2002. Interest at 6% per annum begins to accrue as of April 1, 2002 and the entire unpaid principal and interest balance is due and payable on February 28, 2006. On August 12, 2002, Axess extended the payment due date for the June 30, 2002 payment. The principal payment of $50,000 plus accrued interest from April 1, 2002 to August 31, 2002 became due and payable on August 31, 2002. As a result of the proposed sale of the Company's rheology instruments and service

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


business (See Note 8), a new agreement was reached with Axess modifying the payment terms. The new agreement provides for payment of $250,000 upon closing of the sale, $250,000 six months later, and the final $250,000 twelve months from the date of the closing. Interest accrues on the unpaid balance at the rate of 6% per annum. The revised agreement does not waive Axess' rights in respect to the event of default that exists under the prior promissory note. As a result we have reclassified the $500,000 long-term balance to current liabilities on the balance sheet.

On July 2, 2001, State Farm acquired from Axess 6,422,933 shares of the Company's common stock along with 800 shares of the Company's convertible redeemable preferred stock. The total shares acquired by State Farm (including as outstanding the 800,000 shares issuable upon conversion of the 800 shares of convertible redeemable preferred stock, which have subsequently been converted) represents approximately 29% of the outstanding common stock of the Company at September 30, 2002.

5.       Operating Segments/Foreign Operations and Geographic Information

The Company's three reportable segments had been Domestic, Europe, and Japan. Beginning June 30, 2002 the Domestic segment was split between Rheometric USA (RHEO US) and the Protein Solutions group, which is composed of Aviv and Protein Solutions and constitutes our life sciences business (PSG or Life Science). Summarized financial information concerning the Company's reportable segments is shown below:


(In thousands)                    RHEO US                 PSG                 Europe           Japan              Total
-------------------------- -------------------- ------------------- ---------------------- --------------- ------------------

Trade  Sales:
     9/30/02                       10,782               4,215                  3,196           3,254             21,447
     9/30/01                       10,289               3,997                  4,376           4,788             23,450
Intercompany Sales:
      9/30/02                       2,617                   -                    363               0                  -
      9/30/01                       4,373                  69                    985               0                  -
Operating Income/(Loss):
     9/30/02                         (816)               (348)                (1,011)           (144)            (2,319)
     9/30/01                          107                 309                   (500)            513                429
Total Assets:
     9/30/02                       12,581               8,312                  3,413           2,946             27,252
     12/31/01                      13,876               8,318                  3,455           3,980             29,629

 D Depreciation and Amortization (including Intangibles):
     9/30/02                          435                 107                     52              18                612
     9/30/01                          532                 144                     60              29                765

Aviv was acquired effective May 31, 2001, and is included in the Protein Solutions Group (PSG) segment. The 2001 figures include the following numbers related to Aviv for the short period (in thousands): Sales of $1,035; Operating Income $10; Total Assets of $4,741; and Depreciation and Amortization of $56. The 2002 amounts above include the following Aviv numbers: Sales of $2,051; Operating loss of $251; Total Assets of $4,842; and Depreciation of $52.

Sales between geographic areas are priced on a basis that yields an appropriate rate of return based on assets employed, risk and other factors.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


6.       Aviv Acquisition

Effective May 31, 2001, through the Company's wholly-owned subsidiary, Tel Acquisition Corp., a Delaware corporation, the Company acquired all of the issued and outstanding capital stock of Aviv Instruments, Inc., a New Jersey corporation and Aviv Associates, Inc., a New Jersey corporation, pursuant to a Merger Agreement, dated as of May 31, 2001, pursuant to which the Aviv companies merged with and into Tel Acquisition Corp. In exchange for all of the issued and outstanding capital stock of the Aviv companies, the Company issued to the stockholders of the Aviv companies 805,882 shares of its common stock. Upon consummation of the merger, Tel Acquisition Corp. changed its name to Aviv Instruments, Inc. In addition, the Company and Aviv Instruments made cash payments aggregating approximately $1,221,000 to pay off existing indebtedness of the Aviv companies, approximately $1,145,000 of which was owed to the stockholders of the Aviv companies and their affiliates. The acquisition was accounted for using the purchase method of accounting. Accordingly, the net assets were allocated based upon their fair values at the acquisition's effective date of May 31, 2001. The Company's consolidated statements of operations do not include the revenues and expenses of Aviv prior to the acquisition date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $3,020,000 and was amortized on a 40-year straight-line basis through December 31, 2001. Commencing January 1, 2002, goodwill is no longer amortized, but is reviewed for impairment.

7.       Restructuring

Restructuring of Operations. In the fourth quarter of 2001, a restructuring provision was recorded for the restructuring of certain Domestic and European operations. Key initiatives of the restructuring program include: a) outsourcing the European service function, b) centralizing the European sales function at European headquarters, c) centralizing shared services including order processing, cash collections, and cash application at European headquarters, and
d) streamlining certain domestic functions. The charges consist of $566,000 for the termination of 28 U.S. and European employees. The $566,000 includes severance pay as per company policy, payroll taxes, accrued vacation for those employees under contract and for the U.S. employees the cost of medical benefits for the severance period. A provision of $228,000 was made for the closing and consolidation of certain European offices. This includes $96,000 related to lease termination costs and any impairment on fixed assets in those locations, $67,000 for the elimination of certain European legal entities, and $65,000 for the cost of lease terminations on automobiles for the European service people. In addition the Company took a charge of approximately $702,000 relating to an inventory write down which is reflected in the cost of sales related to specific products the Company will no longer sell. The restructuring program is expected to yield annualized savings of approximately $1,200,000 related to reduced wages, facility related costs, and depreciation and will be reflected in cost of sales, general and administrative expenses, selling expenses and research and development expenses. As of September 30, 2002 the restructuring actions have yielded savings of approximately $532,000 in salaries wages and benefits, $160,000 from centralizing European functions, $46,000 from reduced depreciation, and $80,000 in other domestic expenses. The following is the restructuring reserve included in accrued liabilities at September 30, 2002:

---------------------------------------------------------------------------------------------------------------
                                             December 31,                        Exchange      September 30,
                                                 2001           Charges            Loss             2002
---------------------------------------------------------------------------------------------------------------

TERMINATIONS                                      566,000       (566,000)                 -               -

CLOSING EUROPEAN OFFICES                          228,000       (164,000)            17,000          81,000

---------------------------------------------------------------------------------------------------------------
                                                 $794,000       (730,000)            17,000         $81,000
---------------------------------------------------------------------------------------------------------------

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (continued)


8.       Asset Purchase Agreement and Certain Related Matters

On October 14, 2002, the Company entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Waters Technologies Corporation ("Waters Technologies"). Under the terms of the Asset Purchase Agreement, Waters Technologies will acquire the Company's rheology instruments and services business for $17 million in cash and the assumption of up to $6 million dollars in accounts payable and other accrued expenses and certain other specified obligations. The Company also expects to write off approximately $819,000 in deferred revenue related to service contracts to be assumed by Waters Technologies. The rheology instruments and services business consists of the RHEO US segment, the European segment and the Japan segment. The Company will retain the Protein Solutions Group segment which is the Company's life sciences business. (See Note 5) This transaction which is subject to stockholder approval, certain third party consents and customary closing conditions, is targeted to close at or near the end of 2002. Proceeds from the sale will be used in part to retire all of the Company's indebtedness under the Loan Agreement, repay vendor obligations not assumed by Waters Technologies, make certain payments required to terminate the Company's existing lease obligations relating to its headquarters, repay in part certain obligations to Axess Corporation, the Company's former controlling stockholder; to satisfy in part certain obligations owed to Andlinger Capital with respect to amounts recently provided as interim financing by Andlinger Capital, to pay certain other obligations to Andlinger Capital described in the following paragraph and to pay legal, accounting and other expenses of the sale transaction and fund the initial working capital needs of the Company's life sciences business.

On October 30, 2002 the Company agreed with Andlinger Capital that for services rendered over approximately the past 18 months, and to be rendered in the future, in connection with the Company's attempts to sell its rheology instruments and services business, the Company would pay to ANC Management Corp., an affiliate of Andlinger Capital, an investment banking fee of $350,000, subject to the closing of the sale of the Company's rheology instruments and services business. The fee would be payable in three equal installments, one at closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing. The Company also agreed that for compensation in providing a variety of services to the Company, for which ANC Management Corp. has received nominal or no consideration, the Company would pay to ANC Management Corp. a fee of $100,000, subject to the closing of the sale of the Company's rheology instruments and services business, payable in three equal installments, one at closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing. The services covered by the fee include, but are not limited to, the provision of services by the Company's Chairman and Chief Executive Officer and its Vice President of Business Development (who are each also directors); providing substantial support in identifying, negotiating and closing certain acquisitions, assistance in the Company's attempts to raise capital from outside sources, and certain other services.

The Company filed current reports on Form 8-K on October 15, 2002 and November 1, 2002 with respect to its entry into the Asset Purchase Agreement, an agreement relating to the termination of the Company's headquarters facility lease, and certain transactions with Andlinger Capital and ANC Management Corp., including those described immediately above.

                                INDEX TO RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS

                                           UNAUDITED FINANCIAL STATEMENTS


                                                                                                             Page
                                                                                                             ----

Unaudited Financial Statements as of December 31, 2001, December 31, 2000,
September 30, 2002 and September 30, 2001, and for the Three Years Ended
December 31, 2001 and the Nine Months Ended September 30, 2002 and September 30,
2001

Unaudited Balance Sheets......................................................................................F-36

Unaudited Statements of Operations............................................................................F-37

Unaudited Statements of Cash Flows............................................................................F-38

Unaudited Statements of Comprehensive Income/(Loss)...........................................................F-39

Notes to Unaudited Financial Statements.......................................................................F-40

                                             RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
                                                      UNAUDITED BALANCE SHEETS

(in thousands)

Assets                                                      December 31,        December 31,      September 30,      September 30,
                                                            -----------         -----------       -------------      -------------
Current Assets                                                  2001                2000               2002               2001
                                                                ----                ----               ----               ----

    Cash                                                     $   616            $    523           $    694            $   841
    Receivables - less allowance for doubtful
       accounts                                                7,511               9,331              6,071              8,718
    Inventories, net
    Finished goods                                             2,558               1,664              2,712              2,667
    Work-in-process                                              742               1,045                892                634
    Assembled components, materials and parts                  3,927               3,954              2,654              4,575
                                                             -------             -------           ---------           -------
         Total inventory                                       7,227               6,663              6,258              7,876
Prepaid expenses and other current assets                        517                 646                866                585
                                                             -------             -------           ---------           -------
         Total current assets                                 15,871              17,163             13,889             18,020
                                                             -------             -------           ---------           -------

Property, plant and equipment                                 15,977              15,870             16,232             16,259
Less accumulated depreciation and amortization                11,193              10,811             11,714             11,369
                                                             -------             -------           ---------           -------
Property, plant and equipment, net                             4,784               5,059              4,518              4,890
                                                             -------             -------           ---------           -------

Intangibles (net of accumulated amortization)                     38                  79                 25                 62
Deferred Financing cost                                           98                  70                 70                188
Other assets                                                     521                 667                438                492
                                                             -------             -------           ---------           -------
         Total assets                                        $21,312             $23,038            $18,940            $23,652
                                                             =======             =======            =======            =======

LIABILITIES AND  EQUITY (DEFICIENCY)
Current Liabilities
    Short-term bank borrowings                                $8,919              $6,553             $9,437             $9,681
    Current maturities of long-term debt                         670                 524              1,259                623
    Current maturities affiliate debt                            150                  --                750                100
    Accounts payable                                           3,585               2,918              3,568              2,671
    Borrowings against accounts receivable                       923                 385                864                234
    Accrued Restructuring                                        794                  --                 --                 --
    Accrued liabilities                                        3,496               3,237              3,502              3,427
                                                             -------             -------           ---------           -------
         Total current liabilities                            18,537              13,617             19,380             16,736
                                                             -------             -------           ---------           -------

Long-term debt                                                 5,282               5,395              4,325              5,492
Long-term debt - affiliate                                       600               1,000                 --                650
Other long-term liabilities                                      122                 151                121                151
                                                             -------             -------           ---------           -------
         Total liabilities                                    24,541              20,163             23,826             23,029
                                                             -------             -------           ---------           -------
Commitments and Contingencies
Convertible Redeemable Preferred Stock                            --               1,000              1,500                 --
                                                             -------             -------           ---------           -------

Net Equity/(Deficiency) of disposed business                  (3,229)              1,875             (6,386)               623
                                                             -------             -------           ---------           -------
         Total Liabilities and Equity/(Deficiency)           $21,312             $23,038            $18,940            $23,652
                                                             =======             =======            =======            =======
See Notes to Unaudited Financial Statements.

                                       RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
                                           UNAUDITED STATEMENTS OF OPERATIONS


(Amounts in thousands, except per share amounts)

                                                    Year Ended December 31,          Nine Months Ended September
                                            ------------------------------------------ -------------------------------
                                                     2001          2000           1999          2002          2001
                                                     ----          ----           ----          ----          ----

Sales
Products                                          $21,992       $25,390        $24,890       $13,489         $16,053
Services                                            3,591         4,012          3,473         3,743           3,400
                                                  --------      -------        --------    ----------        --------
Total Sales                                        25,583        29,402         28,363        17,232          19,453

Cost of Sales
Products                                           12,680        13,164         15,145         8,235           8,929
Services                                            2,597         2,269          2,303         1,734           1,804
                                                  --------      -------        --------    ----------        --------
Total cost of sales                                15,277        15,433         17,448         9,969          10,733
                                                  --------      -------        --------    ----------        --------

 Gross profit                                      10,306        13,969         10,915         7,263           8,720
                                                  --------      -------        --------    ----------        --------

Selling, General, Administrative expenses          10,443         9,843         11,275         7,820           7,087
Engineering expenses                                2,218         1,958          2,127         1,390           1,392
Restructuring expense                                 794            --             --            --              --
Intangible amortization                                41           163            180            24             122
                                                  -------        ------         ------         -----          ------
                                                   13,496        11,964         13,582         9,234           8,601
                                                  --------      -------        --------    ----------        --------
Operating income/(loss)                            (3,190)        2,005         (2,667)       (1,971)            119

Interest expense                                   (1,325)       (1,306)        (1,085)         (933)         (1,047)
Interest expense - affiliate                          (47)           --         (1,020)           --              --
Foreign currency loss                                (486)         (622)          (123)           97            (204)
                                                  --------      -------        --------    ----------        --------

Income/(Loss) before income taxes                  (5,048)           77         (4,895)       (2,807)         (1,132)
Income taxes                                            5             1            243             -              18
                                                  --------      -------        --------    ----------        --------

Net income/(loss)                                 $(5,053)      $    76        $(5,138)    $  (2,807)        $(1,150)
                                                  ========      =======        ========      ========        ========

Net income/(loss) per share
  Basic                                           $ (0.21)      $  0.00        $ (0.39)      $ (0.11)        $ (0.05)
                                                  ========      =======        ========      ========        ========
  Diluted                                         $ (0.21)      $  0.00        $ (0.39)      $ (0.11)        $ (0.05)
                                                  ========      =======        ========      ========        ========
Average number of shares outstanding
  Basic                                            23,963        18,937         13,162        24,923          23,658
                                                   ======        ======         ======        ======          ======
  Diluted                                          23,963        22,959         13,162        24,923          23,658
                                                   ======        ======         ======        ======          ======

See Notes to Unaudited Financial Statements.

                                          RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
                                               UNAUDITED STATEMENTS OF CASH FLOW

                                                                 -------------------------------------- ---------------------
                                                                        Year Ended December 31,           Nine Months Ended
                                                                                                            September 30,
---------------------------------------------------------------- -------------------------------------- ---------------------
                                                                     2001          2000        1999       2002       2001
                                                                     ----          ----        ----       ----       ----

(in thousands)
Cash Flows from Operating Activities:
Net (loss)/income                                                  $(5,053)       $    76      $(5,138)   $(2,807)   $(1,150)
Adjustments to reconcile net income/(loss) to net cash (used
in)/provided by operating activities:
  Depreciation and amortization of plant and equipment                 712            826          710        481        589

  Provision for slow moving inventory                                  452             --        1,840        128        180
  Amortization of intangibles                                           41            163          180         24         32
  Loss on retirement of property, plant and equipment                   27             --            4          2         --
  Amortization of options issued as compensation                        10             --           --         --         --
  Restructuring reserve (includes inventory reserve of $702)         1,493             --           --         --         --
  Warrants issued for services                                          --             --          167         --         --
  Unrealized currency loss/(gain)                                      483            458         (145)      (270)       180
Changes in assets and liabilities
  Receivables                                                        1,259            464         (488)     1,780        390
  Inventories                                                       (1,900)          (243)       1,898        993     (1,461)
  Prepaid expenses and other current assets                            152           (125)         253       (290)        64
  Accounts payable and accrued liabilities                           1,118            446          542     (1,002)        50
  Payable to affiliate                                                  --             --        1,020         --
  Other assets                                                          38           (326)          60        114         32
  Other non-current liabilities                                        (40)            47            1         --         --
  Other non-current liability - Mettler                                 --             --          (76)        --         --
                                                                   -------        -------      -------    -------    -------
Net cash (used in)/ provided by operating activities                (1,208)         1,786          828       (847)    (1,094)

Cash Flows from Investing Activities:

Cash transferred to Life Science Business                           (1,250)          (749)                   (294)    (1,358)

  Purchases of property, plant and equipment                          (151)          (201)        (115)      (115)      (125)
                                                                   -------        -------      -------    -------    -------
Net cash used in investing activities                               (1,401)          (950)        (115)      (409)    (1,483)

Cash Flows from Financing Activities:
  Net borrowing from/(repayments of) line of credit                  2,366          1,775         (893)       519      3,128
  (Repayments)/borrowings against accounts receivable                  631           (594)         103       (121)      (133)
  Proceeds from long-term debt                                         300          1,500           --         --         --
  Repayment of long-term debt/lease obligation                        (573)          (419)        (244)      (453)      (111)
  Repayment of long-term debt affiliate                                (50)        (3,500)          --         --        (50)

 Proceeds from issuance of common stock, net of
  Issuance costs                                                        96            875           --          4         73
Proceed from issuance of preferred stock                                                                    1,320
  Proceeds from warrants exercised                                      --          1,000           --         --         --
  Repayment of Mettler liability                                        --         (1,212)          --         --         --
                                                                   -------        -------      -------    -------    -------
Net cash provided by/(used in) financing activities                  2,770           (575)      (1,034)     1,269      2,907
Effect of Exchange Rate Changes on Cash                                (68)            (3)          98         65        (12)
                                                                   -------        -------      -------    -------    -------
Net (decrease)/increase in cash                                         93            258         (223)        78        318
Cash at beginning of year                                              523            265          488        616        523
                                                                   -------        -------      -------    -------    -------
Cash at end of year                                                $   616        $   523      $   265    $   694    $   841
                                                                   =======        =======      =======    =======    =======

See Notes to unaudited Financial Statements.

                   Rheology Instruments and Services Business
               Unaudited Statements of Comprehensive Income/(Loss)


                                            Twelve Months ended December 31,
                                            --------------------------------
                                             2001         2000          1999
                                             ----         ----     ---------
Net loss                                  $ (5,053)      $  76     $ (5,138)
Other comprehensive (loss)/income
  Foreign currency translation                (170)        (67)         219
     Adjustments
Comprehensive (loss)/income               $ (5.223)      $   9     $ (4,919)
                                          ---------      ------    ---------




                                        Nine Months Ended September 30,
                                        -------------------------------
                                             2002           2001
                                             ----           ----
Net loss
Other comprehensive (loss)/income         $ (2,807)       $ (1,150)
  Foreign currency translation
     Adjustments
Comprehensive (loss)/income                    278             (83)
                                       ------------       --------
                                          $ (2,529)         (1,233)
                                       ============       ========

See Notes to Unaudited Financial Statements.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
                     Notes to Unaudited Financial Statements


1.       Summary of Significant Accounting Policies


Principles of Operations

The Rheology Instruments and Service Business (the Company) include the accounts of Rheometric Scientific, Inc and subsidiaries (Rheometric), excluding the accounts of Protein Solutions Inc. acquired on November17, 2000 and Aviv Instruments Inc, acquired on May 31,2001. All significant intercompany balances and transactions have been eliminated in the financial statements.

On March 6, 2000, pursuant to a Securities Purchase Agreement, dated as of February 17, 2000, by and between Rheometric, Axess Corporation ("Axess") and Andlinger Capital XXVI LLC ("Andlinger Capital XXVI"), as amended (the "Purchase Agreement") and certain related agreements, to provide Andlinger Capital XXVI with control of Rheometric, Andlinger Capital XXVI purchased (i) 10,606,000 shares of newly issued common stock of Rheometric (the "Investor Shares") and
(ii) warrants to purchase (x) an additional 2,000,000 shares of common stock of Rheometric at an exercise price of $1.00 per share, exercisable at any time prior to March 6, 2007 (the "Investor A Warrants") and (y) an additional 4,000,000 shares of common stock of Rheometric at an exercise price of $3.00 per share, exercisable at any time prior to March 6, 2003 (the "Investor B Warrants," and collectively with the Investor A Warrants, the "Investor Warrants"), for the aggregate consideration of $1,825,000 (the "Purchase Price"). Upon consummation of this transaction Andlinger Capital XXVI acquired the power to vote an aggregate of 16,606,000 shares of Rheometric common stock (of which 6,000,000 shares are attributable to the Investor Warrants) representing approximately 74% of the issued and outstanding common stock of Rheometric (including as outstanding for the purposes of determining such percentage the 6,000,000 shares issuable upon exercise of the Investor Warrants). Prior to the purchase by Andlinger Capital XXVI of the Investor Shares and the Investor Warrants, Axess agreed to contribute 2,800,000 shares of common stock to Rheometric.

The Company designs, manufactures, markets and services computer-controlled material testing systems for use in material and product research and development, on-line process monitoring and quality control.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Product sales are recorded upon shipment, provided that the price is fixed, title has been transferred, collection of the resulting receivable is reasonably assured, and there are no significant obligations. Maintenance agreement revenue is recorded on a straight-line basis over the terms of the respective agreements. Other service revenue is recorded as services are performed. The Company accrues for expected warranty cost on product sales. Deferred revenue relating to maintenance agreements amounted to $999,000 and $812,000 at December 31, 2001 and 2000, respectively, and is included in accrued liabilities in the accompanying Balance Sheet.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


Inventories

Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost (determined on the first-in, first-out method) or market. As of December 31, 2001 and 2000, the Company had a reserve of approximately $2,956,000 and $1,932,000, respectively, for excess and obsolete inventory. $702,000 of the increase in obsolescence is part of the restructuring provision booked in the fourth quarter of 2001. (See Note 10)). The Company continuously monitors their exposure relating to excess and obsolete inventory and establish reserves for any exposure.

Property, Plant and Equipment

Property, plant and equipment is carried at cost. Depreciation and amortization of plant and equipment are computed based on the estimated service lives of the assets or lease terms, whichever is shorter, using the straight-line method. Betterments and major renewals are capitalized, while repairs, maintenance and minor renewals are expensed. When assets are disposed of, the assets and related allowances for depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

The estimated useful lives for each class of fixed assets are as follows:

                                                       Office equipment                 5-8  years
Assets under direct                                    Transportation equipment         3-5  years
   financing lease                      15  years      Leasehold improvements             5  years
Machinery and equipment                 5-8 years      Assets under capital lease         5  years

Income Taxes

Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period plus or minus the change during the period in deferred tax assets and liabilities.

No provision has been made for U.S. income taxes which would be payable if undistributed earnings of approximately $314,000 as of December 31, 2001 of foreign subsidiaries were distributed to the Company in the form of dividends, since it is management's intention to permanently reinvest such earnings in the related foreign operations.

Intangibles

Intangibles are amortized using the straight-line method over the respective useful lives.

Deferred Financing Costs

Deferred financing costs are amortized over the life of the loan. The unamortized balance of deferred financing costs at December 31, 2001 and 2000 is $188,000 and $282,000 respectively. Deferred financing costs are included in other assets in the Balance Sheet.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


Translation of Foreign Currencies

Assets and liabilities of foreign subsidiaries are translated at current exchange rates and the effects of these translation adjustments are reported as a separate component of shareholders' equity. Realized gains and losses from foreign currency transactions are included in the statements of operations, as are unrealized gains and losses arising from the translation of the foreign subsidiaries' intercompany liability accounts into U.S. dollars. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange rates.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Cash Flow Information

Foreign currency cash flows have been converted to U.S. dollars at an appropriately weighted-average exchange rate or the exchange rates in effect at the time of the cash flows, where determinable.

Net cash used in operating activities for the year ended December 31, 2001 and net cash provided by operating activities for the years ended December 31, 2000 and 1999 reflects cash payments for interest of $1,360,000, $1,301,000 and $2,071,000, respectively, and income taxes of $3,000, $194,000 and $15,700, respectively. The bad debt expense for the years ended December 31, 2001, 2000 and 1999 was $46,700, $21,500 and $376,900, respectively.

Net cash used in operating activities for the nine months ended September 30, 2002 and September 30, 2001 reflects cash payments for interest of $793,000, and $1,021,000, respectively, and income taxes of $1,000, $5.000 respectively.

In 2000 noncash transactions from financing activities resulted in an increase in equity of $3,730,000 from the Axess debt forgiveness.

In 2001 fixed assets increased approximately $159,000 for assets under capital leases. Noncash transactions from financing activities resulted in an increase in equity of $1,000,000 due to the conversion of Rheometric preferred stock to Rheometric common stock and $263,000 related to the conversion of Axess debt and accrued interest to Rheometric common stock.

Fair Value of Financial Instruments

The estimated fair value of the Company's financial instruments as of December 31, 2001 and 2000 approximates the carrying amounts.

Concentration of Credit Risk

The Company's product line is sold worldwide, principally to large corporations, research, and educational and governmental institutions. The Company does not require collateral from its customers. The accounts receivable are spread among a number of customers and are geographically dispersed such that in management's opinion credit risk is minimized.

Accounting for the Impairment of Long-Lived Assets

Financial Accounting Standards Board Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires companies to review their long-lived assets and certain identifiable intangibles (collectively, "Long-Lived Assets") for

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


impairment whenever events or changes in circumstances indicate that the carrying value of a Long-Lived Asset may not be recoverable.

Earnings (Loss) Per Share

The Company calculates net income per share as required by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaces the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of stock options, warrants, and convertible securities.

The following table sets forth the computation of diluted earnings per share for the year ended December 31, 2000:

(dollars in thousands except per share data)
-------------------------------------------------------
Net income available to common           Shareholders
                                                                    $  76
Denominator for basic earnings per share:

     Weighted average:
           Common shares outstanding                               18,937

Effect of dilutive securities:

     Preferred Stock                                                  833

     Stock options                                                    381

     Warrants                                                       2,808
                                                                  -------

Denominator for diluted earnings per share                         22,959
                                                                  -------

Diluted earnings per share                                        $  0.00
                                                                  -------

For the years ended December 31, 2001 and 1999 and for the nine months end September 30, 2002 and September 30, 2001 common stock equivalents were anti-dilutive.

Other Matters

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), for fiscal years beginning after June 15, 2000. The provisions of SFAS 133 require all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS
133. In June 2000 the FASB issued SFAS 138, which amends certain provisions of SFAS 133. The Company adopted these standards in the first quarter of 2001.

In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), which must be adopted no later than fourth quarter of 2000. As the Company's accounting policies are consistent with the provisions of SAB 101, there was no impact on the financial statements.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141"), and SFAS no. 142, "Goodwill and Other Intangible Assets."("FAS 142") Under these new Standards the FASB eliminated accounting for any mergers and acquisitions as poolings of interests, eliminated amortization of goodwill and indefinite life intangible assets, and established new impairment measurement procedures for goodwill. FAS 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


purchase method for which the date of acquisition is July 1, 2001 or later. The Company is currently determining the impact of adopting "FAS 142" in 2002.

In July 2001, the FASB issued SFAS no. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of this new standard.

In July 2001, the FASB issued SFAS no. 144, "Impairment or Disposal of Long-Lived Assets." which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. The Company is currently assessing the impact of this new standard.

2.       Property, Plant and Equipment

Property, plant and equipment as of December 31 consisted of the following:

                                                2001              2000
                                                ----              ----

Assets under direct financing lease        $   6,765,000      $   6,607,000
Machinery and equipment                        3,823,000          3,645,000
Office equipment                               5,214,000          5,389,000
Transportation equipment                          72,000             94,000
Leasehold improvements                           103,000            135,000
                                           -------------      -------------
                                           $  15,977,000      $  15,870,000
                                           =============      =============

On February 23, 1996, the Company entered into a sale/leaseback arrangement whereby the Company sold its corporate headquarters and main manufacturing facility, and the 19 acres of real property on which the facility is located (the facility and the real estate being referred to herein as the "Facility") for $6,300,000. The transaction was treated as a financing. A lease obligation was recorded and the asset was written down to the amount of the proceeds. The asset is being amortized over the life of the lease on a straight-line basis. Accumulated amortization on the asset under direct financing was $2,523,000 and $2,066,000 as of December 31, 2001 and 2000, respectively.

Simultaneously with the sale to the Landlord, the Company entered into a long-term lease of the Facility from the Landlord. The initial term of the lease is 15 years, subject to five-year extensions through 2026. Under the terms of the lease, the Company has certain rights of first refusal to purchase the Facility and the right to acquire up to 11 acres of undeveloped real estate constituting a portion of the Facility (the "Excess Land") under certain circumstances.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


3.       Long-Term Debt and Short-Term Borrowings

Long-term debt consisted of the following:


                                              December 31,   December 31,   September 30,     September 30,
                                              ------------   ------------   -------------     -------------
                                                  2001           2000           2002              2001
                                                  ----           ----           ----              ----

Obligation under sale/leaseback payable       $ 4,571,000    $  4,644,000   $ 4,503,000        $ 4,632,000
through February 2011, with interest
imputed at a rate of 13.9% for 2001 and 2000

Term loan payable through March 2003. Loan        975,000       1,275,000   $   750,000         1,050,000
bears interest at prime plus 1.5% (6.25% at
December 31, 2001 and 11.0% at December 31,
2000)


Obligations under capital leases payable          137,000              --       118,000            145,000
2002 through 2006 with interest imputed at
rates from 8.5% to 13.3%

Term loan payable through June 2005.  Loan
bears interest at prime plus 1.5% (6.25% at
December 31, 2001)                                269,000              --       213,000            288,000
                                              -----------    ------------   -----------        -----------
                                                5,952,000       5,919,000     5,584,000          6,115,000
Less current maturities                           670,000         524,000     1,259,000            623,000
                                              -----------    ------------   -----------        -----------
                                              $ 5,282,000    $  5,395,000   $ 4,325,000        $ 5,492,000
                                              ===========    ============   ===========        ===========


Following are the annual maturities of long-term debt at December 31, 2001 (in thousands): 2002 $670; 2003 $1,094 2004 $468; 2005 $495; 2006 $480; and $2,745
thereafter.

On March 6, 2000 in conjunction with the Andlinger Capital XXVI transaction, the full amount of the Mettler debt equaling $1,212,000 was repaid. This payment satisfied the entire obligation to Mettler.

Short-Term Borrowings

The Revolving Credit, Term Loan and Security Agreement (the "Loan Agreement"), dated as of March 6, 2000, as amended, between Rheometric and PNC Bank, National Association ("PNC Bank") provides for a total credit facility of $14,500,000, of which $13,000,000 is a working capital revolving credit facility with an initial three-year term expiring on March 6, 2003. The amount of available credit is determined by the level of certain eligible receivables and inventories. The line of credit bears interest at the prime rate, 4.75% at September 30, 2002 and December 31, 2001.

The Loan Agreement also includes a term loan in the amount of $1,500,000 to be repaid in 4 equal quarterly installments of $75,000, 23 monthly installments of $25,000 and a final payment of $625,000 due at maturity on March 6, 2003. The term loan bears interest at the prime rate plus 1.5 percent (6.25% at September 30, 2002 and December 31, 2001) which is due monthly. The outstanding balance of the term loan obligation was $750,000 at September 30, 2002.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


On May 31, 2001, Rheometric and PNC Bank amended the Loan Agreement to provide for a second term loan in the amount of $300,000. This second term loan is repayable in 48 monthly installments of $6,250 and bears interest at the prime rate plus 1.5% (6.25% at September 30, 2002 and December 31, 2001). The outstanding balance of the second term loan was $213,000 at September 30, 2002.

The Loan Agreement is subject to customary event of default and acceleration provisions and is collateralized by substantially all of Rheometric's assets. Additionally, the Loan Agreement contains a net worth covenant and a fixed charge coverage ratio covenant. On March 29, 2002 PNC Bank amended the financial covenants for 2002 including a condition requiring a cash infusion of at least $1,000,000 in the form of equity by July 31, 2002.

On August 8, 2002 Rheometric entered into an agreement with Andlinger Capital XXVI LLC ("Andlinger Capital"), Rheometric's principal stockholder, pursuant to which Andlinger Capital would make an immediate preferred stock investment of $1,500,000, with the right, subject to future Board determination of the need for such capital, to invest up to an additional $500,000. Andlinger Capital purchased 1,500 of the 2,000 authorized shares of Rheometric's newly created Series B Preferred Stock. The Series B Preferred Stock does not carry a current dividend, but is subject to redemption at the option of Rheometric, or upon the sale of all or substantially all of the assets of Rheometric, upon the sale of any major portion of the assets of Rheometric, upon the sale of a significant subsidiary or division of Rheometric, upon a change in control of Rheometric, upon the sale of common or preferred stock by Rheometric to the public, or upon the acceleration of indebtedness for borrowed money in excess of $1,000,000. The redemption price of the Series B Preferred Stock is the original Series B Preferred Stock issue price multiplied by 101% plus an additional 1% for each calendar month completed following the date of original issuance. On August 12, 2002, the sale of the 1,500 shares of Series B Preferred Stock to Andlinger Capital was consummated, which satisfied the cash infusion requirement under the Loan Agreement. On November 1, 2002, upon Board approval, Andlinger Capital made the additional Series B Preferred Stock investment of $500,000. In connection with that investment, Andlinger Capital agreed: to defer its right to have all of the outstanding preferred stock owned by it redeemed in full by Rheometric upon the closing of the sale of Rheometric's rheology instruments and services business to Waters Technologies and instead to have the redemptions occur in three equal installments, one at the closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing; and to subordinate such deferred payments to amounts payable by Rheometric to Rheometric's landlord under Rheometric's headquarters facility lease and to Axess Corporation, in exchange for which Rheometric would issue to Andlinger Capital a new warrant, with an expiration date of March 6, 2007, to purchase up to one million shares of Rheometric's common stock having an exercise price equal to $1.00 per share, the average of the closing prices of Rheometric's common stock over the ten trading days immediately preceding October 30, 2002, and on substantially the same terms and conditions as the existing warrants to purchase shares of Rheometric's common stock held by Andlinger Capital. We also agreed with Andlinger Capital that in the event Rheometric requests Andlinger Capital, and Andlinger Capital agrees, to defer the redemption of its shares of Series B preferred stock for an additional year from one or more of the new redemption dates set forth in the immediately preceding paragraph, for each such deferment Rheometric shall issue to Andlinger Capital a new warrant to purchase up to 333,333 shares of Rheometric's common stock at a per share exercise price equal to the average of the closing prices of Rheometric's common stock over the ten trading days immediately preceding the new redemption date from which such redemption is being deferred and having an expiration date of March 6, 2007, and on substantially the same terms and conditions as the existing warrants to purchase shares of Rheometric's common stock held by Andlinger Capital.

As of September 30, 2002, Rheometric is in violation of the fixed charge coverage ratio covenant in the Loan Agreement. As a result, absent a waiver or forbearance from PNC Bank, PNC Bank could exercise its rights to accelerate the outstanding indebtedness under the Loan Agreement, realize upon the collateral securing the debt (which comprises substantially all of Rheometric's assets), or exercise its other remedies under or relating to the Loan Agreement. Rheometric has requested, but has not yet received a formal response from PNC Bank regarding a waiver or forbearance agreement that would be subject to the closing of the sale of Rheometric's rheology instruments and services business. Upon the closing of the proposed sale, Rheometric

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


will use the proceeds to retire in full all of Rheometric's outstanding indebtedness under the Loan Agreement and the Loan Agreement will be terminated. There can, however, be no assurance that the sale of Rheometric's rheology instruments and services business will be consummated or that Rheometric will be able to meet the covenant in future periods. In the absence of a waiver, Rheometric has reclassified the remaining long term bank debt to short term borrowings.

The Company at September 30, 2002, had total borrowings under the Loan Agreement of $9,437,000 with remaining availability of approximately $588,000 and as of December 31, 2001 had total borrowings under its working capital credit facility of $8,919,000 with remaining availability of approximately $595,000.

The weighted-average interest rate on short-term debt outstanding was 6.7% and 9.5% as of December 31, 2001 and 2000, respectively.

The Company's foreign subsidiaries sell certain accounts receivable balances with recourse, to the Company's financial institutions. At December 31, 2001 and 2000, amounts outstanding are $923,000 and $385,000, respectively.

4.       Long-Term Debt - Affiliate

Long-term debt - affiliate consisted of the following:

                                                        December 31,    December 31,    September 30,    September
                                                             2001            2000            2002         30, 2001
                                                             ----            ----            ----         --------

Subordinated promissory note due                        $  750,000      $  1,000,000    $ 750,000       $750,000
February 28, 2006 with interest at 6%


Following are the annual maturities of long-term affiliate debt at December 31, 2001 (in thousands): 2002 $0 2003 $500 2004 $250

On March 6, 2000 in conjunction with the Andlinger transaction, Axess cancelled its existing debt of $8,206,000 and the accrued interest thereon in exchange for
(x) the payment by Rheometric to Axess of $3,500,000 in cash; (y) the issuance to Axess of a subordinated promissory note in the principal amount of $1,000,000 and (z) the issuance to Axess, of a warrant (the "Preferred Stock Warrant") to purchase 1,000 shares of Rheometric non-voting convertible redeemable preferred stock (convertible into 1,000,000 shares of common stock) to be issued, subject to stockholder approval, pursuant to an amendment to the certificate of incorporation of Rheometric.

The subordinated promissory note calls for a mandatory prepayment in the event of the sale of one of Rheometric product lines. In the absence of this sale repayment is to begin March 1, 2001 in the amount of $50,000 per quarter plus accrued interest on the unpaid balance at a rate of 6% per annum. The entire unpaid principal and interest balance is due and payable on February 28, 2006.

On September 28, 2001 Axess converted $200,000 of the principal balance along with $63,000 of interest relating to the period March 1, 2001 to March 1, 2002 into 65,762 shares of Rheometric common stock. As a result, Rheometric and Axess executed an amended and restated subordinated promissory note for the remaining amount of $750,000 payable upon the sale of one of Rheometric product lines. In the absence of this sale, repayment is to begin on June 30, 2002 in the amount of $50,000 per quarter plus accrued interest on the unpaid balance at a rate of 6% per annum. Interest begins to accrue as of April 1, 2002. The entire unpaid principal and interest balance is due and payable on February 28, 2006.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


On August 12, 2002, Axess extended the payment due date for the June 30, 2002 payment. The principal payment of $50,000 plus accrued interest from April 1, 2002 to August 31, 2002 became due and payable on August 31, 2002. As a result of the proposed sale of therheology instruments and service business, a new agreement was reached with Axess modifying the payment terms. The new agreement provides for payment of $250,000 upon closing of the sale, $250,000 six months later, and the final $250,000 twelve months from the date of the closing. Interest accrues on the unpaid balance at the rate of 6% per annum. The revised agreement does not waive Axess' rights in respect to the event of default that exists under the prior promissory note. As a result we have reclassified the $500,000 long-term balance to current liabilities on the balance sheet.

On July 2, 2001, State Farm acquired from Axess 6,422,933 shares of Rheometric common stock along with 800 shares of Rheometric convertible redeemable preferred stock. The total shares acquired by State Farm (including as outstanding the 800,000 shares issuable upon conversion of the 800 shares of convertible redeemable preferred stock, which have subsequently been converted) represents approximately 29% of the outstanding common stock of Rheometric at December 31, 2001. See Note 11.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


5.       Income Taxes

The components of deferred tax assets and liabilities as of December 31 consisted of the following:

                                                           2001          2000
                                                           ----          ----
Inventory reserves, inventory capitalization and
   intercompany profit in inventory                  $    851,000       500,000
Other                                                     453,000       160,000
Restructuring expense                                     387,000            --
Net operating loss carryforwards                        9,886,000     7,385,000
Research and development and other tax
   credit carryforwards                                 1,002,000     1,002,000
                                                        ---------     ---------
Gross deferred tax assets                              12,579,000     9,047,000
                                                       ----------      --------
Gross deferred tax liabilities                           (16,000)     (229,000)
                                                         --------     ---------
Net deferred tax asset before valuation
   Allowance                                           12,563,000     8,818,000
Valuation allowance on deferred tax assets            (12,563,000)   (8,818,000)
                                                     -------------  ------------
Net deferred tax asset                               $         --   $        --
                                                     =============  ============


A valuation allowance is established when it is more likely than not that a portion or all of the deferred tax assets will not be realized.

At December 31, 2001, the Company had federal net operating loss carryforwards for income tax purposes of approximately $13,686,000 that expire in 2005 through 2021, state net operating losses of $7,960,000 that expire 2001 through 2011, and foreign loss carryforwards of approximately $10,511,000, a portion of which may be carried forward indefinitely. The Company also has other tax credit carryforwards aggregating approximately $1,002,000 at December 31, 2001, which expire in 2002 through 2011.

The change in ownership resulting from the August 21, 1992 sale of common stock and a subordinated convertible debenture of Rheometric has resulted in a limitation on future annual utilization of domestic tax credits and net operating losses, pursuant to Internal Revenue Code Sections 382 and 383.

On March 6, 2000 pursuant to a Securities Purchase Agreement between Rheometric, Axess Corporation and Andlinger Capital XXVI, Andlinger Capital acquired the power to vote an aggregate of 16,606,000 shares of the Rheometric common stock representing approximately 74% of the issued and outstanding common stock of the Rheometric. This includes 6,000,000 shares issuable upon exercise of the Investor Warrants. This will result in a further limitation on future annual utilization of domestic tax credits and net operating losses, pursuant to Internal Revenue Code Sections 382 and 383.

Income/(loss) before income taxes as of December 31 consisted of the following:

                         2001               2000               1999
                         ----               ----               ----

Domestic           $  (3,128,000)           $32,000       $(2,438,000)
Foreign               (1,920,000)            45,000        (2,457,000)
                   --------------           -------       ------------
                   $  (5,048,000)           $77,000       $(4,895,000)
                   ==============           =======       ============

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


The components of income tax expense for the years ended December 31 consisted of the following:

                                                                       2001              2000              1999
                                                                       ----              ----              ----

Federal:
     Current                                                           $   --           $     --         $(35,000)
     Deferred                                                              --                 --                --
                                                                      -------            -------           -------
                                                                           --                 --          (35,000)
                                                                      -------            -------          --------
Foreign:
     Current                                                            4,000              1,000           276,000
     Deferred                                                              --                 --                --
                                                                      -------            -------           -------
                                                                        4,000              1,000           276,000
                                                                        -----              -----           -------
State:
     Current                                                            1,000                 --             2,000
     Deferred                                                              --                 --                --
                                                                      -------            -------           -------
                                                                        1,000                                2,000
                                                                        -----                                -----
                                                                       $5,000            $ 1,000          $243,000
                                                                        =====              =====           =======

The Company's effective tax rate varies from the statutory federal tax rate as of December 31 as a result of the following:

                                                                       2001              2000              1999
                                                                       ----              ----              ----
Computed statutory income
  tax (benefit)                                                   $(1,716,000)           $26,000       $(1,664,000)
State income taxes, net of Federal
  tax benefit                                                           1,000                                2,000

Foreign taxes in excess of/(less than)
Statutory rate                                                        649,000             (6,000)          274,000

Utilization of net operating losses                                                      (19,000)               --
Benefit of loss carryforwards not
  Recognized                                                          651,000                 --         1,713,000

Benefit of temporary differences
  not recognized                                                      821,000                 --                --
Permanent differences                                                (388,000)                --           (57,000)
Other                                                                 (13,000)                             (25,000)
                                                                  ------------           -------          ---------
                                                                  $     5,000            $ 1,000          $243,000
                                                                  ============           =======          ========

6.       Capital Stock and Stock Option and Incentive Plans

Rheometric has two stock option plans under which stock options may be granted, the 1996 Stock Option Plan (the "1996 Plan") and the 2000 Stock Option Plan (the "2000 Plan"). The 1996 Plan, as amended, authorizes the issuance of up to 500,000 shares of Rheometric common stock as incentive stock options pursuant to
Section 422 of the Internal Revenue Code. The 2000 Plan authorizes the issuance of up to 1,000,000 shares of Rheometric common stock. Stock options are generally granted at prices which equate to the market value of the stock on the date of option grant. Options generally become exercisable in ratable

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


installments over a four-year period, with unexercised options expiring no later than 10 years from the date of grant.

Rheometric Stock option activity for the years 2001 and 2000 is as follows:


                                                            2001                                2000
                                                            ----                                ----
                                                                 Weighted                            Weighted
                                                                 Average                              Average
                                                                 Exercise                            Exercise
                                                   Shares         Price               Shares           Price
                                                   ------        --------             ------         ---------

     Outstanding at January 1,                      724,100        $2.28              414,400           $0.84
                Granted                             217,000         4.44              333,700            4.19
                Exercised                           127,500          .74                   --              --
                Canceled                             79,500         3.71               24,000            3.83
     Outstanding at December 31,                    734,100         2.97              724,100            2.28
     Exercisable at December 31,                    298,250         1.68              328,650            0.93
     Available for grant at December 31,            638,400                           775,900
     Weighted average fair value of  options
     granted during the period                        $1.82                             $3.39


The following table summarizes the information about Rheometric stock options outstanding at December 31, 2001:


                                  Options Outstanding                              Options Exercisable
                                  -------------------                              -------------------
                                                Weighted
                                                Average         Weighted                         Weighted
                                Number         Remaining        Average           Number          Average
        Range of            Outstanding at    Contractual       Exercise      Outstanding at     Exercise
     Exercise Prices         December 31,     Life (Years)       Price        December 31,         Price
     ---------------        --------------    ------------      --------      ---------------    --------

      $0.28 - $6.25            734,100            7.99           $2.97          298,250            $1.68

Rheometric has adopted the "disclosure only" provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") and will continue to apply APB No. 25 to account for stock options. Had Rheometric accounted for stock options under the fair value method of SFAS 123, net loss and net loss per share would have increased by $160,000 and $.01 in 2001. Net income would have

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


decreased by approximately $39,000 in 2000 and net loss would have increased by $29,000 in 1999. The per share impact was less than $0.01 in 2000 and 1999.

The fair value of the options granted were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                     2001             2000
                                                     ----             ----

Risk free interest rate                              4.31%            5.75%
Expected volatility                                 31.42%           36.10%
Expected life (years)                                   4                4
Dividend yield                                          0%               0%

In connection with the sale/leaseback arrangement, Rheometric issued the following three warrants to acquire shares of its common stock, all having an exercise price of $2.00 per share: (1) a warrant to the Landlord to purchase 132,617 shares of Common Stock of Rheometric, exercisable during the term of the lease; (2) a conditional warrant to the Landlord to purchase 331,543 shares of Common Stock of Rheometric which shall only be exercisable if the indebtedness owed by the Landlord under the Mortgage Loan is repaid prior to February 23, 1997; or if the Landlord is unable to refinance the indebtedness owed under the Mortgage Loan prior to February 23, 1997, solely as a result of environmental contamination relating to the 11 acres of undeveloped real estate constituting a portion of the Facility (the "Excess Land"); and (3) a conditional warrant to the Landlord's Lender (the "Lender") to purchase 331,543 shares of Common Stock which shall only be exercisable if the indebtedness owed under the Mortgage Loan by Landlord to the Lender is not refinanced prior to February 23, 1997. On February 20, 1997, the Landlord refinanced the Mortgage Loan and Rheometric's interest in the Mortgage Loan was repaid. On that same day, the conditional warrant to the Landlord to purchase 331,543 shares of Common Stock of Rheometric became exercisable and the conditional warrant to the Lender terminated. On July 22, 1998 in consideration for waiving certain covenant violations, the exercise price for the outstanding warrants was reduced to $1.00 per share. Additionally, on December 29, 1999 in consideration of waiving certain covenant violations, the exercise price for the outstanding warrants was reduced to $0.37 per share.

7.       Employee Benefit Plans

Rheometric has a 401(k) Savings and Investment Retirement Plan (the "401(k) Plan") under which the Company matches a portion of the employees' salary deduction contributions. Substantially all domestic employees are eligible to participate in the 401(k) Plan. Contributions by Rheometric were $95,000, $110,000 and $124,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Rheometric foreign subsidiaries also sponsor employee retirement plans. The expense recorded by Rheometric or such plans was insignificant for the years ended December 31, 2001, 2000 and 1999. Rheometric does not sponsor any post-retirement health, life insurance or related benefit plans, nor any significant post-employment benefit plans.

8.       Commitments and Contingencies

The Company and its subsidiaries are parties to various operating leases relating to office facilities, transportation vehicles, and certain other equipment, principally data processing. Real estate taxes, insurance and maintenance expenses are normally obligations of the Company. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses. Rent expense was $505,000, $472,000and $527,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


The Company and its subsidiaries are parties to various capital leases relating to office furniture and fixtures and machinery and equipment. See Note 3 - Long-Term Debt.

On February 23, 1996, the Company entered into a sale/leaseback arrangement that is recorded as a financing on its facility in Piscataway, New Jersey. As a result of this transaction, the Company is committed to a 15-year lease with an initial annual payment of $1,180,000 payable quarterly. The facility lease is treated as debt for financial reporting purposes. See Note 3 - Long-Term Debt.

The lease is subject to an annual CPI adjustment that is capped at 3% per year. On March 1, 2001 the basic rent payment was adjusted to $884,288 and on March 1, 2002, the basic rent payment was again adjusted to $900,717.

The minimum commitments under noncancellable leases consisted of the following at December 31, 2001:

                                                            Operating            Financing            Capital
             Year                                             Leases              Leases               Leases
             ----                                             ------              ------               ------

                      2002                                    487,000              $898,000              38,000
                      2003                                    161,000               901,000              38,000
                      2004                                     75,000               901,000              38,000
                      2005                                     22,000               901,000              38,000
                      2006                                      4,000               901,000              19,000
                   Thereafter                                       0             3,752,000                   0
                                                            ---------             ---------             -------
             Total minimum lease payments                   $ 749,000             8,254,000             171,000
                                                            =========
             Less amounts representing interest                                   3,683,000              45,000
                                                                                 ----------             -------
             Total lease obligation                                               4,571,000             126,000
             Less current maturities                                                270,000             106,000
                                                                                 ----------             -------
             Long-term lease obligation                                          $4,301,000             $20,000
                                                                                 ==========             =======

On August 27, 1998, the Company consummated the assignment of the lease of its Epsom facility in the United Kingdom to a third party and moved its sales and service personnel to offices located in Leatherhead. In the event of non-performance by the third party, the Company is liable. Should they not perform, the Company's additional cash outflow would be $189,000 per year in years 2002, 2003, 2004, 2005 and 2006 and $1,415,000 thereafter.

The Company has employment agreements with key management executives. The agreements provide for severance upon termination of from eight months to twelve months base pay. The minimum obligation related to these agreements approximates $591,000.

The Company entered into a 15-year royalty agreement in August 1991 for the Elongational Rheometer Products. This royalty agreement is based on sales of the product. Accrued royalties were $21,000 and $27,000 at the end of 2001 and 2000, respectively.

As of December 31, 2001 the Company is contingently liable on open standby letters of credit totaling $178,000.

In the ordinary conduct of its business, the Company may be party to litigation. At December 31, 2001, in the opinion of management, there are no matters pending or threatened which would have a material adverse effect on the financial position or results of operations of the Company.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


Operating Segments/Foreign Operations and Geographic Information

The Company's three reportable segments are Domestic, Europe, and Japan.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


Summarized financial information concerning the Company's reportable segments is shown below:

(In thousands)               Domestic       Europe      Japan        Total
--------------------------   --------       ------      -----        -----

Trade Sales:
12/31/01                       13,886        5,416       6,281       25,583
12/31/00                       16,425        7,100       5.877       29,402
12/31/99                       15,114        6,465       6,784       28,363

09/30/02                       10.782        3,196       3,254       17,232
09/30/01                       10,289        4,376       4,788       19,453
Intercompany Sales:
12/31/01                        5,941        1,352           0
12/31/00                        6,972        1,242           0
12/31/99                        5,950        1,113           0

09/30/02                        2,617          363
09/30/01                        4,373          985
Operating  Income/(Loss):
12/31/01                       (1,910)      (1,770)        490       (3,190)
12/31/00                        2,276         (681)        410        2,005
12/31/99                       (1,119)      (1,737)        189       (2,667)

09/30/02                         (816)      (1,011)       (144)      (1,971)
09/30/01                          106         (500)        513          119
Total Assets:
12/31/01                       13,877        3,455       3,980       21,312
12/31/00                       13,983        4,419       4,636       23,038
12/31/99                       15,347        3,949       4,687       23,983

09/30/02                       12,581        3,413       2,946       18,940
09/30/01                       16,217        3,455       3,980       23,652
Depreciation and Amortization (including Intangibles):

12/31/01                          632           82          39          753
12/31/00                          834          129          26          989
12/31/99                          765          101          24          890

09/30/02                          435           52          18          505
09/30/01                          532           60          29          621


Sales between geographic areas are priced on a basis that yields an appropriate rate of return based on assets employed, risk and other factors. Included in domestic sales are export sales of $2,611,000, $2,996,000 and $728,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                   RHEOLOGY INSTRUMENTS AND SERVICES BUSINESS
               Notes to Unaudited Financial Statements (continued)


9.       Restructuring of Operations

In the fourth quarter of 2001, a restructuring provision was recorded for the restructuring of certain Domestic and European operations. Key initiatives of the restructuring program include: a) outsourcing the European service function,
b) centralizing the European sales function at European headquarters, c) centralizing shared services including order processing, cash collections, and cash application at European headquarters, and d) streamlining certain domestic functions. The charges consist of $566,000 for the termination of 28 U.S. and European employees. The $566,000 includes severance pay as per company policy, payroll taxes, accrued vacation for those employees under contract and for the U.S. employees the cost of medical benefits for the severance period. A provision of $228,000 was made for the closing and consolidation of certain European offices. This includes $96,000 related to lease termination costs and any impairment on fixed assets in those locations, $67,000 for the elimination of certain European legal entities, and $65,000 for the cost of lease terminations on automobiles for the European service people. In addition the Company took a charge of approximately $702,000 relating to an inventory write down which is reflected in the cost of sales related to specific products the Company will no longer sell. The restructuring program is expected to yield annualized savings of approximately $1,200,000 related to reduced wages, facility related costs, and depreciation and will be reflected in cost of sales, general and administrative expenses, selling expenses and research and development expenses.

As of September 30, 2002 the restructuring actions have yielded savings of approximately $532,000 in salaries wages and benefits, $160,000 from centralizing European functions, $46,000 from reduced depreciation, and $80,000 in other domestic expenses. The following is the restructuring reserve included in accrued liabilities at September 30, 2002:


--------------------------------------------------------------------------------
                            December 31,                Exchange  September 30,
                                   2001      Charges      Loss            2002
--------------------------------------------------------------------------------

TERMINATIONS                     566,000    (566,000)          -              -

CLOSING EUROPEAN OFFICES         228,000    (164,000)     17,000         81,000

--------------------------------------------------------------------------------
                               $ 794,000    (730,000)     17,000      $  81,000
--------------------------------------------------------------------------------

10.      Convertible Redeemable Preferred Stock

On March 6, 2000, in connection with Andlinger Capital XXVI investment Rheometric, Rheometric issued to Axess 1,000 shares of convertible redeemable preferred stock with a $1,000 per share liquidation preference, redeemable over a five year period. Each such preferred share is subject to mandatory redemption at $1,000 per share, or convertible at the holder's option into 1,000 shares of the Company's common stock.

On May 2, 2001, Axess converted 200 shares of the preferred stock into 200,000 shares of common stock of the Company. Subsequently on July 2, 2001, Axess transferred the remaining 800 shares of preferred stock to State Farm Mutual Automobile Insurance Company ("State Farm").

On July 10, 2001, State Farm converted the 800 shares of preferred stock into 800,000 shares of common stock of the Company.

                                                                        Annex A


                           [Asset Purchase Agreement]

                                                                  Execution Copy



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         WATERS TECHNOLOGIES CORPORATION

                                       AND

                           RHEOMETRIC SCIENTIFIC, INC.



                                October 14, 2002

                                TABLE OF CONTENTS


   1. Definitions..............................................................1
   2. Acquisition of Assets by Buyer...........................................5
       2.1  Purchase and Sale of Assets........................................6
       2.2  Excluded Assets....................................................7
       2.3  Assumption of Liabilities..........................................8
       2.4  Liabilities Not Assumed............................................8
       2.5  Purchase Price.....................................................9
       2.6  The Closing.......................................................12
       2.7  Deliveries at the Closing.........................................12
       2.8  Allocation of Purchase Price; Tax Matters.........................12
       2.9  Employment Agreements.............................................13
       2.10 Piscataway Lease..................................................13
       2.11 Schedule of Accounts Payable and Accrued Expenses.................13
       2.12 Non-U.S. Jurisdictions............................................13
   3   Representations and Warranties of the Company..........................13
       3.1  Organization......................................................14
       3.2  Authorization of Transaction......................................14
       3.3  Noncontravention..................................................14
       3.4  Brokers' Fees.....................................................15
       3.5  Title to Assets...................................................15
       3.6  Financial Statements..............................................15
       3.7  Absence of Changes................................................15
       3.8  Legal and Other Compliance........................................16
       3.9  Real Property.....................................................16
       3.10 Intellectual Property.............................................17
       3.11 Inventories.......................................................18
       3.12 Contracts.........................................................18
       3.13 Powers of Attorney................................................19
       3.14 Litigation; Environmental Matters.................................19
       3.15 Affiliated Transactions...........................................20
       3.16 Suppliers.........................................................20
       3.17 Consents..........................................................20
       3.18 Employees and Consultants.........................................20
       3.19 Insurance Policies................................................21
       3.20 Intentionally Omitted.............................................21
       3.21 Employee Benefits.................................................21
       3.22 Books and Records.................................................22
       3.23 Disclosure........................................................22
       3.24 No Other Representations or Warranties............................22
   4. Representations and Warranties of the Buyer.............................22
       4.1  Organization of the Buyer.........................................22
       4.2  Authority for Agreement...........................................22
       4.3  Noncontravention..................................................23
       4.4  Brokers' Fees.....................................................23
       4.5  Financing.........................................................23
       4.6  Regulatory Matters................................................23
       4.7  Knowledge of Breach...............................................23
   5. Covenants...............................................................23
       5.1  Pre-Closing Covenants.............................................23
       5.2  Post-Closing Covenants............................................25
   6. Conditions to Obligation to Close.......................................27
       6.1  Conditions to Obligation of the Buyer.............................27

       6.2  Conditions to Obligations of the Company..........................29
   7. Confidentiality.........................................................30
   8. Noncompetition..........................................................31
   9. Indemnification.........................................................31
       9.1  Survival of Representations and Warranties; Knowledge of Breach...31
       9.2  Indemnity by the Company..........................................31
       9.3  Indemnity by the Buyer............................................32
       9.4  Matters Involving Third Parties...................................32
       9.5  Losses Net of Insurance...........................................34
       9.6  Sole Remedy; Waiver...............................................34
       9.7  No Consequential Damages..........................................35
       9.8  No Set-Off........................................................35
   10. Termination............................................................35
       10.1  Termination by Agreement of the Parties..........................35
       10.2  Termination by Reason of Breach..................................35
       10.3  Termination After Passage of Time................................35
       10.4  Termination For Superior Proposal................................35
       10.5  Effect of Termination............................................36
       10.6  Termination Fee..................................................36
   11. Miscellaneous..........................................................36
       11.1  Press Releases and Public Announcements..........................36
       11.2  No Third-Party Beneficiaries.....................................36
       11.3  Entire Agreement.................................................36
       11.4  Succession and Assignment........................................36
       11.5  Counterparts.....................................................36
       11.6  Headings.........................................................36
       11.7  Notices..........................................................36
       11.8  Governing Law; Forum.............................................37
       11.9  Amendments and Waivers...........................................38
       11.10 Severability.....................................................38
       11.11 Expenses.........................................................38
       11.12 Construction.....................................................38
       11.13 Incorporation of Exhibits and Schedules..........................38
       11.14 Specific Performance.............................................38
       11.15 Waiver of Jury Trial.............................................39
       11.16 Bulk Transfer Laws...............................................39
       11.17 Return of Information............................................39
       11.18 Non Solicitation.................................................39

                                    Exhibits


A        -        Escrow Agreement

B        -        Bill of Sale

C        -        Assignment and Assumption Agreement

D        -        Financial Statements

E        -        Required Opinions of Company' Counsel

F        -        Form of Opinion of Buyer's Counsel

G        -        Patent Assignment

H        -        Trademark Assignments

I        -        Form of Non-Competition Agreement

                                    Schedules


Schedule 2.1(a)(i)            Fixed Assets

Schedule 2.1(a)(ii)           Inventory

Schedule 2.1(a)(iii)          Accounts Receivable

Schedule 2.1(b)               Licenses

Schedule 2.1(d)               Customer, Distributor, Supplier and Mailing Lists

Schedule 2.1(e)               Assumed Contracts

Schedule 2.2(e)               Intercompany Accounts Receivable

Schedule 2.2(g)               Excluded Raw Materials, WIP and Inventory

Schedule 2.2(k)               Other Excluded Assets

Schedule 2.8                  Allocation of Purchase Price

Schedule 2.10                 Lease Terms

Schedule 3.3                  Noncontravention

Schedule 3.5                  Liens

Schedule 3.7                  Absence of Changes

Schedule 3.9                  Real Property Leases

Schedule 3.10(a)              Intellectual Property

Schedule 3.10(b)              Infringements

Schedule 3.10(c)              Intellectual Property of the Company

Schedule 3.10(d)              Intellectual Property of Others

Schedule 3.12                 All Contracts and Agreements

Schedule 3.14                 Litigation

Schedule 3.15                 Affiliated Transactions

Schedule 3.16                 Suppliers

Schedule 3.17                 Consents

Schedule 3.18(a)              Employees

Schedule 3.18(b)              Consultants

Schedule 3.19                 Insurance Policies

Schedule 3.20                 Standard Terms and Conditions of Sale or Lease

Schedule 3.21(a)              Employee Benefit Plans

Schedule 3.21(d)              Certain Employment Agreements

Schedule 5.2(c)(i)            Inactive Employees

Schedule 5.2(c)(ii)           Limitations on Admission of New Employees

Schedule 6.1(c)               Required Consents

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "Agreement") is entered into as of October 14, 2002 by and between Waters Technologies Corporation, a Delaware corporation (the "Buyer"), and Rheometric Scientific, Inc., a Delaware corporation (the "Company"). The Buyer and the Company are together referred to herein as the "Parties" and individually from time to time as a "Party".

         This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets of the Company in consideration of the Purchase Price (as defined below) and Buyer's assumption of certain of the Company's liabilities.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.       Definitions.
         -----------

         "Accountant" has the meaning set forth in Section 2.5(e).

         "Accounts Payable and Accrued Expenses Report" has the meaning set forth in Section 2.11.

         "Accounts Receivable" has the meaning set forth in Section 2.1(a)(iii).

         "Accounts Receivable Report" has the meaning set forth in Section 2.5(c)(ii).

         "Accounts Receivable Value" has the meaning set forth in Section 2.5(c)(i).

         "Acquired Assets" has the meaning set forth in Section 2.1.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Agreement" has the meaning set forth in the preamble above and includes, in all instances, the schedules and exhibits to this Agreement.

         "Allocation" has the meaning set forth in Section 2.8.

         "Allocation Schedule" has the meaning set forth in Section 2.8.

         "Assumed Liabilities" has the meaning set forth in Section 2.3.

         "Business" means that portion of the Company's business relating primarily to rheology instruments and services, including rheometers, thermal analysis instruments, viscometers, surface chemistry instrumentation and related software. The term Business expressly excludes (i) the Company's protein solutions group, and (ii) all corporate activities of a general, administrative or professional nature. Without limiting the generality of the first sentence of this paragraph, the Parties agree that all assets located at the Company's Piscataway, New Jersey facility, except for the Excluded Assets, relate primarily to the acquired business.

         "Buyer" has the meaning set forth in the preamble above.

         "Buyer's 401(k) Plan" has the meaning set forth in Section 5.2(d).

         "Buyer's Piscataway Lease" has the meaning set forth in Section 2.10.

         "Closing" has the meaning set forth in Section 2.6.

         "Closing Date" has the meaning set forth in Section 2.6.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral Source" has the meaning set forth in Section 9.5.

         "Company" means Rheometric Scientific, Inc., a Delaware corporation, and unless the context clearly suggests otherwise, references in this Agreement to the Company include the Subsidiaries.

         "Company 401(k)" has the meaning set forth in Section 5.2(d).

         "Company Losses" has the meaning set forth in Section 9.3.

         "Confidential Information" means any and all information concerning the businesses and affairs of the Company, the Business or the Buyer, other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault, action or inaction of the Parties. In addition, information concerning the transactions contemplated by this Agreement shall be considered Confidential Information.

         "Consultants" has the meaning set forth in Section 3.18(b).

         "Contracts" has the meaning set forth in Section 2.1(e).

         "Current Employees" has the meaning set forth in Section 3.18(a).

         "Customer Lists" has the meaning set forth in Section 2.1(d).

         "Deficiency" has the meaning set forth in Section 2.5(c)(i).

         "Deficiency Payment" has the meaning set forth in Section 2.5(c)(i).

         "Disclosing Party" has the meaning set forth in Section 7.

         "Employee Benefit Plan" has the meaning set forth in Section 3.21.

         "Employee Letter" has the meaning set forth in Section 5.2(c).

         "Environmental Law" means any federal, state, or local law, statute, ordinance, rule, regulation, order, consent, decree, agreement, judgment or common-law doctrine, and the provisions and conditions of permits, licenses, waivers and other operating authorizations relating to pollution or protection of the environment, including, without limitation, ambient air, surface water, ground water or land, waste, asbestos, lead paint, hazardous or toxic substances, whether relating to manufacture, storage, disposal, cleanup, release, threat of release, transport, monitoring, testing, handling, reporting, personal injury or property damage, including all requirements to install pollution control equipment and all requirements to test, monitor or remove aboveground or underground storage tanks, and shall include but not be limited to any of the following: CERCLA, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act of 1986, the Clean Air Act, the Clean Water Act, and the Toxic Substance Control Act.

         "Equity Securities" means any capital stock, membership or partnership interest or other equity interest or any securities convertible into or exchangeable for any of the foregoing or any other rights, warrants or options to acquire any of the foregoing securities.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 3.21.

         "Escrow Account" has the meaning set forth in Section 2.5(b)(i).

         "Escrow Agent" means Citizens Bank of Massachusetts.

         "Escrow Agreement" has the meaning set forth in Section 2.5(b)(i).

         "Escrow Termination Date" means the first anniversary of the Closing Date.

         "Escrowed Amount" has the meaning set forth in Section 2.5(b)(i).

         "Excluded Assets" has the meaning set forth in Section 2.2.

         "Financial Statements" has the meaning set forth in Section 3.6.

         "Fixed Assets" has the meaning set forth in Section 2.1(a)(i).

         "Foreign  Asset  Transfer  Subsidiaries"  has the  meaning set forth in
Section 2.12.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time and consistently applied.

         "Indemnified Party" has the meaning set forth in Section 9.4(a).

         "Indemnifying Party" has the meaning set forth in Section 9.4(a).

         "Intellectual Property" means patents, patent applications, copyrights, Trademarks, instrument or equipment designs, mask works, know-how, trade secrets, designs and processes, internet domain names, tradenames, customer lists and all other types of intellectual property rights all applications for any of the foregoing, and any license or agreement granting rights related to the foregoing.

         "Inventory" has the meaning set forth in Section 2.1(a)(ii).

         "Knowledge" means actual knowledge of Robert Castello, Paul Mangano, Ronald Garritano, Matthew Bilt, Nick Minutolo and Joe Musanti, in the case of the Company and Paul Tardif, Robert Hassel, Terry Kelly and Randy Mercner, in the case of the Buyer.

         "Late Invoices" has the meaning set forth in Section 2.5(g).

         "Laws" means all laws, rules, regulations, statutes, codes, judgments, orders, injunctions, decrees, rulings, directives, interpretations, constitution, ordinances, common law, or treaty, of any federal, state, local municipal and foreign, international, or multinational government or administration and related agencies.

         "Leased Premises" means the real property leased pursuant to the Real Property Leases.

         "Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

         "Licenses" has the meaning set forth in Section 2.1(b).

         "Lien" means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

         "Losses" has the meaning set forth in Section 9.2.

         "Material Adverse Change" has the meaning set forth in Section 6.1(h).

         "Material Adverse Effect" means any change, effect or circumstance that is materially adverse to the financial condition or results of operations of the Business, taken as a whole, other than with respect to any adverse changes, effects or circumstances which, directly or indirectly, relate to or result from
(i) public, private or industry
knowledge relating to the transactions contemplated by this Agreement, (ii) general economic conditions or other conditions affecting the industry in which the Business competes, including fluctuating conditions resulting from the seasonality or cyclicality of the Business, (iii) the identity of the Buyer or any action by the Buyer or its representatives preparing for the change of ownership of the Business or (iv) financial or operating trends attributable to the Business of a nature and in an amount similar to those prevailing prior to the date hereof or otherwise disclosed on Schedule 3.7. For clarity, absent clear and convincing evidence to the contrary, for purposes of the representations and warranties of Section 3 and the indemnification provisions of Section 9.2(a) relating to breaches by the Company of representations and warranties only (and not for any other purpose, including, without limitation, for purposes of determining whether a condition to a Party's obligation to close has been met under Section 6), a change, effect or circumstance involving $100,000 or more is material and a change, effect or circumstance involving less than $100,000 is immaterial.

         "Monthly Report" means the full accounting package customarily prepared by the Company with respect to the Business for each fiscal monthly period prior to the Closing in accordance with the Company's normal internal accounting policies, which policies have been consistently applied in all material respects since at least January 1, 2002.

         "Most  Recent  Fiscal  Period End" has the meaning set forth in Section
3.6.

         "Notice Period" has the meaning set forth in Section 9.4(b).

         "Opening of Business" has the meaning set forth in Section 2.6.

         "Orchestrator License" has the meaning set forth in Section 6.2(i).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Outstanding   Claim"   means  a  claim  made  by  Buyer  that  remains
outstanding.

         "Paid Claim" means a claim made by Buyer and paid by the Escrow Agent.

         "Party" and "Parties" have the meanings set forth in the preamble above.

         "Payment Threshold" has the meaning set forth in Section 2.5(d).

         "Person" means an individual, a general or limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or any other kind of entity.

         "Piscataway Facility" has the meaning set forth in Section 2.10.

         "Piscataway Facility Lease" means that Lease Agreement dated February 23, 1996, between RSI (NY) QRS 12-13, Inc., as landlord and the Company, as tenant, as amended pursuant to a First Amendment of Lease Agreement dated June 10, 1996, and as further amended pursuant to a Second Amendment of Lease Agreement dated February 20, 1997, and as further amended by a Letter Agreement dated May 6, 1997, and as further amended pursuant to a Landlord Agreement and Amendment of Lease dated March 6, 2000.

         "Pre-Closing Breach" has the meaning set forth in Section 10.2.

         "Proceeding" has the meaning set forth in Section 11.8.

         "Purchase Price" has the meaning set forth in Section 2.5(a).

         "Real Property Leases" has the meaning set forth in Section 3.9.

         "Receiving Party" has the meaning set forth in Section 7.

         "Retained Liabilities" has the meaning set forth in Section 2.4.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Settlement Date" has the meaning set forth in Section 2.5(c)(i).

         "Stockholder Approval" means the approval by the stockholders of the Company at a special meeting of the stockholders of the Company of: (i) the sale of the Business by the Company to the Buyer and (ii) an amendment to the Company's certificate of incorporation to amend the name of the Company, in each case by the holders of a majority of the outstanding common stock of the Company as provided in the Delaware General Corporation Law.

         "Subsidiaries" means (i) Rheometric Scientific France SARL, a limited liability company organized under the laws of France, (ii) Rheometric Scientific F.E., Limited, a corporation organized under the laws of Japan ("Rheometric Japan"), (iii) Rheometric Scientific GmbH, a corporation organized under the laws of Germany, and (iv) Rheometric Scientific Limited, a company organized under the laws of England and Wales.

         "Superior Proposal" has the meaning set forth in Section 5.1(f).

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Termination Fee" has the meaning set forth in Section 10.6.

         "Third Party Claim" has the meaning set forth in Section 9.4(a).

         "Trademarks" means any trade names, trademarks, service marks, trade dress, and logos, whether or not registered with any governmental agency, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

         "Transferred Employees" has the meaning set forth in Section 5.2(c).

         "WARN" shall mean the United States Worker Adjustment and Retraining Notification Act (or any successor provision).

2.       Acquisition of Assets by the Buyer.
         ----------------------------------

         2.1 Purchase and Sale of Assets. Subject to and upon the terms and conditions contained herein, at the Closing, the Company shall sell and transfer to the Buyer, and the Buyer shall purchase from the Company, free and clear of any Lien, all of the Company's right, title and interest in, to and under the following properties and assets of the Company, other than the Excluded Assets (collectively, the "Acquired Assets"):

                (a) All assets of the Company primarily relating to the Business, including without limitation:

                      (i) all equipment, furniture, furnishings, computer and office equipment and other tangible personal property owned by the Company and which are primarily used by the Company in the Business , including, without limitation, those items listed in Schedule 2.1(a)(i) but excluding those items listed in Schedule 2.2(k) (the "Fixed Assets");

                      (ii) all inventory, including all raw materials, works in progress and finished goods owned by the Company at Closing which are primarily used by the Company in the Business, including, without limitation, those items listed in Schedule 2.1(a)(ii) but excluding those items listed in Schedule 2.2(h) (the "Inventory");

                      (iii) all the Company's accounts and notes receivable (other than receivables from the Company or any of its Affiliates) relating to the Business, including, without limitation, those items listed in Schedule 2.1(a)(iii) (the "Accounts Receivable"); and

                      (iv) all shares of the capital stock of Rheometric Japan.

                (b) All rights of the Company, to the extent transferable, under all licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises used or necessary in connection with the operation of the Business or any pending applications relating to any of the foregoing, including without limitation all governmental permits, licenses, authorizations, approvals and consents listed in Schedule 2.1(b) (collectively the "Licenses");

                (c) All Intellectual Property primarily relating to the Business, the goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of any interest therein, including without limitation all patents, Trademarks, copyrights, and other items listed in
                Schedule 3.10(c);

                (d) All customer, distributor, supplier and mailing lists for the Business as set forth in Schedule 2.1(d) to be delivered at the Closing (collectively the "Customer Lists");

                (e) All contracts, agreements, arrangements and undertakings (whether oral or written) to which the Company is a party relating primarily to the Business, as follows: (i) as set forth on Schedule 2.1(e), and including (subject to Sections 2.2(c) and (d) below) any prepaid rents and expenses relating thereto,
                (ii) contracts, agreements, arrangements and undertakings (whether oral or written) (including, without limitation, purchase and sales orders) with respect to products or services relating to the Business entered into in the Ordinary Course of Business (without regard to frequency or dollar amount), and
                (iii) other such contracts, agreements, arrangements and undertakings (whether oral or written) relating to the Business involving Liability to the Buyer not to exceed $150,000 in the aggregate (collectively, the "Contracts");

                (f) All books, financial records, electronic files, plats, architectural plans, drawings, notebooks, specifications, creative and scientific materials, advertising and promotional materials, marketing materials, and equipment repair, maintenance and service records primarily of or relating primarily to the Business, whether written or electronically stored or otherwise recorded;

                (g) All rights to the names "Rheometric Scientific Inc.", "Rheometric" and any and all names similar to Rheometric, subject to Sections 5.1(h) and 5.2(e); and

                (h) All other assets of the Company that are currently primarily used in the operation of the Business of every kind and description, tangible or intangible, including goodwill.

         Notwithstanding anything to the contrary contained in this Agreement, the Company may retain copies of any Contract, Books and Records or any other document or materials to the extent that the Company (i) is required to retain it by Law, (ii) may need such copies for tax purposes, in connection with product liability claims or claims related to Retained Liabilities or Excluded Assets, in which case, the Company shall use such copies only in connection therewith or (iii) may need such copies to carry out the terms or purposes of this Agreement.

         2.2 Excluded Assets. There shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer hereunder, and to the extent in existence on the Closing Date, there shall be retained by the Company (collectively, the "Excluded Assets"):

                (a) All assets primarily relating to the Company's protein solutions business;

                (b) All books, minutes and general corporate records of the Company not solely relating to the Acquired Assets or the Business;

                (c) All books and records that the Company or any of its Affiliates is required to retain pursuant to any statute, rule, regulation or ordinance;

                (d) All  claims,  choses in action  and  rights of action by the
                Company or any of its Affiliates against third parties, including but not limited to tax, insurance and other claims for refunds against governmental agencies or other entities, rebates, refunds, prepaid discounts, allowances or other monies or consideration received by the Company or any of its Affiliates, other than those primarily relating to the Acquired Assets or the Assumed Liabilities;

                (e) All intercompany accounts receivable from the Company or any of its Affiliates set forth on Schedule 2.2(e);

                (f) All cash, cash equivalents, notes, loans receivable, and securities, investments of every nature of the Company relating to the Business, wherever located, including, without limitation, at the Piscataway Facility, in accounts, lock boxes and other similar accounts, whether maintained at a bank, savings and loan or other similar financial institution;

                (g) All raw materials, component parts, work-in-progress and finished goods inventory listed or described on Schedule 2.2(g);

                (h) The Company's rights under a royalty-free, perpetual license agreement between the Company and the Buyer relating to the Orchestrator Software, such license to include access to the source code and related documentation for such Orchestrator Software, and all licensed software and computer hardware, stored data, computer software and computer software documentation listed or described on Schedule 2.2(h) and all rights the Company may have with respect thereto;

               (i) The Piscataway Facility Lease;

               (j) All prepaid rents and expenses relating to the Piscataway Facility;

               (k) The assets, properties, contracts, agreements and rights listed in Schedule 2.2(k); and

               (l) The shares of capital stock of any of the Subsidiaries other than Rheometric Japan.

         2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth herein and subject to the provisions of Section 2.4, from and after the Closing, the Buyer will assume and satisfy or perform when due the following Liabilities (and only those Liabilities) of the Company related to the Business (the "Assumed Liabilities"):

               (a) All Liabilities of the Company relating to the Business for accounts payable and accrued expenses up to $6,000,000 in the aggregate, as detailed in the Accounts Payable and Accrued Expenses Report delivered in accordance with Section 2.11;

               (b) All of the Liabilities of the Company arising under or relating to (i) the Contracts and (ii) the Real Property Leases (other than the Piscataway Facility Lease);

               (c) All of the Liabilities assumed by Buyer pursuant to Section 5.2(c); and

               (d) All warranty claims now or hereafter made against the Company relating to the Business, including, without limitation, third party claims in respect of person or property or relating to products or services of the Business.

          2.4 Liabilities Not Assumed. Notwithstanding the provisions of Section 2.3, the Buyer will not assume or perform any of the following Liabilities (whether or not contemplated by Section 2.3) (the "Retained Liabilities"):

               (a) any Liability of the Company for accounts payable and accrued expenses as of the Closing Date (i) in excess of $6,000,000 in the aggregate, or (ii) that primarily relate to corporate activities of a general, administrative or professional nature (for example, fees and costs of attorneys, accountants, stock exchanges and transfer agents and payments of debts to affiliates or stockholders of the Company);

               (b) any Liability of the Company for any Taxes (i) relating to the Business or the Acquired Assets that are incurred or are attributable to pre-Closing periods, except to the extent not included in Section 2.3(a), or (ii) not relating to the Business or the Acquired Assets, whether or not incurred prior to or after the Closing;

               (c) any Liability of the Company for the unpaid pre-Closing Taxes of any Person, except to the extent included in Section 2.3(a);

               (d) any Liability of the Company to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Company or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity;

               (e) except for the Assumed Liabilities, any Liability of the Company arising as a result of any legal or equitable action or judicial or administrative proceeding in respect of anything done, suffered to be done or omitted to be done by Company or any of respective directors, officers, employees or agents prior to the Closing Date;

               (f) any Liability of the Company for costs and expenses incurred in connection with the making or performance by the Company of this Agreement and the transactions contemplated hereby (excluding costs and expenses incurred in the Ordinary Course of Business);

               (g) any Liability of the Company under this Agreement;

               (h) any Liability primarily relating to or arising out of the Company's protein solutions business;

               (i) except as set forth in Section 5.2(c), any Liability of the Company arising out of any employee benefit plan established or maintained by the Company or to which the Company contributes or any liability on the termination of any such plan;

               (j) except for Liabilities set forth in Section 5.2(c), including without limitation the severance obligations set forth therein, any Liability of the Company for making payments or providing benefits of any kind to its employees or any of the former employees of the Company that relate to claims arising prior to the Closing Date (whether first asserted before or after the Closing Date), including, without limitation, (i) as a result of the sale of the Acquired Assets or as a result of the termination of any employees, (ii) any Liability arising from so-called COBRA continuation coverage or certifications concerning HIPPA for former employees, (iii) any Liability in respect of medical and other benefits for existing and future retirees, and (iv) any Liability in respect of work-related employee injuries or worker's compensation claims;

                (l) any Liability of the Company with respect to any overdraft facility, bank credit line or indebtedness for borrowed money;

                (m) except for any Liability of the Company arising under or relating to the Contracts, any Liability under any contracts, agreements, arrangements and undertakings (whether oral or written) to which the Company is a party; and

                (n) any Liability of the Company or Rheometric Japan in connection with any failure by the Company or Rheometric Japan prior to the Closing Date to fund Rheometric Japan's pension plan in accordance with the requirements of Japanese law.

         2.5   Purchase Price.
               --------------

               (a) Purchase Price. Subject to adjustment as provided in Section 2.5(c) below, the Purchase Price to be paid by the Buyer to the Company hereunder shall be Seventeen Million Dollars (US$17,000,000) (the "Purchase Price").

               (b) Payment Schedule. The Buyer shall pay to the Company Fifteen Million Three Hundred Thousand Dollars (US$15,300,000) by wire transfer in immediately available funds at the Closing. The balance of the Purchase Price, One Million Seven Hundred Thousand Dollars ($1,700,000), will be payable by the Buyer to the Company only in accordance with the terms and conditions set forth in Sections 2.5(b)(i) to 2.5(b)(iii) below:

                      (i) Pursuant to an escrow agreement to be executed by the parties and delivered at the Closing in the form attached hereto as Exhibit A (the "Escrow Agreement"), the Buyer shall deposit One Million Seven Hundred Thousand Dollars (US$1,700,000) (the "Escrowed Amount") of the Purchase Price with the Escrow Agent in an escrow account (the "Escrow Account") for purposes of satisfying any obligations of the Company under Sections 2.5(f) and 9.2 of this Agreement. All expenses of the Escrow Agent will be borne equally by the Buyer and the Company.

                      (ii) On the first business date that is six months after the Closing Date, an amount equal to one-half of the balance of the Escrowed Amount (i.e. the Escrowed Amount less the aggregate amounts of all Paid Claims and Outstanding Claims as of such date), shall be distributed to the Company by wire transfer in accordance with the terms of the Escrow Agreement.

                      (iii) Provided that no claim against the Escrowed Amount remains outstanding, the remaining balance of the Escrowed Amount, less the amount of any Paid Claims, shall be distributed to the Company by wire transfer on the Escrow Termination Date in accordance with the terms of the Escrow Agreement. If there is an Outstanding Claim on the Escrow Termination Date, the remaining balance of the Escrowed Amount less the Paid Claims and the amount of any Outstanding Claim shall be distributed to the Company by wire transfer in accordance with the terms of the Escrow Agreement. The remaining Escrowed Amount shall be distributed to the Company or the Buyer, depending upon the resolution of any Outstanding Claim, on the first business date after the Escrow Termination Date on which no Outstanding Claim remains.

                (c)   Settlement of Accounts Receivable.
                      ---------------------------------

                      (i) The Company shall deliver to the Buyer a detailed statement of its Accounts Receivable on and as of the date which is five (5) days prior to the Closing Date and an updated statement of Accounts Receivable on and as of the Closing Date. The Buyer shall use commercially reasonable efforts to collect the Accounts Receivable after the Closing. In the event that the Buyer is unable to collect any Accounts Receivable by the date that is 120 days following the Closing Date (the "Settlement Date"), the Buyer shall provide to the Company an Accounts Receivable Report (as defined in paragraph (ii) below), and if the Buyer has collected Accounts Receivable representing an amount less than the difference between (x) the total monetary amount of Accounts Receivable as of the Opening of Business on the Closing Date and (y) $100,000 (such difference, the "Accounts Receivable Value") by the Settlement Date (a "Deficiency"), the Purchase Price shall be reduced by an amount equal to the difference between
                      (a) the Accounts Receivable Value and (b) the amount of Accounts Receivable actually collected by the Buyer. The Company shall pay to the Buyer within 30 days of the Settlement Date an amount equal to the Deficiency (a "Deficiency Payment"), and the Buyer shall simultaneously assign and transfer all the then uncollected Accounts Receivable (including those included within the allowance for doubtful accounts) to the Company. In the event that the Buyer collects any monies for such Accounts Receivable after the Accounts Receivable have been assigned and transferred to the Company, the Buyer shall promptly pay such amounts to the Company. The Buyer shall credit all payments received by the Buyer after the Closing Date from any account debtor in respect of any receivable owed by such account debtor to the Accounts Receivable with the oldest invoices.

                      (ii) On the Settlement Date, the Buyer shall deliver to the Company a report (the "Accounts Receivable Report") setting forth the record of payment and application activity for such

                      Accounts Receivable from the Closing Date through the Settlement Date and the amount of Accounts Receivable that have been collected by the Buyer by such date and the amount of any Deficiency. The Buyer shall have the right, in its sole reasonable discretion, without liability to the Company, to settle, compromise or extend the time of payment of any of the Accounts Receivable having a value under $1,000; provided, however, that the full amount of any such Account Receivable settled, compromised or modified shall be deemed collected for purposes of determining any Deficiency.

                      (iii) After the Closing and prior to the Settlement Date, the Company shall comply with all reasonable requests from the Buyer for assistance in the collection of the Accounts Receivable. Such assistance may include, but shall not be limited to, notifying account debtors that payment should be remitted to the Buyer and providing the Buyer information regarding the location, phone number and status of any account debtor. In addition the Company shall provide the Buyer with all files regarding the credit history of the account debtors on the Accounts Receivable. The Company shall not deposit or cash, but shall promptly transfer, endorse over and deliver to the Buyer any cash, checks or other property it may receive in respect of any of the Accounts Receivable.

                      (iv) If there is a Deficiency, then on and after the Settlement Date, the Buyer shall comply with all reasonable requests from the Company for assistance in the collection of the uncollected Accounts Receivable assigned and transferred to the Company pursuant to paragraph (i) above. Such assistance may include, but shall not be limited to, notifying account debtors that payment should be remitted to the Company and providing the Company information regarding the location, phone number and status of any account debtor. In addition the Buyer shall provide the Company with all files regarding the credit history of the account debtors on such Accounts Receivable. The Buyer shall not deposit or cash, but shall promptly transfer, endorse over and deliver to the Company any cash, checks or other property it may receive in respect of any of such Accounts Receivable.

                (d) Payables Straddling the Closing Date. Sections 2.5(d) through 2.5(g) shall apply if and only to the extent that payments made under Sections 2.3(a), 2.5(e) and 2.5(g) exceed $6,000,000 (the "Payment Threshold"). Provided the Payment Threshold is met, for amounts above the Payment Threshold the Parties shall equitably apportion the various ongoing direct expenses of the Business that are billed by third parties for periods of time that straddle the Opening of Business on the Closing Date and are paid for by one of the Parties with a benefit accruing to another Party. Those adjustments shall be based on the number of days elapsed before, as contrasted with the number of days including and after, the Opening of Business on the Closing Date during the relevant billing period that includes the Closing Date. Provided the Payment Threshold is met, the Buyer shall submit a statement to the Company, within 35 days after the Closing Date, setting forth what the Buyer believes is the appropriate payment required by this Section 2.5(d) and the method for determining such payment. If the Payment Threshold is not met, the Buyer shall pay such payables straddling the Closing Date.

                (e) Payment Procedure. The Company shall have up to 30 days after it receives the statement described in Section 2.5(d) to advise the Buyer, in writing, whether it agrees with the payment proposed by the Buyer. If the Company does not so respond within those 30 days, the Company will be considered to have accepted the Buyer's proposal as of the last day of that 30-day period. If the Company timely objects to the Buyer's proposal, the Company and the Buyer shall attempt, in good faith, to resolve the disagreement. If the Parties have not resolved the disagreement within 10 days after the Buyer receives the Company's notice advising the Buyer that the Company disagrees with the Buyer's proposal, the Company or Buyer may direct that the American Arbitration Association designate an accountant or accounting firm (but not an accountant or accounting firm that has performed services for any Party or any Affiliate of any Party) to resolve the dispute. (The accountant or accounting firm so chosen is referred to below as the "Accountant"). In that case, the Company and the Buyer shall give the Accountant access to all information reasonably requested by or useful to the Accountant to resolve the dispute. The Parties shall also direct the Accountant to resolve the dispute as promptly as possible. The Accountant's decision shall be final and binding on all Parties, absent fraud or manifest error. The Accountant's fees and costs and any separate fees and costs of the American Arbitration Association shall be paid by the Party that is not the prevailing party in the dispute.

                (f) Payment. Within five days after the payment required under Sections 2.5(d) and 2.5(e) above is finally determined (whether by agreement, acquiescence or the Accountant), the Party that owes the payment shall pay that amount to the Party that is owed the payment, together with simple interest at the rate of six percent per year calculated on a per diem basis, based on a 365 day year, for the period beginning with the Closing Date and ending with the day of payment. The Company hereby agrees that any obligations under Sections 2.5(c) and (f) that are not paid within fifteen (15) days of the due date may, at the option of the Buyer, be offset against any amount then remaining in the Escrow Account, in accordance with the terms of the Escrow Agreement.

                (g) Late Arriving Bills Etc. The Parties recognize that certain Liabilities evidenced by third party invoices for direct expenses of the Business for periods of time that straddle the Opening of Business on the Closing Date may arise more than 30 days after the Closing Date, such that the time periods specified in Section 2.5(d) and Section 2.5(e) do not accommodate the resolution of any issues presented by those invoices ("Late Invoices"). If that happens and the Payment Threshold is met, the Company and the Buyer will cooperate in good faith to agree upon an appropriate payment for such Late Invoices and, if such payment cannot be agreed upon within 30 days after notice and a copy of such Late Invoice is provided to whichever Party did not receive the invoice directly, either the Company or the Buyer may refer the issue to the Accountant for resolution. The determination of the Accountant shall be final and binding, absent fraud or manifest error. Payment on any adjustment determined in accordance with this Section 2.5(g) shall be made in accordance with Section 2.5(f). If the Payment Threshold is not met, the Buyer shall pay Late Invoices.

         2.6 The Closing.The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the Boston, Massachusetts office of Schnader Harrison Goldstein & Manello, counsel to the Buyer, commencing at 10 a.m. on the date which is three business days after the date on which all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement set forth in Section 6 (excluding the delivery of any documents to be delivered at the Closing by either of the Parties) have been satisfied or waived, but in no event later than January 15, 2003 (unless a later date is mutually agreed to) (the "Closing Date"), and upon any such Closing all instruments shall become effective as of 12:01 a.m. Eastern Time (the "Opening of Business") on the Closing Date.

         2.7 Deliveries at the Closing. Subject to the terms and conditions of this Agreement, at the Closing, the Parties shall deliver properly executed and acknowledged, if appropriate, (i) various certificates, instruments, and documents referred to in Sections 6.1 and 6.2 below, and (ii) such other instruments of sale, transfer, conveyance, and assignment as may be reasonably requested by the other Party and its counsel. The Company shall also execute, acknowledge (if appropriate) and deliver the Escrow Agreement, the Bill of Sale in the form attached hereto as Exhibit B and the Assignment and Assumption Agreement in the form attached hereto as Exhibit C. The Buyer shall also execute, acknowledge (if appropriate), and deliver such Escrow Agreement and Assignment and Assumption Agreement. Simultaneously with such delivery, the Company shall put the Buyer in possession and operating control of the Acquired Assets, free and clear of all Liens. The Buyer shall also make the payments to the Company and the Escrow Account set forth in
         Section 2.5(b).

         2.8    Allocation of Purchase Price; Tax Matters.
                -----------------------------------------

                (a) The Parties shall agree upon an allocation of the Purchase Price (and all other items properly included in "consideration," as described in Treasury Regulation 1.1060-1(c)(1)) for purposes of Taxes among the Acquired Assets in a manner consistent with the principles set forth on Schedule 2.8 (the "Allocation"), as follows. Within ninety (90) calendar days following the Closing Date, the Buyer shall deliver to Company a draft schedule setting forth the Allocation (the
                "Allocation  Schedule")  prepared  in a manner  consistent  with
                Schedule 2.8. If there is any dispute concerning the Allocation Schedule, Company shall notify Buyer within thirty (30) calendar days after receiving the Allocation Schedule. The Parties shall attempt to resolve such dispute and if they have not done so within thirty (30) calendar days after the Company provides notice of such dispute, all unresolved items shall be submitted to the Accountant. The Accountant shall resolve all such items within forty-five (45) calendar days prior to the time when either Party is required to file a Form 8594 (or any comparable form under state law) with respect to the purchase of the Acquired Assets. The Parties shall act in accordance with the Allocation (as finally agreed or determined by the Accountant, absent fraud or manifest error) in the preparation and filing of all Returns (including, without limitation, filing Form 8594 or any supplements thereto with their United States federal income Tax Returns for the taxable year that includes the Closing Date) and in the course of any Tax audit relating thereto and to take no position and cause their Affiliates to take no position inconsistent with the Allocation. Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its Form 8594.

                (b) The Parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets or the Business.

                (c) The Parties shall, with respect to persons who may be employed by both of them for the calendar year that includes the Closing Date, follow the Standard Procedure set forth in Revenue Procedure 96-60, 1996-2 C.B. 399, whereby the Company shall be responsible for employment tax reporting for such persons for all times during which they were employed by the Company.

         2.9 Employment Agreements. Simultaneous with the execution and delivery of this Agreement, certain persons designated by the Buyer and notified to the Company, have executed and delivered employment agreements with the Buyer in the form heretofore provided to and approved by the Company, each of which shall become effective immediately following the Closing, if and only if the Closing occurs.

         2.10 Piscataway Lease. Simultaneous with the execution and delivery of this Agreement, the Buyer and RSI (NY) QRS 12-13, Inc. have executed and delivered a letter agreement with respect to the entry into a lease (the "Buyer's Piscataway Lease") for a portion of the facility presently occupied by the Company in Piscataway, New Jersey (the "Piscataway Facility") containing terms no less favorable to the Buyer than those set forth on Schedule 2.10, which Buyer's Piscataway Lease shall become effective immediately following the Closing, if and only if the Closing occurs.

         2.11 Schedule of Accounts Payable and Accrued Expenses. Five (5) days prior to the Closing Date, the Company shall deliver to the Buyer a detailed schedule (the "Accounts Payable and Accrued Expenses Report") setting forth as of the Closing Date, all Liabilities of the Company relating to the Business for accounts payable and accrued expenses in substantially the form of the schedule of estimated accounts payable and accrued expenses previously provided by the Company to the Buyer.

         2.12 Non-U.S. Jurisdictions. Certain aspects of the Business are conducted through the Subsidiaries which are organized in non-U.S. jurisdictions. The transfer of the aspects of the Business conducted by Rheometric Japan shall be effected by transfer of all the capital stock of Rheometric Japan as contemplated by Section 2.1(a)(iv) to a subsidiary of the Buyer organized in Japan. The transfer of the Business conducted by the other Subsidiaries (the "Foreign Asset
         Transfer Subsidiaries") shall be effected by transfer of assets and liabilities (to the extent contemplated by this Agreement) to subsidiaries of the Buyer organized in the same jurisdictions as the transferring Subsidiary. The Buyer and the Company have not finally determined the nature of the documentation and process necessary to effect such transfers. Therefore it is agreed by the Buyer and the Company that such transfers will be effected by appropriate and customary documentation and procedures consistent with applicable local law and customary practice, and shall reflect as nearly as may be practicable the economics and allocation of risks reflected in the terms and conditions applicable to the transfers of assets and liabilities by Rheometric Scientific, Inc. The parties will use their respective best efforts to minimize overall expenses and taxation with respect to such transfers.

3. Representations and Warranties of the Company. The Company represents and warrants to the Buyer that the statements contained in this Section 3 are true and correct as of the date of this Agreement, except as otherwise set forth in the Schedules accompanying this Agreement.

         3.1    Organization.
                ------------

                (a) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and, with respect to jurisdictions in which such concept is recognized, is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for such jurisdictions the failure to qualify in which could not reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the Business and to own, lease and operate its properties as now owned, leased and operated by it. Copies of the certificate of incorporation and bylaws of the Company, each as amended to date, have been heretofore delivered to Buyer and are accurate and complete.

                (b) The authorized capital stock of Rheometric Japan consists of 8,000 shares of capital stock. On the date hereof and on the Closing Date, 2,000 shares of common stock of Rheometric Japan are validly issued and outstanding, fully paid and non-assessable and are owned, beneficially and of record by the Company free and clear of any and all Liens. The Company has good title to, and sole record and beneficial ownership of the capital stock of Rheometric Japan, free and clear of any and all Liens. Upon consummation of the Closing, and subject to transfer and registration of the respective shares of capital stock into the name of the Buyer and compliance with any requirements imposed by applicable law in the jurisdiction of incorporation of Rheometric Japan, including (i) board approval of the transfer of the capital stock of Rheometric Japan under this Agreement and (ii) delivery of the share certificates to the Buyer on or before the Closing, the Buyer will acquire legal and beneficial ownership of, good title to, and the right to vote all shares of the capital stock of Rheometric Japan, free and clear of all Liens. Except as set forth above in this Section 3.1(b), Rheometric Japan has no outstanding Equity Securities. Rheometric Japan has no outstanding commitments to issue or sell any Equity Securities, and no securities or obligations evidencing any such right are outstanding. There are no outstanding obligations, written or otherwise, of the Company or Rheometric Japan to repurchase, redeem or otherwise acquire any Equity Securities. There are no preemptive rights in respect of any Equity Securities of Rheometric Japan. Any Equity Securities of Rheometric Japan issued and reacquired by it were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and Rheometric Japan has no outstanding obligation or liability with respect thereto.

         3.2 Authorization of Transaction. The Company has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Except for the Stockholder Approval, all actions or proceedings to be taken by or on the part of the Company and its board of directors and stockholders to authorize and permit the execution and delivery by the Company of this Agreement and the instruments required to be executed and delivered by the Company pursuant hereto, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity.

         3.3 Noncontravention. Except as set forth on Schedule 3.3 hereof, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will, assuming the receipt of all consents and approvals set forth on Schedule 3.17, (i) violate any Law of any government, governmental agency, or court to which the Company or any of its property is subject or any provision of the certificate of incorporation or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which its assets are subject (or result in the imposition of any Lien upon any of its assets). Except in relation to filings with the SEC in connection with the solicitation of proxies from its stockholders and except as set forth in Schedule 3.3, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         3.4 Brokers' Fees. The Company has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         3.5    Title to Assets.
                ---------------

                (a) Assets other than Real Property. The Company has good, valid and marketable title to the Acquired Assets comprising personal property free and clear of all Liens, except (i) for minor imperfections of title that will not materially detract from the value of such asset or the use thereof and (ii) as otherwise set forth on Schedule 3.5 hereto.

                (b) Leased Real Property. The Company has valid leasehold interests in the Real Property Leases subject, in all cases, to the following: (i) exceptions, objections, agreements, claims, defects, easements, rights of way, encroachments, encumbrances, covenants, reservations, restrictions, conditions, leases, tenancies and the like set forth on Schedule 3.5 hereto, (ii) zoning, building, subdivision and other statutory or regulatory conditions and restrictions, (iii) liens for Taxes and assessments not yet due and payable, (iv) all matters, states of fact and defects that are or should be apparent from a physical inspection of leased real property or that would be disclosed by an on the ground survey, (iv) Liens which would not have a Material Adverse Effect, (v) Liens disclosed on Schedule 3.5(b) and (vi) Liens upon the underlying fee estate.

         3.6 Financial Statements. Attached hereto as Exhibit D are the (a) audited consolidated balance sheets and consolidated statements of income and cash flows (and notes thereto) as of and for the years ending December 31, 2000 and December 31, 2001 and (b) Form 10-Q consolidated balance sheets and consolidated statements of income and cash flows (and notes thereto), as of and for the quarter ended June 30, 2002 (the "Most Recent Fiscal Period End"), for the Company and its consolidated subsidiaries (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with

         GAAP applied on a consistent basis throughout the periods covered thereby, are, taken as a whole, correct and complete in all material respects and present fairly the financial condition of the Company as of such date and the results of operations of the Company and its consolidated subsidiaries for such periods and are consistent with the books and records of the Company. The Buyer acknowledges that the Financial Statements were not prepared to reflect the financial condition of and results of operations of the Business on a stand-alone basis; and, without limiting the generality of the foregoing, that the allocations and estimates included in the Financial Statements are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis as a separate entity during such periods.

         3.7 Absence of Changes. Since the Most Recent Fiscal Period End and except as disclosed in Schedule 3.7, the Acquired Assets have not undergone any Material Adverse Change in their condition or suffered any material damage, destruction or loss (whether or not covered by insurance); and since the Most Recent Fiscal Period End, there has been no Material Adverse Change in the Business or the condition of the premises covered by the Real Property Leases, whether as a result of any change as to any Acquired Assets, any natural disaster, accident, strike, sabotage, or confiscation of property, or any other event or condition directly affecting or relating to the Company, whether or not related to any of the foregoing, except for such changes as do not in the aggregate have a Material Adverse Effect. Since the Most Recent Fiscal Period End, the Company has operated the Business in the Ordinary Course of Business and, other than in the Ordinary Course of Business, the Company has not, with respect to the Business, taken any of the following actions:

                      (i) acquired, sold, leased, encumbered or disposed of any assets;

                      (ii) created, incurred or assumed any debt for borrowed money or debt in respect of capital leases;

                      (iii) entered into, adopted or amended, other than as may have been necessary to comply with applicable law or maintain any plan's qualified status, any employee benefit plan or any employment or severance agreement or arrangement or increased in any manner the compensation or fringe benefits of, or modified the employment terms of, its officers or employees, generally or individually, or paid any benefit not required by the terms of any existing employee benefit plan as in effect on the date hereof;

                      (iv) changed its accounting methods, principles or practices, or made any new elections with respect to Taxes affecting the Acquired Assets or any changes in current elections with respect to Taxes affecting the Acquired Assets;

                      (v) paid any obligation or liability;

                      (vi) sold, assigned, transferred, licensed or sublicensed any of the Business's Intellectual Property;

                      (vii) entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, any Contract;

                      (viii) entered into any written arrangement or contract that creates a liability on the Company's part in excess of $50,000;

                      (ix) made or committed to make any capital expenditure in excess of $25,000 per item or total capital expenditures in excess of $100,000 in the aggregate (regardless of whether or not in the Ordinary Course of Business);

                      (xi) agreed in writing or otherwise to take any of the foregoing actions.

         3.8 Legal and Other Compliance. To the Company's Knowledge, the Company is in compliance with all applicable Laws, the violation of which, either singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect and, to Company's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Neither the ownership nor use of the Acquired Assets by the Company nor the conduct of the Business as currently conducted by the Company violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Company's certificate of incorporation or bylaws or any Lien, lease, license, agreement, understanding or Law to which the Company is a party or by which it may be bound or affected, except to the extent such violation, conflict, default, acceleration or loss of rights could not reasonably be expected to have a Material Adverse Effect.

         3.9 Real Property. The Company does not own any real property in connection with the Business. Schedule 3.9 lists all real property leased or subleased by the Company in connection with the Business. The Company has delivered to the Buyer correct and complete copies of the leases as listed in Schedule 3.9 (as amended to date) (the "Real Property Leases"). With respect to each Real Property Lease (other than the Piscataway Facility Lease):

                (a) with respect to the Company and, to the Knowledge of the Company, with respect to any other party to the Real Property Lease, the Real Property Lease is legal, valid, binding, enforceable, and in full force and effect;

                (b) neither the Company nor, to the Knowledge of the Company, any other party to the Real Property Lease, is in breach or default, and, to the Knowledge of the Company no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (c) no party to the Real Property Lease has repudiated any provision thereof;

                (d) to the Knowledge of the Company, there are no disputes, oral or written agreements, or forbearance programs in effect as to the Real Property Lease; and

                (e)  the  Company  has  not  assigned,  transferred,   conveyed,
                mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

         3.10   Intellectual Property.
                ---------------------

                (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission or otherwise all Intellectual Property necessary for the operation of the Business as presently conducted, except where the failure to do so would not have a Material Adverse Effect. Subject to obtaining all necessary consents as disclosed in Schedule 3.17, each license or agreement relating to the Intellectual Property owned or used by the Company in the Business immediately prior to the Closing will be valid and in full force and effect immediately subsequent to the Closing, except where the failure to do so would not have a Material Adverse Effect.

                (b) Except as disclosed in Schedule 3.10(b), the Company has not, to the Company's Knowledge, interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties, and there has, within the last three years, not been any charge, complaint, claim, demand, or notice alleging, in writing, any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). Except as disclosed in Schedule 3.10(b), to the Company's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any material Intellectual Property rights of the Company relating to the Business.

                (c) Schedule 3.10(c) identifies each patent, patent application, copyright registration and application, mask work registration and application, trademark and service mark registration and application, domain name registration and any material unregistered copyrights and trademarks owned by the Company and used or held for use in connection with the Business. Section 3.10(c) also identifies each written license, agreement or other material permission that the Company has granted to any third party with respect to any of the Intellectual Property owned by the

                Company that relates primarily to the Business. With respect to each item of Intellectual Property required to be identified in
                Schedule 3.10(c):

                      (i) except as disclosed in Schedule 3.10(c), the Company possesses all right, title and interest in and to the item, free and clear of any Lien, license or other restriction;

                      (ii) except as disclosed in Schedule 3.10(c), the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                      (iii) except as disclosed in Schedule 3.10(c), no action, suit, proceeding, hearing, investigation, charge, complaint, or claim, is pending or has been threatened in writing in the past three years, that challenges the legality, validity, enforceability, use or ownership of the item other than ex parte proceedings in the U.S. Patent and Trademark Office, the U.S. Copyright Office or other federal, state or foreign governmental agencies; and

                      (iv) except as  disclosed in Schedule  3.10(c),  and other than pursuant to the licenses, agreements or other permissions identified in Schedule 3.10(c), the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item.

                (d) Schedule 3.10(d) identifies each written license, sublicense, agreement or permission by which a third party grants the Company the right to use any Intellectual Property used in connection with the Business other than standard-form licenses for commercially available software. With respect to each item of Intellectual Property required to be identified in
                Schedule 3.10(d), except as disclosed in Schedule 3.10(d):

                      (i) the license, sublicense, agreement or permission covering the item is valid, and in full force and effect;

                      (ii) subject to obtaining necessary consents as disclosed in Schedule 3.17, the license, sublicense, agreement or permission will continue to be valid and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above) except where the failure to do so would not have a Material Adverse Effect;

                      (iii) to the Company's Knowledge, no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                      (iv) to the Company's Knowledge, no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

                      (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license to the Company's Knowledge;

                      (vi) the underlying item of Intellectual Property is not, to the Knowledge of the Company, subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                      (vii) to the Knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened, which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and

                      (viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

         3.11 Inventories. The Inventory of the Company, net of reserves, consists of raw materials, works in progress and finished goods, which are substantially merchantable and fit for sale in the Ordinary Course of Business. Since the Most Recent Fiscal Period End, no Inventory has been sold or disposed of except through sales in the Ordinary Course of Business.

         3.12 Contracts. Schedule 3.12 lists the following contracts and other agreements relating to the Business to which the Company is a party or by which it or any of the properties or assets of the Business are bound:

                (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                (b) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000, including without limitation all agreements between the Company and a manufacturer or distributor;

                (c) any agreement concerning a partnership or joint venture;

                (d) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or under which it has imposed a Lien on any of the Acquired Assets, tangible or intangible;

                (e) any agreement concerning confidentiality, assignment of inventions, nonsolicitation or noncompetition;

                (f) any agreement relating primarily to the Acquired Assets, the Assumed Liabilities or the Business between or among the Company and any of its Affiliates;

                (g) any agreement under which the consequences of a default or termination could reasonably be expected to have an Material Adverse Effect; or

                (h) any other  agreement  (or group of related  agreements)  the
                performance  of  which  involves   consideration  in  excess  of
                $50,000.

         The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 3.12 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.12. Except as disclosed in Schedule 3.12, with respect to each such agreement listed in Schedule 3.12: (i) the agreement is legal, valid, binding and enforceable against the Company, and in full force and effect; (ii) subject to the Company obtaining the necessary consents disclosed in Schedule 3.17, the agreement will continue to be legal, valid, binding and enforceable against the Company, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (iii) neither the Company, nor to the Company's Knowledge, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

         3.13 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company in respect of the Business or the Acquired Assets or Assumed Liabilities of the Business.

         3.14 Litigation; Environmental Matters. Except as disclosed in Schedule 3.14:

                (a) There are no judicial or administrative actions, claims, suits, proceedings or investigations, pending or, to the
                Knowledge of the Company, threatened, in respect of the Business. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Company affecting the Acquired Assets or Assumed Liabilities that would have a Material Adverse Effect.

                (b) No claim, investigation, lawsuit, agency proceeding, or other legal, quasi-legal or administrative challenge has been brought, is pending or, to the Knowledge of the Company, has been threatened against the Company relating to the existence of any hazardous condition at any of the Leased Premises that would have a Material Adverse Effect. The Company has not spilled, discharged, deposited, released or disposed of any hazardous substances (as regulated under any applicable Environmental Law) at any of the Leased Premises that require remediation or monetary payment by the Company under applicable Environmental Laws which could reasonably be expected to result in a Material Adverse Effect. The Company has no Knowledge of any spill, discharge, deposit, release or disposal of any hazardous substances (as regulated under any applicable Environmental Law) by any third party at any of the Leased Premises that require remediation or monetary payment by the Company under applicable Environmental Laws that could reasonably be expected to result in a Material Adverse Effect. No Person has served upon the Company any written notice claiming any material violation of any Environmental Law with respect to environmental conditions at the Leased Premises. All environmental reports, studies or correspondence prepared by third party environmental consultants since January 1, 2000 and describing or related to the environmental conditions of the premises leased by the Company in the possession or control of the Company have been delivered to or made available for review by the Buyer.

         3.15 Affiliated Transactions. Except as set forth in Schedule 3.15, the Company is not a party to or bound by any contract, commitment or understanding primarily relating to the Business with any current or former officer or director of the Company or any of their Affiliates and no current or former officer or director of the Company or any of their Affiliates owns or otherwise has any rights to or interests in any Acquired Asset.

         3.16 Suppliers. Schedule 3.16 sets forth a complete and accurate list of (a) the 20 largest suppliers of materials or services to the Company in terms of purchases during the six months ended June 30, 2002, (b) any single source suppliers of materials or services to the Company and
         (c) any suppliers of materials or services to the Company for which since January 1, 2002, the Company has or had minimum purchase commitments in excess of $50,000.

         3.17 Consents. Schedule 3.17 identifies any Person whose consent or approval is required and the matter, agreement or contract to which such consent relates in connection with the transfer, assignment or conveyance by the Company of any of the Acquired Assets.

         3.18   Employees and Consultants.
                -------------------------

                (a) Schedule 3.18(a) contains a true and complete list of the persons employed by the Company or any Affiliate whose responsibilities relate primarily to the Business as of the date of this Agreement (the "Current Employees"), their respective dates of hire, current positions, current compensation under existing employment policies, approximate hours worked per week by each such employee, and the amount and nature of any severance obligations that the Company would have to them in the event of their termination of employment. To the Company's Knowledge, neither the Company nor any Affiliate is delinquent in the payments to any of the Current Employees or former employees of the Business of any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them to the date hereof or for any amounts required to be reimbursed to the Current Employees. The Company has delivered or made available to Buyer true and complete copies of all employee handbooks and manuals of the Company.

                (b) Schedule 3.18(b) contains a true and complete list of the persons engaged by the Company or any Affiliate as a consultant primarily to the Business as of the date of this Agreement (the "Consultants"), the respective dates such Consultants began their consulting arrangement with the Company, current responsibilities, current compensation, approximate hours worked per week by each such consultant, and the amount and nature of any severance obligations that the Company would have to them in the event of their termination of their consulting arrangement. To the Company's Knowledge, neither the Company nor any
                Affiliate is delinquent in the payments to any of the Consultants or former consultants to the Business of any direct or indirect compensation for any services performed by them to the date hereof or for any amounts required to be reimbursed to the Consultants.

                (c) Except as could not reasonably be expected to have a Material Adverse Effect, the Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices. There is no collective bargaining agreement in effect with respect to the Current Employees. Since December 31, 1999, the Company has not experienced any strike or work stoppage or other industrial dispute involving its employees.

         3.19 Insurance Policies. Schedule 3.19 sets forth a list (including the name of the insurer, the name of the policyholder, the name of each insured, the policy number and periods of coverage, the scope of coverage, a description of any retroactive premium adjustments or other loss-sharing arrangement and all claims made under such policies) of all policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, product warranty, automobile and other forms of insurance under which the Company with respect to the Business is on the date hereof a party, a named insured or otherwise the beneficiary of coverage. The Company has not, with respect to the Business, received any notice from the insurer under any such policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling any such policy. All premiums due and payable for such insurance policies have been duly paid and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Opening of Business on the Closing Date.

         3.20   Intentionally Omitted.
                ---------------------

         3.21   Employee Benefits.
                -----------------

                (a) Schedule 3.21(a) contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, or any ERISA Affiliate. For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation relating to any Current Employee or former employee of the Business who is still entitled to benefits. For purposes of this Agreement, "ERISA Affiliate" means any entity that is, or was at any time after December 31, 1995, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code, (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which at any time included the Company. Complete and accurate copies of all Employee Benefit Plans and summary plan descriptions, if any, that have been reduced to writing have been provided to the Buyer, and the Company has provided the Buyer with written summaries of any such plans that have not been reduced to writing. All Employee Benefit Plans are in compliance in all respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

                (b) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the Internal Revenue Service (or have not yet received such letters, but timely filed for such letters on or before February 28, 2002), to the effect that such Employee Benefit Plans are qualified and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Company's Knowledge, revocation has not been threatened.

                (c) No such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, nor to the Company's Knowledge, has any other act or omission occurred, that could reasonably be expected to adversely affect its qualification or materially increase its cost.

                (d) Except as set forth in Schedule 3.21(d), there are no agreements with any Current Employee or former employee of the Business (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits after the termination of employment of such employee. Except as set forth in Schedule 3.21(d), there are no agreements or plans, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         3.22 Books and Records. The books, records, accounts and ledgers of the Company relating to the Business have been maintained in accordance with good business and bookkeeping practices.

         3.23 Disclosure.  The representations and warranties  contained in this
         Section 3 (including the Schedules and Exhibits required to be delivered by the Company to the Buyer pursuant to this Agreement) and the certificate to be furnished by the Company to the Buyer pursuant to
         Section 6.1(f) do not contain any untrue statement of a material fact. Without limiting the generality of the preceding sentence, in making such representations and warranties, the Company has not: (a) knowingly made any misrepresentation of a material fact, or (b) committed intentional fraud resulting in monetary damages to the Buyer in excess of $100,000, or (c) intentionally made any misleading statement of a material fact, and to the Company's knowledge, such representations and warranties are true and correct. The copies of documents and agreements included in the Disclosure Schedule or provided to Buyer and referenced in the Disclosure Schedule are true, correct and complete copies of the referenced documents and agreements.

         3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, and any amendment, supplementation or modification made pursuant to the express provisions of this Agreement with respect to such representations and warranties, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of Company, and the Company hereby disclaims any such representation or warranty whether by the Company or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by the Company or any of its officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Company that the statements contained in this Section 4 are true and correct as of the date of this Agreement.

         4.1 Organization of the Buyer. The Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authority for Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Buyer and its board of directors and stockholders to authorize and permit the execution and delivery by the Buyer of this Agreement and the instruments required to be executed and delivered by the Buyer pursuant hereto, the performance by the Buyer of its obligations hereunder, and the consummation by the Buyer of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Buyer, and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity.

         4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any Law of any government, governmental agency, or court to which the Buyer is subject or any provision of the certificate of incorporation or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         4.4 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         4.5 Financing. The Buyer has sufficient funds or firm financing commitments in place with respect to all funds necessary to consummate the transactions contemplated by this Agreement. The Buyer will have available as of the Closing Date funds sufficient to pay the Purchase Price.

         4.6 Regulatory Matters. The Buyer has conducted its operations in accordance with all applicable laws, rules and regulations, including, without limitation, all environmental laws, except to the extent that any non-compliance could not reasonably be expected to materially affect its ability to have any permit or license transferred or reissued to the Buyer as contemplated by this Agreement or otherwise to consummate any of the transactions contemplated by this Agreement. The Buyer is not subject to any enforcement action, citation, consent decree or other similar action by any governmental authority that might materially affect its or the Company's ability to have any permit or license transferred or reissued to the Buyer as contemplated by this Agreement or otherwise to consummate any of the transactions contemplated by this Agreement.

         4.7 Knowledge of Breach. The Buyer has no Knowledge of any breach by the Company of any of its representations or warranties under this Agreement, including without limitation, the representations made in
         Section 3.23.

5.      Covenants.
        ---------

         5.1 Pre-Closing Covenants. The following covenants shall apply from the date of this Agreement through the Closing:

                (a) General. Each of the Parties will use its commercially reasonable efforts to take such actions and do such things as are necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

                (b) Operation of Business. Except as otherwise contemplated by this Agreement or consented to or approved by the Buyer in writing (which consent or approval shall not be unreasonably withheld or delayed), the Company will use commercially reasonable efforts to cause the Business not to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Except for increases in accordance with past practices or as may be required by any contracts or agreements existing as of the date hereof, the Company will not increase compensation or change the benefits available to any of the Current Employees or Consultants.

                (c) Preservation of Business. Subject to the impact of the matters and trends set forth in Schedule 3.7, the Company will use commercially reasonable efforts to keep the business and properties of the Business substantially intact, including the Business's current operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

                (d) Full Access. Upon reasonable notice and during normal business hours, the Company will permit representatives of the Buyer to have reasonable access, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contacts, and documents of the Company which relate to the Business, solely for purposes of verifying the representations and warranties of the Buyer set forth herein; it being understood that the Company, in its sole discretion, may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements or possible waivers of any applicable attorney-client privileges, (ii) in the event the
                Buyer is in breach of this Agreement or (iii) for so-called Phase II investigations or other environmental investigations involving sampling or testing. Subject to the foregoing sentence, the Company shall cooperate with the Buyer in any reasonable review of the Company's Inventory that the Buyer desires to conduct prior to the Closing. All information provided or obtained pursuant to this clause (d) shall be deemed "Confidential Information" and held by the Buyer in accordance with and subject to the terms and conditions of the confidentiality agreement set forth in Section 7 hereof.

                (e) Notice of Developments. Each Party will give prompt written notice to the other of any development causing, or notice of any event that with the passage of time would reasonably be expected to cause, a breach of any of the representations, warranties or covenants set forth in this Agreement of such notifying party. No disclosure by any Party pursuant to this Section 5.1(e), however, shall be deemed to amend or supplement the Schedules to this Agreement or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

                (f) Exclusivity. Subject to the Company's fiduciary obligations under Law, the Company will not (and the Company will not cause or permit any of its officers, directors, agents or Affiliates
                to) solicit or engage in meetings or negotiations with any potential third party buyer regarding any proposals with respect to the sale to any third party of all or any part of the Acquired Assets having an economic value in excess of $100,000 individually or in the aggregate out of the ordinary course of business (whether directly by a stock sale, merger or otherwise but excluding sales of instrumentation, software and services), or provide any due diligence or other similar information in furtherance of a possible sale of the Acquired Assets to any third party Buyer; provided, however, that the Company may upon receipt by the Company of an unsolicited offer, proposal or indication of interest to effect a sale of the Business (through merger, consolidation or sale of all or substantially all of the assets of the Business) that would constitute a Superior Proposal (as hereinafter defined), following delivery to the Buyer of the notice set forth below, participate in negotiations regarding such proposed sale and furnish information with respect to the Company pursuant to a customary confidentiality agreement. The Company will promptly notify the Buyer of any inquiries, solicitations or indications of interest it receives from third parties related to the foregoing. The Company acknowledges to the Buyer that the Acquired Assets are unique and that the Buyer shall have the right, in addition to any other rights the Buyer may have, to specific enforcement against the Company of its obligations under this Section 5.1(f). "Superior Proposal" means any bona fide proposal for the acquisition of the Business, whether by issuance of securities or pursuant to an agreement of merger or consolidation, of more than 50% of the outstanding voting securities of the Company (as determined prior to giving effect to such proposed transaction), or the acquisition of more than 50% of the consolidated assets of the Company related to the Business measured by book value, in either case on terms which the Board of Directors determines in its good faith reasonable judgment to have an economic value to the Company in excess of $23,750,000.

                (g) Employees. The Company shall provide the Buyer with an updated version of Schedule 3.18(a), as of a date within two days of the Closing Date, and shall notify the Buyer if the Company has received written notice, or if a member of the Company's senior management team or manager in the human resources department has received any oral notice, from any of the persons listed on such schedule that such person(s) will not continue his or her employment or engagement with the Buyer after the Closing. The Company shall not hire or terminate any employees other than in the Ordinary Course of Business, except that the Company shall terminate all of the domestic U.S. employees who provide services to the Business, other than those executive level employees set forth in the Employee Letter (as defined in Section 5.2(c) below), effective as of the Opening of Business on the Closing Date.

                (h) Change of Name. The Company shall change its corporate name, and the corporate name of any Affiliate that includes the words "Rheometric Scientific" or any variant of Rheometric, effective as of or immediately following the Closing Date.

                (i) Monthly Reports. The Company shall provide to the Buyer copies of each Monthly Report promptly after such Monthly Reports have been finalized (but in no event later than 7 days following the end of the month to which such Monthly Report pertains). The Monthly Reports delivered pursuant to this
                Section 5.1(i) shall be prepared in a manner consistent in all material respects with the Monthly Reports prepared with respect to the Business during the twelve monthly accounting periods immediately preceding the date of this Agreement.

                (j) Material Loss of Distributors, Customers or Suppliers. As promptly as practicable, but in no event later than three business days after the Company is notified in writing, or a member of the Company's senior management team receives any oral notice from, one or more distributors, vendors, representatives or customers of the Business that generated $200,000 or more in revenues or expenses in 2002 that such Persons have terminated or intend to terminate their respective business relationships with the Company or are modifying such relationships with the Company in a manner that is materially less favorable to the Company or have decided not to or will not do business with the Buyer on and after the Closing on such terms and subject to conditions at least as favorable as provided to the Company prior to Closing, the Company shall provide written notice to the Buyer of such termination, intended termination, modification or decision with reasonable detail.

                Nothing in this Agreement shall diminish the Company's sole title to the Business or shall be construed to limit the Company's discretion to operate the Business in the ordinary course, or shall give the Buyer any ownership rights to the Acquired Assets, before the Closing Date. The Buyer acknowledges that the Company and its Subsidiaries may transfer, assign or convey, by way of a dividend or otherwise, cash, cash equivalents, marketable securities and other financial instruments as well as any other Excluded Assets out of the Business prior to Closing and the Company shall have complete and absolute discretion over the terms of such transfers, assignments and conveyances.

         5.2 Post-Closing Covenants. The Parties agree that the following covenants shall apply from and after the Closing:

                (a) Taxes on the Transfer. The Company, on the one hand, and the Buyer, on the other hand, shall share and contribute equally to the payments of all transfer Taxes, including without limitation, documentary, sales, use, real property transfer, stamp, registration and other such transfer Taxes and fees, imposed upon or incurred by any of the parties hereto in connection with the transfer of the Acquired Assets to the Purchaser under this Agreement, and each party shall bear its own legal and other expenses relating to such transfer Taxes. The party required by law to file any necessary Tax Return and other document with respect to any such transfer Taxes shall do so in a timely fashion after consultation with the other party.

                (b) Future Assurances. At any time and from time to time, whether before, at, or after the Closing, at the request of the other party, each party will execute and deliver, or cause to be executed and delivered, such other documents and instruments and take, or cause to be taken, such other action as may be reasonably necessary to consummate the transactions contemplated by this Agreement, including without limitation, such documents, instruments and actions as the Buyer may reasonably request to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to or interest in the Acquired Assets, to put the Buyer in actual possession and operating control thereof.

                (c) Employment.
                    ----------

                      (i) The Buyer shall offer to hire (or in the case of Rheometric Japan continue the employment of) all of the employees of the Business, other than those domestic U.S. employees and corporate officers identified in a letter delivered by the Buyer to the Company at least two business days prior to the Closing Date and countersigned by the Company (the "Employee Letter") for substantially the same salary and benefits and on substantially the same terms and conditions as such employees are employed as of the Opening of Business on the Closing Date consistent with the general employment policies of the Buyer for similarly situated employees. For a period of one (1) year after the Closing, the Buyer shall honor in accordance with their terms all severance plans and programs of the Company as in effect immediately prior to the Closing, it being understood and agreed that the Buyer shall be responsible for all severance obligations to employees of the Business other than the corporate officers indicated in the Employee Letter. For those employees identified in the Employee Letter (other than the corporate officers identified in the Employee Letter), the Buyer shall, one business day prior to the Company's obligation to fund such obligations and contributions, pay to the Company in immediately available funds an amount equal to: (x) any and all severance obligations, and (y) up to two (2) months of health and dental contributions that the Company is required to pay to or on behalf of such employees (or to the Company's payroll administration provider) under the Company's severance program following the Closing as detailed in a schedule of severance obligations (prepared by the Company based upon those employees listed in the Employee Letter) delivered to the Buyer at least one business day prior to the Closing Date. In addition, the Buyer shall pay the Company an additional one-time fee of $10,000 at the time the Buyer makes its first reimbursement payment described above, such one-time fee representing the Buyer's sole liability in connection with the administrative aspects of the termination of such employees. Buyer shall have no other obligations with respect to those employees identified in the Employee Letter. With respect to any employee of the Business who is not actively employed at Closing due to short-term disability or an approved leave of absence as set forth on
                      Schedule 5.2(c)(i) and who accepts the Buyer's offer of employment, the Buyer shall provide such individual with a similar employment status. All Employees of the Business who accept the Buyer's offer of employment are herein referred to as the "Transferred Employees."

                      (ii) All Transferred Employees shall be given credit for all service with the Company only under (i) the Buyer's 401(k) Plan and retirement plans, for purposes of eligibility and vesting but not benefit accrual, and (ii) subject to the approval of the Buyer's Board of Directors, the Buyer's employee stock option plan. In addition, to the extent permitted by Law and the terms of the Buyer's long term disability plan (as detailed on Schedule 5.2(c)(ii)), the Buyer agrees to waive any waiting periods or limitations for preexisting conditions under its medical, dental, and short-term and long-term disability plans.

                (d) The Company shall fully vest all benefits of Transferred Employees in the Rheometric Scientific, Inc. Savings and Investment Retirement Plan (the "Company 401(k)") as of the Closing Date. Buyer shall, and shall cause the Waters Employee Investment Plan (the "Buyer's 401(k) Plan") to accept the rollover, by direct or indirect rollover, as selected by each Transferred Employee, of that portion of the Transferred Employees' accounts in the Company 401(k) that constitutes an "eligible rollover distribution" as that term is defined by section 402(c)(4) of the Code, provided that at the time a Transferred Employee elects such a rollover that Transferred Employee is employed by the Buyer. Any such rollover will be effected in cash and, as applicable, any notes evidencing loans from the Company 401(k) to the Transferred Employee electing such rollover. The Buyer and the Company shall, and shall cause the trustees of their respective 401(k) plans to, cooperate with each other with respect to the rollover of the eligible rollover distribution portions of the Transferred Employees' account balances in the Company 401(k) Plan to the Buyer's 401(k) Plan.

                (e) Use of Name. From and after the 31st day following the Opening of Business on the Closing Date, neither the Company nor any of its Affiliates shall use the name "Rheometric Scientific" or any variant of Rheometric with respect to its ongoing business activities except for non-commercial historical reference.

                (f) Financial Information. After the Closing, upon reasonable written notice, the Buyer and the Company shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, such information (including records pertinent to the Business) as is reasonably necessary for financial reporting and accounting matters, including, without limitation, to ensure compliance with Section 2.5(c) hereof. The Buyer shall retain all of the books and records of the Business for a period of seven (7) years after the Closing Date or such longer time as may be required by law.

                (g) Compliance with WARN, etc. With respect to the Transferred Employees, the Buyer will timely give all notices required to be given under, or will otherwise comply with, WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by such statute or regulation. For this purpose, the Buyer shall be deemed to have caused a mass layoff if the mass layoff would not have occurred but for the Buyer's failure to employ the Transferred Employees in accordance with the terms of this Agreement.

                (h) Allocation of Accounts Payable. Subject to the Buyer's assumption of up to $6,000,000 of accounts payable and accrued expenses pursuant to Sections 2.3(a), 2.5(e) and 2.5(g) above, representatives of the Company and the Buyer shall determine promptly after the Closing Date which specific accounts payable and accrued expenses in excess of $6,000,000 will be retained by the Company. The Parties agree that, of such accounts payable and accrued expenses retained by the Company, approximately one-third will have an invoice date not more than thirty (30) days prior to the Closing Date, approximately one-third will have an invoice date greater than thirty (30) days but not more than sixty (60) days prior to the Closing Date and approximately one-third will have an invoice date more than sixty (60) days prior to the Closing Date. The Company agrees that it shall pay each such retained accounts payable and accrued expense on or prior to the later of: (i) five (5) business days after the allocation of such accounts payable and accrued expenses is determined by the Parties, and (ii) sixty (60) days from the invoice date of such retained accounts payable or accrued expense.

6. Conditions to Obligation to Close.
   ---------------------------------

         6.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, as of the Closing Date, of the following conditions:

                (a) Representations and Warranties. The representations and warranties set forth in Section 3 above (including the Schedules thereto) shall be (i) true and correct in all material respects when made and (ii) deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects (except that representations and warranties that are made as of a specific date other than the date of this Agreement, need be true and correct in all material respects, or true and correct, as the case may be, only as of such date, except in the cases each of clause (i) and (ii) for those representations and warranties that are already qualified as to materiality or Material Adverse Effect; such qualified representations and warranties shall be true and correct without further qualification as to materiality or Material Adverse Effect when made and as of the Closing. Except for Schedules 2.2(k), 2.8, 2.10 and 6.1(c) from time to time after the date of this Agreement and at least three business days prior to the Closing Date, Buyer shall be permitted to deliver updated and amended Schedules to this Agreement to Seller reflecting information which under this Agreement is contemplated or permitted to change between the date of this Agreement and the Closing

                Date or which if not so permitted or contemplated, relates to developments occurring between the date of this Agreement and the Closing Date and does not result in a Material Adverse Change from the information presented in the Schedules to this Agreement delivered on the date of this Agreement. Upon such delivery, such later-delivered Schedules shall become the Schedules for purposes of this Agreement.

                (b) Performance by the Company. The Company shall have performed and complied with in all material respects all of its covenants, agreements and obligations hereunder that are required to be performed or complied with by it before or at the Closing;

                (c) Required Consents. The Company shall have procured all of the governmental approvals, consents or authorizations and third party consents set forth in Schedule 6.1(c), and shall have obtained the consent of the lender to the Landlord under the Piscataway Facility Lease with respect to that certain Lease Termination Agreement dated as of October 11, 2002 among, inter alia, such Landlord and the Company (the "Landlord Lender Consent");

                (d) Absence of Litigation. No action, suit or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated by this Agreement,
                (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); or (iii) affect adversely the right of the Buyer to own or lease the Acquired Assets, as the case may be, or to operate the Business as now operated;

                (e) Noncompetition. The agreement provided for in Section 8 shall have been duly executed and delivered to the Buyer;

                (f) Certificates. The Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in this Section 6 is satisfied in all respects;

                (g) Opinion. The Buyer shall have received from Dechert, counsel to the Company, an opinion in a form reasonably acceptable to the Buyer, substantially in the form as set forth in Exhibit E attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                (h) No Material Adverse Change. There shall not have been any change to the Acquired Assets or the Business that has resulted in a Material Adverse Effect ("Material Adverse Change") and no event has occurred or circumstance exists that could reasonably be expected to result in such a Material Adverse Change;

                (i) Director and Shareholder Approval. All approvals of the directors of the Buyer and the directors and stockholders of the Company necessary for the consummation of the transactions contemplated hereby shall have been obtained in full conformity with the requirements of applicable Law, and the same shall be in full force and effect;

                (j) Patent Assignment. The Company shall have executed and delivered to the Buyer an assignment of the patents identified on Schedule 3.10(c), substantially in the form attached hereto as Exhibit G;

                (k)  Trademark  Assignment.  The Company shall have executed and
                delivered   to  the  Buyer   assignments   of  the   Trademarks,
                substantially in the forms attached hereto as Exhibit H;

                (l) Release of Liens. The Buyer shall have received a payoff letter from (i) PNC Bank, National Association, (ii) Allendale Machinery Systems, (iii) Coast Business Credit, a division of Southern Pacific Bank, and (iv) Fidelity Leasing, Inc., each indicating that each such party has agreed to (x) release all Liens it has on the Business and the Acquired Assets and (y) terminate all financing statements and security agreements with respect to the Business and the Acquired Assets; and

                (m) Termination of Agreement. The Company shall have terminated or assigned that certain OEM Supply Agreement dated April 22, 2002 between Rheometric Scientific GMBH and Shimadzu Corporation and shall have provided the Buyer with evidence reasonably acceptable to the Buyer of such termination or assignment.

         The Buyer may waive any condition specified in this Section 6.1 at or prior to the Closing only in a signed writing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

         6.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, as of the Closing Date, of the following conditions:

                (a) Representations and Warranties. The representations and warranties set forth in Section 4 above shall be (i) true and correct in all material respects when made and (ii) deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects (except that representations and warranties that are made as of a specific date other than the date of this Agreement, need be true and correct in all material respects, or true and correct, as the case may be, only as of such date, except in the cases each of clause (i) and (ii) for those representations and warranties that are already qualified as to materiality or Material Adverse Effect; such qualified representations and warranties shall be true and correct without further qualification as to materiality or Material Adverse Effect when made and as of the Closing;

                (b) Performance by Buyer. The Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder that are required to be performed or complied with by it before or at the Closing;

                (c) Absence of Litigation. No action, suit or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                (d) Opinion. The Company shall have received from Schnader Harrison Goldstein & Manello, counsel to the Buyer, an opinion in a form reasonably acceptable to the Company, substantially in the form as set forth in Exhibit F attached hereto, addressed to the Company, and dated as of the Closing Date;

                (e) All Necessary Actions. All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Company;

                (f) Company Required Consents. The Company shall have procured all of the governmental approvals, consents or authorizations and third party consents set forth in Schedule 6.1(c), and shall have obtained the consent of the lender to the Landlord under the Piscataway Facility Lease with respect to that certain Lease Termination Agreement dated as of October 11, 2002 among, inter alia, such Landlord and the Company;

                (g) Noncompetition. The agreement provided for in Section 8 shall have been duly executed by the Buyer and delivered to the Company;

                (h) Certificates. The Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in this Sections 6.2 is satisfied in all respects;

                (i) Orchestrator Software. The Buyer shall have executed and delivered to the Company a royalty-free, perpetual license to use the Company's Orchestrator Software (in a manner consistent with the noncompetition agreement identified in Section 8), such license to include access to the source code and related documentation for such Orchestrator

                Software and to be in a form reasonably acceptable to the Company (the "Orchestrator License");

                (j) Director and Shareholder Approval. All approvals of the directors of the Buyer and the directors and stockholders of the Company necessary for the consummation of the transactions contemplated hereby shall have been obtained in full conformity with the requirements of applicable Law, and the same shall be in full force and effect; and

                (k) Superior Proposal. The Company shall not have received a Superior Proposal that remains outstanding, provided that this
                Section 6.2(k) shall not be effective after January 14, 2003.

         The Company may waive any condition specified in this Section 6.2 at or prior to the Closing only in a signed writing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

7. Confidentiality. At all times, whether before or after the Closing, and subject to the provisions of Section 11.1, the Parties will treat and hold as confidential all of the other Party's Confidential Information. Accordingly, the Parties will not use or disclose any of the other Party's Confidential Information, except as set forth in this Section 7 and Section 11.1. After the Closing, the Company shall use or disclose Confidential Information relating to the Business only for: preparing financial statements and filings under state and federal securities laws, preparing and defending tax returns and tax positions, defending claims by third parties, and as otherwise required by Law. Notwithstanding the foregoing, in the event that the party receiving confidential information (the "Receiving Party") from the disclosing Party (the "Disclosing Party") is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Receiving Party will notify Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information or else stand liable for contempt or suffer other censure, it may disclose such information; provided, however, that the Receiving Party may only disclose the specific information that it is compelled to disclose. Neither Party shall have any discussions with any of the suppliers or customers of the other Party relating to the subject matter of this Agreement or the transactions contemplated hereby or the past, present or future of the Business without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed, it being agreed that, except for communications regarding the ASTRA product, either Party may communicate its future product strategies to suppliers and customers of either Party, consistent with the written product strategy of the Buyer as previously delivered to the Company.

8. Noncompetition. The Company and the Buyer shall enter into a Non-Competition Agreement in the form attached hereto as Exhibit I.

9. Indemnification.
   ---------------

         9.1 Survival of Representations and Warranties; Knowledge of Breach. All of the representations and warranties of the Company contained herein or in the certificate required to be delivered pursuant to
         Section 6.1(f) shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (except for (i) those contained in Sections 3.5 (Title to Assets) and 3.14 (Environmental Matters), which shall continue in full force and effect until the fifth anniversary of the Closing Date and (ii) those contained in Section 3.2 (Authorization of Transaction), which shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations). The termination of any representation and warranty, however, shall not affect any claim for breaches of representations or warranties if written notice thereof and a reasonable description of the event or circumstances upon which such claim is based is given to the breaching party or parties prior to such termination date. All of the representations and warranties of the Buyer contained in Section 4 or in the certificate required to be delivered pursuant to Section 6.2(h) shall survive the Closing and shall continue in full force and effect until the first anniversary of the Closing Date (except for those contained in Section 4.2 (Authorization of Transaction), which shall continue in full force and effect without limit as to time, subject to any applicable statute of limitations). Subject to Section 10, all covenants of any Party in this Agreement, including the indemnification covenants set forth in this Section 9,or in any document or certificate delivered hereunder which relate to the performance of obligations after the Closing shall survive the Closing for the periods contemplated by their terms.

         No party hereto shall be deemed to have breached any representation, warranty, or covenant prior to Closing contained herein if (i) such party shall have notified the other party hereto in writing, at least three business days prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of or inaccuracy in, such representation, warranty or covenant, and such other party has permitted the Closing to occur under circumstances in which such other party either had the right to terminate this Agreement pursuant to Section 10.2 or the notifying party has provided such other party with a written notice stating that such other party may terminate this Agreement at any time during the next succeeding 10 days as if it otherwise had the right to terminate this Agreement pursuant to Section 10.2, in which case, for purposes of this Agreement, such other party is thereby deemed to have waived such breach or inaccuracy, or (ii) the other party was aware prior to the execution and delivery of this Agreement of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation or warranty.

         9.2 Indemnity by the Company. Subject to Section 9.1, the last sentence of this Section 9.2 and Section 9.7, the Company hereby agrees to indemnify, defend and hold harmless the Buyer and its directors, officers, stockholders, agents and

         Affiliates against and in respect of all liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the "Losses") that result from:

                (a) the breach of any representation or warranty made by the Company herein, or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant of the Company contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Company; or

                (b) any failure of the Company to pay or perform any Retained Liability; or

                (c) any failure of the Company to continue COBRA coverage for any employees or former employees of the Business to the extent such failure would require Buyer to offer and provide such coverage for employees or former employees other than Transferred Employees.

         In the event that the Company is obliged to indemnify the Buyer under both subsection (a) and subsection (b) of this Section 9.2, the Company's obligations under subsection (b) shall be controlling and the limitations provided in Section 9.1 hereof relating to their obligations in respect of Losses resulting from the inaccuracy of any representation and warranty, or any misrepresentation, breach of warranty or nonfulfillment of an agreement or covenant as described in
         Section 9.2(a), shall not apply.

         The Buyer shall provide the Company written notice for any claim made in respect of the indemnification provided in this Section 9.2, whether or not arising out of a claim by a third party. In no event shall the Company be obligated to indemnify the Buyer until the aggregate of the Buyer's Losses exceeds $100,000 (and then only for any amounts in excess of $50,000), nor shall Company be obligated for amounts in excess of $1,700,000 for all indemnification claims in the aggregate; provided; however; that such limitation on liability shall not apply to any failure of the Company to perform or satisfy the Retained Liabilities.

         9.3 Indemnity by the Buyer. Subject to Section 9.1, the last sentence of this Section 9.3 and Section 9.7, the Buyer hereby agrees to indemnify, defend and hold harmless the Company and its directors, officers, stockholders, agents and Affiliates against and in respect of all liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) arising out of any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated in respect of any matter (collectively, "Company Losses") that results from:

                (a) the breach of any representation or warranty made by Buyer herein, or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant of the Buyer, contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by the Buyer hereunder;

                (b) any Assumed Liability from and after the Closing; or

                (c) the use, ownership, possession or operation of any Acquired Assets, or actions taken by, or omitted to be taken by, the Buyer or its Affiliates from and after the Closing.

                  In the event that the Buyer is obliged to indemnify the Company under both subsection (a) and subsection (b) of this
                  Section 9.3, the Buyer's obligations under subsection (b) shall be controlling and the limitations provided in Section
                  9.1 hereof relating to their obligations in respect of Losses resulting from the inaccuracy of any representation and warranty, or any misrepresentation, breach of warranty or nonfulfillment of an agreement or covenant as described in
                  Section 9.3(a), shall not apply.

                  The Company shall provide the Buyer written notice for any claim made in respect of the indemnification provided in this
                  Section 9.3, whether or not arising out of a claim by a third party. The Buyer shall not be liable under this Section 9.3 in respect of any Company Losses until the aggregate of such Company Losses exceeds $100,000 (and then only for any amounts in excess of $50,000). In no event shall the Buyer be obligated to indemnify the Company for amounts in excess of $1,700,000; provided; however; that such limitation on liability shall not apply to any failure of the Buyer to perform or satisfy the Assumed Liabilities.

            9.4   Matters Involving Third Parties.
                  -------------------------------

                (a) If any third party notifies any Party (an "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (an "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party's receipt of such third party notification, notify each Indemnifying Party in writing of such claim and the amount or the estimated amount thereof to the extent feasible (which estimate shall not be conclusive of the final amount of such claim or demand). However, no delay on the part of the Indemnified Party in notifying an Indemnifying Party shall relieve that Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is thereby prejudiced, but in no event shall the Indemnifying Party be liable for expenses incurred prior to its receipt of notice.

                (b) Any Indemnifying Party will have the right at its option, to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice, reasonably satisfactory to the Indemnified Party, so long as (i) the
                Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim (the "Notice Period") that the Indemnifying Party is electing to defend the Third Party Claim,
                (ii) the Indemnifying Party provides the Indemnified Party with reasonable evidence that the Indemnifying Party will have the financial resources to defend the Third Party Claim and fulfill its indemnification obligations hereunder (or that the amount remaining in the Escrow Account is sufficient to meet such indemnification obligations), (iii) there is no conflict of interest created by the Indemnifying Party's choice of counsel, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any third party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable costs and expenses (including without limitation, reasonable attorney's fees and court costs) incurred by the Indemnifying Party in its defense of the Third Party Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If a Third Party Claim includes a request for a temporary restraining order or preliminary injunction requiring immediate response or action, the Indemnified Party shall have the right to respond to such Claim as it deems appropriate, and thereafter, counsel appointed by the Indemnifying Party (if it chooses to defend pursuant to this Section 9.4(b)) and the Indemnified Party shall serve as co-counsel in defending the Third Party Claim. If the Indemnified Party has a counterclaim against the third party bringing the Third Party Claim that arises from the same transaction or occurrence as the subject matter of the Third Party Claim or is otherwise substantially related to the subject matter of the Third Party Claim, and the Indemnified

                Party desires to assert and pursue that counterclaim as part of the same proceeding (if any) as the proceeding in which the third party pursues the Third Party Claim, the Indemnified Party shall so notify in writing the Indemnifying Party. In that event, the Indemnified Party and the Indemnifying Party shall fully cooperate in good faith to defend the Third Party Claim and pursue that counterclaim in a manner that fairly protects their respective interests. If the Indemnifying Party elects to defend the Third Party Claim and the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any Third Party Claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use all commercially reasonable efforts in the defense of all such claims.

                (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party. However, the Indemnified Party shall not unreasonably withhold or delay its consent. Moreover, the Indemnified Party's consent shall not be required if the judgment or settlement does not include any injunctive or other equitable relief that binds the Indemnified Party; the Indemnifying Party is paying 100 percent of any money damages payable to the third party claimant; and the third party delivers a full release of the Indemnified Party (including its directors, officers and Affiliates) to the Indemnified Party.

                (d) If the Indemnifying Party does not timely elect to defend the Third Party Claim, the Indemnified Party may elect to defend the Third Party Claim and the Indemnifying Party shall be responsible for the reasonable costs and expenses pertaining to such defense. In that case, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party. However, the Indemnifying Party shall not unreasonably withhold or delay that consent.

                (e) The Company hereby agrees that any claim for indemnification by the Buyer under this Section 9 shall first be offset against any amount then remaining in the Escrow Account, in accordance with the terms of the Escrow Agreement.

                (f) In no event shall any Indemnifying Party be responsible for the fees and expenses of more than a single counsel.

         9.5 Losses Net of Insurance. The amount of any Loss or Company Loss for which indemnification is provided under Sections 9.2 and 9.3 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss or Company Loss (each source named in clauses (i) and (ii), a "Collateral Source") and
         (iii) an amount equal to the present value of the Tax benefit, if any, available to or taken by the Indemnified Party attributable to such Loss. The parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss or Company Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss or Company Loss. Indemnification under this Section 9 shall not be available to the Buyer or the Company, as the case may be, to the extent the party seeking indemnification under this Section 9 fails to first use reasonable efforts to seek recovery from all Collateral Sources. The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under Section 9.2 or 9.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 9, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 9 had such determination been made at the time of such payment.

         9.6 Sole Remedy; Waiver. The Parties acknowledge and agree that the remedies provided for in this Agreement shall be the parties' sole and exclusive remedy with respect to the subject matter of this Agreement. In furtherance of the foregoing, the Parties hereby waive and release, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Company or any of its Affiliates, or the Buyer or any of its Affiliates, as the case may be, arising under or based upon any national, federal, state or local statute, law, ordinance, rule, regulation or judicial decision (including, without limitation, any such statute, law, ordinance, rule, regulation or judicial decision relating to environmental matters, or warranty of title, in rem entitlements, or arising under or based upon any securities law, common law or otherwise). This Section 9.6 shall survive Closing.

         9.7 No Consequential Damages. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for consequential, incidental, unforeseen or punitive damages or for diminution in value that arise out of or relate to this

         Agreement or the performance or breach thereof or any liability retained or assumed hereunder.

         9.8 No Set-Off. Except as set forth in Section 9.4(e), neither the Buyer nor the Company shall have any right to set-off any Losses or Company Losses against any payments to be made by either of them pursuant to this Agreement or otherwise.

10.      Termination.

         10.1 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the Parties hereto. In the event of such termination by agreement, unless otherwise agreed by the Parties, the Buyer shall have no further obligation or liability to the Company under this Agreement, and the Company shall have no further obligation or liability to the Buyer under this Agreement.

         10.2 Termination by Reason of Breach. Subject to the second paragraph of Section 9.1, this Agreement may be terminated by the Company, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any of its conditions or obligations hereunder, which in each case has not been cured prior to the earlier of January 15, 2003 and the date which is twenty (20) days after written notice thereof by the Company to the Buyer, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Company, or the failure of the Company to perform any of its conditions or obligations hereunder, which in each case has not been cured prior to the earlier of January 15, 2003 and the date which is twenty (20) days after written notice thereof by the Buyer to the Company (any such a breach shall be referred to herein as a "Pre-Closing Breach").

         10.3 Termination After Passage of Time. This Agreement may be terminated upon written notice to the other Party by the Company alone or by the Buyer alone if the Closing has not occurred by the close of business on January 15, 2003 (unless extended by the Parties). However:
         (a) the Company may not avail itself of this Section 10.3 if a breach of this Agreement by the Company has been a principal reason why the Closing has not occurred or if the Company is in discussions with a third party in connection with a Superior Proposal, and (b) the Buyer may not avail itself of this Section 10.3 if a breach of this Agreement by the Buyer has been a principal reason why the Closing has not occurred.

         10.4A Termination For Superior Proposal. Subject to Section 5.1(f), this Agreement may be terminated by the Company in respect of a Superior Proposal (provided the Company shall have paid the Termination Fee to the extent required by Section 10.6).

         10.4B Termination By Reason of No Landlord Lender Consent. This Agreement may be terminated upon written notice to the Buyer by the Company alone, in the event the Landlord Lender Consent has not been obtained by the close of business on November 1, 2003 (unless extended by the Company to a date not after January 14, 2003 by written notice to the Buyer).

         10.5 Effect of Termination. In the event of termination of this Agreement in accordance with Section 10.1, 10.2, 10.3, 10.4A or 10.4B, this Agreement shall forthwith become void and have no effect, except
         (i) to the extent that such termination results from the willful breach by a party hereto of its obligations hereunder (in which case such breaching party shall be liable for all damages, including reasonable legal fees and expenses, allowable at law and any relief available at equity), (ii) as otherwise set forth in any written termination agreement and (iii) that Sections 11.1, 11.7, 11.8, 11.11, 11.18,
         11.19, this Section 10.5 and the last sentence of Section 5.2(d) shall survive termination of this Agreement.

         10.6 Termination Fee. If this Agreement shall have been terminated by the Company pursuant to Section 10.4A, then the Company shall pay the Buyer a fee of Seven Hundred Fifty Thousand Dollars (US$750,000) in cash (the "Termination Fee") as liquidated damages and in discharge of any and all obligation or liability of the Company under and in connection with this Agreement.

11.      Miscellaneous.

         11.1 Press Releases and Public Announcements. No Party shall issue or make, or cause to be made or issued, any press release or public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby (except to the respective directors, officers and creditors of the Company and the Buyer) without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure). In addition, any Party may make such disclosures as they deem reasonably necessary to obtain any consents required for consummation of the transactions contemplated by this Agreement. In addition, the Company may discuss the possibility of the transactions contemplated hereby (but not the details of such transactions) with its employees.

         11.2 No Third-Party Beneficiaries. Except as provided in Section 5.2(c) and Section 9 of this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties (and their respective successors and assigns permitted by Section 11.4).

         11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including without limitation that certain non-binding letter agreement between the Parties dated August 15, 2002, as extended by those two letter agreements between the Parties dated September 20, 2002 and October 3, 2002, respectively.

         11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, administrators, successors and permitted assigns. No Party may assign either this Agreement or any of its or his rights, interests, or obligations hereunder without the prior written approval of the other Party.

         11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) on the date of delivery, if delivered personally, (ii) upon confirmation of facsimile, if sent via facsimile transmission to the facsimile numbers given below, (ii) one business day following the date sent when sent by overnight delivery a reputable and recognized next-day express courier service and (iii) five business days following the date mailed when mailed by certified mail return receipt requested and postage prepaid at the following addresses:

                  If to the Company:

                  Rheometric Scientific, Inc.
                  One Possumtown Road
                  Piscataway, NJ  08854
                  Attn: Chairman and Chief Executive Officer
                  Facsimile:  208.723.1069

                  Copy to:

                  Dechert
                  30 Rockefeller Plaza
                  New York, NY 10112
                  Attention:  Paul Gluck, Esq.
                  Facsimile: 212.698.3599

                  If to the Buyer:

                  Waters Technologies Corporation
                  34 Maple Street
                  Milford, MA  01757
                  Attn: Paul Tardif, Vice President, Finance with a copy Attn: Legal Department
                  Facsimile: 508.482.3361

                  Copy to:

                  Schnader Harrison Goldstein & Manello
                  265 Franklin Street
                  Boston, MA  02110
                  Attention:  Lance Kawesch, Esq.
                  Facsimile: 617.946.8100

         Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         11.8 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The Parties agree that if (i) the Company initiates any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby (collectively, "Proceeding"), the courts of the Commonwealth of Massachusetts and of the United States of America located in Boston, Massachusetts shall have exclusive jurisdiction for the purposes of such Proceeding, and
         (ii) if the Buyer initiates a Proceeding, the courts of the State of New York and of the United States of America located in New York, New York shall have exclusive jurisdiction over such Proceeding. Each of the Parties hereby irrevocably and unconditionally submits and consents to the foregoing grants of exclusive jurisdiction and hereby waives the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Proceeding. In furtherance of the foregoing, each of the Parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in accordance with the terms of this
         Section 11.8, (iii) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law and (iv) agrees that service of any process, summons, notice or document by U.S. certified mail to the Company or the Buyer, as the case may be, at the addresses set forth in Section 11.7 hereof, shall be effective service of process for any such Proceeding.

         11.9 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party against whom enforcement of any such amendment or waiver is sought.

         No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.11 Expenses. Except as otherwise provided herein, whether or not the transactions provided for herein are consummated, each of the Parties will assume and bear all expenses, costs and fees incurred by such Party in connection with the preparation, negotiation and execution of this Agreement and the other documents and agreements contemplated hereby.

         11.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Disclosure of an item in a Disclosure Schedule corresponding to a particular Section in this Agreement shall be deemed to be disclosed in another Disclosure Schedule whether or not an explicit cross-reference appears to the extent that the existence of the item or its contents is reasonably apparent to be relevant to such other Disclosure Schedule, but inclusion on a disclosure schedule shall expressly not be deemed to constitute an admission by the Company or the Buyer or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement. All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles as of the date of this Agreement. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation and the word "include" shall mean includes, without limitation.

         11.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

         11.15 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

         11.16 Bulk Transfer Laws. The Buyer hereby waives compliance by the Company and its Subsidiaries with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale to the Buyer of the Acquired Assets.

         11.17 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, the Buyer shall upon request from the Company promptly return to the Company all books, records and documents (including all copies, if any, thereof) furnished by the Company, the Subsidiaries of the Company, or any of their respective agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or person.

         11.18 Non Solicitation. The Buyer agrees that, if this Agreement is terminated, for a period of one year from the date that this Agreement is terminated, neither it nor any of its Affiliates shall, directly or indirectly, solicit for employment or employ any employee of the Company or any of its Affiliates who are employed in the Business; provided, however, that the foregoing provision will not prevent the Buyer from soliciting (but not employing) any such person (i) as a result of the employer's placing advertisements in trade journals, newspapers or similar publications or (ii) as a result of the efforts of executive recruiters or other third parties who contact such persons without any direct or indirect solicitation by or knowing encouragement from the Buyer or its Affiliates.


                                     * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


RHEOMETRIC SCIENTIFIC, INC.


By:  /s/ Robert M. Castello
     ---------------------------------
Name:  Robert M. Castello
       -------------------------------
Title:  Chairman & CEO
       -------------------------------



WATERS TECHNOLOGIES CORPORATION


By:  /s/ John Ornell
     ---------------------------------
Name:  John Ornell
       -------------------------------
Title:  Chief Financial Officer
       -------------------------------




For purposes of acknowledging its approval of the transactions contemplated by this Agreement in its capacity as a stockholder of the Company, and as a material inducement to the Buyer to enter into this Agreement, but for no other purposes, Andlinger Capital XXVI LLC hereby agrees to vote in favor of the transactions contemplated by this Agreement as part of the Stockholder Approval, except in the case of a Superior Proposal.


ANDLINGER CAPITAL XXVI LLC


By:  /s/ Merrick G. Andlinger
     ---------------------------------
     Merrick G. Andlinger
     Managing Member

                                                                      Annex B




                                FAIRNESS OPINION

                   [Letterhead of CBIZ Valuation Group, Inc.]



                            PRIVATE AND CONFIDENTIAL


                                         November 1, 2002


Board of Directors
Rheometric Scientific, Inc.
c/o Mr. Robert Castello, Chairman
One Possumtown Road
Piscataway, NJ  08854

Dear Mr. Castello:

We understand that Rheometric Scientific, Inc. (Rheometric or the Company), a publicly-traded company, has entered into a Letter of Intent (the "LOI"), dated August 15, 2002 by which Waters Corporation (the "Acquiring Company") will acquire the assets of the rheology instruments and services (RSI) business of Rheometric and the Company will repay certain obligations with the transaction proceeds (collectively, the "Transaction"). You have supplied us with a description of the proposed Transaction (the "Transaction Documents").

THE TRANSACTION

Waters Corporation, through its subsidiary T.A. Waters, Inc., intends to purchase the RSI business from Rheometric. The RSI business includes the manufacturing and distribution of thermal analysis instruments, viscometers, surface chemistry instrumentation and related software. Specifically excluded from the Transaction is the Company's Protein Solutions Group.

The deal is structured as an asset sale, with consideration of cash of $17 million plus assumed liabilities of approximately $6 million.

Per Company management, Rheometric will use the proceeds from the Transaction to satisfy certain obligations.

You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to Rheometric stockholders. We have been retained solely for this purpose and not for any other purpose; accordingly, we have not been asked to, and we did not, (i) solicit third-party expressions of interest in acquiring all or any part of the Company's assets or securities,
(ii) negotiate the Transaction or (iii) advise you with respect to possible alternatives. Furthermore, we have not been asked to address, and this opinion does not address, the Company's underlying business decision to effect the Transaction.

In the course of our analyses for rendering this opinion, we have:

    1.   Read the Transaction Documents;

    2. Read Rheometric's audited financial statements for the fiscal years ended December 31, 2000 and December 31, 2001 and its unaudited interim financial statements for the period ended June 30, 2002;

    3. Read RSI's financials as developed by management for the annual periods ended December 31, 2000 and December 31, 2001 and the interim period ended June 30, 2002;

Board of Directors - Rheometric Scientific, Inc.
November 1, 2002
Page 2


    4. Read certain operating and financial information, including projections, provided to us by management relating to RSI's business prospects;

    5. Met with certain members of Rheometric's senior and operating management to discuss RSI's operations, historical financial results and future prospects;


    6. Read an indication of interest from a third party for a transaction in the assets of RSI;


    7.   Evaluated the stock price history and reported events of Rheometric;

    8.   Visited the Company's facilities in Piscataway, New Jersey;

    9. Considered publicly available data and stock market performance data of public companies we deem comparable to RSI; and

    10. Conducted such other studies, analyses, inquiries and investigations, as we deemed appropriate.


In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial and other information provided and represented to us by management and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading. The scope of our assignment did not include verification of such information or assurances. Accordingly, we have not independently verified such information or assurances.


In arriving at our opinion, we have not performed any independent appraisal of the assets of the RSI business and Rheometric. Our analysis does not constitute an examination, review of, compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants ("AICPA"). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. We have also assumed the Company is not currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting its business.


This opinion is furnished for the benefit of the Board of Directors and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. This opinion is delivered to the Board of Directors subject to the conditions, scope of engagement, limitations and understanding set forth in this opinion and subject to the understanding that the obligations of CBIZ Valuation Group, Inc. in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of CBIZ Valuation Group, Inc. shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.


On the basis of the forgoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of Rheometric Scientific, Inc.

                                         Respectfully,

                                         /s/ CBIZ Valuation Group, Inc.


                                         CBIZ Valuation Group, Inc.

CVGI:mmk

STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS


CBIZ Valuation Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an analysis, opinion or conclusion. In order to assist the reader in interpreting this opinion, such assumptions are set forth as follows:

Assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to CBIZ Valuation Group, Inc. must be made in advance. CBIZ Valuation Group, Inc. reserves the right to make adjustments to the analysis, opinion and conclusion set forth in the opinion as we deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable.

It is assumed that: no opinion is intended in matters that require legal, engineering or other professional advice which has been or will be obtained from professional sources; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the opinion; and that the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.


Information provided by others is presumed to be reliable; however verification for its accuracy is not within the scope of our assignment and cannot be guaranteed as being certain. All facts and data set forth in the opinion are true and accurate to the best of CBIZ Valuation Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

All financial data, operating histories and other data relating to income and expenses attributed to the business have been provided by management or its representatives and have been accepted without further verification.


Opinions may contain prospective financial information, estimates or opinions that represent the analyst's view of reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur or that a particular price will be offered or accepted. All opinions as to value are presented as CBIZ Valuation Group, Inc. considered opinion based on the facts and data obtained during the investigation and set forth in the opinion. Actual results achieved during the period covered by our prospective financial analysis will vary from those described in our opinion and the variations may be material.

In formulating the Opinion, we have assumed the continued operation of Rheometric and that the Company will be competently managed by financially sound owners over the expected period of ownership. This engagement does not entail an evaluation of management's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

Neither the opinion nor any portions thereof, especially any conclusions as to value, the identity of the analyst or CBIZ Valuation Group, Inc. shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of CBIZ Valuation Group, Inc. The opinion is based on the purchasing power of the United States dollar as of the indicated date.

Unless otherwise noted, CBIZ Valuation Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns if indicated in the opinion. The opinion assumes market conditions observed as of the stated date. These market conditions are believed to be correct;

STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS


however, the analysts assume no liability should market conditions materially change because of unusual or unforeseen circumstances.


The opinion is intended for the information of the person or persons to whom they are addressed, and for the purposes stated and should not be relied upon for any other purpose. Neither the opinion nor any reference to the analyst or CBIZ Valuation Group, Inc. may be referred to or quoted in any registration statement, prospectus, offering memorandum, sales brochure, other appraisal, loan or other agreement or document given to third parties without our prior written consent. Permission will be granted only upon meeting certain conditions.

                                                                      Annex C



                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           RHEOMETRIC SCIENTIFIC, INC.


          RHEOMETRIC SCIENTIFIC, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:


         FIRST: That in a Unanimous Written Consent of the Board of Directors of the Corporation dated as of December 20, 2002, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered by the stockholders of the Corporation. The resolution setting forth the amendment is as follows:


                  RESOLVED, that the Certificate of Incorporation of Rheometric Scientific, Inc. be amended by changing Article FIRST thereof so that, as amended, said Article shall be read as follows:


                  "FIRST: Name. The name of the corporation is "Proterion Corporation.""

                  SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was approved by the stockholders of the Corporation at a special meeting of the stockholders held on January 15, 2003.


                  THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Joseph Musanti, its Assistant Secretary, this ___ day of January, 2002.


                                     RHEOMETRIC SCIENTIFIC, INC.



                                     By:
                                       ----------------------------------------
                                       Name:  Joseph Musanti
                                       Title: Assistant Secretary

                                                                    PROXY CARD


                          RHEOMETRIC SCIENTIFIC, INC.
                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS


                               JANUARY 15, 2003



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of RHEOMETRIC SCIENTIFIC, INC., a Delaware corporation (the "Company"), does hereby constitute and appoint Robert M. Castello, Merrick G. Andlinger and Joseph Musanti, or any one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held at the Company's corporate headquarters at One Possumtown Road, Piscataway, NJ 08854, on Wednesday, January 15, 2003 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the "Special Meeting"), on all matters that may come before such Special Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.


(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS NO. 1 and 2.

Please mark your vote as indicated in this example [X]

1. Proposal to approve the sale of the Company's rheology instruments and services business to Waters Technologies Corporation pursuant to that certain Asset Purchase Agreement, dated as of October 14, 2002, between the Company and Waters Technologies Corporation (Proposal No. 1):

                                    FOR         AGAINST      ABSTAIN
                                   [   ]         [   ]        [   ]



2.   Proposal  to  approve  an  amendment  to  the  Company's   certificate   of
     incorporation to change the Company's name from "Rheometric Scientific, Inc." to "Proterion Corporation" (Proposal No. 2):


                                    FOR         AGAINST      ABSTAIN
                                   [   ]         [   ]        [   ]





3.   Other Matters:

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting.


IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" PROPOSALS NO. 1 AND 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

NOTE:PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.



The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Special Meeting dated December 24, 2002 and the Proxy Statement attached thereto.



                                  Dated: _______________________________



                                         -------------------------------
                                                   Signature


                                         -------------------------------
                                                   Signature